As filed with the Securities and Exchange Commission on April 17, 2007
Registration No. 333-140863

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
To
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE BANK OF NEW YORK MELLON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of	6711 (Primary Standard Industrial	56-2643194 (IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

One Wall Street
New York, NY 10286
(212) 495-1784
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Carl Krasik
One Mellon Center
500 Grant Street
Pittsburgh, PA 15258-0001
(412) 234-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
	H. Rodgin Cohen	Lee A. Meyerson
John M. Liftin	Mitchell S. Eitel	Maripat Alpuche
The Bank of New York Company, Inc.	Sullivan & Cromwell LLP	Simpson Thacher & Bartlett LLP
One Wall Street	125 Broad Street	425 Lexington Avenue
New York, NY 10286	New York, NY 10004	New York, NY 10017-3954
(212) 495-1784	(212) 558-4000	(212) 455-2000

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY DRAFT DATED APRIL 17, 2007, SUBJECT TO COMPLETION

The Bank of New York Company, Inc.	Mellon Financial Corporation

PROPOSED MERGER TRANSACTION — YOUR VOTE IS VERY IMPORTANT

The Bank of New York Company, Inc. and Mellon Financial Corporation are proposing a business combination transaction, referred to in this joint proxy statement/prospectus as the transaction, involving the mergers of each of Bank of New York and Mellon with and into a newly formed holding company, The Bank of New York Mellon Corporation, referred to in this joint proxy statement/prospectus as “Newco”. After the transaction is complete, we believe the combined company will be one of the world’s leading financial services growth companies, with global leadership positions in securities servicing and asset and wealth management.

Special meetings of shareholders of Bank of New York and Mellon will each be held on May 24, 2007 to vote on, among other things, proposals to (i) adopt the plan of merger, (ii) to approve a provision in Newco’s certificate of incorporation requiring 75 percent shareholder approval to change certain bylaw provisions relating to governance matters such as the composition of the board of directors, chairman succession and board committees, as well as corporate and brand names for Newco, during the first 36 months following completion of the transaction and (iii) to approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation, each of which is a condition to completion of the transaction. The boards of directors of both companies have adopted the plan of merger.

In the transaction, Mellon will merge with and into Newco and, immediately thereafter, Bank of New York will merge with and into Newco. When the transaction is completed, Bank of New York shareholders will receive 0.9434 shares of Newco common stock for each share of Bank of New York common stock then held, and Mellon shareholders will receive one share of Newco common stock for each share of Mellon common stock then held.

The exchange ratios are fixed and will not be adjusted to reflect stock price changes. Based on the closing prices of Bank of New York and Mellon common stock on December 1, 2006, the last trading day before public announcement of the transaction, the Bank of New York exchange ratio represented $37.78 in value for each share of Newco common stock and the Mellon exchange ratio represented $40.05 in value for each share of Newco common stock. Based on common stock closing prices on April 13, 2007, the latest practicable date before the date of this document, the Bank of New York exchange ratio represented $40.81 in value for each share of Newco common stock and the Mellon exchange ratio represented $43.26 in value for each share of Newco common stock.

You should obtain current market quotations for both Bank of New York and Mellon common stock. Bank of New York and Mellon are both listed on the New York Stock Exchange, under the symbols “BK” and “MEL”, respectively.

Upon completion of the transaction, Bank of New York and Mellon expect that former Bank of New York shareholders will own approximately 63.2 percent of Newco’s outstanding common stock and former Mellon shareholders will own approximately 36.8 percent of Newco’s outstanding common stock, based on the number of shares of Bank of New York and Mellon common stock issued and outstanding as of April 12, 2007. Based on the current number of shares of Bank of New York and Mellon common stock outstanding and reserved for issuance under employee benefit plans and other arrangements, Newco expects to issue approximately 1.18 billion shares of common stock to Bank of New York and Mellon shareholders in the aggregate upon completion of the transaction. However, any increase or decrease in the number of shares of Bank of New York or Mellon common stock outstanding that occurs for any reason prior to the completion of the transaction would cause the actual number of shares issued upon completion of the transaction to change.

The transaction is intended to be generally tax-free to both Bank of New York shareholders and Mellon shareholders, other than with respect to taxes on cash received by Bank of New York shareholders instead of fractional shares of Newco common stock.
YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares you own, and if you are a Bank of New York shareholder, your failure to vote or an abstention will have the same effect as a vote against the transaction. Whether or not you plan to attend the meeting, please submit your enclosed proxy at your earliest convenience. Internet and telephone voting options are also available and may be found on your proxy. Your boards of directors unanimously recommend that you vote “FOR” adoption of the plan of merger, “FOR” the proposal to approve the 75 percent shareholder approval requirement in Newco’s certificate of incorporation and “FOR” the proposal to approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation. Approval of each of these proposals is a condition to completion of the transaction.

This joint proxy statement/prospectus describes the special shareholders’ meetings, the transaction, the documents related to the transaction and other related matters. Please read this document carefully and in its entirety, including the section entitled “Risk Factors” on page 24.

We appreciate your cooperation and continued support.

Thomas A. Renyi	Robert P. Kelly
Chairman and Chief Executive Officer The Bank of New York Company, Inc.	Chairman, President and Chief Executive Officer Mellon Financial Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE NEWCO COMMON STOCK TO BE ISSUED IN THE TRANSACTION OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. IT IS ILLEGAL TO TELL YOU OTHERWISE.

The securities to be issued in the transaction are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is April 17, 2007, and it is first being mailed or otherwise delivered to Bank of New York shareholders and Mellon shareholders on or about April 19, 2007.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Bank of New York and Mellon from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into this document through the Securities and Exchange Commission, or SEC, website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

THE BANK OF NEW YORK COMPANY, INC.	MELLON FINANCIAL CORPORATION
One Wall Street, 9th Floor	One Mellon Center, Room 4826
New York, New York 10286	Pittsburgh, Pennsylvania 15258-0001
Attention: Corporate Secretary	Attention: Secretary
Telephone: (212) 635-1787	Telephone: (800) 205-7699

If you would like to request documents, please do so by May 17, 2007 to receive them before Bank of New York’s special meeting.	If you would like to request documents, please do so by May 17, 2007 to receive them before Mellon’s special meeting.

In addition, if you have questions about the transaction or the Bank of New York or Mellon special meeting, need additional copies of this document or to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of the documents that you request.

If you are a Bank of New York shareholder:	If you are a Mellon shareholder:
D.F. King & Co., Inc.	Mellon Investor Services LLC
48 Wall Street, 22nd Floor	480 Washington Boulevard
New York, New York 10005	Jersey City, New Jersey 07310
(800) 578-5378 (toll-free)	(877) 300-2900 (toll-free)
or	or
(212) 269-5550 (call collect)	(201) 680-5285 (call collect)

For additional information about documents incorporated by reference into this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information” on page 138.

The Bank of New York Company, Inc.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2007

To the Shareholders of
The Bank of New York Company, Inc.:

We will hold a special meeting of shareholders at 9:00 a.m., local time, on May 24, 2007 at The Bank of New York, 101 Barclay Street, New York, New York, 10007-2119 to consider and vote upon the following matters:

•	a proposal to adopt the plan of merger contained in the Amended and Restated Agreement and Plan of Merger, dated as of December 3, 2006, as amended and restated as of February 23, 2007, and as further amended and restated as of March 30, 2007, between The Bank of New York Company, Inc., Mellon Financial Corporation and The Bank of New York Mellon Corporation, as it may be further amended from time to time, pursuant to which Mellon will be merged with and into a newly formed holding company, named “The Bank of New York Mellon Corporation”, and immediately thereafter, Bank of New York will be merged into The Bank of New York Mellon Corporation, as more fully described in the attached joint proxy statement/prospectus. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus;

•	a proposal to approve a provision in the certificate of incorporation of The Bank of New York Mellon Corporation (“Newco”) requiring the affirmative vote of the holders of at least 75 percent of the voting power represented by the outstanding voting shares of Newco in order for the shareholders to modify, amend or repeal the arrangements contained in Article Five of Newco’s bylaws during the first 36 months following completion of the transaction, or to adopt any bylaw provision or other resolution inconsistent with such arrangements;

•	a proposal to approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation; and

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

The close of business on April 12, 2007 has been fixed as the record date for determining those Bank of New York shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only Bank of New York shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. In order to adopt the plan of merger, the holders of two thirds of the outstanding shares of Bank of New York common stock entitled to vote must vote in favor of approval of the proposal. A failure to vote will have the same effect as a vote against adoption of the plan of merger. Abstentions and broker non-votes will also have the same effect as votes against adoption of the plan of merger. In order to approve each of the three other proposals put forth for shareholder approval at the special meeting, the holders of a majority of the votes cast by Bank of New York shareholders entitled to vote must vote in favor of each proposal. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.
By Order of the Board of Directors,

Bart R. Schwartz
Corporate Secretary
April 17, 2007

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR VOTED BY TELEPHONE OR THROUGH THE INTERNET. PLEASE VOTE AT YOUR FIRST OPPORTUNITY.

     BANK OF NEW YORK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE PLAN OF MERGER AND “FOR” THE TWO PROPOSALS RELATED TO NEWCO’S CERTIFICATE OF INCORPORATION, EACH OF WHICH IS A CONDITION TO COMPLETION OF THE TRANSACTION, AND “FOR” APPROVAL OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES.

MELLON FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2007

To the Shareholders of
Mellon Financial Corporation:

We will hold a special meeting of shareholders at 10:00 a.m., local time, on May 24, 2007 at The Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania, 15219 to consider and vote upon the following matters:

•	a proposal to adopt the plan of merger contained in the Amended and Restated Agreement and Plan of Merger, dated as of December 3, 2006, as amended and restated as of February 23, 2007, and as further amended and restated as of March 30, 2007, between The Bank of New York Company, Inc., Mellon Financial Corporation and The Bank of New York Mellon Corporation, as it may be further amended from time to time, pursuant to which Mellon will be merged with and into a newly formed holding company, named “The Bank of New York Mellon Corporation”, and, immediately thereafter, Bank of New York will be merged into The Bank of New York Mellon Corporation, as more fully described in the attached joint proxy statement/prospectus. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus;

•	a proposal to approve a provision in the certificate of incorporation of The Bank of New York Mellon Corporation (“Newco”) requiring the affirmative vote of the holders of at least 75 percent of the voting power represented by the outstanding voting shares of Newco in order for the shareholders to modify, amend or repeal the arrangements contained in Article Five of Newco’s bylaws during the first 36 months following completion of the transaction, or to adopt any bylaw provision or other resolution inconsistent with such arrangements;

•	a proposal to approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation; and

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

The close of business on April 12, 2007 has been fixed as the record date for determining those Mellon shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only Mellon shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. In order for the plan of merger to be adopted by Mellon shareholders and for each of the other proposals to be approved, a majority of the votes cast by Mellon shareholders entitled to vote must be voted in favor of approval of the proposal. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.
By Order of the Board of Directors,

Carl Krasik
Secretary
April 17, 2007

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR VOTED BY TELEPHONE OR THROUGH THE INTERNET. PLEASE VOTE AT YOUR FIRST OPPORTUNITY.

     MELLON’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
ADOPTION OF THE PLAN OF MERGER, “FOR” THE TWO PROPOSALS RELATED TO NEWCO’S
CERTIFICATE OF INCORPORATION, EACH OF WHICH IS A CONDITION TO COMPLETION OF THE TRANSACTION, AND “FOR” APPROVAL OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF
PROXIES.

i

Page

Accounting Treatment	62
Exchange of Certificates in the Transaction	62
Stock Exchange Listing	63
Fractional Shares	63
No Appraisal or Dissenters’ Rights	64
Resales of Newco Stock; Stock Transfer Restrictions	64
OPINIONS OF FINANCIAL ADVISORS	65
Opinion of Bank of New York’s Financial Advisor	65
Opinions of Mellon’s Financial Advisors	75
PROPOSAL NO. 1: THE MERGER AGREEMENT	84
Structure and Effective Time	84
Treatment of Stock Options and Other Equity Awards	85
Conditions to Completion of the Transaction	86
Conduct of Business Prior to Completion of the Transaction	86
Representations and Warranties	88
Reasonable Best Efforts to Obtain Required Shareholder Vote	89
No Solicitation of Alternative Proposals	89
Other Covenants and Agreements	90
Dividends	91
Employee Benefit Plans	91
Termination of the Merger Agreement	92
Corporate Governance	93
Expenses and Fees	94
Possible Alternative Merger Structure	94
Amendments; Waivers	94
PROPOSAL NO. 2: SUPERMAJORITY VOTING PROVISION IN NEWCO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	95
PROPOSAL NO. 3: PROVISION IN NEWCO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PROVIDING FOR 3,600,000,000 SHARES OF CAPITAL STOCK AUTHORIZED FOR ISSUANCE	96
PROPOSAL NO. 4: POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING OF EACH OF BANK OF NEW YORK AND MELLON	97
THE STOCK OPTION AGREEMENTS	98
The Stock Options	98
Exercise; Expiration	98
Rights Under the Stock Option Agreements	100
DESCRIPTION OF NEWCO CAPITAL STOCK	102
Common Stock	102
Preferred Stock	102
COMPARISON OF SHAREHOLDERS’ RIGHTS	103
Authorized Capital Stock	103
Number of Directors	103
Classes of Directors and Cumulative Voting	104
Filling Vacancies on the Board of Directors	104
Removal of Directors	105

ii

ANNEXES

iii

SUMMARY

This summary highlights material information from this joint proxy statement/prospectus. It may not contain all of the information that may be important to you. You should read the entire document carefully and the other documents to which we refer you in order to fully understand the proposed transaction. In addition, we incorporate by reference into this document important business and financial information about Bank of New York and Mellon. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 138. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Transaction (Page 34)

We propose that Bank of New York and Mellon combine through the successive merger of each company with and into Newco, a Delaware corporation formed specifically for this purpose, with Newco surviving. Newco is incorporated in Delaware and, after the transaction, will have its corporate headquarters in New York, New York and the headquarters for its cash management and stock transfer businesses in Pittsburgh, Pennsylvania. In addition, Pittsburgh will be a primary location at which certain administrative functions of Newco, such as human resources, accounting, facilities management, technology and operations, will be conducted. Newco will apply to the New York Stock Exchange to list its common stock for trading under the symbol “BK”.

Bank of New York and Mellon currently expect to complete the transaction in the third quarter of 2007, subject, among other things, to receipt of required shareholder and regulatory approvals.

We encourage you to read the merger agreement, which is attached as Annex A.

Shareholders of Bank of New York and Mellon Will Receive Shares of Newco Common Stock in the Transaction (Page 33)

Bank of New York Shareholders.  If you are a Bank of New York shareholder, each of your shares will be converted into the right to receive 0.9434 shares of Newco common stock upon the merger of Bank of New York with and into Newco. This 0.9434-to-1 ratio is sometimes referred to in this joint proxy statement/prospectus as the Bank of New York exchange ratio. The aggregate number of shares of Newco common stock that a Bank of New York shareholder will be entitled to receive in the transaction is equal to 0.9434 multiplied by the number of Bank of New York shares owned by that shareholder immediately prior to the completion of the transaction.

Newco will not issue any fractional shares in the transaction. Instead, it will pay cash for fractional Newco common shares based on the closing price of Mellon common stock on the trading day immediately preceding the date on which the transaction is completed.

For example, if you own 100 shares of Bank of New York common stock immediately prior to the merger of Bank of New York with and into Newco, when the transaction is completed, you will be entitled to receive:

•	94 shares of Newco common stock, and

•	an amount in cash equal to 0.34 (the remaining fractional interest in a Newco common share) multiplied by the closing price of Mellon common stock on the trading day immediately preceding the date on which the transaction is completed.

The Bank of New York exchange ratio is a fixed ratio. Therefore, the number of shares of Newco common stock to be received by holders of Bank of New York common stock in the transaction will not change between now and the time the transaction is completed to reflect changes in the trading price of Bank of New York common stock or share repurchases or issuances of common stock by Bank of New York, as permitted by the merger agreement in limited circumstances.

Mellon Shareholders.  If you are a Mellon shareholder, each of your shares will be converted into the right to receive one share of Newco common stock upon the merger of Mellon with and into Newco. This one-to-one ratio is sometimes referred to in this joint proxy statement/prospectus as the Mellon exchange ratio. The aggregate number of shares of Newco common stock that a Mellon shareholder will be entitled to receive in the transaction is equal to the number of Mellon shares owned by that shareholder immediately prior to the completion of the transaction.

For example, if you own 100 shares of Mellon common stock immediately prior to the merger of Mellon with and into Newco, when the transaction is completed you will be entitled to receive 100 shares of Newco common stock.

The Mellon exchange ratio is a fixed ratio. Therefore, the number of shares of Newco common stock to be received by holders of Mellon common stock in the transaction will not change between now and the time the transaction is completed to reflect changes in the trading price of Mellon common stock or share repurchases or issuances of common stock by Mellon, as permitted by the merger agreement in limited circumstances.

Combined Company.  Upon completion of the transaction, Bank of New York and Mellon expect that former Bank of New York shareholders will own approximately 63.2 percent of Newco’s outstanding common stock and former Mellon shareholders will own approximately 36.8 percent of Newco’s outstanding common stock, based on the number of shares of Bank of New York and Mellon common stock issued and outstanding as of December 31, 2006.

Comparative Market Prices and Share Information (Page 115)

Bank of New York common stock is listed on the New York Stock Exchange under the symbol “BK”. Mellon common stock is listed on the New York Stock Exchange under the symbol “MEL”. The following table sets forth the closing sale prices per share of Bank of New York common stock and Mellon common stock in each case as reported on the New York Stock Exchange on December 1, 2006, the last trading day before Bank of New York and Mellon announced the transaction, and on April 13, 2007, the last practicable trading day before the distribution of this document, as well the equivalent values per share of Newco common stock.

	Bank of
	New York		Mellon
	Common Stock	Per Equivalent	Common Stock	Per Equivalent
	Closing Price	Newco Share	Closing Price	Newco Share

December 1, 2006 (the trading day prior to announcement of the transaction)	$35.48	$37.78	$40.05	$40.05
April 13, 2007	$40.17	$40.81	$43.26	$43.26

The market prices of both Bank of New York common stock and Mellon common stock will fluctuate prior to the completion of the transaction. You are encouraged to obtain current stock price quotations for Bank of New York common stock and Mellon common stock.

Generally Tax-Free Transaction to Bank of New York and Mellon Shareholders (Page 57)

Each merger has been structured to qualify as a tax-free reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the transaction that Bank of New York and Mellon each receive a legal opinion that its merger with and into Newco will so qualify. In addition, in connection with the effectiveness of the registration statement of which this document is a part, Bank of New York and Mellon have each received a legal opinion to the same effect. Accordingly, holders of Bank of New York common stock and Mellon common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their common stock for Newco common stock in the transaction, except for any gain or loss that may result from the receipt by Bank of New York shareholders of cash instead of fractional shares of Newco common stock.

The federal income tax consequences described above may not apply to some holders of Bank of New York common stock or Mellon common stock, including certain holders specifically referred to on page 57. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the tax consequences of the transaction in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Bank of New York’s Board of Directors Unanimously Recommends that You Vote “FOR” the Adoption of the Plan of Merger, “FOR” the Proposal to Approve the 75 Percent Shareholder Vote Requirement in Newco’s Certificate of Incorporation and “FOR” the Proposal to Approve the Number of Authorized Shares of Newco Capital Stock, Each of Which is a Condition to Completion of the Transaction (Page 86)

Bank of New York’s board of directors determined that the transaction, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Bank of New York and its shareholders, and unanimously adopted the plan of merger contained in the merger agreement. For the factors considered by the Bank of New York board of directors in reaching its decision to adopt the plan of merger, see the section entitled “The Transaction — Bank of New York’s Reasons for the Transaction; Recommendation of Bank of New York’s Board of Directors” beginning on page 40. Bank of New York’s board of directors unanimously recommends that Bank of New York shareholders vote (i) “FOR” the adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction and (iii) “FOR” the approval of the number of authorized shares of Newco capital stock, each of which is a condition to completion of the transaction. The holders of two thirds of the outstanding shares of Bank of New York common stock entitled to vote must vote in favor of the proposal to adopt the plan of merger in order for such proposal to be approved. The two other proposals must be approved by a majority of the votes cast by Bank of New York shareholders entitled to vote.

Mellon’s Board of Directors Unanimously Recommends that You Vote “FOR” the Adoption of the Plan of Merger, “FOR” the Proposal to Approve the 75 Percent Shareholder Vote Requirement in Newco’s Certificate of Incorporation and “FOR” the Proposal to Approve the Number of Authorized Shares of Newco Capital Stock, Each of Which is a Condition to Completion of the Transaction (Page 86)

Mellon’s board of directors determined that the transaction, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mellon and its shareholders and has unanimously adopted the plan of merger contained in the merger agreement. For the factors considered by the Mellon board of directors in reaching its decision to adopt the plan of merger, see the section entitled “The Transaction — Mellon’s Reasons for the Transaction; Recommendation of Mellon’s Board of Directors” beginning on page 43. Mellon’s board of directors unanimously recommends that Mellon shareholders vote (i) “FOR” the adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction and (iii) “FOR” the approval of the number of authorized shares of Newco capital stock, each of which is a condition to completion of the transaction. Each proposal must be approved by a majority of the votes cast by Mellon shareholders entitled to vote.

Opinion of Bank of New York’s Financial Advisor (Page 65)

In deciding to adopt the plan of merger contained in the merger agreement, Bank of New York’s board of directors considered the opinion of its financial advisor, Goldman, Sachs & Co., which was given to Bank of New York’s board of directors on December 3, 2006, that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs set forth in its opinion, the Bank of New York exchange ratio was fair, from a financial point of view, to the holders of Bank of New York common stock. A copy of the opinion is attached to this joint proxy statement/prospectus as Annex D. Bank of New York shareholders should read the opinion completely and carefully to understand the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in providing its opinion. Goldman Sachs’ opinion was provided to Bank of New York’s board of directors in its evaluation of the Bank of New York exchange ratio from a financial point of view, did not address any other aspect of the transaction and did not constitute a recommendation to any shareholder as to how to vote or act with respect to the transaction.

Opinions of Mellon’s Financial Advisors (Page 75)

In connection with the transaction, Mellon’s board of directors received separate written opinions from Mellon’s financial advisors, UBS Securities LLC and Lazard Frères & Co. LLC, as to the fairness, from a financial point of view and as of the date of such opinions, to holders of Mellon common stock of the Mellon exchange ratio. The written opinions of UBS and Lazard, each dated December 3, 2006, are attached to this joint proxy statement/prospectus as Annex E-1 and Annex E-2, respectively. Holders of Mellon common stock are encouraged to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ and Lazard’s opinions were provided to Mellon’s board of directors in its evaluation of the Mellon exchange ratio from a financial point of view, do not address any other aspect of the transaction and do not constitute a recommendation to any shareholder as to how to vote or act with respect to the transaction.

Senior Management and Board of Directors of Newco Following the Transaction (Page 48)

Following completion of the transaction, Thomas A. Renyi, currently Chairman and Chief Executive Officer of Bank of New York, will serve as Executive Chairman of Newco; Robert P. Kelly, currently Chairman, President and Chief Executive Officer of Mellon, will serve as Chief Executive Officer of Newco; and Gerald L. Hassell, currently President of Bank of New York, will serve as President of Newco. Beginning 18 months after the completion of the transaction, or earlier should Mr. Renyi cease to serve as Executive Chairman, Mr. Kelly will succeed Mr. Renyi as Chairman of Newco.

Upon completion of the transaction, the Board of Directors of Newco will initially consist of ten current directors of Bank of New York to be designated by Bank of New York, and eight current directors of Mellon to be designated by Mellon. Beginning 18 months after completion of the transaction or earlier if Mr. Kelly earlier succeeds Mr. Renyi as Executive Chairman of Newco (as described above), the number of directors will be reduced to 16, of whom nine will be Bank of New York designees and seven will be Mellon designees.

Community Commitments Related to the Pittsburgh Area (Page 61)

In connection with the transaction, Bank of New York and Mellon have made certain commitments regarding the Pittsburgh area, including the following:

•	establishment of an advisory board for the Pittsburgh area to advise Newco with respect to its Western Pennsylvania community development and reinvestment, civic and charitable activities in the greater Pittsburgh area and to focus on jobs, monitor the integration status of Newco and foster revenue growth with corporate and wealth management clients throughout Western Pennsylvania;

•	designation of one or more senior executives to head the Pittsburgh office, advise Newco’s Chief Executive Officer on Pennsylvania state and civic issues and represent Newco with major Pennsylvania business and civic organizations;

•	establishment of a new $80 million Mellon Charitable Foundation to make grants in Western Pennsylvania;

•	in addition to the activities of the Mellon Charitable Foundation, Newco will maintain a strong commitment to charitable giving in the greater Pittsburgh metropolitan area of not less than $1.2 million annually; and

•	subject to business needs, market conditions and other relevant factors, creation of jobs in the Western Pennsylvania area for a specified period after the completion of the transaction so that current Mellon employment levels in Pittsburgh are maintained or increased.

Newco’s Dividend Policy After the Transaction; Coordination of Dividends (Page 91)

Bank of New York and Mellon currently expect that Newco will pay quarterly cash dividends at the initial rate of $0.235 per share of Newco common stock after the completion of the transaction, subject to the discretion of Newco’s Board of Directors.

The merger agreement permits each of us to continue to pay regular quarterly cash dividends on our common stock prior to completion of the transaction at a rate not to exceed $0.22 per share per quarter. We have also agreed in the merger agreement to coordinate with each other regarding dividend declarations and the related record dates and payment dates so that Bank of New York and Mellon shareholders do not receive more than one dividend, or fail to receive one dividend, for any quarter until the completion of the transaction.

The payment of dividends by Bank of New York or Mellon on our common stock in the future is subject to the determination of our respective boards of directors and depends on cash requirements, our financial condition and earnings, legal and regulatory considerations and other factors.

Conditions to Completion of the Transaction (Page 86)

The completion of the transaction depends on a number of conditions being satisfied or waived, including:

•	adoption of the plan of merger contained in the merger agreement and approval of the two proposals related to Newco’s certificate of incorporation by the shareholders of both companies;

•	receipt of required regulatory approvals, which must not be subject to any condition that would have a material adverse effect on Newco;

•	the absence of any governmental action or other legal restraint or prohibition that would prohibit either merger;

•	the listing of the shares of Newco common stock to be issued in the transaction on the New York Stock Exchange;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part;

•	the receipt by each party of an opinion of their respective counsel that the merger of such party into Newco will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the accuracy of the other party’s representations and warranties, subject to the material adverse effect standard in the merger agreement; and

•	the other party having performed and complied with its covenants in the merger agreement in all material respects.

We cannot be certain when, or if, these conditions will be satisfied or waived.

Regulatory Approvals We Must Obtain to Complete the Transaction (Page 60)

We cannot complete the transaction unless we obtain the prior approval of various regulatory authorities, including the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. We have made or will make the necessary filings with the Federal Reserve Board. We also have made or will make filings with various other federal, state and foreign regulatory agencies and self-regulatory organizations notifying, or requesting approval from, those agencies and organizations for the transaction.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Newco after the completion of the transaction.

Termination of the Merger Agreement (Page 92)

We may agree to terminate the merger agreement before completing the transaction, even after adoption of the plan of merger by our shareholders, if both of our boards of directors authorize us to do so.

In addition, either party may terminate the merger agreement, even after adoption of the plan of merger by its shareholders, in various circumstances, including the following:

•	if the transaction has not been completed by December 31, 2007;

•	if the other party fails to recommend adoption of the plan of merger to its shareholders or withdraws, modifies or qualifies its recommendation in an adverse manner, materially breaches its non-solicitation covenant or its obligation to use reasonable best efforts to obtain its shareholders’ approval, negotiates with a third party regarding an acquisition proposal or recommends a third-party acquisition proposal;

•	if a party’s shareholders fail to adopt the plan of merger or approve the two proposals related to Newco’s certificate of incorporation, and that party substantially engages in a bad faith breach of its obligation to restructure the transaction and/or to re-submit it to its shareholders for approval;

•	if the other party recommends that its shareholders tender their shares or otherwise fails to recommend that its shareholders reject a third-party tender offer or exchange offer for 20 percent or more of the outstanding shares of the other party’s common stock;

•	if any of the required regulatory approvals are denied or any governmental order has been issued permanently restraining, enjoining or otherwise prohibiting the transaction, and the denial or order is final and nonappealable; or

•	if there is an uncured breach of the other party’s representations, warranties or covenants that would result in the failure of the terminating party’s closing conditions.

Consideration of Third-Party Acquisition Proposals (Page 89)

We have each agreed not to initiate, solicit or encourage proposals from third parties regarding acquisition proposals. Each party also agreed not to engage in negotiations with or provide confidential information to a third party regarding such party or its business. If, however, either party receives an unsolicited acquisition proposal from a third party prior to that party’s shareholders’ meeting, it can participate in negotiations with and provide confidential information to the third party if, among other steps, the party’s board of directors concludes in good faith that the proposal is reasonably likely to be a “superior proposal” to the transaction, as such term is defined in the merger agreement, and the failure to take such actions would violate the board’s fiduciary duties.

Certain Executive Officers and Directors Have Interests in the Transaction (Page 49)

Certain executive officers and directors of Bank of New York and Mellon have interests in the transaction in addition to, or different from, their interests as shareholders.

In the case of Bank of New York, these interests include stock options that will be granted only if the transaction is completed, rights of executive officers under transition agreements, and proposed restricted stock awards to be recommended to the Human Resources and Compensation Committee of Newco’s Board of Directors.

Messrs. Renyi and Hassell will receive special option grants, with estimated values of $9,506,000 and $6,790,000, respectively, to be made immediately before (and which will be contingent on) the completion of the transaction. It will be proposed at the organizational meeting of the Human Resources and Compensation Committee of Newco’s Board of Directors that certain other executives receive team bonus awards in the form of restricted stock (or restricted stock units) to be granted shortly after the completion of the transaction, with three-year vesting, subject to any accelerated vesting or forfeiture provisions contained in the team bonus award program. The amount of team bonus awards to be proposed for Messrs. Van Saun, Gibbons, Monks, Rogan, Brueckner, Woetzel, Berntsen and Keaney and Ms. Peetz are $4,250,000, $3,750,000, $4,000,000, $3,750,000, $2,500,000, $3,750,000, $2,500,000, $3,750,000 and $3,500,000, respectively. More complete descriptions of the planned grants and awards are found on pages 50-51 and 54-55.

Under new transition agreements to be entered into in anticipation of the transaction, Bank of New York executive officers who will be executive officers of Newco would be entitled to certain payments and other rights upon involuntary termination of employment without cause or voluntary termination of employment for good reason. No such termination is contemplated. The estimated value of such payments and other rights for Messrs. Renyi, Hassell, Van Saun, Gibbons, Monks, Rogan, Brueckner, Woetzel, Berntsen and Keaney and Ms. Peetz are $4,638,000, $30,242,012, $20,255,556, $14,654,604, $15,919,659, $14,879,362, $11,987,167, $12,272,785, $6,302,373, $7,312,728 and $7,083,500, respectively, assuming a July 1, 2007 termination after completion of the transaction. A more complete description of these payments and rights is found on pages 52-54.

In the case of Mellon, these interests include the rights of certain executive officers under additional equity-based awards that were granted to them by Mellon after the transaction was announced, the rights of certain executive officers under equity-based awards that will be recommended to the Human Resources and Compensation Committee of Newco’s Board of Directors for grant at its organizational meeting after the completion of the transaction, the value of unvested equity-based awards that will automatically vest in connection with the transaction for certain executive officers and the rights of certain executive officers under the “walk away” provisions in their change in control severance agreements. The value of such interests for Messrs. Kelly, Elliott, O’Hanley, Lamere, Palermo, Au, Bryson, Hughey and Robison are $1,500,000, $5,753,000 — $7,753,00, $8,406,600, $4,350,900, $4,211,100, $76,050, $4,358,529, $58,562 and $3,438,900, respectively. More complete descriptions of these interests, including the assumptions on which the amounts above are based, are found on pages 51-52 and 55-56.

In recommending that the shareholders adopt the plan of merger, the boards of directors of Bank of New York and Mellon were aware of the fact that certain executive officers have interests that are in addition to, or different from, their interests as shareholders.

Mellon Granted a Stock Option to Bank of New York (Page 98)

To induce Bank of New York to enter into the merger agreement, Mellon granted Bank of New York an option to purchase up to 82,641,656 shares of Mellon common stock at a price per share equal to the lesser of $40.05 and the closing sale price of Mellon common stock on the trading day immediately preceding the exercise date; but in no case may Bank of New York acquire more than 19.9 percent of the outstanding shares of Mellon common stock under this stock option agreement. Bank of New York cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Mellon and a third party.

The option could have the effect of discouraging a third party from trying to acquire Mellon prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, Mellon may be required to repurchase the option and/or any shares of Mellon common stock purchased by Bank of New York under the option at a predetermined price, or Bank of New York may choose to surrender the option to Mellon for a cash payment of $725 million. In no event will the total profit received by Bank of New York with respect to this option exceed $825 million.

The Mellon stock option agreement is attached as Annex B.

Bank of New York Granted a Stock Option to Mellon (Page 98)

To induce Mellon to enter into the merger agreement, Bank of New York granted Mellon an option to purchase up to 149,621,546 shares of Bank of New York common stock at a price per share equal to the lesser of $35.48 and the closing sale price of Bank of New York common stock on the trading day immediately preceding the exercise date; but in no case may Mellon acquire more than 19.9 percent of the outstanding shares of Bank of New York common stock under this stock option agreement. Mellon cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Bank of New York and a third party.

The option could have the effect of discouraging a third party from trying to acquire Bank of New York prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, Bank of New York may be required to repurchase the option and/or any shares of Bank of New York common stock purchased by Mellon under the option at a predetermined price, or Mellon may choose to surrender the option to Bank of New York for a cash payment of $1.15 billion. In no event will the total profit received by Mellon with respect to this option exceed $1.3 billion.

The Bank of New York stock option agreement is attached as Annex C.

Accounting Treatment of the Transaction by Newco (Page 62)

Newco will account for the transaction as a purchase by Bank of New York of Mellon under U.S. generally accepted accounting principles, or GAAP.

Appraisal or Dissenters’ Rights (Page 64)

Bank of New York is incorporated under New York law and Mellon is incorporated under Pennsylvania law. Under both New York and Pennsylvania law, because both companies are publicly traded, neither the shareholders of Bank of New York nor the shareholders of Mellon have appraisal or dissenters’ rights, or similar rights to a court determination of the fair value of their shares in connection with the transaction.

Bank of New York Special Meeting (Page 26)

The Bank of New York special meeting will be held at 9:00 a.m. local time on May 24, 2007, at The Bank of New York, 101 Barclay Street in New York, New York. At the Bank of New York special meeting, Bank of New York shareholders will be asked:

•	to adopt the plan of merger contained in the merger agreement;

•	to approve a provision in the certificate of incorporation of Newco requiring the affirmative vote of the holders of at least 75 percent of the voting power represented by the outstanding voting shares of Newco in order for the shareholders to modify, amend or repeal the arrangements contained in Article Five of Newco’s bylaws during the first 36 months following completion of the transaction, or to adopt any bylaw provision or other resolution inconsistent with such arrangements;

•	to approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation; and

•	to approve the adjournment or postponement of the Bank of New York special meeting, if necessary or appropriate, including to solicit additional proxies.

Record Date.  Bank of New York shareholders may cast one vote at the Bank of New York special meeting for each share of Bank of New York common stock that was owned at the close of business on April 12, 2007. At that date, there were 758,371,196 shares of Bank of New York common stock entitled to be voted at the special meeting.

As of the Bank of New York record date, directors and executive officers of Bank of New York and their affiliates had the right to vote 3,074,644 shares of Bank of New York common stock, or less than one percent of the outstanding Bank of New York common stock entitled to be voted at the special meeting.

Required Vote.  To adopt the plan of merger, the holders of two thirds of the outstanding shares of Bank of New York common stock entitled to vote must vote in favor of adoption of the plan of merger. The approval of the proposals related to Newco’s certificate of incorporation, which is a condition to completion of the transaction, requires the affirmative vote of the majority of the votes cast by Bank of New York shareholders entitled to vote. We urge you to vote, because a Bank of New York shareholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the adoption of the plan of merger.

Mellon Special Meeting (Page 29)

The Mellon special meeting will be held at 10:00 a.m. local time, on May 24, 2007, at The Omni William Penn Hotel, 530 William Penn Place in Pittsburgh, Pennsylvania. At the Mellon special meeting, Mellon shareholders will be asked:

•	to adopt the plan of merger contained in the merger agreement;

•	to approve a provision in the certificate of incorporation of Newco requiring the affirmative vote of the holders of at least 75 percent of the voting power represented by the outstanding voting shares of Newco in order for the shareholders to modify, amend or repeal the arrangements contained in Article Five of Newco’s bylaws during the first 36 months following completion of the transaction, or to adopt any bylaw provision or other resolution inconsistent with such arrangements;

•	to approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation; and

•	to approve the adjournment or postponement of the Mellon special meeting, if necessary or appropriate, including to solicit additional proxies.

Record Date.  Mellon shareholders may cast one vote at the Mellon special meeting for each share of Mellon common stock that was owned at the close of business on April 12, 2007. At that date, there were 416,434,618 shares of Mellon common stock entitled to be voted at the special meeting.

As of the Mellon record date, directors and executive officers of Mellon and their affiliates had the right to vote 3,255,119 shares of Mellon common stock, or less than one percent of the outstanding Mellon common stock entitled to be voted at the special meeting.

Required Vote.  In order for the plan of merger to be adopted by Mellon shareholders and for the two proposals related to Newco’s certificate of incorporation to be approved, a majority of the votes cast by Mellon shareholders entitled to vote must be voted in favor of the adoption of the plan of merger and approval of the proposals related to Newco’s certificate of incorporation. We urge you to vote.

Information About the Companies (Page 32)

The Bank of New York Company, Inc.

Bank of New York (NYSE: BK), headquartered in New York, New York, is a global provider of securities servicing, treasury management, investment management and private banking products and services. As of December 31, 2006, Bank of New York had $103.5 billion in assets and shareholders’ equity of $11.6 billion. Based on assets, Bank of New York is one of the top 25 financial holding companies in the United States. Additional information about Bank of New York can be found at its website, www.bankofny.com. The information provided on Bank of New York’s website is not part of this joint proxy statement/prospectus, and is not incorporated by reference.

Bank of New York’s principal executive offices are located at One Wall Street, New York, New York, 10286 and its telephone number is (212) 495-1784.

Mellon Financial Corporation

Mellon (NYSE: MEL), headquartered in Pittsburgh, Pennsylvania, is a global provider of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing and payment solutions and investor services. As of December 31, 2006, Mellon had $41.5 billion in assets and shareholders’ equity of $4.7 billion. Additional information about Mellon can be found at its website, www.mellon.com. The information provided on Mellon’s website is not part of this joint proxy statement/prospectus, and is not incorporated by reference.

Mellon’s principal executive offices are located at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania, 15258 and its telephone number is (412) 234-5000.

The Bank of New York Mellon Corporation

Bank of New York and Mellon formed Newco solely for the purpose of effecting the transaction. To date, Newco has not conducted any activities other than those incident to its formation, its adoption of the merger agreement and the preparation of this joint proxy statement/prospectus. Newco is jointly owned by Bank of New York and Mellon. Upon completion of the transaction, Bank of New York and Mellon will each have been merged with and into Newco, with Newco surviving. Following the closing, Newco will continue its corporate existence under the laws of the State of Delaware.

Newco’s principal executive offices are located at One Wall Street, New York, New York, 10286 and its telephone number is (212) 495-1784.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANK OF NEW YORK

Set forth below are highlights from Bank of New York’s consolidated financial data as of and for the years ended December 31, 2002 through 2006. You should read this information in conjunction with Bank of New York’s consolidated financial statements and related notes included in Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information” on page 138.

	2006(a)	2005	2004	2003(c)	2002
(Dollars in millions, except per share amounts and
unless otherwise noted)

Net Interest Income	$1,499	$1,340	$1,157	$1,143	$1,159
Noninterest Income	5,322	4,698	4,377	3,723	2,875

Revenue	6,821	6,038	5,534	4,866	4,034
Provision for Credit Losses	(20)	(7)	(4)	132	634
Noninterest Expense	4,671	4,067	3,698	3,304	2,367

Income from Continuing Operations Before Income Taxes	2,170	1,978	1,840	1,430	1,033
Income Taxes	694	635	587	458	320

Income from Continuing Operations	1,476	1,343	1,253	972	713
Income from Discontinued Operations, Net of Taxes	1,535	228	187	185	189

Net Income	$3,011	$1,571	$1,440	$1,157	$902

Basic EPS:
Income from Continuing Operations	$1.95	$1.75	$1.63	$1.29	$0.99
Net Income	3.98	2.05	1.87	1.54	1.25
Diluted EPS:
Income from Continuing Operations	1.93	1.74	1.61	1.28	0.98
Net Income(b)	3.93	2.03	1.85	1.52	1.24
Cash Dividends Per Share	0.86	0.82	0.79	0.76	0.76
Dividends Paid On Common Stock	656	644	608	563	549
At December 31
Securities	$21,106	$27,218	$23,770	$22,780	$18,233
Loans	37,793	32,927	28,375	28,414	24,743
Total Assets	103,370	102,118	94,529	92,397	77,740
Deposits	62,146	49,787	43,052	40,753	40,828
Long-Term Debt	8,773	7,817	6,121	6,121	5,440
Common Shareholders’ Equity	11,593	9,876	9,290	8,428	6,684
Market Capitalization (in billions)	29.8	24.6	26.0	25.7	17.4
Common Shares Outstanding (in thousands)	755,861	771,129	778,121	775,192	725,971
Ratios
Performance Ratios
Return on Average Common Shareholders’ Equity	29.14%	16.59%	16.37%	15.12%	13.96%
Return on Average Tangible Common Shareholders’ Equity	59.25	31.13	31.46	31.90	23.20
Return on Average Assets	2.82	1.55	1.45	1.27	1.13
Return on Average Tangible Assets	3.01	1.65	1.54	1.34	1.17
Net Interest Margin (Continuing Operations)	2.01	2.02	1.79	1.97	2.34
Pre-tax Operating Margin (Continuing Operations)	32	33	33	29	26
Common Equity to Assets Ratio	11.21	9.67	9.83	9.12	8.60
Capital Ratios
Tier 1 Capital Ratio	8.19%	8.38%	8.31%	7.44%	7.58%
Total Capital Ratio	12.49	12.48	12.21	11.49	11.96
Leverage Ratio	6.67	6.60	6.41	5.82	6.48
Tangible Common Equity to Assets Ratio	5.13	5.57	5.56	4.91	5.47

	2006(a)	2005	2004	2003(c)	2002
(Dollars in millions, except per share amounts and
unless otherwise noted)

Other Data
Total Assets Under Custody (in trillions) — Estimated	$13.0	$10.9	$9.7	$8.3	$6.8
Total Assets Under Management (in billions) — Estimated	$190	$155	$137	$112	$80
S&P 500 Index — year end	1418	1248	1212	1112	880
S&P 500 Index — daily average	1311	1207	1131	965	994
Closing Common Stock Price Per Share at year-end	$39.37	$31.85	$33.42	$33.12	$23.96
Average Common Shares and Equivalents Outstanding —
Diluted (in thousands)	765,708	772,851	778,470	758,819	728,075

(a)	Bank of New York’s retail business, sold to JPMorgan Chase & Co. on October 1, 2006, has been accounted for as a discontinued operation.

(b)	Excluding the $2,159 million of pre-tax gain on the sale of the retail business and $151 million of pre-tax merger and integration costs, diluted earnings per share would have been $2.26 in 2006.

(c)	The 2003 results for Bank of New York reflect $96 million of pre-tax merger and integration costs associated with the Pershing acquisition as well as a $78 million pre-tax expense related to the settlement of a claim by General Motors Acceptance Corporation related to the 1999 sale of BNY Financial Corporation.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MELLON

Set forth below are highlights from Mellon’s consolidated financial data as of and for the years ended December 31, 2002 through 2006. You should read this information in conjunction with Mellon’s consolidated financial statements and related notes included in Mellon’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information” on page 138.

	2006	2005	2004	2003		2002
(Dollars in millions, except per share amounts
and unless otherwise noted)

Net Interest Income	$463	$466	$453	$547		$589
Noninterest Income	4,852	4,215	3,662	3,269		3,229

Revenue	5,315	4,681	4,115	3,816		3,818
Provision for Credit Losses	2	17	(14)	5		170
Noninterest Expense	4,067	3,362	3,000	2,723		2,607

Income from Continuing Operations Before Income Taxes and Cumulative Effect of Change in Accounting Principle	1,246	1,302	1,129	1,088		1,041
Income Taxes	314	418	348	343		339

Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	932	884	781	745		702
Cumulative Effect of Change in Accounting Principle, Net of Income Taxes	—	—	—	(7)		—

Income from Continuing Operations	932	884	781	738		702
Income (Loss) from Discontinued Operations, Net of Taxes	(34)	(102)	15	(37)		(20)

Net Income	$898	$782	$796	$701		$682

Basic EPS:
Income from Continuing Operations	$2.28	$2.13	$1.86	$1.73	(a)	$1.61
Net Income	2.20	1.88	1.90	1.64	(a)	1.56
Diluted EPS:
Income from Continuing Operations	2.25	2.11	1.84	1.71	(a)	1.60
Net Income	2.17	1.87	1.88	1.63	(a)	1.55
Cash Dividends Per Share	0.86	0.78	0.70	0.57		0.49
Dividends Paid On Common Stock	355	327	297	243		213
At December 31
Securities(b)	$18,667	$17,362	$13,540	$10,934		$11,536
Loans	5,989	6,573	6,754	7,467		8,438
Total Assets	41,478	38,678	37,115	33,983		36,231
Deposits	27,331	26,074	23,591	20,843		22,657
Long-Term Debt(b)	5,053	4,705	5,624	5,266		5,541
Common Shareholders’ Equity	4,676	4,202	4,102	3,702		3,395
Market Capitalization (in billions)	17.5	14.2	13.2	13.7		11.2
Common Shares Outstanding (in thousands)	415,237	415,479	423,354	427,032		430,782
Ratios
Performance Ratios
Return on Average Common Shareholders’ Equity(c)	21.51%	21.44%	20.37%	21.15%		20.94%
Return on Average Tangible Common
Shareholders’ Equity(c)	50.82	48.34	44.75	46.24		44.96
Return on Average Assets(c)	2.42	2.47	2.43	2.35		2.29
Return on Average Tangible Assets(c)	2.57	2.57	2.48	2.34		2.23
Net Interest Margin(c)(d)	1.70	1.91	2.13	2.61		2.83
Pre-tax Operating Margin(c)(d)	24	29	28	30		28
Common Equity to Assets Ratio	11.27	10.86	11.05	10.89		9.37
Capital Ratios
Tier 1 Capital Ratio	12.14%	10.90%	10.54%	8.55%		7.87%
Total Capital Ratio	18.54	16.87	16.47	13.46		12.48
Leverage Ratio	9.06	8.33	7.87	7.92		6.55
Tangible Common Equity to Assets Ratio	4.74	5.19	4.72	4.44		3.57

	2006	2005	2004	2003	2002
(Dollars in millions, except per share amounts
and unless otherwise noted)

Other Data
Total Assets Under Custody (in trillions)	$4.5	$3.9	$3.2	$2.7	$2.2
Total Assets Under Management (in billions)	$995	$781	$707	$657	$581
S&P 500 Index — year-end	1418	1248	1212	1112	880
S&P 500 Index — daily average	1311	1207	1131	965	994
Closing Common Stock Price Per Share at year-end	$42.15	$34.25	$31.11	$32.11	$26.11
Average Common Shares and Equivalents Outstanding — Diluted (in thousands)	413,950	418,832	424,287	430,718	439,189

(a)	Includes $(0.02) in basic earnings per share and $(0.01) in diluted earnings per common share from the cumulative effect of a change in accounting principle related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(b)	Historical data have been reclassified from the presentation in the Annual Report on Form 10-K to the presentation to be used by Newco as explained in the “Pro Forma Financial Information” section.

(c)	Continuing Operations. Continuing returns for 2003 are before the cumulative effect of a change in accounting principle.

(d)	On a fully taxable equivalent basis.

SELECTED UNAUDITED COMBINED CONSOLIDATED PRO FORMA FINANCIAL DATA

The following table shows information about our financial condition and operations, including per share data and financial ratios, after giving effect to the transaction. This information is called pro forma information in this joint proxy statement/prospectus. The table sets forth the information as if the transaction had become effective on December 31, 2006, with respect to financial condition, and on January 1, 2006, with respect to results of operations data. The pro forma data in the tables assume that the transaction is accounted for as a purchase transaction. For more information, see the section entitled “The Transaction — Accounting Treatment” on page 62. The pro forma financial information includes adjustments to record the assets and liabilities of Mellon at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma statement of operations does not include the impact of restructuring and transaction-related costs which are expected to be incurred subsequent to the transaction. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Bank of New York and Mellon that are incorporated by reference into this joint proxy statement/prospectus and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. For more information, see the sections entitled “Where You Can Find More Information” on page 138 and “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 116.

We anticipate that the transaction will provide Newco with certain financial benefits that include increased revenue opportunities and reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings, opportunities to earn additional revenue or the costs referred to in the preceding paragraph and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

As of
(In millions)	December 31, 2006

Selected Balance Sheet Data:
Total assets	$158,821
Securities available for sale	37,939
Securities held to maturity	1,824
Loans	43,496
Deposits	89,470
Long-term debt	13,921
Shareholders’ equity	28,417

For the year ended
(In millions, except per share data)	December 31, 2006

Selected Income Statement Data:
Interest income	$5,209
Interest expense	3,207

Net interest income	2,002
Provision for credit losses	(18)

Net interest income after provision for credit losses	2,020
Noninterest income	10,144
Noninterest expense	8,943

Income from continuing operations before income taxes	3,221
Provision for income taxes	944

Income from continuing operations	$2,277

Weighted average common shares (in thousands):
Basic	1,122,022
Diluted	1,136,319
Earnings per share from continuing operations:
Basic	$2.03
Diluted	$2.00

For the year ended
December 31, 2006

Selected Financial Ratios
Return on average assets(a)(b)	1.53%
Return on average shareholders’ equity(a)(c)	8.49%
Shareholders’ equity to total assets	17.9%
Pre-tax operating margin (continuing operations)(d)	26%

(a)	Return on average assets and return on average shareholders’ equity were calculated assuming the merger was consummated on January 1, 2006.

(b)	Calculated by dividing pro forma net income on a continuing basis by pro forma average assets for the period.

(c)	Calculated by dividing pro forma net income on a continuing basis by pro forma average shareholders’ equity for the period.

(d)	Calculated by dividing pro forma pre-tax income on a continuing basis by the sum of net interest income after provision for credit losses and noninterest income.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical, pro forma and pro forma-equivalent per share financial information for Bank of New York common stock and Mellon common stock. The pro forma and pro forma-equivalent per share information gives effect to the transaction as if it had been effective on December 31, 2006, in the case of the book value data presented, and as if the transaction had become effective on January 1, 2006, in the case of the net income and dividends declared data presented. The pro forma data in the tables assume that the transaction is accounted for as a purchase transaction. For more information, see the section entitled “The Transaction — Accounting Treatment” on page 62. The information in the following table is based on, and should be read together with, the historical financial information that Bank of New York and Mellon have presented in their prior filings with the SEC and the pro forma financial information that appears elsewhere in this joint proxy statement/prospectus. For more information, see the sections entitled “Where You Can Find More Information” on page 138 and “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 116.

We anticipate that the transaction will provide Newco with certain financial benefits that include increased revenue opportunities and reduced operating expenses. The pro forma information does not reflect the benefits of these expected cost savings, opportunities to earn additional revenue, the impact of restructuring and transaction-related costs and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Year ended
	December 31,
	2006

Bank of New York
Basic earnings per common share
Income from continuing operations
Historical	$1.95
Pro forma	$1.91	(a)
Diluted earnings per common share
Income from continuing operations
Historical	$1.93
Pro forma	$1.89	(a)
Dividends declared on common stock
Historical	$0.86
Pro forma	$0.89	(b)
Book value per common share
Historical	$15.34
Pro forma	$23.76	(c)

	Year ended
	December 31,
	2006

Mellon
Basic earnings per common share
Income from continuing operations
Historical	$2.28
Equivalent pro forma	$2.03	(d)
Diluted earnings per common share
Income from continuing operations
Historical	$2.25
Equivalent pro forma	$2.00	(d)
Dividends declared on common stock
Historical	$0.86
Equivalent pro forma	$0.94	(b)
Book value per common share
Historical	$11.26
Equivalent pro forma	$25.19	(e)

(a)	Represents pro forma earnings per share (shown on the Unaudited Pro Forma Combined Consolidated Income Statement) multiplied by the exchange ratio of 0.9434 share of Newco common stock for each common share of Bank of New York.

(b)	As there is no historical dividend rate for Newco, the amount shown is the annualized amount of initial quarterly cash dividend that Bank of New York and Mellon currently expect Newco will pay, multiplied by their respective exchange ratios.

(c)	Calculated by dividing the pro forma shareholders’ equity (shown on the Unaudited Pro Forma Combined Consolidated Balance Sheet) by the number of shares of Newco to be issued and outstanding to Bank of New York and Mellon shareholders (shown in Note 4 to Unaudited Pro Forma Combined Consolidated Financial Information), and multiplying the result by the exchange ratio of 0.9434 share of Newco common stock for each common share of Bank of New York.

(d)	Represents pro forma earnings per share (shown on the Unaudited Pro Forma Combined Consolidated Income Statement). The exchange ratio is one share of Newco common stock for each common share of Mellon.

(e)	Calculated by dividing the pro forma shareholders equity (shown on the Unaudited Pro Forma Combined Consolidated Balance Sheet) by the number of shares of Newco to be issued and outstanding to Bank of New York and Mellon shareholders (as shown in Note 4 to Unaudited Pro Forma Combined Consolidated Financial Information). The exchange ratio is one share of Newco common stock for each common share of Mellon.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	ON WHAT AM I BEING ASKED TO VOTE?

A:	Bank of New York, Mellon and Newco have entered into the merger agreement, pursuant to which each of Bank of New York and Mellon will merge with and into Newco. You are being asked to vote to adopt the plan of merger contained in the merger agreement. It is currently anticipated that Mellon will be merged into Newco first, followed immediately by Bank of New York, although the parties may agree to change the order of the mergers in the future. After each merger is completed, Newco will be the surviving entity, and will conduct its business as “The Bank of New York Mellon Corporation”. The completion of the mergers will not affect the separate existence of Bank of New York’s or Mellon’s subsidiaries.

In addition, you are being asked to vote to approve two proposals related to Newco’s certificate of incorporation, upon which completion of the transaction is conditioned. The first such proposal would approve a provision in Newco’s certificate of incorporation, intended to provide additional certainty for the governance provisions that were extensively negotiated as part of the transaction, requiring during the first 36 months following completion of the transaction a 75 percent shareholder vote in order to modify, amend or repeal certain corporate governance-related provisions in the Newco bylaws. The second such proposal would approve a provision in Newco’s certificate of incorporation setting the number of authorized shares of Newco capital stock at 3,600,000,000. You are also being asked to vote on a proposal to adjourn or postpone the special meeting of Bank of New York or Mellon, as the case may be, if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes at the time of the relevant special meeting to adopt the plan of merger.

Q:	IF THE TRANSACTION IS COMPLETED, WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES?

A:	If you are a Bank of New York shareholder, you will receive 0.9434 shares of Newco common stock for each share of Bank of New York common stock that you own. You will also receive a cash payment for fractional Newco shares equal to the fractional share of Newco multiplied by the closing price of Mellon common stock on the trading day immediately preceding the date on which the transaction is completed.

If you are a Mellon shareholder, you will receive one share of Newco common stock for each share of Mellon common stock that you own.

Q:	WILL I BE TAXED ON THE CONSIDERATION THAT I RECEIVE IN EXCHANGE FOR MY SHARES?

A:	The transaction is intended to be generally tax-free to Bank of New York and Mellon shareholders for U.S. federal income tax purposes, except with respect to any cash received by Bank of New York shareholders instead of fractional shares of Newco common stock. Holders of Bank of New York or Mellon common shares are urged to consult with their tax advisors regarding the particular tax consequences of the transaction to them, including the effects of United States federal, state and local, foreign and other tax laws.

Q:	HOW DOES MY BOARD OF DIRECTORS RECOMMEND I VOTE ON THE TRANSACTION?

A:	Your board of directors unanimously recommends that you vote “FOR” adoption of the plan of merger and “FOR” approval of the two proposals relating to Newco’s certificate of incorporation.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The affirmative vote of (1) the holders of at least two thirds of the outstanding shares of Bank of New York common stock and (2) a majority of the votes cast by Mellon shareholders entitled to vote on adoption of the plan of merger is required to adopt the plan of merger. We urge you to vote. If a Bank of New York shareholder fails to vote or abstains, this will have the same effect as a vote against adoption of the plan of merger.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this joint proxy statement/prospectus in its entirety, indicate on your proxy card how you want your shares to be voted with respect to the adoption of the plan of merger. Then complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the internet. This will enable your shares to be represented and voted at the Bank of New York special meeting or the Mellon special meeting, as the case may be.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Without instructions from you, your broker will not be able to vote your shares. You must instruct your broker to vote your shares, following the directions your broker provides. Most brokers also offer telephone and internet voting options. Please refer to your voting form for specific instructions. To make certain that all of your shares are voted, please return each voting form you receive from your broker.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER?

A:	If you are a Bank of New York shareholder and fail to instruct your broker to vote shares held in “street name”, the resulting broker non-vote will have the same effect as a vote against adoption of the plan of merger. If you are a Mellon shareholder, a broker non-vote will have no effect on the vote to adopt the plan of merger.

Q:	CAN I CHANGE MY VOTE?

A:	Yes. If you have not voted through your broker, you may change your vote at any time before your proxy is voted at the special meeting. There are three ways you can change your vote after you have submitted your proxy (whether by mail, phone or through the internet):

• First, you can send a written notice to the Corporate Secretary of Bank of New York or the Secretary of Mellon, as the case may be, at the addresses listed below, stating that you would like to revoke the proxy that you submitted in connection with the adoption of the plan of merger.

If you are a Bank of New York shareholder:	If you are a Mellon shareholder:
The Bank of New York Company, Inc. One Wall Street New York, NY 10286 Attention: Bart R. Schwartz Corporate Secretary	Mellon Financial Corporation One Mellon Center 500 Grant Street Pittsburgh, PA 15258-0001 Attention: Carl Krasik Secretary

• Second, you can complete and submit a new proxy card or vote again by telephone or through the internet. Your latest vote actually received by Bank of New York or Mellon, as the case may be, before the special meeting will be counted, and any earlier votes will be revoked.

• Third, you can attend the Bank of New York or Mellon special meeting, as the case may be, and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. Please do NOT send in your stock certificates at this time. You will be provided at a later date with instructions regarding the surrender of your stock certificates or, if you hold uncertificated shares, instructions regarding how we will transfer your shares. You should then, in accordance with those instructions, send your Bank of New York or Mellon common stock certificates to the exchange agent.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION?

A:	We currently expect to complete the transaction in the third quarter of 2007. However, we cannot assure you when or if the transaction will be completed. Among other things, we must first obtain the approvals of our shareholders at the special meetings and the necessary regulatory approvals.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?

A:	If you are a Bank of New York shareholder and you have questions about the transaction or the Bank of New York special meeting or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
(800) 578-5378 (toll-free)
            or
(212) 269-5550 (call collect)

If you are a Mellon shareholder and you have questions about the transaction or the Mellon special meeting or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:

Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, New Jersey 07310
(877) 300-2900 (toll-free)
            or
(201) 680-5285 (call collect)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including documents incorporated by reference into this document, contains forward-looking statements with respect to the financial condition, results of operations and business of Bank of New York and Mellon and, assuming the completion of the transaction, Newco. Those statements include, but are not limited to, statements relating to:

•	synergies (including cost savings) and accretion/dilution to reported earnings expected to be realized from the transaction;

•	business opportunities and strategies potentially available to Newco;

•	transaction-related and restructuring costs expected to be incurred; and

•	management, operations and policies of Newco after the transaction.

Forward-looking statements also include statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “should” or similar expressions.

These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following risks:

•	the businesses of Bank of New York and Mellon, or businesses that either has recently acquired, may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected;

•	expected cost savings from the transaction may not be fully realized or realized within the expected time frame;

•	revenues following the transaction may be lower than expected;

•	operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	competitive pressures among financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues;

•	the strength of the United States economy in general and the strength of the local economies in which Newco will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, and a negative effect on Newco’s loan portfolio and allowance for loan losses;

•	changes in the United States and foreign legal and regulatory framework;

•	unanticipated regulatory or judicial proceedings or rulings;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or regulators located in other markets in which Newco will operate;

•	potential or actual litigation;

•	inflation and interest rate, market and monetary fluctuations;

•	management’s assumptions and estimates used in applying critical accounting policies may prove unreliable, inaccurate or not predictive of actual results;

•	the design of Bank of New York’s, Mellon’s or Newco’s disclosure controls and procedures or internal controls may prove inadequate, or may be circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

•	adverse conditions in the stock market, the public debt market and other capital markets both domestically and abroad (including changes in interest rate conditions) may negatively impact Bank of New York’s, Mellon’s or Newco’s capital markets and asset management activities; and

•	various domestic or international military or terrorist activities or conflicts.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond Bank of New York’s or Mellon’s ability to control or predict.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference into this joint proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents.

Except to the extent required by applicable law or regulation, Bank of New York, Mellon and Newco undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Bank of New York and Mellon have filed with the SEC, described under the section entitled “Where You Can Find More Information” on page 138, including the Annual Report on Form 10-K for the year ended December 31, 2006 of each of Bank of New York and Mellon.

All subsequent written or oral forward-looking statements concerning the transaction or other matters addressed in this joint proxy statement/prospectus and attributable to Bank of New York, Mellon or Newco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Neither Bank of New York’s nor Mellon’s independent registered public accounting firms have compiled, examined or otherwise applied procedures to the prospective financial information presented in this joint proxy statement/prospectus and, accordingly, do not express any opinion or any other form of assurance on that information or its achievability.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding how to vote on the transaction.

You cannot be sure of the market value of the Newco common stock to be issued upon completion of the transaction.

Upon completion of the transaction, each share of Bank of New York common stock will be converted into 0.9434 shares of Newco common stock and each share of Mellon common stock will be converted into one share of Newco common stock. The Bank of New York exchange ratio and Mellon exchange ratio will not be adjusted prior to completion of the transaction for changes in the market price of either Bank of New York common stock or Mellon common stock or for share repurchases or issuances of common stock by Bank of New York or Mellon, as permitted in limited circumstances by the merger agreement. Such market price fluctuations or changes in the number of outstanding shares of Bank of New York or Mellon common stock may affect the value that Bank of New York and Mellon shareholders will receive upon completion of the transaction. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations, many of which factors are beyond our control. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our stockholders solely because of changes in the market price of either of our common stocks.

The prices of Bank of New York common stock and Mellon common stock at the completion of the transaction may vary from their respective prices on the date the merger agreement was executed, on the date of this document and on the date of the special meetings. As a result, the value represented by the Bank of New York exchange ratio and Mellon exchange ratio will also vary. For example, based on the range of closing prices of Mellon common stock during the period from December 1, 2006, the last trading day before public announcement of the transaction, through April 13, 2007, the Bank of New York exchange ratio represented a value ranging from a high of $43.53 to a low of $37.78 for each share of Bank of New York common stock, and the Mellon exchange ratio represented a value ranging from a high of $46.14 to a low of $40.05 for each share of Mellon common stock. Because the date that the transaction is completed will be later than the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Newco common stock that you will receive upon completion of the transaction.

We may fail to realize the cost savings we estimate for the transaction.

The success of the transaction will depend, in part, on our ability to realize the anticipated cost savings from combining the businesses of Bank of New York and Mellon. To realize the anticipated benefits from the transaction, we must successfully combine the businesses of Bank of New York and Mellon in a manner that permits those cost savings to be realized. If we are not able to achieve these objectives successfully, the anticipated benefits of the transaction may not be realized fully or at all or may take longer to realize than expected. Such a failure could result in dilution to Newco’s earnings per share.

In addition, Bank of New York and Mellon have operated and, until the completion of the transaction, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with clients and employees or our ability to achieve the anticipated benefits of the transaction or could reduce our earnings.

The market price of the Newco shares after the transaction may be affected by factors different from those affecting the shares of Bank of New York and Mellon currently.

The businesses of Bank of New York and Mellon differ and, accordingly, the results of operations of Newco and the market price of Newco’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Bank of New York and Mellon. For a discussion of the businesses of Bank of New York and Mellon and of factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 138.

Newco may be subject to adverse regulatory conditions after completion of the transaction.

Before the transaction may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various other bank regulatory, antitrust and other authorities in the United States and in foreign jurisdictions. The governmental entities from which these approvals are required, including the Federal Reserve Board, may impose conditions on the completion of the transaction or require changes to the terms of the transaction. These conditions or changes could have the effect of delaying completion of the transaction or imposing additional costs on or limiting the revenues of Newco following completion of the transaction, any of which might have a material adverse effect on Newco following the transaction.

Until the transaction is completed or the merger agreement is terminated in accordance with its terms, Bank of New York and Mellon are prohibited from entering into certain business combination transactions.

The failure of either Bank of New York or Mellon to obtain the shareholder vote required for the transaction will not by itself give either company the right to terminate the merger agreement. As long as no other termination event has occurred, both companies would remain obligated to continue to use their reasonable best efforts to complete the transaction until December 31, 2007, which, depending on the timing of any failure to obtain the vote, could include calling additional shareholder meetings.

During the period the merger agreement is in effect, neither the Bank of New York nor the Mellon board of directors may withdraw or adversely modify its respective recommendation of the transaction to its shareholders, recommend an acquisition proposal other than the transaction, or negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the transaction, except as required by their fiduciary duties in the case of a superior proposal and subject to the other requirements of the merger agreement. The foregoing prohibitions could have the effect of delaying alternative strategic business combinations for a limited period of time.

In addition, Bank of New York and Mellon have entered into reciprocal stock option agreements pursuant to which each has granted to the other an option to purchase up to 19.9 percent of the number of shares of Bank of New York or Mellon common stock, as applicable, then issued and outstanding. In certain circumstances, these options could survive for 18 months after the termination of the merger agreement. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Bank of New York or Mellon from considering or proposing that acquisition.

BANK OF NEW YORK SPECIAL MEETING

This section contains information for Bank of New York shareholders about the special shareholder meeting Bank of New York has called to allow its shareholders to consider and adopt the plan of merger contained in the merger agreement. Bank of New York is mailing this joint proxy statement/prospectus to its shareholders on or about April 19, 2007. Together with this joint proxy statement/prospectus, Bank of New York is sending a notice of the special meeting and a form of proxy that Bank of New York’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the meeting.

Date, Time and Place

The Bank of New York special meeting will be held on May 24, 2007 at 9:00 a.m. local time at The Bank of New York, 101 Barclay Street, New York, New York, 10007-2119.

Matters to be Considered

At the Bank of New York special meeting, Bank of New York shareholders will be asked to:

•	adopt the plan of merger;

•	approve a provision in Newco’s certificate of incorporation requiring the affirmative vote of the holders of at least 75 percent of the voting power represented by the outstanding voting shares of Newco in order for the shareholders to modify, amend or repeal the arrangements contained in Article Five of Newco’s bylaws during the first 36 months following completion of the transaction, or to adopt any bylaw provision or other resolution inconsistent with such arrangements;

•	approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation; and

•	approve the adjournment or postponement of the Bank of New York special meeting, if necessary or appropriate, including to solicit additional proxies.

Although each of these proposals is being voted upon separately, approval of the first three proposals is a condition to completion of the transaction.

Proxies

If you are a Bank of New York shareholder, you should complete and return the proxy card accompanying this joint proxy statement/prospectus to ensure that your vote is counted at the Bank of New York special meeting, even if you plan to attend the Bank of New York special meeting. If you are a registered shareholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the internet by following the instructions described on your proxy card. If your shares are held in nominee or “street name”, you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and internet voting, availability and specific processes will depend on their voting arrangements. You can revoke a proxy at any time before the vote is taken at the Bank of New York special meeting by submitting to Bank of New York’s Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the Bank of New York special meeting and voting in person. Written notices of revocation and other communications about revoking Bank of New York proxies should be addressed to:

The Bank of New York Company, Inc.
One Wall Street
New York, NY 10286
Attention: Bart R. Schwartz
Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that Bank of New York receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted (i) “FOR” adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction, (iii) “FOR” the approval of the number of authorized shares of Newco capital stock and (iv) “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies. Approval of the first three proposals is a condition to completion of the transaction. Bank of New York’s board of directors is currently unaware of any other matters that may be presented for action at the Bank of New York special meeting. If other matters properly come before the Bank of New York special meeting, or at any adjournment or postponement of the meeting, Bank of New York intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

Bank of New York will bear the entire cost of soliciting proxies from its shareholders, except that Bank of New York and Mellon have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with the transaction. In addition to solicitation of proxies by mail, Bank of New York will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Bank of New York common stock and secure their voting instructions, if necessary. Bank of New York will reimburse the record holders for their reasonable expenses in taking those actions.

Bank of New York has also made arrangements with D.F. King & Co., Inc. to assist in soliciting proxies and in communicating with shareholders and has agreed to pay them a fee not expected to exceed $75,000 plus reasonable expenses for these services. If necessary, Bank of New York may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Bank of New York shareholders, either personally or by telephone, the internet, facsimile or letter.

Record Date

Bank of New York’s board of directors has fixed the close of business on April 12, 2007 as the record date for determining the Bank of New York shareholders entitled to receive notice of and to vote at the Bank of New York special meeting. At that time, 758,371,196 shares of Bank of New York common stock were outstanding, held by approximately 24,393 holders of record. As of the record date, directors and executive officers of Bank of New York and their affiliates had the right to vote 3,074,644 shares of Bank of New York common stock, representing less than one percent of the shares entitled to vote at the Bank of New York special meeting. Bank of New York currently expects that its directors and executive officers will vote such shares (i) “FOR” adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction, (iii) “FOR” the approval of the number of authorized shares of Newco capital stock and (iv) “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Bank of New York common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present.

Adoption of the plan of merger requires the affirmative vote of the holders of two thirds of the outstanding shares of Bank of New York common stock entitled to vote at the Bank of New York special meeting. Approval of each of the three other proposals requires that the votes cast in favor of the proposal exceed the votes cast in opposition. You are entitled to one vote for each share of Bank of New York common stock you held as of the record date.

Because the affirmative vote of the holders of two thirds of the outstanding shares of Bank of New York common stock entitled to vote on the adoption of the plan of merger at the Bank of New York special meeting is required to adopt the plan of merger, the failure to vote by proxy or in person will have the same effect as a vote against the plan of merger. Abstentions and broker non-votes also will have the same effect as a vote against the plan of merger. Accordingly, Bank of New York’s board of directors urges Bank of New York shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or to vote by telephone or through the internet.

Abstentions, failures to vote and broker non-votes will have no effect on the vote to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

Participants in Bank of New York Employee Plans

To the extent that you have any shares of Bank of New York common stock in Bank of New York’s Employee Stock Ownership Plan, Employee Savings & Investment Plan, or the Retirement Savings Plan of BNY Securities Group, please note that an enclosed proxy card contains the voting instructions for shares allocated to you under those plans and covers all shares you are entitled to vote under those plans. Signing and returning this proxy card, or voting by telephone or through the internet as explained below, will enable voting of the shares held in such plans. To the extent you have any shares of Bank of New York common stock in Bank of New York’s Employees’ Stock Purchase Plan, please note that an enclosed proxy card contains the voting instructions for that plan and covers all shares you are entitled to vote under that plan. Signing and returning this proxy card will be the sole method of voting the shares held in this plan. Please note that you will receive one or more proxy cards depending on how you own your shares. You must vote in accordance with the instructions provided with each proxy card in order to vote all of your shares.

Voting by Telephone or Through the Internet

Many shareholders of Bank of New York have the option to submit their proxies or voting instructions electronically by telephone or through the internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the internet depending on whether your shares are registered in Bank of New York’s stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or the voting instruction form forwarded by your broker, bank or other holder of record to see which options are available.

Bank of New York holders of record may submit proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the internet, by visiting the website indicated on their proxy card and following the instructions.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to Bank of New York shareholders, Bank of New York is relying upon SEC rules that permit us to deliver only one joint proxy statement/prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one joint proxy statement/prospectus, you may write or call us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you: Corporate Secretary, The Bank of New York Company, Inc., One Wall Street, 31st Floor, New York, New York, 10286, or by telephoning us at (212) 635-1787.

Recommendations of Bank of New York’s Board of Directors

Bank of New York’s board of directors has adopted the plan of merger. The board of directors believes that the transaction, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Bank of New York and its shareholders, and unanimously recommends that Bank of New York shareholders vote (i) “FOR” adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction, (iii) “FOR” the approval of the number of authorized shares of Newco capital stock, each of which is a condition to completion of the transaction, and (iv) “FOR” any proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

MELLON SPECIAL MEETING

This section contains information for Mellon shareholders about the special shareholder meeting Mellon has called to allow its shareholders to consider and adopt the plan of merger. Mellon is mailing this joint proxy statement/prospectus to its shareholders on or about April 19, 2007. Together with this joint proxy statement/prospectus, Mellon is sending a notice of the special meeting and a form of proxy that Mellon’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the meeting.

Date, Time and Place

The Mellon special meeting will be held on May 24, 2007 at 10:00 a.m. local time at The Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, PA, 15219.

Matters to be Considered

At the Mellon special meeting, Mellon shareholders will be asked to:

•	adopt the plan of merger;

•	approve a provision in Newco’s certificate of incorporation requiring the affirmative vote of the holders of at least 75 percent of the voting power represented by the outstanding voting shares of Newco in order for the shareholders to modify, amend or repeal the arrangements contained in Article Five of Newco’s bylaws during the first 36 months following completion of the transaction, or to adopt any bylaw provision or other resolution inconsistent with such arrangements;

•	approve the number of authorized shares of Newco capital stock as set forth in Newco’s certificate of incorporation; and

•	approve the adjournment or postponement of the Mellon special meeting, if necessary or appropriate, including to solicit additional proxies.

Although each of these proposals is being voted upon separately, approval of the first three proposals is a condition to completion of the transaction.

Proxies

If you are a Mellon shareholder, you should complete and return the proxy card accompanying this joint proxy statement/prospectus to ensure that your vote is counted at the Mellon special meeting, even if you plan to attend the Mellon special meeting. If you are a registered shareholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the internet by following the instructions described on your proxy card. If your shares are held in nominee or “street name”, you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and internet voting, availability and specific processes will depend on their voting arrangements. You can revoke a proxy at any time before the vote is taken at the Mellon special meeting by submitting to Mellon’s Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the Mellon special meeting and voting in person. Written notices of revocation and other communications about revoking Mellon proxies should be addressed to:

Mellon Financial Corporation
One Mellon Center
500 Grant Street, Room 4826
Pittsburgh, PA 15219-4403
Attention: Carl Krasik
Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that Mellon receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted (i) “FOR” adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction, (iii) “FOR” the approval of the number of authorized shares of Newco capital stock and (iv) “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies. Approval of the first three proposals is a condition to completion of the transaction. Mellon’s board of directors is currently unaware of any other matters that may be presented for action at the Mellon special meeting. If other matters properly come before the Mellon special meeting, or at any adjournment or postponement of the meeting, Mellon intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

Mellon will bear the entire cost of soliciting proxies from its shareholders, except that Bank of New York and Mellon have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with the transaction. In addition to solicitation of proxies by mail, Mellon will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Mellon common stock and secure their voting instructions, if necessary. Mellon will reimburse the record holders for their reasonable expenses in taking those actions.

Mellon has also made arrangements with Mellon Investor Services LLC to assist in soliciting proxies and in communicating with shareholders and has agreed to pay them a fee not expected to exceed $50,000 plus reasonable expenses for these services. If necessary, Mellon may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Mellon shareholders, either personally or by telephone, the internet, facsimile or letter.

Record Date

Mellon’s board of directors has fixed the close of business on April 12, 2007 as the record date for determining the Mellon shareholders entitled to receive notice of and to vote at the Mellon special meeting. At that time, 416,434,618 shares of Mellon common stock were outstanding, held by approximately 19,059 holders of record. As of the record date, directors and executive officers of Mellon and their affiliates had the right to vote 3,255,119 shares of Mellon common stock, representing less than one percent of the shares entitled to vote at the Mellon special meeting. Mellon currently expects that its directors and executive officers will vote such shares (i) “FOR” adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction, (iii) “FOR” the approval of the number of authorized shares of Newco capital stock and (iv) “FOR” any adjournment or postponement, if necessary or appropriate, including to solicit additional proxies.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Mellon common stock is necessary to constitute a quorum at the special meeting.

Adoption of the plan of merger and approval of each other proposal requires the affirmative vote of a majority of the votes cast by Mellon shareholders entitled to vote at the Mellon special meeting. Approval of the proposal relating to the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies, requires the affirmative vote of a majority of the votes cast by Mellon shareholders entitled to vote at the special meeting. You are entitled to one vote for each share of Mellon common stock you held as of the record date.

Mellon’s board of directors urges Mellon shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or through the internet.

Abstentions, failures to vote and broker non-votes will have no effect on the vote to adopt the plan of merger or the vote to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

Participants in Mellon Employee Plans

If you have any shares of Mellon common stock in Mellon’s 401(k) Retirement Savings Plan and Employee Stock Purchase Plan, please note that the enclosed proxy card also constitutes the voting instruction form for shares allocated to you under those plans and covers all shares you are entitled to vote under the plans, in addition to shares you may hold directly. Signing and returning the proxy card, or voting by telephone or through the internet as explained below, will enable voting of all shares, including those held in such plans.

Voting by Telephone or Through the Internet

Many shareholders of Mellon have the option to submit their proxies or voting instructions electronically by telephone or through the internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the internet depending on whether your shares are registered in Mellon’s stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or the voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

Mellon holders of record may submit proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the internet, by visiting the website indicated on their proxy card and following the instructions.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to Mellon shareholders, Mellon is relying upon SEC rules that permit us to deliver only one joint proxy statement/prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one joint proxy statement/prospectus, you may write or call us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you: Investor Relations, Mellon Financial Corporation, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania, 15258, or by telephoning us at (412) 234-5000.

Recommendations of Mellon’s Board of Directors

Mellon’s board of directors has adopted the plan of merger. The board of directors believes that the transaction, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mellon and its shareholders, and unanimously recommends that Mellon shareholders vote (i) “FOR” adoption of the plan of merger, (ii) “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction, (iii) “FOR” the approval of the number of authorized shares of Newco capital stock, each of which is a condition to completion of the transaction, and (iv) “FOR” any proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

INFORMATION ABOUT THE COMPANIES

The Bank of New York Company, Inc.
One Wall Street
New York, New York 10286
(212) 495-1784

The Bank of New York Company, Inc., a New York corporation, provides a broad array of banking and other financial services worldwide through its core competencies: securities servicing, treasury management, private banking and asset management. Bank of New York’s extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Bank of New York’s principal wholly owned banking subsidiary, which was founded in 1784, was New York’s first bank and is the nation’s oldest bank. At December 31, 2006, Bank of New York had total assets of $103.5 billion, assets under management of $190 billion, assets under custody of $13 trillion and total shareholders’ equity of $11.6 billion. Net income for the year ended December 31, 2006 was $3.0 billion.

Bank of New York is a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. As such, Bank of New York and its subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

Additional information about Bank of New York and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information” on page 138.

Mellon Financial Corporation
One Mellon Center
500 Grant Street
Pittsburgh, Pennsylvania 15258
(412) 234-5000

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing and payment solutions and investor services. Mellon has approximately $5.5 trillion in assets under management, administration or custody, including $995 billion under management.

Mellon was originally formed as a holding company for Mellon Bank, N.A., which has its executive offices in Pittsburgh, Pennsylvania. With its predecessors, Mellon Bank has been in business since 1869. In addition to Mellon Bank, Mellon’s banking subsidiaries include Mellon Trust of New England, National Association, headquartered in Boston, Massachusetts; Mellon United National Bank, headquartered in Miami, Florida; and Mellon 1st Business Bank, National Association, headquartered in Los Angeles, California. They engage in trust and custody activities, investment management services, banking services and various securities-related activities. The deposits of the banking subsidiaries are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

Mellon is a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. As such, Mellon and its subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

Additional information about Mellon and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information” on page 138.

The Bank of New York Mellon Corporation
One Wall Street
New York, New York 10286
(212) 495-1784

Newco, a Delaware corporation, was formed by Bank of New York and Mellon solely for the purpose of effecting the transaction, and is jointly owned by Bank of New York and Mellon. To date, Newco has not conducted any activities other than those incident to its formation, its adoption of the merger agreement and the preparation of this joint proxy statement/prospectus. Upon completion of the transaction, Bank of New York and Mellon will each have been merged with and into Newco, with Newco surviving. Following the completion of the transaction, Newco will continue its corporate existence under the laws of the State of Delaware under the name “The Bank of New York Mellon Corporation” and the business of Newco will be the business currently conducted by Bank of New York and Mellon. Newco will apply to the New York Stock Exchange to list its common stock on the New York Stock Exchange for trading under the symbol “BK”.

THE TRANSACTION

The following discussion summarizes the material aspects of the transaction. This discussion is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached as Annex A and is incorporated by reference. We encourage you to read the merger agreement in its entirety.

Structure of the Transaction; Consideration

Structure

On the closing date of the transaction, it is currently anticipated that

•	Mellon will merge with and into Newco, with Newco surviving and, immediately thereafter,

•	Bank of New York will merge with and into Newco, with Newco surviving.

Thereafter, Newco will continue as a Delaware corporation conducting the combined businesses of Bank of New York and Mellon, and will be named “The Bank of New York Mellon Corporation”. Newco will apply to the New York Stock Exchange to list its common stock on the New York Stock Exchange for trading under the symbol “BK”. The parties may agree to change the order in which Bank of New York and Mellon are merged with and into Newco.

Newco will have its corporate headquarters in New York, New York. Newco’s cash management and stock transfer businesses will be headquartered in Pittsburgh, Pennsylvania. In addition, Pittsburgh will be a primary location at which certain administrative functions of Newco, such as human resources, accounting, facilities management, technology and operations, will be conducted.

Consideration

Each share of Bank of New York common stock outstanding immediately prior to the completion of the transaction will automatically be converted, upon completion of the Bank of New York merger, into the right to receive 0.9434 shares of Newco common stock and a cash payment for any fractional shares of Newco based on the closing price of Mellon common stock on the trading day immediately preceding the date on which the transaction is completed.

Each share of Mellon common stock outstanding immediately prior to the completion of the transaction will automatically be converted, upon completion of the Mellon merger, into the right to receive one share of Newco common stock.

Bank of New York.  If you own 100 shares of Bank of New York common stock immediately prior to the merger of Bank of New York with and into Newco, when the transaction is completed, you will be entitled to receive:

•	94 shares of Newco common stock, and

•	an amount in cash equal to 0.34 (the remaining fractional interest in a Newco common share) multiplied by the closing price of Mellon common stock on the trading day immediately preceding the date on which the transaction is completed.

Mellon.  If you own 100 shares of Mellon common stock immediately prior to the merger of Mellon with and into Newco, when the transaction is completed you will be entitled to receive 100 shares of Newco common stock.

As a result of the transaction, Bank of New York shareholders immediately prior to the transaction will own approximately 63.2 percent, and Mellon shareholders immediately prior to the transaction will own approximately 36.8 percent, of the outstanding Newco common stock. These percentages are based on the number of shares of Bank of New York common stock and Mellon common stock issued and outstanding as of December 31, 2006.

The exchange ratios for Bank of New York and Mellon are fixed and will not be adjusted to reflect stock price changes prior to completion of the transaction. The exchange ratios will also not be adjusted to reflect share repurchases or issuances of common stock by either company prior to completion of the transaction, which are permitted under the terms of the merger agreement in limited circumstances. As such, the ownership percentages set forth above may change prior to completion of the transaction.

Background of the Transaction

From time to time, executives and representatives of Bank of New York and Mellon have spoken about the possibility of a business combination between the two companies. In 1998, following discussions between the parties, Bank of New York made a public proposal to acquire Mellon, which Mellon rejected. Nevertheless, executives and representatives of the two companies subsequently spoke, from time to time, about a possible transaction.

At a retreat on June 11-13, 2006, Bank of New York’s board of directors discussed strategic alternatives, including the possibility that Bank of New York might serve as a catalyst for consolidation in the trust and custody sector of the banking business. In this connection, the Bank of New York board of directors discussed the possibility of pursuing a strategic transaction with Mellon.

At the September 11, 2006 meeting of the Planning Committee of Bank of New York’s board of directors, Bruce W. Van Saun, one of Bank of New York’s Vice-Chairmen, made a presentation outlining the potential merits of a business combination with Mellon in light of Bank of New York’s recent strategic initiatives. Bank of New York’s senior management regularly presents to the Planning Committee analyses of potential strategic combinations that might enhance shareholder value.

On September 26, Thomas A. Renyi, Bank of New York’s Chairman of the Board and Chief Executive Officer, called Robert P. Kelly, Mellon’s Chairman, President and Chief Executive Officer. Mr. Renyi stated that he had been reading about Mellon’s reported bid for MFS Investment Management and suggested that it might be productive for Mellon and Bank of New York to consider a business combination.

On September 28, Mr. Kelly contacted Wesley W. von Schack, Mellon’s lead non-management director, to inform him of Mr. Renyi’s call.

On September 30, Messrs. Renyi and Kelly met for dinner in New York. They discussed the two companies’ business strategies and how they had evolved, potential revenue and expense synergies that such a combination might produce, and the possible executive leadership and board membership of a combined organization. They reached no conclusions but agreed to give further thought to the possibility of a business combination and to talk again. On or around the same day, Messrs. Renyi and Kelly also communicated concerning a possible exchange ratio.

On October 4, Messrs. Renyi and Kelly had a brief follow-up conversation and determined to continue to review the possibility of a business combination and to discuss the same with their respective boards of directors. Messrs. Renyi and Kelly discussed the concept that the transaction would be a merger of equals. Mr. Renyi expressed the view that — given the merger synergies that appeared to be possible, the likely significant accretion to earnings for Mellon’s shareholders and the fact that the market seemed to be undervaluing Bank of New York’s earnings — the exchange ratios should be set to provide an implied premium to Bank of New York’s recent market value.

Over the next several days, senior executive officers of Bank of New York and senior executive officers of Mellon consulted with their respective legal and financial advisors and reviewed the strategic and financial aspects of a possible business combination between the two companies, including the proposed exchange ratios. Bank of New York and Mellon tentatively agreed that the starting point for setting the exchange ratios would be based on the one-year average of the daily closing price of each company’s common stock. At the direction of Bank of New York and Mellon, respectively, the financial advisors for the two companies commenced negotiation of the exchange ratios, with Bank of New York’s financial advisors stressing that Bank of New York’s quality of earnings, Bank of New York’s lower price/earnings ratio, the growth potential of a combined company, and the substantial accretion to earnings that a combination could produce for Mellon’s shareholders justified an exchange ratio that would provide a premium to market for Bank of New York shareholders (of up to 10 percent of Bank of New York’s market value), and Mellon’s financial advisors arguing that, given that the contemplated transaction would be a merger of equals, there should be no implied premium to Bank of New York’s market value.

During this same period of time, Mr. Kelly contacted several members of Mellon’s board of directors to brief them regarding his discussions with Mr. Renyi, and Mr. Renyi had several conversations with Catherine A. Rein, Bank of New York’s presiding non-management director, to brief her on his discussions with Mr. Kelly. In those conversations, Mr. Renyi and Ms. Rein agreed that it would be helpful for Ms. Rein and Mr. von Schack to meet and that Bank of New York would call a telephonic board meeting for later that week.

On the morning of October 6, Ms. Rein and Mr. von Schack met in New York. They discussed, among other things, the potential executive leadership of a combined company, structural issues and Mellon’s commitment to the greater Pittsburgh area.

On the afternoon of October 6, Bank of New York’s board of directors held a special telephonic meeting. Representatives of Sullivan & Cromwell LLP and Goldman Sachs, Bank of New York’s legal and financial advisors, respectively, as well as John M. Liftin, Bank of New York’s General Counsel, participated in the meeting. Ms. Rein reported on her meeting that morning with Mr. von Schack. Bank of New York’s board of directors and its advisors discussed the possible terms of a business combination, its potential implications for Bank of New York, its shareholders and its other constituencies, and the manner in which such a transaction might be further explored.

On October 7, Mellon’s board of directors held a special telephonic meeting. Mr. Kelly informed the board of the recent discussions with Bank of New York representatives, and the board of directors discussed the potential advantages and risks to Mellon, its shareholders and its other constituencies of such a transaction and endorsed continuing exploratory discussions with representatives of Bank of New York.

On the morning of October 9, Mr. Renyi and Gerald L. Hassell, President of Bank of New York, met with Mr. Kelly in New York. They discussed the business strategies of the two companies and how the two organizations might be combined, covering, among other things, board composition and executive leadership. On the same day, Mr. Kelly updated Mr. von Schack regarding the meeting with representatives of Bank of New York.

On the evening of October 9, Bank of New York’s board of directors met with representatives of Sullivan & Cromwell and Goldman Sachs, as well as Mr. Liftin and Mr. Van Saun. Mr. Renyi briefed the board on recent discussions with Mellon, the representatives of Goldman Sachs addressed the financial implications of the potential combination, the representatives of Sullivan & Cromwell advised on legal and regulatory issues, and the board discussed the potential advantages and risks to Bank of New York and its shareholders of such a transaction.

On the morning of October 10, Bank of New York’s board of directors resumed its meeting. The directors again discussed the possible business combination. Later that morning, Mr. Kelly met with Bank of New York’s non-management directors. He discussed his views of the future of Bank of New York’s and Mellon’s businesses and the benefits of a possible transaction.

On the evening of October 10, Mr. Kelly met with Messrs. Renyi and Hassell, a partner of Sullivan & Cromwell and a partner of Simpson Thacher & Bartlett LLP, Mellon’s legal advisor. The parties discussed a wide range of business, structural and governance issues, including the potential executive team for a combined company.

On October 11, Mellon’s board of directors held a special telephonic meeting, which representatives of Simpson Thacher & Bartlett and its financial advisors, UBS and Lazard, attended. Mr. Kelly briefed the board regarding recent discussions with Bank of New York representatives, and the board of directors discussed the potential advantages and risks to Mellon, its shareholders and its other constituencies of such a transaction.

Between October 10 and October 12, the legal and financial representatives of the two companies and Ms. Rein and Mr. von Schack had several conversations relating to structural and governance issues.

On October 12, Ms. Rein and Mr. von Schack spoke by telephone. They discussed the extent to which a combined company would retain operations and employees in the Pittsburgh area, transition management, the composition of the board of directors, and lines of reporting for senior executive management.

Bank of New York’s board of directors had a special telephonic meeting the afternoon of October 12. Ms. Rein reported on her recent conversations with Mr. von Schack. After a full discussion, the board determined that further discussions with Mellon would probably not be productive at that time and asked Ms. Rein to communicate that conclusion to Mr. von Schack. The next day, Ms. Rein called Mr. von Schack and conveyed the message. Mr. von Schack noted the points of disagreement, which related to the structure of Newco’s Board of Directors, Newco’s state of incorporation, the name of the combined company and other governance matters, but indicated that there was a basis for the discussions to continue.

Over the next few days, Messrs. Renyi and Kelly spoke again. After consulting with Ms. Rein, Mr. Renyi proposed that he and Mr. Hassell meet with Mellon’s board of directors.

On October 17, Messrs. Renyi and Hassell met with Mellon’s board of directors in Pittsburgh. Messrs. Renyi and Hassell discussed, among other things, Bank of New York’s businesses, strategy, the potential revenue and expense synergies that a combination of the two companies could produce, the global reach of Bank of New York’s business, and the potential commitment of Bank of New York relating to employees and operations in Pittsburgh. Messrs. Renyi and Hassell also discussed businesses in which Bank of New York has extensive operations but Mellon does not, including corporate trust, depositary receipts and securities clearance, and the complementary fit of those businesses with Mellon’s existing business.

On October 25, Messrs. Hassell and Kelly met over dinner in New York. The purpose of the meeting was to enable the two to become better acquainted, to discuss the businesses of the two companies, and to share thoughts on the potential benefits to the companies and their shareholders and other constituencies of a business combination.

On October 27, Messrs. Kelly and Hassell had a telephone conversation to discuss a process for continuing to explore the possibility of a business combination between the two companies. On November 1, the two companies executed a confidentiality agreement.

On the weekend of November 4-5, Mr. Van Saun and Donald R. Monks, a Vice Chairman of Bank of New York, met with Steven G. Elliott, Mellon’s Senior Vice Chairman, and Michael A. Bryson, Mellon’s Chief Financial Officer. They reviewed information concerning the two companies’ businesses, identified potential revenue and expense synergies and developed a timeline for and an outline of the due diligence process and investor presentation.

At separate meetings on November 6, senior executives of Bank of New York met with representatives of Goldman Sachs, and senior executives of Mellon met with UBS and Lazard, to review what their senior management representatives had learned over the weekend and to review financial aspects of a business combination between the two companies.

Later that day, representatives of Goldman Sachs and UBS met to discuss certain terms of a proposed transaction, including the exchange ratios. Part of the discussion was on the time period to be used as the basis for considering the proposed exchange ratios. The financial advisors discussed, among other factors, that a longer period would give a more representative ratio than using a shorter period in which Bank of New York’s business was affected by the results of an extraordinary, one-time event — the swap of Bank of New York’s retail business for the corporate trust business of JPMorgan Chase & Co., which had been completed in October. Further discussion of the exchange ratios centered on the difference in the companies’ price/earnings ratios, with Goldman Sachs continuing to argue, on behalf of Bank of New York, that the market was undervaluing Bank of New York’s earnings compared to those of Mellon, and that the combination is expected to produce significant accretion to earnings for Mellon’s shareholders.

Following this discussion, the two chief executive officers and the parties’ respective financial advisors, in consultation with senior management, negotiated the proposed exchange ratios, which were later presented to each board in connection with their approval of the transaction. The final exchange ratios agreed upon by

Bank of New York and Mellon were based on the exchange ratio implied by the one-year average ratio between Bank of New York and Mellon common stock prices with an implied modest premium to Bank of New York’s market price and no premium to Mellon’s market price; the resultant expected accretion to earnings per Mellon share would be substantial and greater than the expected accretion to earnings per Bank of New York share.

On November 8 and 9, Messrs. Kelly, Elliott, Renyi and Hassell met in New York. They discussed the potential combination of the two organizations, including where the companies’ administrative staffs and other operations would be located, the name of the combined organization and the executive team to lead the combined organization.

On November 12, Messrs. Renyi, Hassell, Van Saun, Monks and Gibbons met in New York with Messrs. Kelly and Elliott. The primary purpose of the meeting was for these senior executives to share ideas about a combined company and to become better acquainted.

On November 13, Bank of New York’s board of directors had a special telephonic meeting with representatives of Goldman Sachs and Sullivan & Cromwell. Mr. Renyi and Goldman Sachs reported on the most recent discussions with Mellon and its representatives concerning transaction terms and potential expense savings. The board discussed open issues, timing and next steps and requested Mr. Renyi and the Bank of New York’s representatives to continue working toward an agreement with Mellon for the board to consider.

Throughout the course of the November discussions, Mr. Renyi and Mr. Kelly periodically updated individual directors on the status of the discussions.

On November 18, Mellon’s board of directors held a special meeting which representatives of UBS, Lazard and Simpson Thacher & Bartlett attended. Mr. Kelly and other members of Mellon’s senior management reviewed the discussions with Bank of New York since the board’s previous meeting, including discussions regarding the proposed financial terms of the transaction, proposed governance and executive management arrangements and the status of discussions regarding the corporate and operating names for the combined institution. Mr. Kelly also reported on the status of discussions regarding the combined company’s continued presence in Pittsburgh as well as its other possible commitments to the greater Pittsburgh and Western Pennsylvania communities and Mellon’s other constituencies. The board discussed the foregoing matters and the strategic benefits and risks of the proposed transaction and asked questions of Mellon’s senior management and financial and legal advisors.

On November 20, three Bank of New York directors — William C. Richardson, Richard J. Kogan and Samuel C. Scott — met with Mr. Kelly over dinner. They discussed Mr. Kelly’s ideas concerning business strategy and his experience.

On November 21, Messrs. Hassell, Van Saun and Timothy F. Keaney, a Senior Executive Vice President of Bank of New York, met in Boston with Messrs. Kelly, Elliott and Bryson, as well as with James P. Palermo, Ronald P. O’Hanley and David F. Lamere, each a Vice Chairman of Mellon and, respectively, responsible for Mellon’s asset servicing, asset management and private wealth management businesses. The executives reviewed Mellon’s and Bank of New York’s businesses, with particular attention to their financial performance and growth characteristics. The group also reviewed potential revenue synergies and expense savings.

In the following days, senior executives of the companies and the companies’ financial advisors had numerous conversations concerning financial and strategic matters surrounding the potential business combination.

On November 22, Simpson Thacher & Bartlett delivered a form of merger agreement to Sullivan & Cromwell. Over the following 10 days, the two companies and their legal and financial advisors negotiated the terms of the proposed merger agreement and related documents, including reciprocal stock option agreements.

During the week of November 27, representatives of each company and their legal advisors (including, in the case of Mellon, Reed Smith LLP) conducted detailed due diligence by reviewing documents and interviewing executives and representatives of the other company. Meetings were held both in Pittsburgh and New York. The results of these detailed reviews confirmed the soundness of the proposed business combination and the reasonableness of the synergy assumptions. In addition, discussions regarding the potential terms of the proposed transaction continued among the companies’ senior executives. In the course of the due diligence process undertaken by Bank of New York and Mellon, limited preliminary, forward-looking financial information was exchanged. This preliminary financial information was not prepared for the purpose of public disclosure in accordance with SEC rules and United States generally accepted accounting principles. The purpose of the exchange of this information was to enable Bank of New York and Mellon to confirm that reliance upon the I/B/E/S estimates for each party was reasonable in analyzing and explaining the financial aspects of the proposed transaction. Accordingly, I/B/E/S numbers were used by the boards and managements in their consideration of the terms of the transaction and by the financial advisors in preparing their financial analyses. For more information on these financial analyses, please see the section entitled “Opinions of Financial Advisors” on page 65. Mellon also reviewed certain other internal forecasts of financial information that Bank of New York had prepared for purposes unrelated to the transaction negotiations in June 2006. For more information on this financial information, please see the section entitled “Nonpublic Forward-Looking Information Shared by Bank of New York” on page 46.

On November 29, Messrs. Hassell and Renyi had a dinner meeting with four of Mellon’s independent directors. They discussed the results of the two companies’ due diligence investigations, cost and revenue synergies, potential commitments concerning employees and operations in Pittsburgh, and the process for integrating the two companies’ operations.

On December 1, the Mellon board held a special telephonic meeting regarding the proposed business combination. Representatives of Mellon’s financial advisors, UBS and Lazard, and its legal advisors, Simpson Thacher & Bartlett and Reed Smith, attended the meeting. Mr. Kelly and other members of Mellon’s senior management updated the board regarding the status of negotiations and the structure and terms of the proposed transaction. Mellon’s senior management reported to the board regarding its due diligence investigation of Bank of New York and responded to questions from the board. A representative of Simpson Thacher & Bartlett reviewed with Mellon’s board the terms of the proposed merger agreement and reciprocal stock option agreements, and a representative of Reed Smith reviewed with the board its fiduciary duties under Pennsylvania law in relation to the proposed transaction. Mr. Kelly reviewed the major expected impacts of the transaction on each of Mellon’s constituencies. Mellon’s financial advisors discussed with the board their work to date in connection with the proposed transaction, and Mellon’s legal and financial advisors responded to questions from directors. At the conclusion of this meeting, Mellon’s board authorized its senior management to complete its negotiation of the terms of the definitive merger agreement and related agreements, including reciprocal stock option agreements, for presentation to the board for further consideration on December 3.

On December 3, each company’s board of directors met with that company’s legal and financial advisors and certain of its senior executive officers. At Bank of New York’s board meeting, Mr. Renyi reviewed the discussions with Mellon since September 26 and outlined the basic terms of the proposed transaction. Sullivan & Cromwell partners advised the directors on their fiduciary duties in connection with their consideration of the proposed transaction and on other legal issues. Representatives of Goldman Sachs reported on the work that Goldman Sachs had done in connection with the proposed transaction, reviewed the strategic and financial aspects of the proposed transaction, and discussed the terms of the proposed transaction. Representatives of Goldman Sachs orally advised Bank of New York’s board of directors of its opinion, subsequently confirmed in writing, that, as of December 3, 2006, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs, the proposed Bank of New York exchange ratio was fair, from a financial point of view, to the holders of Bank of New York’s common stock. Messrs. Van Saun and Gibbons reported on the results of the due diligence investigation of Mellon. Messrs. Van Saun and Hassell discussed specific business issues and risks that the proposed transaction would present and steps that could be taken to manage those risks. Sullivan & Cromwell partners reviewed the terms of the proposed agreements and the proposed resolutions that the board was being asked to approve. The directors who had met with Mr. Kelly on November 20 commented on Mr. Kelly and on that meeting. The board discussed such matters and asked questions of Bank of New York’s senior management, legal counsel and financial advisors. The management participants then left the meeting and the independent directors met in executive session. Following the discussion in executive session, the management participants returned and, after further discussion, on motion duly made and seconded, the board unanimously voted to adopt the proposed plan of merger set forth in the merger agreement, to approve the transactions it contemplates, and to recommend that Bank of New York’s shareholders vote to adopt the plan of merger.

At Mellon’s board meeting on December 3, the board received a description of the final proposed terms of the merger agreement and related agreements, and additional presentations from Mellon’s senior management and legal and financial advisors regarding the financial, business, strategic, and legal issues related to the transaction. At the meeting, UBS and Lazard reviewed with Mellon’s board their joint financial analysis of the Mellon exchange ratio, and each delivered to Mellon’s board an oral opinion, confirmed by delivery of a written opinion, dated December 3, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the Mellon exchange ratio was fair, from a financial point of view, to holders of Mellon common stock. After deliberation, Mellon’s board concluded that the transaction was fair to and in the best interests of Mellon and its shareholders and unanimously adopted the plan of merger contained in the merger agreement and the related agreements and resolved to recommend that its shareholders vote to adopt the plan of merger.

That evening, the two companies signed the merger agreement. The next morning, they issued a joint press release, filed Forms 8-K with the SEC, and held a joint meeting, conference call and webcast to announce the transaction.

On February 22, 2007, Newco became a party to the merger agreement by executing a supplement to the merger agreement. On February 23, 2007, the two companies and Newco entered into an amended and restated merger agreement to change the order of the two mergers, to reflect the complete Certificate of Incorporation and By-Laws of Newco and to make other technical amendments. On March 30, 2007, the parties and Newco further amended and restated the merger agreement for the purpose of reducing the number of committees of the Newco Board of Directors, making technical amendments to the manner of establishing the charitable foundations created pursuant to the merger agreement and adding approval by the shareholders of Bank of New York and Mellon of Proposals No. 2 and 3 set forth in this joint proxy statement/prospectus to the condition requiring adoption of the merger agreement by the shareholders of Bank of New York and Mellon.

Bank of New York’s Reasons for the Transaction; Recommendation of Bank of New York’s Board of Directors

In reaching its decision to adopt the plan of merger and recommend adoption of the plan of merger to its shareholders, Bank of New York’s board of directors consulted with management, as well as with its legal and financial advisors, and considered a number of factors, including:

•	each of Bank of New York’s and Mellon’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the board of directors considered that Mellon’s business and operations complement those of Bank of New York, that Mellon’s financial condition and asset quality are sound, and that Mellon’s earnings and prospects, and the synergies potentially available in the proposed transaction, create the opportunity for the combined company to have superior future earnings and prospects compared to Bank of New York’s earnings and prospects on a stand-alone basis. In particular, the board of directors considered the following:

•	the ability to leverage complementary business lines across a larger customer base in diverse markets;

•	the opportunity to strengthen the combined company’s presence in its core domestic markets and around the world and to take advantage of higher growth international operations; and

•	the combined company’s position as one of the largest financial services organizations in the United States in terms of assets under custody, assets under management, issuer services, clearing services, wealth management and cash management;

•	its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate environment, the continuing consolidation of the industry, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

•	the structure of the transaction as a true merger in which Bank of New York’s board of directors and management would have substantial participation in the combined company; in particular, Bank of New York’s board of directors considered the following:

•	that the Board of Directors of the combined company would consist initially of ten Bank of New York directors and eight Mellon directors;

•	that the Executive Chairman of the combined company would initially be Bank of New York’s current Chief Executive Officer, that the current Chief Executive Officer of Mellon would serve as the Chief Executive Officer of the combined company and the President of Bank of New York would continue to serve as President of the combined company; and

•	the substantial participation of other Bank of New York officers in senior management of the combined company;

•	the consistency of the transaction with Bank of New York’s business strategies, including achieving strong earnings growth, improving customer attraction and retention and focusing on cost management;

•	its conclusion after its analysis that Bank of New York and Mellon are a complementary fit because of the nature of the markets served and products offered by Bank of New York and Mellon and the expectation that the transaction would provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities and enhanced opportunities for growth;

•	Bank of New York and Mellon’s shared belief in a disciplined and thoughtful approach to the combination, structured to maximize the potential for synergies and minimize the loss of customers and to further diversify the combined company’s operating risk profile versus those of the stand-alone companies;

•	its belief that the transaction is likely to increase value to shareholders, given that, from the perspective of a Bank of New York shareholder, the transaction is expected to be immediately accretive on a cash basis to Bank of New York shareholders and accretive on a GAAP basis in 2008;

•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Bank of New York’s shareholders;

•	the financial analyses and presentation of Goldman Sachs, and its opinion, dated December 3, 2006, to the effect that, as of that date and based upon and subject to the assumptions made (including assumptions regarding certain cost savings and operating synergies projected by the managements of Bank of New York and Mellon to result from the transaction), procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs set forth in its opinion, the Bank of New York exchange ratio was fair, from a financial point of view, to the holders of Bank of New York common stock;

•	the fact that the Bank of New York exchange ratio is fixed, which the Bank of New York board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its review with its legal advisor, Sullivan & Cromwell, of the merger agreement and stock option agreements, including the provisions of the merger agreement and the stock option agreements designed to enhance the probability that the transaction will be completed;

•	its review and discussions with Bank of New York’s management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Mellon;

•	its expectation that the required regulatory approvals could be obtained; and

•	the perceived similarity in corporate cultures, which would facilitate integration and implementation of the transaction.

Bank of New York’s board of directors also considered the potential risks related to the transaction but concluded that the anticipated benefits of combining with Mellon were likely to substantially outweigh these risks. These potential risks included:

•	the diversion of management focus and resources from other strategic opportunities, operational matters and integration of previous acquisitions by Bank of New York and Mellon while working to implement the transaction and integrate the two companies;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or in the time frame currently contemplated;

•	the transaction-related restructuring charges;

•	the regulatory and other approvals required in connection with the transaction and the likelihood that regulatory approvals will be received in a timely manner and without unacceptable conditions;

•	the possibility of heightened focus on clients by competitors; and

•	that Mellon would receive an option to purchase up to 19.9 percent of Bank of New York’s outstanding common stock under certain conditions, as described in the section entitled “The Stock Option Agreements” on page 98.

Although Bank of New York’s board of directors considered these and other factors, the board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. For example, the negotiation of an exchange ratio involves a wide number of factors and considerations, and, consistent with Goldman Sach’s view that its analyses must be considered as a whole and that selecting portions of its analyses or certain factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the processes underlying its opinion, Bank of New York’s board of directors considered the entirety of the analyses provided by Goldman Sachs. Bank of New York’s board did not attempt to form any conclusions as to whether any particular line item analysis of Goldman Sachs (several of which implied numerous exchange ratios including those higher and lower than the actual exchange ratio in the transaction) did or did not by itself support the board’s recommendation. Certain items presented to the board of directors by Goldman Sachs, taken in isolation, implied a different exchange ratio than the 0.9434 exchange ratio embodied in the merger agreement. For example, in Goldman Sachs’ Historical Exchange Ratio Analysis (see “Opinion of Bank of New York’s Financial Advisor — Historical Exchange Ratio Analysis”), an analysis of the five-year and three-year average historical stock price exchange ratios implied an exchange ratio of 1.0085 and 0.9943, respectively. Similarly, comparison of relative contributions of Bank of New York and Mellon to some of the combined company’s line items (see “Opinion of Bank of New York’s Financial Advisor — Contribution Analysis”), such as 2007 and 2008 estimated earnings, net interest income and net loans, implied exchange ratios in excess of 0.9434. By contrast, the analysis of the one-year average historical stock price exchange ratio implied an exchange ratio of 0.9295, which is lower than the exchange ratio in the merger agreement (see “Opinion of Bank of New York’s Financial Advisor — Historical Exchange Ratio Analysis”) and some Contribution Analysis line items, such as market capitalization at December 1, 2006, non-interest income and total net revenue implied exchange ratios lower than 0.9434 (see “Opinion of Bank of New York’s Financial Advisor — Contribution Analysis”). The board of directors collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the transaction is in the best interests of Bank of New York and its shareholders.

Bank of New York’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

It should be noted that this explanation of the reasoning of Bank of New York’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22.

For the reasons set forth above, the Bank of New York board of directors determined that the transaction, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Bank of New York and its shareholders, and unanimously adopted the plan of merger contained in the merger agreement. The Bank of New York board of directors unanimously recommends that the Bank of New York shareholders vote “FOR” the adoption of the plan of merger, “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction and “FOR” the approval of the number of authorized shares of Newco capital stock, each of which is a condition to completion of the transaction.

Mellon’s Reasons for the Transaction; Recommendation of Mellon’s Board of Directors

Mellon’s board of directors concluded, in reaching its decision to adopt the plan of merger and recommend the adoption of the plan of merger to Mellon’s shareholders, that Mellon and Bank of New York have a unique strategic fit and that the transaction provides an exceptional opportunity for enhanced financial performance and shareholder value. The board of directors also took into consideration the fact that the terms of the transaction provide for substantial participation by Mellon’s board and management in the operations of the combined company. In concluding that the transaction is in the best interests of Mellon and its shareholders, Mellon’s board of directors considered, among other things, the following strategic and financial benefits of the transaction, all of which it viewed as supporting its decision to approve the transaction:

•	The balanced and complementary nature of the business lines and customer bases of Mellon and Bank of New York. In particular, the Mellon board of directors noted that, on a pro forma basis, the combined company would have leadership positions in a number of key businesses, including ranking first in the world in global custody, based on assets under custody as of September 30, 2006; first in the United States in corporate trust and depositary receipts services, based on assets under corporate trusteeship; among the top five asset management businesses in the United States, based on assets under management as of September 30, 2006; and among the top ten wealth management businesses in the United States based on assets under management as of June 30, 2006.

•	The greater scale and global reach to be derived from the merger. Mellon’s board of directors noted that, on a pro forma basis, the combined company would be the 11th largest U.S. financial institution by market capitalization, with $149.3 billion in total assets as of September 30, 2006, and $15 billion in shareholders’ equity as of that date. Mellon’s board also noted that the combined company would have operations in 100 markets in 37 countries, including businesses in 30 states of the United States as well as substantial operations in other key locations in North and South America, Europe and Asia.

•	The Mellon board of directors’ belief that the combined company will have a more balanced business mix, which will tend to reduce volatility in the operating results of the combined company.

•	The Mellon board of directors’ belief that, in light of the increasing globalization, scale and financial resources of the financial services institutions with which it competes, together with the likelihood of further industry consolidation, Mellon would be better positioned by pursuing a transaction with Bank of New York than in the absence of such a transaction. In particular, the Mellon board noted that the proposed transaction with Bank of New York represented a unique opportunity to achieve Mellon’s strategic goals in the context of a transaction that incorporated and preserved Mellon’s historic roots in Western Pennsylvania and also benefited Mellon’s employees, customers and other constituencies.

•	The Mellon board of directors’ expectation that the transaction will produce significant value for Mellon’s shareholders. In particular, Mellon believes that:

•	the transaction should be immediately accretive to Mellon shareholders on a GAAP basis;

•	the combined company will likely generate meaningful excess capital that may be reinvested and deployed for the benefit of its shareholders or used to buy back shares;

•	the transaction is expected to result in annual cost savings of approximately 8.5 percent of the combined expenses of Mellon and Bank of New York, to be phased in over the three-year period following the closing of the merger; and

•	while revenue enhancements were not included in the synergies forecasted by Mellon’s management, the transaction will create meaningful potential revenue opportunities, including opportunities to cross-sell expanded products and services to a larger combined customer base and to apply Bank of New York’s greater distribution capabilities to distribute Mellon’s asset and wealth management products and services.

•	The structure of the transaction as a true merger in which Mellon’s current board of directors and management would have substantial participation in the combined company. This continued representation by Mellon in the new company enhances the likelihood that the strategic benefits that Mellon expects to achieve as a result of the merger will be realized and that the benefits and talents that Mellon brings to the combined institution will be appropriately valued and effectively utilized. In particular, Mellon’s board of directors considered the following:

•	immediately after the transaction, the board of directors of Newco will consist of 18 directors, eight of whom will be current Mellon directors and ten of whom will be current Bank of New York directors, with a similar seven and nine combination to be continued after the resignation of Bank of New York’s current Chairman from the board of directors after 18 months (or earlier, as the case may be);

•	committees of the Newco board of directors will be comprised of a combination of current Mellon and Bank of New York directors, with a sharing of committee chair positions and agreed-upon memberships that reflect a sharing of responsibilities and a balance between Mellon and Bank of New York continuing directors;

•	the chief executive officer of the combined company will be Mellon’s current chief executive officer, with Mellon’s chief executive officer to succeed to the chairmanship of the board at the end of an 18-month period;

•	Mellon’s senior management will have substantial senior management positions in the combined company; and

•	the integration team will be co-headed by Mellon’s current Senior Vice Chairman.

•	The provisions of the merger agreement ensuring Newco’s continued commitment to Western Pennsylvania and the greater Pittsburgh metropolitan area, as further described under the caption “The Transaction — Pittsburgh-Area Community Commitments”, including:

•	commitments in the merger agreement to locate substantial business operations of the combined company in Pittsburgh and to use reasonable best efforts to create jobs in the Western Pennsylvania area over the three- to five-year period after the transaction, so that the employment levels of the combined company in that area are equal to or greater than those of Mellon at the time the transaction is completed;

•	the formation of an Advisory Board to advise the combined company on various matters relating to the Western Pennsylvania area;

•	the appointment of senior executives responsible for advising the Chief Executive Officer of the combined company regarding issues affecting Pennsylvania and representing the combined company with major Pennsylvania business and civic organizations; and

•	an $80 million charitable foundation dedicated to grant-making in Western Pennsylvania and commitments designed to ensure that the combined company will continue Mellon’s tradition of charitable giving to the greater Pittsburgh metropolitan area.

•	The Mellon board of directors’ belief that the risks to achieving the strategic benefits of the transaction are relatively low. Although any integration of two large financial institutions poses challenges, Mellon’s board of directors believes that management’s plan to integrate the businesses of the combined company over a three-year period following the closing, and its emphasis on a disciplined and staged integration effort, will minimize any customer retention issues and disruption to the communities and employees of the combined company.

In addition to considering the strategic and financial factors outlined above, Mellon’s board of directors considered the following additional factors, all of which it viewed as supporting its decision to adopt the plan of merger:

•	historical information concerning the respective businesses, financial condition, results of operations, prospects and stock performance of Mellon and Bank of New York, which Mellon’s board of directors considered in its assessment of the relative values of Mellon, Bank of New York and the combined company;

•	current conditions, developments and trends in the banking industry, general economy and capital markets and the Mellon board’s analysis of their potential impacts on Mellon, Bank of New York and the combined company;

•	results of the due diligence investigation of Bank of New York’s businesses and operations, as presented by Mellon’s senior management;

•	Mellon’s legal advisors’ expectation that the transaction will be generally tax-free for United States federal income tax purposes to Mellon shareholders;

•	the terms and conditions of the merger agreement and stock option agreements, including their reciprocal nature and the provisions contained in those agreements designed to enhance the probability that the merger will be completed, which Mellon’s board determined were appropriate in a strategic transaction of this type;

•	the fact that the exchange ratios in the merger agreement were fixed and would not fluctuate, as is customary in transactions of this nature, and the conclusion of the Mellon board of directors that this was appropriate in view of the long-term strategic purposes of the merger, fairly captures the respective ownership interests of the shareholders of Mellon and Bank of New York based on fundamental value assessments and avoids fluctuations based on near-term market volatility; and

•	UBS’ and Lazard’s separate opinions, each dated December 3, 2006, to Mellon’s board of directors based on and subject to the assumptions made (including, among other things, assumptions regarding certain synergies and other benefits projected by the managements of Bank of New York and Mellon to result from the transaction), procedures followed, matters considered and limitations on the review undertaken, as to the fairness, from a financial point of view and as of the date of the opinion, of the Mellon exchange ratio, as more fully described below under “Opinions of Mellon’s Financial Advisors”.

Mellon’s board of directors also considered the potential adverse consequences of the transaction, including the following:

•	the challenges of integrating two large financial services companies;

•	the risk of not achieving the expected cost savings, potential revenue synergies and other benefits in the amounts or on the time schedules contemplated;

•	the risk of diverting management’s attention and resources from other strategic opportunities and operational matters to focus on combining the companies; and

•	the risks associated with possible delays in obtaining necessary approvals and the terms of those approvals.

Mellon’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Rather, Mellon’s board of directors conducted an overall review of the factors described above, including thorough discussions with Mellon’s senior management and legal and financial advisors. In addition, individual members of Mellon’s board of directors may have given different weight to different factors. In particular, consistent with the views of UBS and Lazard that their financial analyses must be considered as a whole and that selecting portions of the analyses and factors considered could create a misleading view of the process underlying their respective opinions, Mellon’s board of directors considered the entirety of the joint financial presentation of UBS and Lazard. Mellon’s board did not attempt to form any conclusions as to whether any particular line item analysis of UBS and Lazard (several of which implied numerous exchange ratios including those higher and lower than the actual exchange ratio in the transaction) did or did not by itself support the board’s recommendation. Certain items presented to Mellon’s board of directors by UBS and Lazard, taken in isolation, implied a different exchange ratio than the one-for-one exchange ratio embodied in the merger agreement. For example, in the Historical Exchange Ratio Analysis presented by UBS and Lazard (see “Summary of Joint Financial Analyses of Mellon’s Financial Advisors — Historical Exchange Ratio Analysis”), an analysis of the 10-day, 30-day and 60-day average historical stock price exchange ratio implied exchange ratios of 1.0682, 1.0621 and 1.0552, which are higher than the 1.000 ratio in the merger agreement, respectively. By contrast, an analysis of the two-year average (0.9763), three-year average (0.9562) and five-year average (0.9405) historical stock price exchange ratios, as well as an analysis of Mellon’s relative contribution of net income and equity to the combined company (as reflected under “Summary of Joint Financial Analyses of Mellon’s Financial Advisors — Contribution Analysis”), implied an exchange ratio lower than 1.000.

Mellon’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings, potential revenue enhancements and earnings per share accretion. However, the board of directors concluded that the potential positive factors outweighed the potential risks of consummating the transaction.

It should be noted that this explanation of the reasoning of the Mellon board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22.

For the reasons set forth above, the Mellon board of directors determined that the transaction, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mellon and its shareholders, and unanimously adopted the plan of merger contained in the merger agreement. The Mellon board of directors unanimously recommends that the Mellon shareholders vote “FOR” the adoption of the merger agreement, “FOR” a requirement of 75 percent shareholder approval to change certain corporate governance arrangements during the first 36 months following completion of the transaction and “FOR” the approval of the number of authorized shares of Newco capital stock, each of which is a condition to completion of the transaction.

Nonpublic Forward-Looking Information Shared By Bank of New York

As noted in the section entitled “Background of the Transaction” beginning on page 35, in connection with their consideration of the transaction, the parties conducted a due diligence review of each other. As part of this review, Mellon received materials prepared for a June 2006 strategic review session of Bank of New York’s board of directors, which included limited internal forecast information for Bank of New York. These materials, including the forecasts, were prepared long before consideration of the transaction by the management of Bank of New York for internal use in a briefing for its board of directors. These forecasts also were prepared before the swap of Bank of New York’s retail business for the corporate trust business of JPMorgan Chase & Co., which was completed in October 2006.

As noted above, these materials were prepared solely as part of an overall strategic review session by Bank of New York’s management held with Bank of New York’s board of directors in June 2006. They were not prepared for the purposes of, or with a view toward, public disclosure. The information was presented based on varying assumptions that comprised three scenarios, referred to as “Bear,” “Base” and “Bull.” Having been prepared in June 2006, the underlying assumptions likely would not be the same if these forecasts were prepared currently. These June 2006 assumptions are shown in the following table:

	Scenarios
	Bear	Base	Bull

GDP Growth	1%	3.5%	5%
NYSE/NASDAQ non-program volumes	0%	7%	11%
S&P 500 Index	4%	8%	12%
FTSE 100 Index	5%	7%	10%
Fixed income trading volumes	0%	6%	9%
Fixed income underwriting	High	Medium	Low
Average Fed Funds Rate	3%	5%	6%
International capital raising in U.S.	Low	Medium	High
M&A Activity	Low	Medium	High

Based on these June 2006 assumptions, the management presentations addressed certain forecast financial information for years 2007, 2008 and 2009, which is summarized in the following table:

		Bear			Base			Bull
	2007	2008	2009	2007	2008	2009	2007	2008	2009

Net Income	$1,640	$1,767	$1,947	$1,793	$2,011	$2,254	$1,892	$2,177	$2,525
EPS	$2.15	$2.35	$2.67	$2.33	$2.62	$2.98	$2.44	$2.81	$3.28
EPS Growth[1]	(3.2%)	9.4%	13.8%	5.1%	12.5%	13.5%	10.2%	14.9%	16.9%
P/E	13.5	14	14.5	16	16.5	17	16.5	17	17.5
Stock Price	$28.99	$32.87	$38.75	$37.28	$43.26	$50.59	$40.31	$47.71	$57.40
ROE	13.9%	14.3%	15.4%	15.1%	16.2%	17.3%	15.9%	17.3%	19.0%
Total Shareholder Return[2]	−12.3%	1.6%	21.4%	12.1%	32.2%	56.2%	21.0%	45.4%	76.2%

Current First Call EPS				$2.42	$2.73	n/a
EPS Growth[1]				8.0%	12.8%

1	Uses estimated EPS of $2.22 as base for 2006

2	Assumes current dividend yield is maintained

The forecasts were not prepared with a view toward public disclosure or compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts and projections. The forecasts and assumptions may not be realized and are subject to contingencies and uncertainties, many of which are beyond Bank of New York’s control. For example, Bank of New York’s businesses, and the basis for the preparation of their respective forecasts, depend on conditions in the financial markets, including the level of interest rates and the performance of the equity and debt markets. Moreover, Bank of New York completed the JPMorgan Chase transaction after these forecasts were prepared, and therefore these forecasts relate to a materially different company than that which existed at the time of the merger agreement. Accordingly, the inclusion in this document of these forecasts should not be interpreted as an indication that Bank of New York or Mellon considers this information a reliable prediction of results, and this information should not be relied upon for this purpose. Actual results are likely to differ materially from those set forth below, and for a discussion of some of the factors that could cause actual results to differ please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22. We do not intend to make publicly available any update or other revision to these forecasts.

Especially in light of the age of these forecasts and the subsequent occurrence of the JPMorgan Chase transaction, we give no assurance that these forecasts and the underlying assumptions are reasonable or that, if Bank of New York had prepared them either as of the date of the merger agreement or as of the date of this document, similar assumptions would be used. In fact, we believe that numerous material assumptions would differ.

While we are providing these forecasts in this document because they were shared between the two companies, the forecasts were of limited usefulness in our deliberations and negotiations regarding the transaction. For one thing, these forecasts were already months out of date at the time of the Mellon-Bank of New York transaction discussions. Moreover, those discussions and negotiations focused far more on the prospects of combining the two companies, which could create various synergies and other benefits, than on forecasts prepared by either company separately, based on different approaches and varying assumptions. These forecasts do not take into account the JPMorgan Chase transaction, the transaction or the financial and other effects of these transactions, and do not attempt to predict or suggest future results of the combined company.

In light of the foregoing, and considering that the Mellon and Bank of New York special shareholder meetings will be held nearly one year after the date that the forecasts were prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on the forecasts.

Senior Management and Board of Directors of Newco Following the Transaction

Senior Executive Officers of Newco

Following completion of the transaction, Thomas A. Renyi, currently Chairman of the Board of Directors and Chief Executive Officer of Bank of New York, will serve as Executive Chairman of Newco and Robert P. Kelly, currently Chairman of the Board of Directors, President and Chief Executive Officer of Mellon, will serve as Chief Executive Officer of Newco. Gerald L. Hassell, currently President of Bank of New York, will continue to serve as President of Newco. Beginning 18 months after the completion of the transaction, or earlier should Mr. Renyi cease to serve as Executive Chairman, Mr. Kelly will succeed Mr. Renyi as Chairman of Newco. In addition, other members of Bank of New York and Mellon management, including those listed below, will serve as senior managers of the combined company:

Torry Berntsen, Client Management	David F. Lamere, CEO, Private Wealth Management	Karen B. Peetz, Corporate Trust
Richard Brueckner, CEO, Pershing	Jonathan Little, Asset Management/Distribution	Lisa B. Peters, Human Resources
Steven G. Elliott, Co-Head, Integration	Donald R. Monks, CAO, Head of Operations and Technology, Co-Head, Integration	Brian G. Rogan, Issuer, Treasury and Clearing Services
Todd P. Gibbons, Chief Risk Officer	Mark Musi, Compliance	Jim Vallone, Audit
Timothy F. Keaney, Co-Head, Asset Servicing	Ronald P. O’Hanley, Head, Asset Management	Bruce W. Van Saun, Chief Financial Officer
Carl Krasik, General Counsel	James P. Palermo, Co-Head, Asset Servicing	Kurt D. Woetzel, Chief Information Officer

For a period of 36 months following completion of the transaction, any of the following actions will require the affirmative vote of at least 75 percent of the entire Newco Board of Directors:

•	any removal of (or failure to re-elect) Messrs. Renyi, Kelly or Hassell from (or to) the positions described above or any failure to appoint or elect Mr. Kelly as Chairman of Newco as discussed above,

•	any amendment or modification to or termination of any employment or similar agreement of Messrs. Renyi, Kelly or Hassell in effect as of the completion of the transaction, or

•	any modification of any of the duties of Messrs. Renyi, Kelly or Hassell as described in Article Five of Newco’s bylaws.

During this 36-month period, if any of Messrs. Renyi, Kelly or Hassell is unable (whether by reason of death, permanent disability, retirement or otherwise) or unwilling to continue in the office described above (other than the succession of Mr. Kelly as Chairman), the vacancy created thereby may be filled only by the affirmative vote of at least 75 percent of the entire Newco Board of Directors.

In addition, during this 36-month period, in order to provide additional certainty for the governance provisions that were extensively negotiated as part of the transaction, the affirmative vote of the holders of at least 75 percent of the outstanding stock of Newco will be required for Newco stockholders to amend, repeal, or modify the bylaw provisions providing for the governance arrangements described above, or to adopt any bylaw provision or other resolution inconsistent with these arrangements.

Composition of the Board of Directors

Upon completion of the transaction, the Board of Directors of Newco will consist of 18 directors, ten of whom will be Bank of New York designees and eight of whom will be Mellon designees. The ten directors to be designated by Bank of New York will include Messrs. Renyi and Hassell, and the remaining eight will be independent directors chosen by Bank of New York. The eight directors to be designated by Mellon will include Mr. Kelly and Steven G. Elliott, the current Senior Vice Chairman of Mellon, and the remaining six will be independent directors chosen by Mellon.

Beginning 18 months after the completion of the transaction, or such earlier time as Mr. Renyi ceases to serve as Executive Chairman of Newco (as described above), the Board of Directors of Newco will consist of 16 directors. Nine of those directors will be designated by Bank of New York — one will be Mr. Hassell, and the remaining eight will be independent directors chosen by Bank of New York. Seven of the directors will be designated by Mellon — one will be Mr. Kelly, and the remaining six will be independent directors chosen by Mellon.

The Board of Directors will have a Lead Director, who will be chosen by the directors designated by the Bank of New York for the first 18 months following the completion of the transaction, by the directors designated by Mellon for the following 18 months and by the entire Board of Directors thereafter.

Committees of the Board of Directors

The Board of Directors of Newco will establish certain committees, the membership of which, for a period of 36 months following the completion of the transaction, will be as follows:

•	Executive Committee will consist of at least five members, with the number of continuing Bank of New York directors greater by one than the number of continuing Mellon directors on the Committee; and will be chaired by a continuing Bank of New York director;

•	Human Resources and Compensation Committee will consist of at least five members, with the number of continuing Mellon directors greater by one than the number of continuing Bank of New York directors; and will be chaired by a continuing Mellon director;

•	Corporate Governance and Nominating Committee will consist of at least five members, with the number of continuing Bank of New York directors greater by one than the number of continuing Mellon directors; and will be chaired by a continuing Bank of New York director;

•	Risk Committee will consist of at least five members, with the number of continuing Bank of New York directors greater by one than the number of continuing Mellon directors; and will be chaired by a continuing Bank of New York director;

•	Audit and Examining Committee will consist of at least five members, with the number of continuing Bank of New York directors greater by one than the number of continuing Mellon directors; and will be chaired by a continuing Bank of New York director; and

•	Corporate Responsibility Committee will consist of at least five members, with the number of continuing Mellon directors greater by one than the number of continuing Bank of New York directors; and will be chaired by a continuing Mellon director.

In addition, for at least 18 months following the completion of the transaction (or less, should Mr. Renyi cease to serve as Executive Chairman), the Board of Directors will maintain an Integration Committee, which will consist of two continuing Mellon directors and two continuing Bank of New York directors and will be chaired by a continuing Mellon director.

Interests of Certain Persons in the Transaction

In recommending that the shareholders adopt the plan of merger, the boards of directors of Bank of New York and Mellon, respectively, were aware of the fact that certain executive officers and directors have interests (including the executive employment arrangements described below, which were contemplated and discussed at the time the merger agreement was entered into) that are in addition to (or different from) their interests as shareholders.

Newco Board of Directors Positions

When the transaction is completed, ten current members of Bank of New York’s board of directors, including Bank of New York’s current Chairman and Chief Executive Officer and current President, will be appointed to Newco’s Board of Directors. In addition, eight current members of Mellon’s board of directors, including Mellon’s current Chairman, President and Chief Executive Officer and current Senior Vice Chairman, will be appointed to Newco’s Board of Directors.

Management Positions

The merger agreement provides that certain senior executive officers of Bank of New York and Mellon will be appointed to senior management positions at Newco upon completion of the transaction as more fully described in the section entitled “— Senior Management and Board of Directors of Newco Following the Transaction” above. In addition, other members of Bank of New York and Mellon management will serve in senior management positions at the combined company.

Executive Employment Arrangements

On January 9, 2007, the Bank of New York board of directors approved the terms of (1) a Service Agreement for Thomas A. Renyi, current Chairman and Chief Executive Officer of the Bank of New York, who will serve for 18 months as Executive Chairman of Newco following the completion of the transaction, and (2) grants of options on 700,000 shares of Bank of New York common stock for Mr. Renyi, and on 500,000 shares of Bank of New York common stock for Gerald L. Hassell, current President of the Bank of New York, in each case conditioned on, and to be granted immediately before, the completion of the transaction.

Renyi Service Agreement.  Under Mr. Renyi’s Service Agreement, he will continue to receive his current annual base salary and benefits, and annual and long-term incentives, under the same terms applicable to other Newco executives, for a period of 18 months after the completion of the transaction, at which point he will retire, unless earlier requested to retire by the Newco Board of Directors. Upon his retirement, either after 18 months, or earlier at the request of the Newco Board of Directors, he will receive a pro rata bonus for his year of termination and, subject to his compliance with certain restrictive covenants, he will be entitled, until age 80, to secretarial support and the use of a car and driver and of an office. If the transaction is not completed by December 31, 2007, the Service Agreement and any right to the foregoing benefits will terminate. The value of the cash severance benefits under Mr. Renyi’s Service Agreement is set forth in the table on page 54.

Special Renyi and Hassell Option Grants.  The option grants, which are in recognition of the key roles Messrs. Renyi and Hassell played in facilitating the transaction and are expected to play in the integration process, will be made immediately before the completion of the transaction, will have an exercise price equal to the last closing price of Bank of New York common stock on the New York Stock Exchange before the effective time of the transaction, and will expire 10 years thereafter. In Mr. Renyi’s case, they will vest 18 months after the completion of the transaction, or sooner if (1) the Newco Board of Directors terminates his employment without cause, (2) he leaves with the consent of the Newco Board of Directors or (3) he dies or becomes permanently disabled. In Mr. Hassell’s case, one third of the options will vest on the first anniversary of the completion of the transaction and the remainder will vest in pro rata monthly installments over the following two years, or sooner if (x) the Newco Board of Directors terminates his employment without cause, (y) he leaves with the consent of the Newco Board of Directors or (z) he dies or becomes permanently disabled. The options will be forfeited, in Mr. Renyi’s case, if he terminates his employment within 18 months of the completion of the transaction without the consent of the Newco Board of Directors and, in Mr. Hassell’s case, if he terminates his employment within three years of the completion of the transaction without the consent of the Newco Board of Directors. In the case of both executives, the options will be forfeited upon involuntary termination of employment for cause. If the transaction is not completed by December 31, 2007, the options will not be granted and all rights to the options will terminate.

The value of the special option grants to Messrs. Renyi and Hassell is set forth in the table below.

Special Option Grants for Messrs. Renyi and Hassell

Officer	Estimated Value of Special Stock Option Grant[1]

T. Renyi	$9,506,000
G. Hassell	$6,790,000

1	“Estimated value” means $13.58 (the average closing price of each share of the Company’s common stock from January 1, 2007 through February 15, 2007, divided by three) multiplied by the number of shares on which the option is granted (700,000 in the case of Mr. Renyi and 500,000 in the case of Mr. Hassell).

Amendments to Mellon Change in Control Severance Agreements and Employment Letters or Employment Agreement.  On December 22, 2006, each of Messrs. Kelly, Elliott, and O’Hanley, on January 24, 2007, Mr. Lamere, and on February 19, Mr. Palermo, and Mellon entered into amendments to their change in control severance agreements, employment letter agreements (in the case of Messrs. Kelly, O’Hanley and Palermo) and employment agreements (in the case of Mr. Elliott) and various equity award agreements.

In the case of Messrs. Kelly, Lamere, O’Hanley and Palermo, the amendments to their change in control severance agreements (1) eliminate the executive’s ability to receive severance benefits by voluntarily terminating employment for any reason during the 13th month following the transaction (which we refer to as their “walk-away right”) and (2) modify the “Good Reason” definitions within the agreements to accommodate and permit changes in each executive’s initial position following the completion of the transaction and, in the case of Mr. Kelly, future positions as described more fully in the section entitled “— Senior Management and Board of Directors of Newco Following the Transaction” above. Mr. Lamere’s and Mr. Palermo’s change in control severance agreements were also amended to include a gross-up payment to the extent they incur additional taxes as a result of the amendments. Each executive would remain eligible to receive severance benefits if his employment is terminated under certain circumstances within three years following the completion of the transaction or other change in control. In the case of Mr. Elliott, his change in control severance agreement with Mellon was amended to provide that it is terminated solely with respect to the transaction. The approximate values of the potential severance eliminated by these amendments — assuming the executives are not terminated under circumstances providing for severance under the amended agreements, and calculated as of the date the amendments were executed (based on the formula in the change in control severance agreements, which is three times the executive’s highest rate of base pay in the last 12 months plus three times the highest bonus paid (or estimated to be paid) to the executive in the last three years, including for these purposes calendar year 2006) — are $14,600,000, $8,100,000, $12,200,000, $7,500,00 and $7,500,000 for Messrs. Kelly, Elliott, O’Hanley, Lamere and Palermo, respectively.

In addition, each of Messrs. Kelly, Elliott, O’Hanley and Palermo has entered into conforming amendments to his employment letter agreement (in the case of Messrs. Kelly, O’Hanley and Palermo) and employment agreement (in the case of Mr. Elliott), under which the “constructive discharge” provisions were amended to accommodate and permit changes in each executive’s initial, and in the case of Mr. Kelly, his future, position following the transaction. Mr. Kelly’s employment letter agreement was also amended to eliminate the automatic vesting of supplemental retirement benefits that would otherwise occur upon a change in control based upon the transaction, and to provide for vesting of such amounts upon his termination of employment other than for cause or by constructive discharge. The approximate value of the automatic vesting of supplemental retirement benefits that was eliminated from Mr. Kelly’s employment letter agreement in connection with the transaction — calculated as of the date the amendment was executed (based on the formula in Mr. Kelly’s employment letter agreement, assuming an April 1, 2007 vesting date under the pre-amendment letter agreement and no termination event under the letter agreement as amended) — is $5,500,000. In addition, the employment agreement for Mr. Elliott was amended to provide that, for purposes of calculating supplemental retirement benefits, base salary paid and bonus award earned will be based upon the higher of (1) the highest amount paid for the final three full calendar years of Mr. Elliott’s employment or (2) the average of the highest such amounts within any three full calendar years of the final five full calendar years of his employment.

Messrs. Kelly, Lamere, Elliott, O’Hanley and Palermo have also agreed with Mellon to waive the automatic vesting of stock options and restricted stock, including performance-based restricted stock awards, that would otherwise occur upon a change in control based upon the transaction, and to defer receipt of certain performance share awards that would otherwise become payable in connection with the transaction. The amendments also provide that the above-referenced stock options and restricted stock awards (including performance share awards) would vest upon a termination without cause or resignation for good reason within the three-year period following the occurrence of the change in control based upon the transaction and, in the case of Mr. Elliott, upon his retirement with the consent of Mellon during that period. Mr. Palermo’s agreement also provides for the automatic vesting of such awards if he voluntarily terminates employment for any reason during the six-month period following the third anniversary of the completion of the transaction, provided he gives advance notice of his termination and agrees to certain non-solicitation covenants with respect to certain awards. In such event, his awards will have a limited post-termination exercise period. These awards will remain outstanding and continue to vest in accordance with their terms other than those amended as described above. The amendments that were executed by the executives do not amend any benefits that would become vested or payable in connection with a change in control of Mellon or Newco other than a change in control of Mellon based upon the transaction.

The approximate values of the unvested equity awards described above which, but for the amendments, would otherwise vest in connection with the transaction — calculated as of the date the amendments were executed (using $45.00 per share as the market value of Mellon common stock) — are $13,500,000, $14,600,000, $4,000,000, $4,673,600 and $3,084,300 for Messrs. Kelly, Elliott, O’Hanley, Lamere and Palermo, respectively.

Mellon Change in Control Severance Agreements.  Mellon has entered into change in control severance agreements with certain of its executive officers, namely Messrs. Kelly, Elliott, O’Hanley, Lamere, Palermo, Bryson and Robison. As noted above, Messrs. Kelly, Elliott, O’Hanley, Lamere and Palermo have agreed to certain amendments to their change in control severance agreements in connection with the transaction, including the elimination of their walk-away rights during the 13th month following the transaction. The change in control severance agreements with Messrs. Bryson and Robison have not been amended. Accordingly, Messrs. Bryson and Robison will have the ability to receive severance benefits by voluntarily terminating their employment for any reason during the 13th month following the transaction. The approximate value of these severance benefits (based on the formula in their change in control severance agreements, which is two times the executive’s highest base pay in the last three years plus two times the highest bonus paid to the executive in the last three years, and using current salary and 2006 bonus) is $2,050,000 and $1,240,000 for Messrs. Bryson and Robison, respectively.

New Severance and Other Compensation and Benefits Arrangements

The merger agreement with Mellon has authorized Bank of New York to create severance and other compensation and benefit arrangements for Bank of New York’s executive officers who will be members of Newco’s executive management team, so as to provide them with protections in connection with the transaction that will be comparable to the protections provided to the Mellon members of Newco’s executive management team as a result of the transaction being a change in control of Mellon under Mellon’s arrangements. In this respect, Bank of New York expects to enter into transition agreements with each of Messrs. Hassell, Van Saun, Gibbons, Monks, Rogan, Brueckner, Woetzel, Berntsen and Keaney and Ms. Peetz that will become effective (and will be assumed by Newco) upon the completion of the transaction and will provide the executives with severance protections during the three years immediately following the completion of the transaction that are substantially similar to those protections provided under Mellon’s existing change in control severance arrangements, as well as certain other special benefits. Bank of New York expects the terms of these transition agreements will be substantially as follows.

Bank of New York Transition Agreements.  The new transition agreements with the executive officers will provide that if within three years of the completion of the transaction such person is terminated by Newco other than for “cause” (as defined in the transition agreement) or resigns for “good reason” (as defined in the transition agreement, based on his or her new position with Newco), Newco must provide the executive with: (1) a pro-rata portion of his or her annual bonus, based on the “Bonus Amount” (as defined in this paragraph),(2) severance pay in an amount equal to a severance factor, which is three for Messrs. Hassell and Van Saun and two for the other executives, multiplied by the sum of the executive’s annual salary and highest annual bonus earned in the last three completed fiscal years (the “Bonus Amount”) and (3) an amount designed to equal the lump sum actuarial equivalent of the additional benefit which the executive would have received under Bank of New York’s Retirement, Excess Benefit and, in the case of Messrs. Hassell and Monks only, Supplemental Executive Retirement, plans had the executive’s employment continued for a number of years equal to the severance factor (earning the same salary and the Bonus Amount per year). For a number of years equal to the severance factor or, if earlier, until the executive receives comparable welfare benefits from a new employer or attains age 65, Newco will also permit the executive and the executive’s dependants to participate in all medical and other welfare benefit plans in which the executive was entitled to participate immediately before termination (so long such participation is possible under the plans and the executive continues to pay Newco an amount equal to the executive’s regular participation under the plan). If the executive does not attain age 65 or receive comparable welfare benefits from a new employer before the end of the benefit continuation period, Newco will arrange to have such welfare benefits converted to individual policies or programs under the same terms as other employees of Newco may apply for such conversions. In the case of Messrs. Hassell, Van Saun, Gibbons, Monks, Rogan and Woetzel, the executives who have existing change in control agreements with Bank of New York, these benefits are substantially the same as the cash payment and other benefits they would have been entitled to if they qualified for severance pay and benefits under those existing change in control severance agreements, if the transaction were a change in control of Bank of New York, except under the transition agreements, Messrs. Van Saun, Gibbons, Rogan and Woetzel would not receive any additional benefits under the Supplemental Executive Retirement Plan. In addition, each of the executives would receive equity treatment substantially similar to the treatment that they would have been entitled to under the equity plans of Bank of New York, if the transaction were a change in control of Bank of New York, including full vesting of all Bank of New York and Newco options, restricted stock, restricted stock units and performance awards (other than unearned, unvested Bank of New York performance units, a pro-rata portion of which would be paid in cash, measured at 100% of target, based on the number of full months the executive was employed during the performance cycle, and other than any Bank of New York stock options and restricted stock units granted on April 2, 2007 that will vest on a pro rata basis in accordance with their terms) and a period of at least three years to exercise vested options following termination of employment, subject to the original term of the option (and in the case of the special option grant to Mr. Hassell described above, until the end of the original term of the option). Any team bonus awards held by the executive officers (other than Mr. Hassell), described below, would also vest in full.

In addition, the transition agreements for Messrs. Hassell, Van Saun, Gibbons and Monks will provide for a special termination right, which, for each of Messrs. Hassell, Van Saun and Gibbons, would allow the executive to terminate his employment for any reason during a designated period after the completion of the transaction (which is any time after the three-year anniversary for Mr. Hassell, during the thirty-day period immediately following the two-year anniversary for Mr. Van Saun and the thirty-day period immediately following the thirty-month anniversary for Mr. Gibbons) and receive: full vesting of all stock options (other than any Bank of New York stock options granted on April 2, 2007 that will vest on a pro rata basis in accordance with their terms), with a period of at least three years to exercise vested options following termination of employment, subject to the original term of the option (and in the case of the special option grant to Mr. Hassell described above, until the end of the original term of the option); pro rata vesting of outstanding performance units based on actual performance achieved at the end of the applicable performance cycle; pro rata vesting of restricted stock units granted on April 2, 2007 in accordance with their terms; a pro rata annual bonus for the year of termination; for Mr. Hassell only, a vested right to a payment equal to his benefit under Bank of New York’s Supplemental Executive Retirement Plan calculated as though he had reached age 60 or if greater, his actual age; and for each of Messrs. Van Saun and Gibbons, pro rata vesting of his team bonus award described below. The special termination right for Mr. Monks would apply only upon his termination by Newco without cause before reaching age 60, in which case he would be entitled to a payment equal to his accrued benefit under Bank of New York’s Supplemental Executive Retirement Plan, calculated as though he had reached age 60, a pro rata annual bonus for the year of termination, and full vesting of his team bonus award, in addition to the other severance entitlements described above for a termination without cause. Any benefits based on Bank of New York’s Supplemental Executive Retirement Plan that may be provided to Messrs. Hassell and Monks under their transition agreements will be calculated based on actuarial assumptions not less favorable than those in effect for Bank of New York’s Retirement Plan immediately prior to the transaction.

All severance and special termination benefits will be conditioned on the executive’s execution of a release of claims in favor of Newco and its predecessors and compliance with non-competition and non-solicitation covenants through the 12-month anniversary of the executive’s termination of employment. In addition, the special termination benefits for each of Messrs. Hassell and Gibbons will be conditioned on the executive providing prior written notice to Newco of his intent to terminate his employment, in the case of Mr. Hassell six months in advance and, in the case of Mr. Gibbons, three months in advance. For those executives with existing change in control severance agreements, the transition agreements will be in addition to and not in lieu of those changes in control severance agreements. This means that in the event of a change in control of Newco during the three years after the completion of the transaction, Messrs. Hassell, Van Saun, Gibbons, Monks, Rogan and Woetzel may be eligible for severance protections under their existing change in control severance agreements and their transition agreements at the same time. However, the transition agreements provide that the executive officer may elect to receive benefits under either his change in control severance agreement or his transition agreement, but not both.

The value of the benefits provided to each executive under these transition agreements is set forth in the table below.

Estimated Value of Incremental Termination Benefits Under New Agreements1

	Cash Severance,
	Enhanced Retirement and
	Continued Welfare	Value of Unvested
Executive Officer	Benefits[2]	Equity[3]	Total

G. Hassell	$29,076,926	$1,165,086	$30,242,012
B. Van Saun	$13,972,305	$6,283,251	$20,255,556
T. Gibbons	$6,325,492	$8,329,112	$14,654,604
D. Monks	$15,034,792	$884,867	$15,919,659
B. Rogan	$6,390,620	$8,488,742	$14,879,362
R. Brueckner	$10,625,000	$1,362,167	$11,987,167
K. Woetzel	$4,633,901	$7,638,884	$12,272,785
T. Berntsen	$2,946,599	$3,355,774	$6,302,373
T. Keaney	$3,415,047	$3,897,681	$7,312,728
K. Peetz	$3,762,396	$3,321,104	$7,083,500
T. Renyi	$4,638,000	$-0-	$4,638,000

1	Assumes involuntary termination without cause or voluntary termination with good reason on July 1, 2007, after the completion of the proposed transaction.

2	In the case of the executives other than Mr. Renyi, equals the value of cash severance benefits, the actuarial present value of additional credit in Bank of New York’s Retirement and Excess Benefit plans, and an estimated value of continued welfare benefits, each as payable under their proposed transition agreements. In the case of Mr. Renyi, equals the value of cash severance under his new service agreement consisting of continuation of his base salary through the end of the 18 month term of the agreement and an estimated pro-rated bonus for the year of termination (but does not include the value of his retirement entitlement, until age 80, to an office with secretarial support and the use of a car and driver). Also includes, in the case of Messrs. Hassell and Monks only, the actuarial present value of unvested Supplemental Executive Retirement Plan benefits as of July 1, 2007, as provided for in their proposed transition agreements. Such agreements will be filed with the SEC under Forms 8-K within four business days after they are executed.

3	Equals the spread value (assumed market price less exercise price) of previously unvested options and the cash value of unvested performance shares, restricted stock and restricted share units as of July 1, 2007. For purposes of this table, the assumed value of Bank of New York stock is $40.74 per share.

Bank of New York Team Bonus Awards.  It will also be recommended at the organizational meeting of the Human Resources and Compensation Committee of Newco’s Board of Directors that a special team equity award program be established in which certain Bank of New York executive officers who become members of Newco’s executive management team upon the completion of the transaction would participate, under which such individuals will be granted special team bonus awards in the form of restricted share units that will vest and become payable on the third anniversary of the completion of the transaction, subject to any accelerated vesting or forfeiture provisions contained in the program. The amount of team bonus awards to be proposed for Messrs. Van Saun, Gibbons, Monks, Rogan, Brueckner, Woetzel, Berntsen and Keaney and Ms. Peetz are $4,250,000, $3,750,000, $4,000,000, $3,750,000, $2,500,000, $3,750,000, $2,500,000, $3,750,000 and $3,500,000, respectively.

Mellon Additional Awards.  The Compensation and Management Succession Committee of Mellon’s board of directors at its meeting on February 20, 2007 granted additional equity awards, in the form of Mellon stock options and/or restricted stock, to Messrs. Elliott, O’Hanley, Lamere and Palermo, valued at $1,753,000 in the case of Mr. Elliott, $831,600 in the case of Mr. O’Hanley, $600,900 in the case of Mr. Lamere and $469,100 in the case of Mr. Palermo. These awards are intended for retention purposes and to help mitigate the loss of the economic value of the immediate vesting being waived (as described above). In the case of Mr. Elliott, the awards vest upon the third anniversary of the closing of the transaction or, if earlier, upon his termination of employment after completion of the transaction by reason of death, disability, resignation for good reason or termination other than for cause or upon his retirement with the consent of Newco. In the case of Mr. O’Hanley, Mr. Lamere and Mr. Palermo, the awards vest upon the third anniversary of the closing of the transaction or, if earlier, upon his termination of employment after completion of the transaction by reason of death, disability, resignation for good reason or termination other than for cause.

At its meeting on February 20, 2007, the Compensation and Management Succession Committee of Mellon’s board of directors also granted to Mr. Kelly an award of 32,630 restricted stock units, the vesting of which is conditioned on (1) the completion of the transaction, (2) the satisfactory progress of the integration of Mellon and Bank of New York (as determined by the Integration Committee of Newco’s Board of Directors); and (3) Mr. Kelly’s continued service through the vesting dates with Newco. Subject to satisfaction of these conditions, one third of the restricted stock units, which will be converted into restricted stock units of Newco upon completion of the transaction, will vest on December 31, 2007 and two thirds will vest on December 31, 2008. Upon vesting, the restricted stock units will be settled in cash based on the per share value of the common stock of Newco on the vesting date. The approximate value of the restricted stock units at the time of grant (based on the fair market value of Mellon common stock on the date of grant, which was $45.97 per share) was $1,500,000.

In addition, at the organizational meeting of the Human Resources and Compensation Committee of Newco, an equity incentive award will be proposed for Messrs. O’Hanley, Lamere and Palermo in an amount equal to 1.5 times each executive’s base salary and 2006 bonus, or target amount, if greater, estimated to be valued at $7,575,000, $3,750,000 and $3,750,000, respectively. These awards by Newco would be designed to vest upon the third anniversary of the closing of the transaction or, if earlier, upon the executive’s termination of employment after the closing of the transaction by reason of death, disability, resignation for good reason or termination other than for cause. Also, the awards by Newco would be subject to conditions relating to non-solicitation of Newco customers and employees following a termination of employment and would require advance notice to Newco of any voluntary termination of employment that would occur within a specified period following the completion of the transaction, and any failure to comply with such conditions would require repayment of the awards to Newco.

At the organizational meeting of the Human Resources and Compensation Committee of Newco’s Board of Directors, a stock option award will be proposed for Mr. Elliott in an amount between $4,000,000 and $6,000,000, which would be designed to vest ratably over three years, subject to earlier vesting in the event of a termination by Newco without cause, by constructive discharge or upon his retirement with the consent of Newco, and be exercisable for the entire term. In addition, Mr. Elliott’s base salary will be at least equal to his 2006 base salary for the lesser of 36 months or the term of his employment and it will be proposed that Mr. Elliott’s future bonus awards continue to correspond to his current matrix: 200 percent target, 300 percent strong and 400 percent outstanding. It will also be proposed that his long-term incentive awards be in an amount equal to that of similarly situated Newco executives and take into account his anticipated 18-month tenure as a member of the board of directors of Newco, and that future long-term incentive awards would be designed to become fully vested upon any termination by Newco without cause, by constructive discharge or upon his retirement with the consent of Newco, and be exercisable for the entire term in the case of stock options.

Until the completion of the transaction, the board of directors of Mellon may create severance and other compensation and benefit arrangements for the Mellon executives who will become members of the Newco executive management team that it determines in good faith are reasonable and appropriate and necessary to retain such Mellon executives through the completion of the transaction, in light of any other changes to such arrangements that Mellon may implement as part of or in connection with the parties’ efforts to create, as of the completion of the transaction, comparable and appropriate severance and other compensation and benefit arrangements for all executives who will become members of the Newco executive management team.

Stock Options and Other Stock-Based Awards

Employees, including officers, of both parties to the transaction have received, from time to time, grants of stock options and other stock-based awards under applicable equity compensation plans of their employer. The merger agreement provides that the stock options and other stock-based awards granted under Bank of New York’s and Mellon’s respective equity compensation plans will automatically be converted in the transaction into stock options or stock-based awards, as applicable, with respect to Newco common stock.

For awards granted under Mellon’s long-term profit incentive plan on or before December 4, 2006, upon a change in control event (as defined in the plan), all outstanding stock options and stock appreciation rights will become fully exercisable and restrictions placed on restricted stock and deferred share awards will lapse and outstanding deferred cash incentive awards will become payable. The transaction will constitute a change in control as defined in the plan. As noted above, each of Messrs. Kelly, Elliott, O’Hanley, Lamere and Palermo has agreed to eliminate the automatic vesting of stock options and restricted stock, including performance-based restricted stock awards, upon a change in control based upon the transaction, and to defer receipt of certain performance share awards that would otherwise become payable in connection with the transaction. Mellon’s other executive officers, Leo Y. Au, Michael A. Bryson, Michael K. Hughey and Timothy P. Robison, have unvested equity awards that will vest in connection with the transaction. The approximate value of their unvested equity awards that will vest in connection with the transaction (based on the market price of Mellon’s common stock on March 27, 2007, which was $43.11 per share) are as follows: $76,050, $2,308,529, $58,562 and $2,198,900 for Messrs. Au, Bryson, Hughey and Robison, respectively.

For additional information on the treatment of Bank of New York’s and Mellon’s equity compensation awards, see the section entitled “The Merger Agreement — Treatment of Stock Options and Other Equity Awards” on page 85.

Summary of Mellon Executive Officers’ Interests in the Transaction

In addition to (a) the opportunity that certain non-management directors of Mellon will have to continue as directors of Newco and (b) the normal ongoing base salaries, benefits and incentives available to executive officers of Newco, the interests in the transaction of the executive officers of Mellon (based on the assumptions described above) are summarized in the following table.

					Walk-Away
					Right under
		Proposed			Mellon Change
	Additional	Additional		Accelerated	In Control
	Awards by	Awards by		Mellon Equity	Severance
Mellon Officer	Mellon	Newco		Awards	Agreement	Total

Robert P. Kelly	$1,500,000	—		—	—	$1,500,000
Steven G. Elliott	$1,753,000	$4,000,000	–	—	—	$5,753,000	–
		$6,000,000				$7,753,000
Ronald P. O’Hanley	$831,600	$7,575,000		—	—	$8,406,600
David F. Lamere	$600,900	$3,750,000		—	—	$4,350,900
James P. Palermo	$461,100	$3,750,000		—	—	$4,211,100
Leo Y. Au	—	—		$76,050	—	$76,050
Michael A. Bryson	—	—		$2,308,529	$2,050,000	$4,358,529
Michael K. Hughey	—	—		$58,562	—	$58,562
Timothy P. Robison	—	—		$2,198,900	$1,240,000	$3,438,900

Director Compensation

Non-management directors of Mellon have received awards of deferred share units from time to time. Current awards provide for vesting if the director’s service is terminated upon or in connection with the transaction. Prior awards provide for vesting upon any change in control transaction, including this transaction, to the extent the awards are not already vested at such time. All deferred share and other equity awards that were granted to non-management directors prior to 2007 will have vested in accordance with their terms prior to the special meeting of shareholders to vote on the transaction. Mellon intends to grant to each non-management director in April 2007 deferred share units having a value of $85,000 on the date of grant. These deferred share units will vest upon closing of the transaction for those Mellon directors who do not become directors of Newco.

Indemnification and Insurance

Following completion of the transaction, Newco will indemnify and hold harmless the directors and officers of Bank of New York and Mellon for all actions taken or omissions by them prior to the completion of the transaction to the same extent that Bank of New York or Mellon, as the case may be, currently provides for indemnification of its directors and officers. In addition, for a period of six years following the completion of the transaction, Newco will maintain directors and officers liability insurance for the directors and officers of Bank of New York and Mellon with respect to claims arising from facts or events occurring before the completion of the transaction; provided that Newco is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 250 percent of Bank of New York’s or Mellon’s respective current premium for such insurance.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the transaction to U.S. holders of Bank of New York or Mellon common shares. The summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations, administrative rulings and court decisions in effect as of the date of this document, any of which could change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it

•	is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or

•	has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds Bank of New York or Mellon common shares, the tax treatment of a partner in the partnership will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Bank of New York or Mellon common shares, such holder should consult its tax advisor.

This discussion only addresses United States federal income tax consequences of the transaction to U.S. holders of Bank of New York or Mellon common shares that hold their Bank of New York or Mellon common shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of United States federal income taxation that may be relevant to a U.S. holder of Bank of New York or Mellon common shares in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities or foreign currencies, insurance companies, tax-exempt entities, holders who acquired Bank of New York or Mellon common shares pursuant to the exercise of employee stock options or otherwise as compensation, holders subject to the alternative minimum tax provisions of the Code, holders who hold Bank of New York or Mellon common shares as part of a hedge, straddle, constructive sale or conversion transaction, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting for their securities, holders that have a functional currency other than the U.S. dollar, and holders of options granted under any Bank of New York or Mellon benefit plan). In addition, no information is provided herein with respect to the tax consequences of the transaction under applicable state, local or foreign laws.

HOLDERS OF BANK OF NEW YORK OR MELLON COMMON SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTION TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The Transaction

The mergers of each of Mellon and Bank of New York with and into Newco have been structured to qualify as reorganizations under Section 368(a) of the Code for United States federal income tax purposes. It is a condition to the closing of the transaction that Bank of New York and Mellon receive opinions from Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP, respectively, dated the closing date of the transaction, to the effect that (1) the mergers will constitute reorganizations within the meaning of Section 368(a) of the Code, (2) each of Mellon and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Code in respect of the Mellon merger and each of Bank of New York and Newco will be a party to the reorganization within the meaning of Section 368(b) in respect of the Bank of New York merger and (3) no gain or loss will be recognized by holders of Bank of New York or Mellon common shares who exchange all of their Bank of New York or Mellon common shares solely for Newco common shares pursuant to the mergers. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters, dated as of the closing date, to be provided by Bank of New York and Mellon. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions.

In addition, Bank of New York and Mellon are receiving opinions from Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP, respectively, dated on the date that the registration statement of which this joint proxy statement/prospectus forms a part becomes effective, to the effect that the material United States federal income tax consequences of the mergers are as follows:

•	the mergers will constitute reorganizations within the meaning of Section 368(a) of the Code;

•	each of Mellon and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Code in respect of the Mellon merger and each of Bank of New York and Newco will be a party to the reorganization within the meaning of Section 368(b) in respect of the Bank of New York merger;

•	a U.S. holder will not recognize any gain or loss upon receipt of shares of Newco common stock solely in exchange for Bank of New York or Mellon common stock in the mergers, except with respect to cash received in lieu of fractional shares of Newco common stock (as discussed below);

•	a U.S. holder’s aggregate tax basis in the shares of Newco common stock received in the mergers (including any fractional shares deemed received and redeemed as described below) will be equal to the U.S. holder’s aggregate tax basis in the Bank of New York or Mellon common stock surrendered; and

•	a U.S. holder’s holding period for the shares of Newco common stock received in the mergers (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder’s holding period of the Bank of New York or Mellon common stock surrendered.

These opinions described above are based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters, dated such date, to be provided by Bank of New York and Mellon. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions.

For U.S. holders who acquired different blocks of Bank of New York or Mellon common shares at different times and at different prices, the tax basis and holding period of such U.S. holders’ common shares may be determined with reference to each block of Bank of New York or Mellon common shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Bank of New York common stock who receives cash in lieu of a fractional share of Newco common stock in the Bank of New York merger generally will be treated as having received such fractional share in the Bank of New York merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the Bank of New York common stock surrendered which is allocable to the fractional share. This gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for the Bank of New York common shares is more than one year at the effective time of the mergers. Long-term capital gain of non-corporate U.S. holders generally will be taxed at a maximum U.S. federal income tax rate of 15 percent. The deductibility of capital losses is subject to limitations.

Ruling

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the mergers, and the opinions of counsel described above are not binding upon the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Backup Withholding and Information Reporting

Payments of cash made to a U.S. holder in connection with the transaction may be subject to information reporting and “backup withholding” at a rate of 28 percent, unless the U.S. holder of Bank of New York or Mellon common stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent; or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

All non-corporate U.S. holders of Bank of New York or Mellon common stock should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be delivered following completion of the mergers. Backup withholding does not constitute an additional tax, but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax if the required information is supplied to the Internal Revenue Service.

Reporting Requirements

A U.S. holder of Bank of New York or Mellon common shares who receives Newco common shares as a result of the transaction will be required to retain records pertaining to the transaction. Each U.S. holder of Bank of New York or Mellon common shares who is required to file a U.S. tax return and who is a “significant holder” that receives Newco common shares in the transaction will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s basis in the Bank of New York or Mellon common shares surrendered and the fair market value of the Newco common shares and cash, if any, received in the transaction. A “significant holder” is a holder of Bank of New York or Mellon common shares who, immediately before the transaction, owned at least 5 percent of the outstanding shares of Bank of New York or Mellon.

Regulatory Matters

Completion of the transaction is subject to the receipt of all required approvals and consents from regulatory authorities, and the expiration of any applicable statutory waiting periods, without any term or condition that would have a material adverse effect on Newco. Bank of New York and Mellon have agreed to use their reasonable best efforts to obtain all the required regulatory approvals. These include approval from the Federal Reserve Board and various other federal, state and foreign regulatory authorities.

We believe that we will be able to obtain all required regulatory approvals on a timely basis. However, Newco, Bank of New York and Mellon cannot make any assurances as to whether or when the required regulatory approvals will be obtained, or whether any such approval will contain a material adverse condition.

Federal Reserve Board

Completion of the transaction is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended.

The Federal Reserve Board may not grant that approval if it determines that the transaction:

•	would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or

•	would substantially lessen competition in any part of the United States, or tend to create a monopoly or result in a restraint of trade,

unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In reviewing the transaction, the Federal Reserve Board will consider

•	the financial and managerial resources of both companies and their subsidiary banks,

•	the convenience and needs of the communities to be served,

•	applicable overall capital and safety and soundness standards,

•	the effectiveness of both companies in combating money laundering activities and

•	each company’s regulatory status, including legal and regulatory compliance.

Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account our two companies’ records of performance in meeting the credit needs of their respective communities, including low-and moderate-income neighborhoods. In considering this criterion, we believe the Federal Reserve Board will consider the fact that Bank of New York’s principal banking subsidiary received a “satisfactory” regulatory rating, and Mellon’s principal banking subsidiary received an “outstanding” regulatory rating, in their most recent respective Community Reinvestment Act examinations.

As previously reported, in April 2006, the Bank of New York’s principal banking subsidiary entered into a written agreement with the Federal Reserve Bank of New York and the New York State Banking Department. We believe that one of the factors to be considered by the Federal Reserve Board in reaching a decision on the application will be its view as to Bank of New York’s compliance with the written agreement.

Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, our application, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

The Bank Holding Company Act requires that we wait before completing the transaction until 30 days after Federal Reserve Board approval is received, during which time the Justice Department may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the Justice Department, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the transaction, the Justice Department could analyze the transaction’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the Justice Department could reach a different conclusion than the Federal Reserve Board does regarding the transaction’s effects on competition. A determination by the Justice Department not to object to the transaction may not prevent the filing of antitrust actions by private persons or state attorneys general.

In connection with our application to the Federal Reserve Board, Newco will elect to be treated as a “financial holding company” under the Bank Holding Company Act. Both Bank of New York and Mellon are currently financial holding companies. We have made or intend to make the necessary filings in the near future.

Department of Justice, Federal Trade Commission and Other Antitrust Authorities

In relation to some of our nonbanking activities, the transaction also requires clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its related rules. Under that act, the transaction cannot be completed until each of Newco, Bank of New York and Mellon file notification of the proposed transaction with respect to these activities with the Justice Department and the Federal Trade Commission, or FTC, and the specified waiting periods have expired or been terminated. We will file the required notifications in the near future.

Private parties are permitted to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, we believe that the completion of the transaction will not violate U.S. antitrust laws. However, we can give no assurance that a challenge to the transaction on antitrust grounds will not be made, or, if such a challenge is made, that we would necessarily prevail.

In addition, the transaction could be reviewed by the state attorneys general in the various states in which we operate. While we believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the transaction under the circumstances and based upon the review set forth in applicable state laws and regulations. We can give no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the transaction.

Other Regulatory Authorities

Applications and notifications are being filed with various other state and foreign regulatory authorities, including regulatory authorities in the United Kingdom, Canada, Ireland, Hong Kong and Luxembourg, and self-regulatory organizations, including the National Association of Securities Dealers, in connection with acquisitions or changes in control of subsidiaries of Bank of New York and/or Mellon, including banks, broker-dealers and insurance subsidiaries, that may be deemed to result from the transaction.

Pittsburgh-Area Community Commitments

The merger agreement contains provisions reflecting the parties’ belief that Newco should maintain a strong commitment to the Pittsburgh-area community. These provisions include the following:

•	Business Unit Headquarters. Pittsburgh will serve as the headquarters for the cash management and stock transfer business of Newco, and a Center of Excellence for Technology, Operations and Administration will be organized and based in Pittsburgh and will be a primary location at which administrative services such as human resources, accounting, facilities management, technology and operations will be conducted.

•	Job Creation. Newco will use its reasonable best efforts, subject to its business needs, market conditions and other relevant factors, to create jobs in the Western Pennsylvania area over the three- to five-year period following the transaction such that its level of employment within that area at the end of the period is equal to or greater than Mellon’s at the time of completion of the transaction.

•	Advisory Board. Newco will establish an advisory board, which will be comprised of local Newco business heads and former Mellon directors in the Western Pennsylvania area, including Mr. Elliott, to advise Newco with respect to its Western Pennsylvania community development and reinvestment, civic and charitable activities in the greater Pittsburgh area and to focus on jobs, monitor the integration status of Newco and foster revenue growth with corporate and wealth management clients throughout Western Pennsylvania.

•	Charitable Foundation. On the closing date of the transaction, Newco will cause the Mellon Financial Corporation Foundation to be renamed the Mellon Charitable Foundation, which will be dedicated to making charitable grants in Western Pennsylvania. On the closing date, Newco will make a cash contribution to the Mellon Charitable Foundation of $20 million, which with the approximately $60 million currently in the Mellon Financial Corporation Foundation will give the Mellon Charitable Foundation approximately $80 million of assets.

•	Charitable Giving. In addition to the activities of the Mellon Charitable Foundation, Newco will also maintain a strong commitment to charitable giving in the greater Pittsburgh metropolitan area totaling at least $1.2 million annually.

•	Senior Advisor. Newco will appoint one or more of its senior executives, to be designated by Mellon prior to the completion of the transaction, to manage the Pittsburgh office, advise Newco’s management on Pennsylvania state and civic issues and represent Newco in its relationships with major Pennsylvania business and civic organizations.

Stock Repurchases

The merger agreement permits both Bank of New York and Mellon to continue to repurchase their own common stock in accordance with previously announced plans. In addition, the merger agreement provides for the redemption of the issued and outstanding shares of Bank of New York’s Series A Preferred Stock, which was completed on January 22, 2007.

Accounting Treatment

The transaction will be accounted for as a “purchase” by Bank of New York of Mellon, as that term is used under GAAP, for accounting and financial reporting purposes. As a result, the historical financial statements of Bank of New York will become the historical financial statements of Newco. The assets (including identifiable intangible assets) and liabilities of Mellon as of the closing of the transaction will be recorded at their respective fair values and added to those of Bank of New York. Any excess of purchase price over the net fair values of Mellon assets and liabilities is recorded as goodwill (excess purchase price). Financial statements of Newco issued after the transaction will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Mellon. The results of operations of Mellon will be included in the results of operations of Newco beginning on the closing date of the transaction. In the historical financial statements of Newco, all per share amounts related to periods prior to the transaction will be restated to give retroactive recognition to the effect of 0.9434 shares of Newco common stock being issued for each share of Bank of New York common stock.

Exchange of Certificates in the Transaction

At or prior to the completion of the transaction, Newco will cause to be deposited with an exchange agent certificates representing shares of Newco common stock for the benefit of the holders of certificates representing shares of Bank of New York or Mellon common stock and an amount in cash sufficient to deliver cash instead of any fractional shares that would otherwise be issued to Bank of New York shareholders in the transaction.

Promptly after the completion of the transaction, Newco will cause the exchange agent to send transmittal materials to each holder of a Bank of New York and Mellon stock certificate for use in exchanging Bank of New York or Mellon stock certificates for certificates representing shares of Newco common stock and, in the case of Bank of New York shareholders, cash instead of fractional shares. The exchange agent will deliver statements indicating book-entry ownership of Newco common stock and a check instead of any fractional shares, if applicable, once it receives the properly completed transmittal materials together with certificates representing a holder’s shares of Bank of New York or Mellon common stock.

Bank of New York or Mellon stock certificates may be exchanged for statements indicating book-entry ownership of Newco common stock with the exchange agent for up to six months after the completion of the transaction. At the end of that period, any remaining Bank of New York or Mellon stock certificates and cash held by the exchange agent will be returned to Newco. Following that time, any holders of Bank of New York or Mellon stock certificates who have not exchanged their certificates will be entitled to look only to Newco, and only as general creditors of Newco, for Newco stock certificates and any cash to be received instead of fractional shares of Bank of New York common stock.

Starting 30 days after the completion of the transaction, until you exchange your Bank of New York or Mellon stock certificates, as the case may be, for statements indicating book-entry ownership of Newco common stock, you will not be able to vote on any matter on which Bank of New York or Mellon shareholders are entitled to vote. Once you exchange your Bank of New York or Mellon stock certificates for statements indicating book-entry ownership of Newco common stock, you will receive, without interest, any dividends or distributions with a record date after the closing date of the transaction and payable with respect to your shares, as well as any dividends with respect to Bank of New York or Mellon common stock declared before the closing date of the transaction but unpaid.

If your Bank of New York or Mellon stock certificate has been lost, stolen or destroyed, you may receive a statement indicating book-entry ownership of Newco common stock upon the making of an affidavit of that fact. Newco may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Newco with respect to the lost, stolen or destroyed Bank of New York or Mellon stock certificate.

No interest will be paid by Newco to Bank of New York shareholders on the cash payments made instead of the issuance of fractional shares of Newco common stock, even if there is a delay in making the payment.

None of Bank of New York, Mellon or Newco, nor any other person, will be liable to any former holder of Bank of New York or Mellon common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Stock Exchange Listing

Bank of New York common stock is currently listed on the New York Stock Exchange under the symbol “BK”. Mellon common stock is currently listed on the New York Stock Exchange under the symbol “MEL”. Following completion of the transaction, shares of common stock of Bank of New York and Mellon will no longer be listed or traded on the New York Stock Exchange, and, subject to approval by the New York Stock Exchange, Newco common stock will be listed on the New York Stock Exchange under the symbol “BK”.

Fractional Shares

Based on the Bank of New York exchange ratio, Bank of New York shareholders may be entitled to fractional shares of Newco common stock in exchange for their Bank of New York shares. Newco will not, however, issue any fractional shares of common stock in the transaction. Instead, a Bank of New York shareholder who would otherwise have received a fraction of a share of Newco common stock will receive an amount of cash (without interest and rounded to the nearest cent) equal to the fractional share of Newco multiplied by the closing sale price of Mellon common stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the date of the completion of the transaction as reported by The Wall Street Journal or, if not reported therein, in another authoritative source.

Because the Mellon exchange ratio is a one-to-one ratio, Mellon shareholders would not be entitled to fractional shares of Newco common stock.

No Appraisal or Dissenters’ Rights

Appraisal or dissenters’ rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are set forth in the laws of New York and Pennsylvania, which are the states of incorporation of Bank of New York and Mellon, respectively, including an exception for transactions involving public companies. These exceptions are applicable with respect to the rights of Bank of New York shareholders and Mellon shareholders in the transaction.

Neither Bank of New York shareholders nor Mellon shareholders are entitled to appraisal or dissenters’ rights or similar rights to a court valuation of the fair value of their shares in connection with the transaction under New York and Pennsylvania law, respectively, because shares of Bank of New York common stock and shares of Mellon common stock are listed on the New York Stock Exchange.

Resales of Newco Stock; Stock Transfer Restrictions

This joint proxy statement/prospectus does not cover any resales of the Newco common stock to be received by the shareholders of Bank of New York or Mellon upon completion of the transaction, and no person is authorized to make use of this joint proxy statement/prospectus in connection with any such resale.

All shares of Newco common stock received by Bank of New York and Mellon shareholders in the transaction will be freely transferable, except that shares of Newco common stock received by persons who are deemed to be “affiliates” of either Bank of New York or Mellon under the Securities Act at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of either Bank of New York or Mellon for such purposes generally include individuals or entities that control, are controlled by or are under common control with Bank of New York or Mellon, as the case may be, and may include directors and executive officers of Bank of New York and Mellon. The merger agreement requires Bank of New York and Mellon to use their reasonable efforts, prior to the mailing of this joint proxy statement/prospectus, to cause their respective affiliates to execute and deliver a written agreement to the effect that they will not sell, assign, transfer or otherwise dispose of any of the shares of Newco common stock issued to them in the transaction in violation of the Securities Act or the related SEC rules.

OPINIONS OF FINANCIAL ADVISORS

Opinion of Bank of New York’s Financial Advisor

Goldman Sachs was retained to act as financial advisor to Bank of New York in connection with the transaction. At a meeting of Bank of New York’s board of directors held on December 3, 2006, Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as Goldman Sachs considered relevant, as of December 3, 2006, the Bank of New York exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Bank of New York common stock.

The full text of the written opinion of Goldman Sachs, dated December 3, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex D to this document and is incorporated herein by reference. Bank of New York’s stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Bank of New York’s board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of Bank of New York common stock should vote with respect to the transaction.

In connection with rendering its opinion and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Bank of New York and Mellon for the five fiscal years ended December 31, 2005;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Bank of New York and Mellon;

•	certain other communications from Bank of New York and Mellon to their respective shareholders;

•	certain internal financial information for Bank of New York and Mellon prepared by their respective managements;

•	certain publicly available research analyst reports with respect to the future financial performance of Bank of New York and Mellon, which Goldman Sachs discussed with the senior managements of Bank of New York and Mellon and which Bank of New York instructed Goldman Sachs to use for purposes of its opinion; and

•	certain cost savings and operating synergies projected by the managements of Bank of New York and Mellon to result from the transaction.

Goldman Sachs also held discussions with members of the senior managements of Bank of New York and Mellon regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of their respective companies and Newco. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for shares of Bank of New York common stock and Mellon common stock;

•	compared certain financial and stock market information for Bank of New York and Mellon with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of Bank of New York’s board of directors, that the cost savings and operating synergies projected by the managements of Bank of New York and Mellon to result from the transaction were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Bank of New York and Mellon, as the case may be.

Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals that are required in connection with the transaction will be obtained without any adverse effect on Bank of New York or Mellon or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs advised Bank of New York’s board of directors that it is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Goldman Sachs assumed, with the consent of Bank of New York’s board of directors, that such allowances for losses are in the aggregate adequate to cover such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Bank of New York or Mellon or any of their respective subsidiaries, and it was not furnished with any such evaluation or appraisal.

Goldman Sachs’ opinion does not address the underlying business decision of Bank of New York to engage in the transaction, nor did Goldman Sachs express any opinion as to the prices at which shares of Newco’s common stock will trade at any time. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a summary of the material financial analyses performed by Goldman Sachs in evaluating the fairness of the Bank of New York exchange ratio and rendering its opinion. The summary of the analyses of Goldman Sachs set forth below is not a complete description of the analyses underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Goldman Sachs. The following summaries of financial analyses include information presented in tabular format. You should read those tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, quantitative information contained in the following summary, to the extent such information is based on market data, is based on market data as of December 1, 2006, the last trading day prior to the date on which Goldman Sachs made its presentation to Bank of New York’s board of directors, and is not necessarily indicative of market conditions after such date. Earnings per share estimates used in the analyses described below were provided by Institutional Brokerage Estimate System, or IBES (a data service that compiles earnings estimates issued by securities analysts). Goldman Sachs’ analyses include the use of earnings on both a “GAAP” and “cash” basis. “GAAP earnings” are computed in accordance with U.S. generally accepted accounting principles. “Cash earnings” add back the after-tax amortization of any intangibles. Unless otherwise indicated, references to earnings are to earnings on a “GAAP” basis.

Unless otherwise indicated, Goldman Sachs made the following assumptions in conducting its analyses:

•	earnings estimates for 2006 and 2007 based on IBES median estimates as of December 1, 2006; 2008-2010 EPS estimates apply the IBES median long-term growth rate for Bank of New York of 10.75 percent to both Bank of New York and Mellon 2007 IBES median earnings estimates as of December 1, 2006;

•	fully diluted shares outstanding for Bank of New York and Mellon will remain constant until the transaction closes;

•	target 5 percent ongoing pro forma ratio of tangible common equity to tangible assets (share repurchases assumed to the extent that capital exceeds such amount: $1.0 billion and $2.1 billion used for repurchases in 2008 and 2009, respectively);

•	financial data as of September 30, 2006 for Mellon and October 31, 2006 for Bank of New York; financial data adjusted for recently closed transactions and pending charges;

•	balance sheet growth of 5 percent annually for Bank of New York and Mellon;

•	constant dividend payout ratio of 39 percent for Bank of New York and 41 percent for Mellon prior to the time the transaction closes; pro forma combined payout ratio of approximately 40 percent;

•	38 percent marginal tax rate applied to all transaction-related adjustments to net income, including cost savings, amortization of newly created identifiable intangibles, restructuring charge and related cost of cash, and interest expense related to share repurchases;

•	excess of purchase price over Mellon’s tangible book value is allocated 80 percent to goodwill and 20 percent to identifiable intangibles, amortized using the straight-line method over 10 years;

•	pre-tax cost savings of $700 million: 15 percent in 2007 (assumes half year), 50 percent in 2008, 85 percent in 2009 and 100 percent in 2010;

•	restructuring charge of $1.3 billion: $600 million at close; $125 million in 2007; $400 million in 2008 and $175 million in 2009;

•	no net revenue synergies included; and

•	transaction closes on July 1, 2007.

Historical Exchange Ratio Analysis.  Goldman Sachs calculated and reviewed the historical exchange ratios implied by dividing the daily closing price per share of Bank of New York common stock by the daily closing price per share of Mellon common stock for each trading day in the five-year period ended December 1, 2006, as well as the average of these exchange ratios for this five-year period and for other specified periods within the five-year period. For the market information set forth below, Goldman Sachs relied on information published by FactSet, a data service that monitors and publishes compilations of earnings estimates by research analysts and other financial information.

The results of this analysis are as follows:

Period	Historical Exchange Ratio

Five-year average	1.0085
Three-year average	0.9943
One-year average	0.9295

This compares with the proposed Bank of New York exchange ratio of 0.9434.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain publicly available financial and stock market information, ratios and multiples for Bank of New York and Mellon to corresponding publicly available financial and stock market information, ratios and multiples for a group of two publicly traded custody banks and a group of nine publicly traded asset managers set forth below:

Custody Banks	Asset Managers

• State Street Corporation	• Franklin Resources, Inc.
• Northern Trust Corporation	• AllianceBernstein Holding L.P.
• BlackRock, Inc.
• Legg Mason, Inc.
• T. Rowe Price Group, Inc.
• AMVESCAP PLC
• Eaton Vance Corp.
• Nuveen Investments, Inc.
• Janus Capital Group Inc.

Goldman Sachs used balance sheet data as of September 30, 2006 for all companies except for Bank of New York, for which it used balance sheet data as of October 31, 2006. For the financial statistics set forth below, Goldman Sachs relied on information published by SNL DataSource, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers. The selected multiples, statistics and ratios that were calculated and compared by Goldman Sachs were as follows:

•	closing share price as a percentage of 52-week high share price;

•	closing share price as a multiple of estimated 2006 earnings per share;

•	closing share price as a multiple of estimated 2007 earnings per share (referred to as the “2007 forward P/E multiple”);

•	IBES long-term earnings growth rate estimate;

•	ratio of the 2007 forward P/E multiple to the IBES long-term earnings growth rate estimate;

•	dividend yield represented by closing share price; and

•	ratio of tangible common equity to tangible assets.

The results of this analysis are summarized as follows:

					Selected Companies
	Bank of				Custody Banks		Asset Managers
	New York		Mellon		(Median)		(Median)

Closing share price as a percentage of 52-week high share price	96%		98%		93%		91%
Closing share price as a multiple of:
estimated 2006 EPS	15.8	x	18.8	x	18.5	x	22.0	x
estimated 2007 EPS	14.8	x	16.4	x	16.5	x	19.9	x
IBES long-term earnings growth rate estimate	10.8%		10.5%		12.0%		14.3%
Ratio of the 2007 forward P/E multiple to the IBES long-term earnings growth rate estimate	1.4	x	1.6	x	1.4	x	1.4	x
Dividend yield represented by closing share price	2.5%		2.2%		1.5%		1.3%
Ratio of tangible common equity to tangible assets	5.14%		5.35%		5.45%		N.M.

Contribution Analysis.  Goldman Sachs computed the relative contributions of Bank of New York and Mellon to (1) the fully diluted market capitalization of the combined company, based on the market prices of Bank of New York and Mellon common stock as of December 1, 2006, (2) the estimated 2006, 2007 and 2008 earnings of the combined company, (3) the net interest income, non-interest income, total net revenue, non-interest expense and net income of the combined company for the 9 months ended September 30, 2006, and (4) the total assets, net loans, deposits, common equity and tangible common equity of the combined company. Goldman Sachs then determined the exchange ratio that would be required to equate pro forma ownership in a combined company with each constituent company’s contribution with respect to the particular financial criteria. Goldman Sachs also compared each such pro forma exchange ratio to the exchange ratio implied by the market prices of Bank of New York and Mellon common stock as of December 1, 2006. The results of Goldman Sachs’ analysis are set forth in the following table ($ in millions):

					Implied
					(Bank of New York Per Share Value to
					Mellon Per Share Value)
							Market
					Exchange		Premium /
	Bank of New York		Mellon		Ratio		(Discount)

Market capitalization based on market price as of December 1, 2006	$26,963	61.9%	$16,629	38.1%	0.89	x	—
2006 estimated earnings	1,710	66.0	881	34.0	1.06		(16.5)%
2007 estimated earnings	1,824	64.3	1,013	35.7	0.98		(9.9)
2008 estimated earnings	2,020	64.3	1,122	35.7	0.98		(9.9)
Net-interest income	1,273	78.7	344	21.3	2.02		(56.2)
Non-interest income	4,265	55.0	3,484	45.0	0.67		32.5
Total net revenue	5,538	59.1	3,828	40.9	0.79		12.1
Non-interest expense	3,708	56.2	2,885	43.8	0.70		26.2
Year-to-date net income	1,224	64.9	661	35.1	1.01		(12.4)
Total assets	101,858	70.5	42,666	29.5	1.30		(32.1)
Net loans	33,766	85.1	5,916	14.9	3.12		(71.6)
Deposits	60,512	67.6	28,976	32.4	1.14		(22.4)
Common equity	11,458	71.8	4,495	28.2	1.39		(36.4)
Tangible common equity	4,898	69.4	2,157	30.6	1.24		(28.6)

Accretion/Dilution Analysis.  Goldman Sachs performed pro forma analyses of the financial impact of the transaction on Bank of New York’s and Mellon’s (1) estimated earnings per share on both a “GAAP” and “cash” basis for 2007, 2008, 2009 and 2010, and (2) annual dividend.

The results of Goldman Sachs’ analysis are set forth in the following tables:

EPS	2007	2008	2009	2010

Bank of New York
Accretion/(Dilution) — GAAP	(1.0)%	1.3%	7.6%	11.7%
Accretion/(Dilution) — Cash	1.1%	5.3%	11.2%	15.0%
Mellon
Accretion/(Dilution) — GAAP	1.0%	5.7%	12.2%	16.4%
Accretion/(Dilution) — Cash	4.5%	11.9%	17.9%	21.8%

Dividend Impact	Bank of New York	Mellon

Accretion/(Dilution) — Annual Dividend	0.8%	6.8%

Precedent Transactions Analysis.  Goldman Sachs analyzed publicly available information for ten selected “merger-of-equals” transactions in the banking industry, consisting of:

•	Travelers Group Inc./Citicorp

•	NationsBank Corporation/BankAmerica Corporation

•	Norwest Corporation/Wells Fargo & Company

•	First Chicago NBD Corporation/Banc One Corporation

•	First Union Corporation/Wachovia Corporation

•	Chemical Banking Corporation/Chase Manhattan Corporation

•	Regions Financial Corporation/AmSouth Bancorporation

•	Regions Financial Corporation/Union Planters Corporation

•	First Chicago Corporation/NBD Bancorp Inc.

•	KeyCorp/Society Corporation

Goldman Sachs calculated the premium to the stock price for the last trading day prior to the announcement of the transaction implied by the exchange ratio for the precedent transaction, compared the market value of each company in the precedent transaction and the pro forma ownership of the combined company, and reviewed certain non-financial terms of the precedent transactions, including the composition of the board of directors and management of the combined company and the name of the combined company. The results of these analyses and reviews are summarized in the following table:

		Premium
	Date of	to	Market			Mgt.	Board	Executive
	Announcement	Market	Value	Ownership	Name	Split	Split	Officers

Travelers/Citicorp	Apr-1998	7.9%	52%/48%	50%/50%	Citigroup	1/1	50%/50%	Co-CEOs — Travelers and Citicorp
NationsBank/BankAmerica	Apr-1998	0.0%	55%/45%	55%/45%	BankAmerica	3/5	53%/47%	Chairman & CEO — NationsBank President — BankAmerica
Norwest/Wells Fargo	Jun-1998	9.3%	49%/51%	47%/53%	Wells Fargo	5/7	50%/50%	Chairman — Wells Fargo CEO — Norwest
Banc One/First Chicago NBD	Apr-1998	6.4%	62%/38%	60%/40%	Bank One	6/8	50%/50%	Chairman — First Chicago CEO & President — Banc One
First Union/Wachovia	Apr-2001	7.9%	74%/26%	73%/27%	Wachovia	6/8	50%/50%	Chairman — Wachovia CEO & President — First Union
Chemical/Chase	Aug-1995	6.7%	59%/41%	58%/42%	Chase	12/8	57%/43%	Chairman & CEO — Chemical President & COO — Chase
Regions/AmSouth	May-2006	0.0%	62%/38%	62%/38%	Regions	3/2	57%/43%	Chairman — Regions President and CEO — AmSouth
Regions/Union Planters	Jan-2004	0.0%	59%/41%	59%/41%	Regions	8/5	50%/50%	Chairman & CEO — Regions CEO (6/05) and Chairman (6/06) — Union Planters
First Chicago/NBD	Jul-1995	0.0%	51%/49%	50%/50%	First Chicago NBD	8/8	50%/50%	Chairman — First Chicago CEO & President — NBD
KeyCorp/Society	Oct-1993	0.0%	52%/48%	52%/48%	KeyCorp	8/8	50%/50%	Chairman & CEO — KeyCorp President — Society

Discounted Cash Flow Analysis.  Goldman Sachs performed a discounted cash flow analysis to determine a range of estimated present values of Bank of New York common stock and Mellon common stock assuming each company continued to operate as a stand-alone company. This range was determined in each case by adding, respectively, (1) the “present value” of the estimated future excess capital of Bank of New York and Mellon and (2) the “present value” of the estimated “terminal value” of Bank of New York and Mellon common stock as of December 31, 2006. “Terminal value” refers to the value of a particular asset as at a specific future time. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows by an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors.

Goldman Sachs estimated alternative reference ranges of per share values for Bank of New York on a stand-alone basis using:

•	median earnings estimates with respect to Bank of New York for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75 percent for 2008 through

2011, a target ratio of tangible common equity to tangible assets of 5.00 percent for 2008 through 2011, discount rates ranging from 9.0 percent to 13.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x;

•	median earnings estimates with respect to Bank of New York for 2006 and 2007, as reported by IBES, long-term EPS growth rates ranging from 8.5 percent to 12.5 percent for 2008 through 2011, a target ratio of tangible common equity to tangible assets of 5.00 percent for 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x; and

•	median earnings estimates with respect to Bank of New York for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75 percent for 2008 through 2011, target ratios of tangible common equity to tangible assets ranging from 4.50 percent to 5.50 percent for 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x.

Goldman Sachs estimated alternative reference ranges of per share values for Mellon on a stand-alone basis using:

•	median earnings estimates with respect to Mellon for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75 percent for 2008 through 2011, a target ratio of tangible common equity to tangible assets of 5.00 percent for 2008 through 2011, discount rates ranging from 9.0 percent to 13.0 percent, and a range of terminal P/E multiples of 14.4x to 18.4x;

•	median earnings estimates with respect to Mellon for 2006 and 2007, as reported by IBES, long-term EPS growth rates ranging from 8.5 percent to 12.5 percent for 2008 through 2011, a target ratio of tangible common equity to tangible assets of 5.00 percent for 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 14.4x to 18.4x; and

•	median earnings estimates with respect to Mellon for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75 percent for 2008 through 2011, target ratios of tangible common equity to tangible assets ranging from 4.50 percent to 5.50 percent for 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x.

For purposes of this analysis, Goldman Sachs assumed that Bank of New York and Mellon repurchase shares of their common stock to achieve target ratios of tangible common equity to tangible assets of 5 percent.

This analysis resulted in the following reference ranges of indicated per share values for Bank of New York and Mellon common stock:

Reference Range Assuming
Share Repurchases

Bank of New York Stand-Alone
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; target ratio of tangible common equity to tangible assets of 5.00%; discount rates ranging from 9.0% to 13.0%; terminal P/E multiples ranging from 12.8x to 16.8x
$38.13 to $54.96
Median IBES earnings estimates for 2006 and 2007; long-term EPS growth rates ranging from 8.5% to 12.5%; target ratio of tangible common equity to tangible assets of 5.00%; discount rate of 11.0%; terminal P/E multiples ranging from 12.8x to 16.8x
$38.51 to $53.46
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; target ratios of tangible common equity to tangible assets ranging from 4.50% to 5.50%; discount rate of 11.0%; terminal P/E multiples ranging from 12.8x to 16.8x
$40.41 to $51.44
Mellon Stand-Alone
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; target ratio of tangible common equity to tangible assets of 5.00%; discount rates ranging from 9.0% to 13.0%; terminal P/E multiples ranging from 14.4x to 18.4x
$41.76 to $59.58
Median IBES earnings estimates for 2006 and 2007; long-term EPS growth rates ranging from 8.5% to 12.5%; target ratio of tangible common equity to tangible assets of 5.00%; discount rate of 11.0%; terminal P/E multiples ranging from 14.4x to 18.4x
$42.18 to $57.94
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; target ratios of tangible common equity to tangible assets ranging from 4.50% to 5.50%; discount rate of 11.0%; terminal P/E multiples ranging from 14.8x to 18.4x
$44.68 to $55.37

Goldman Sachs also performed the foregoing discounted cash flow analysis assuming that Bank of New York and Mellon do not repurchase shares of their common stock.

In this case, Goldman Sachs estimated alternative reference ranges of per share values for Bank of New York on a stand-alone basis using:

•	median earnings estimates with respect to Bank of New York for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75% for 2008 through 2011, increasing ratios of tangible common equity to tangible assets from 2008 through 2011, discount rates ranging from 9.0 percent to 13.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x;

•	median earnings estimates with respect to Bank of New York for 2006 and 2007, as reported by IBES, long-term EPS growth rates ranging from 8.5 percent to 12.5 percent for 2008 through 2011, increasing ratios of tangible common equity to tangible assets from 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x; and

•	median earnings estimates with respect to Bank of New York for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75 percent for 2008 through 2011, target ratios of tangible common equity to tangible assets ranging from 4.50 percent to 5.50 percent for 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x.

In this case, Goldman Sachs estimated alternative reference ranges of per share values for Mellon on a stand-alone basis using:

•	median earnings estimates with respect to Mellon for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75 percent for 2008 through 2011, increasing ratios of tangible common equity to tangible assets from 2008 through 2011, discount rates ranging from 9.0 percent to 13.0 percent, and a range of terminal P/E multiples of 14.4x to 18.4x;

•	median earnings estimates with respect to Mellon for 2006 and 2007, as reported by IBES, long-term EPS growth rates ranging from 8.5 percent to 12.5 percent for 2008 through 2011, increasing ratios of tangible common equity to tangible assets from 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 14.4x to 18.4x; and

•	median earnings estimates with respect to Mellon for 2006 and 2007, as reported by IBES, the median IBES long-term EPS growth rate for Bank of New York of 10.75 percent for 2008 through 2011, target ratios of tangible common equity to tangible assets ranging from 4.50 percent to 5.50 percent for 2008 through 2011, a discount rate of 11.0 percent, and a range of terminal P/E multiples of 12.8x to 16.8x.

This analysis resulted in the following reference ranges of indicated per share values for Bank of New York and Mellon common stock:

Reference Range Excluding
Share Repurchases

Bank of New York Stand-Alone
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; increasing ratios of tangible common equity to tangible assets from 2008 through 2011; discount rates ranging from 9.0% to 13.0%; terminal P/E multiples ranging from 12.8x to 16.8x
$31.99 to $48.26
Median IBES earnings estimates for 2006 and 2007; long-term EPS growth rates ranging from 8.5% to 12.5%; increasing ratios of tangible common equity to tangible assets from 2008 through 2011; discount rate of 11.0%; terminal P/E multiples ranging from 12.8x to 16.8x
$32.27 to $46.93
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; target ratios of tangible common equity to tangible assets ranging from 4.50% to 5.50%; discount rate of 11.0%; terminal P/E multiples ranging from 12.8x to 16.8x
$34.77 to $44.26
Mellon Stand-Alone
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; increasing ratios of tangible common equity to tangible assets from 2008 through 2011; discount rates ranging from 9.0% to 13.0%; terminal P/E multiples ranging from 14.4x to 18.4x
$36.36 to $53.64
Median IBES earnings estimates for 2006 and 2007; long-term EPS growth rates ranging from 8.5% to 12.5%; increasing ratios of tangible common equity to tangible assets from 2008 through 2011; discount rate of 11.0%; terminal P/E multiples ranging from 14.4x to 18.4x
$36.68 to $52.16
Median IBES earnings estimates for 2006 and 2007; median IBES long-term EPS growth rate of 10.75%; target ratios of tangible common equity to tangible assets ranging from 4.50% to 5.50%; discount rate of 11.0%; terminal P/E multiples ranging from 14.8x to 18.4x
$39.54 to $49.19

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Goldman Sachs considered the results of all of the analyses and factors and did not isolate specific analyses or factors and reach separate conclusions as to whether or not any particular analysis or factor supported its opinion; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the underlying analyses and factors. Accordingly, Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses or certain factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the processes underlying its opinion.

In its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and various other matters, many of which are beyond the control of the parties and their advisors. Furthermore, no company or transaction used in Goldman Sachs’ analyses is identical to Bank of New York, Mellon, Newco or the proposed transaction. Rather, the analyses of comparable companies and transactions involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition, public trading or other values of the companies or transactions being compared.

Goldman Sachs prepared its analyses for purposes of providing its opinion to Bank of New York’s board of directors as to the fairness from a financial point of view to holders of shares of Bank of New York common stock of the Bank of New York exchange ratio and to assist Bank of New York’s board of directors in analyzing the proposed transaction. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Bank of New York, Mellon, Newco, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

As described elsewhere in this document, Goldman Sachs’ opinion was one of many factors considered by the Bank of New York board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the board of directors of Bank of New York or management with respect to the transaction or the Bank of New York exchange ratio.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to Bank of New York in connection with, and participated in certain of the negotiations leading to, the transaction. In addition, Goldman Sachs has provided certain investment banking services to Bank of New York from time to time, including having acted as:

•	sole manager with respect to the public offering of Bank of New York’s Floating Rate CDs due in 2009 (aggregate principal amount $400,000,000) in October 2004;

•	sole manager with respect to the public offering of Bank of New York’s Extendible Notes due in 2015 (aggregate principal amount $600,000,000) in March 2005;

•	lead manager with respect to the public offering of Bank of New York’s 4.95% 10 Year Subordinated Notes (aggregate principal amount $500,000,000) in March 2005;

•	sole manager with respect to the public offering of Bank of New York’s Floating Rate CDs due in 2010 (aggregate principal amount $400,000,000) in April 2005;

•	co-manager with respect to Bank of New York’s medium-term note program (aggregate principal amount $1,000,000,000) in May 2005;

•	sole manager with respect to the public offering of Bank of New York’s Floating Rate CDs due in 2007 (aggregate principal amount $600,000,000) in November 2005;

•	financial advisor in connection with the swap of Bank of New York’s retail banking business in exchange for JPMorgan Chase’s corporate trust business announced in April 2006; and

•	joint book runner with respect to the public offering of Bank of New York’s medium term note program (aggregate principal amount $500,000,000) in November 2006.

Goldman Sachs has also provided certain investment banking services to Mellon from time to time, including having acted as:

•	co-manager with respect to the public offering of Mellon’s 3.25% 5 Year Senior Notes (aggregate principal amount $300,000,000) in March 2004; and

•	sole manager with respect to the public offering of Mellon’s 5.45% 10 Year Subordinated Notes (aggregate principal amount $250,000,000) in March 2006.

Goldman Sachs may also provide investment banking services to Bank of New York, Mellon and Newco in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation. During the past two years, Goldman, Sachs & Co., the entity that issued the fairness opinion to the board of directors of Bank of New York, has received aggregate fees from Bank of New York and its affiliates for services unrelated to the transaction of approximately $19.5 million; affiliates of Goldman, Sachs & Co. may also have received fees for services from Bank of New York during this period that are not material.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Bank of New York, Mellon and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Bank of New York and Mellon for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.

Bank of New York selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction. Pursuant to an engagement letter dated October 1, 2006, Bank of New York engaged Goldman Sachs as financial advisor in connection with the contemplated transaction and has agreed to pay Goldman Sachs a transaction fee of $35 million upon completion of the transaction. Bank of New York has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Goldman Sachs and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Opinions of Mellon’s Financial Advisors

On December 3, 2006, at a meeting of Mellon’s board of directors held to evaluate the proposed transaction, UBS and Lazard each delivered to Mellon’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated December 3, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the Mellon exchange ratio was fair, from a financial point of view, to holders of Mellon common stock.

UBS’ and Lazard’s opinions, the full texts of which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS and Lazard, are attached as Annexes E-1 and E-2, respectively, and are incorporated into this joint proxy statement-prospectus by reference. UBS’ and Lazard’s opinions were directed only to the fairness, from a financial point of view, of the Mellon exchange ratio and do not address any other aspect of the transaction. The opinions do not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to Mellon or Mellon’s underlying business decision to effect the transaction. The opinions do not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the transaction. Holders of Mellon common stock are encouraged to read the opinions carefully in their entirety. The summaries of UBS’ and Lazard’s opinions described below are qualified in their entirety by reference to the full texts of the opinions.

Opinion of UBS Securities LLC

In arriving at its opinion, UBS, among other things:

•	reviewed publicly available business and financial information relating to Mellon and Bank of New York that were reviewed and discussed with the managements of Mellon and Bank of New York, including publicly available financial forecasts and estimates for calendar years 2006 and 2007 and publicly available long-term earnings growth rate estimates;

•	reviewed and discussed with the managements of Mellon and Bank of New York financial forecasts and estimates for Mellon and Bank of New York for calendar years 2008 through 2012 that were extrapolated, as directed by the managements of Mellon and Bank of New York, from the publicly available financial forecasts and estimates for calendar years 2006 and 2007 described above, using publicly available long-term earnings growth rate estimates and other estimates and assumptions with respect to Mellon and Bank of New York provided to or reviewed with UBS by the managements of Mellon and Bank of New York;

•	reviewed estimates of synergies prepared by the managements of Mellon and Bank of New York that were provided to or reviewed with UBS by the managements of Mellon and Bank of New York and not publicly available;

•	considered potential pro forma effects of the transaction on Mellon’s and Bank of New York’s combined financial statements relative to Mellon’s financial statements on a standalone basis;

•	conducted discussions with members of the senior managements of Mellon and Bank of New York concerning the businesses and financial prospects of Mellon and Bank of New York;

•	reviewed publicly available financial and stock market data with respect to other companies UBS believed to be generally relevant;

•	reviewed the publicly available financial and other terms of transactions in the financial services industry;

•	reviewed current and historical market prices of Mellon common stock and Bank of New York common stock;

•	reviewed the merger agreement (prior to its amendment); and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with Mellon’s consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with Mellon’s consent, relied on that information being complete and accurate in all material respects. In addition, with Mellon’s consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Mellon or Bank of New York and UBS was not furnished with any such evaluation or appraisal. In connection with UBS’ analyses, UBS was directed by the managements of Mellon and Bank of New York to utilize the publicly available financial forecasts and estimates and the extrapolated financial forecasts and estimates relating to Mellon and Bank of New York referred to above. UBS was advised by the managements of Mellon and Bank of New York and assumed, at Mellon’s direction, that the publicly available financial forecasts and estimates, extrapolated financial forecasts and estimates and pro forma effects referred to above were a reasonable basis on which to evaluate both the future performance of Mellon and Bank of New York and such pro forma effects, and were appropriate to utilize in UBS’ analyses. UBS assumed, at Mellon’s direction, that the estimates of synergies prepared by the managements of Mellon and Bank of New York referred to above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Mellon and Bank of New York as to such synergies. In addition, UBS assumed, with Mellon’s approval, that the financial forecasts and estimates, including synergies, referred to above would be achieved at the times and in the amounts projected. UBS is not an expert in the evaluation of loan or lease portfolios or allowances for losses with respect to loan or lease portfolios, and UBS was not requested to conduct, and did not conduct, a review of individual credit files. UBS was advised and assumed that such allowances for Mellon and Bank of New York were, and on a pro forma basis would be, in the aggregate adequate to cover such losses. UBS assumed, with Mellon’s consent, that the transaction would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion. Although subsequent developments may affect its opinion, UBS does not have any obligation to update, revise or reaffirm its opinion.

UBS was not authorized to, and did not, solicit indications of interest in a business combination with Mellon from any party. At Mellon’s direction, UBS was not asked to, and did not, offer any opinion as to the terms, other than the Mellon exchange ratio to the extent expressly specified in its opinion, of the merger agreement or the form of the transaction. UBS expressed no opinion as to what the value of Newco common stock would be when issued in the transaction or the prices at which Mellon common stock, Bank of New York common stock or Newco common stock would trade at any time. In rendering its opinion, UBS assumed, with Mellon’s consent, that Mellon and Bank of New York would comply with all material terms of the merger agreement, and that the transaction would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the transaction would be obtained without any material adverse effect on Mellon, Bank of New York, Newco or the transaction. Except as described above, Mellon imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

Opinion of Lazard Frères & Co. LLC

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement (prior to its amendment);

•	analyzed publicly available historical business and financial information relating to Mellon and Bank of New York;

•	reviewed and discussed with the managements of Mellon and Bank of New York publicly available financial forecasts, estimates and other data relating to Mellon and Bank of New York, including publicly available financial forecasts and estimates for calendar years 2006 and 2007 and publicly available long-term earnings growth rate estimates;

•	reviewed and discussed with the managements of Mellon and Bank of New York financial forecasts and estimates for Mellon and Bank of New York for calendar years 2008 through 2012 that were extrapolated, as directed by the managements of Mellon and Bank of New York, from the publicly available financial forecasts and estimates for calendar years 2006 and 2007 described above, using publicly available long-term earnings growth rate estimates and other estimates and assumptions with respect to Mellon and Bank of New York provided to or reviewed with Lazard by the managements of Mellon and Bank of New York;

•	reviewed the projected synergies and other strategic, financial and operational benefits, including the amount and timing of such synergies and other benefits, anticipated by the managements of Mellon and Bank of New York to be realized by Newco following the transaction;

•	held discussions with members of the senior managements of Mellon and Bank of New York with respect to the businesses and prospects of Mellon and Bank of New York;

•	reviewed public information with respect to other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Mellon and Bank of New York;

•	reviewed the financial and other transaction terms of business combination transactions in the financial services industry (although Lazard did not utilize such transactions or related information for purposes of its financial analysis given, among other things, the differences between the business composition of the companies involved in such transactions and that of Mellon and Bank of New York);

•	reviewed historical stock prices and trading volumes of Mellon common stock and Bank of New York common stock;

•	considered potential pro forma effects of the transaction on Mellon’s and Bank of New York’s combined financial statements relative to Mellon’s financial statements on a standalone basis; and

•	conducted other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied on the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any individual credit files, assets or liabilities, including, without limitation, any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities, contingent or otherwise, of Mellon or Bank of New York, or concerning the solvency or fair value of Mellon or Bank of New York, and Lazard was not furnished with any such valuation or appraisal. In connection with Lazard’s analyses, Lazard was directed by the managements of Mellon and Bank of New York to utilize the publicly available and the extrapolated financial forecasts and estimates referred to above. Lazard assumed, at Mellon’s and Bank of New York’s direction, that such financial forecasts and estimates were a reasonable basis on which to evaluate the future financial performance of Mellon, Bank of New York and the combined company and were appropriate to utilize in Lazard’s analyses. Lazard also assumed, at Mellon’s and Bank of New York’s direction, that the projected synergies and other strategic, financial and operational benefits anticipated by the managements of Mellon and Bank of New York to be realized by Newco following the transaction were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Mellon and Bank of New York as to such synergies and other benefits. In addition, Lazard assumed, with Mellon’s consent, that such financial forecasts and estimates and projected synergies and other benefits would be realized in the amounts and at the times contemplated. Lazard assumed no responsibility for and expressed no view as to such forecasts or projections or the assumptions on which they were based. Lazard is not an expert in the evaluation of loan or lease portfolios or the allowances for losses with respect to loan or lease portfolios, and, accordingly, Lazard assumed, with Mellon’s consent, that such allowances for losses for Mellon, Bank of New York or any of their respective subsidiaries were, and on a pro forma basis would be, in the aggregate, adequate to cover such losses.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard expressed no opinion as to the prices at which Mellon common stock or Bank of New York common stock would trade at any time after the announcement of the transaction or the prices at which Newco common stock would trade at any time after the completion of the transaction.

In rendering its opinion, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Mellon. Lazard assumed, with Mellon’s consent, that the transaction would be consummated on the terms described in the merger agreement, without waiver or modification of any material terms or conditions. Lazard also assumed that obtaining the necessary regulatory or third-party approvals and consents for the transaction would not have an adverse effect on Mellon, Bank of New York, Newco or the transaction. Lazard further assumed that the representations and warranties of Mellon and Bank of New York contained in the merger agreement were true and that the transaction would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard expressed no opinion as to any tax or other consequences that might result from the transaction, and Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Mellon and Bank of New York obtained such advice as each deemed necessary from qualified professionals. Except as described above, Mellon imposed no other instructions or limitations on Lazard with respect to the investigations made or the procedures followed by Lazard in rendering its opinion.

Summary of Joint Financial Analyses of Mellon’s Financial Advisors

In connection with rendering their respective opinions to Mellon’s board of directors, UBS and Lazard jointly performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS and Lazard in connection with their respective opinions. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis summarized below, no company used as a comparison is identical or directly comparable to Mellon or Bank of New York. A selected companies analysis necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

UBS and Lazard believe that the analyses and the summary below must be considered as a whole and that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ and Lazard’s analyses and their respective opinions. UBS and Lazard did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole.

The estimates of the future performance of Mellon and Bank of New York provided by or reviewed with the managements of Mellon and Bank of New York in or underlying UBS’ and Lazard’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing their analyses, UBS and Lazard considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mellon and Bank of New York. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The exchange ratios were determined through negotiation between Mellon and Bank of New York and the decision to enter into the transaction was solely that of Mellon’s board of directors. UBS’ and Lazard’s opinions and financial analyses were only one of many factors considered by Mellon’s board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of Mellon’s board of directors or management with respect to the transaction or the Mellon exchange ratio.

The following is a brief summary of the material financial analyses reflected in UBS’ and Lazard’s joint financial presentation reviewed with Mellon’s board of directors in connection with their respective opinions relating to the proposed transaction. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ and Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ and Lazard’s financial analyses. Estimated financial data of Mellon and Bank of New York utilized for purposes of the analyses were based on:

•	Publicly available financial forecasts and estimates, including publicly available research analysts’ estimates as compiled by the Institutional Brokers’ Estimate System, referred to as I/B/E/S estimates, relating to Mellon and Bank of New York for calendar years 2006 and 2007; and

•	Financial forecasts and estimates relating to Mellon and Bank of New York for calendar years 2008 through 2012 extrapolated, as directed by the managements of Mellon and Bank of New York, from the publicly available financial forecasts and estimates for calendar years 2006 and 2007 described above, using publicly available long-term earnings growth rate estimates and other estimates and assumptions with respect to Mellon and Bank of New York provided to or reviewed with UBS and Lazard by the managements of Mellon and Bank of New York, including a 5.0 percent targeted tangible common equity to tangible assets ratio and an annual asset growth rate of 5.0 percent.

Historical Exchange Ratio Analysis.  UBS and Lazard reviewed the closing prices of Mellon common stock and Bank of New York common stock on December 1, 2006 and the average daily closing prices of Mellon common stock and Bank of New York common stock for the 10-day, 30-day, 60-day, one-year, two-year, three-year and five-year periods ended December 1, 2006. UBS and Lazard calculated implied historical exchange ratios for Mellon and Bank of New York by dividing the closing prices of Mellon common stock and Bank of New York common stock on December 1, 2006 by the average daily closing prices over those periods. In order to compare the resulting exchange ratios with the Mellon exchange ratio, UBS and Lazard divided each of the resulting implied Mellon exchange ratios by 1.06 (the inverse of the Bank of New York exchange ratio).

This analysis indicated the following implied exchange ratios, as compared to the Mellon exchange ratio and the Bank of New York exchange ratio:

	Mellon Implied		Bank of New York Implied
	Exchange Ratio		Exchange Ratio

Current (December 1, 2006)	1.0649	x	0.8859x
10-Day Average	1.0682	x	0.8832x
30-Day Average	1.0621	x	0.8884x
60-Day Average	1.0552	x	0.8943x
One-Year Average	1.0169	x	0.9289x
Two-Year Average	0.9763	x	0.9697x
Three-Year Average	0.9562	x	0.9904x
Five-Year Average	0.9405	x	1.0083x
Exchange Ratio	1.0	x	0.9434x

Selected Companies Analysis.  UBS and Lazard compared selected financial and stock market data of Mellon and Bank of New York with corresponding data of the following two publicly traded companies in the financial services industry:

•	Northern Trust Corporation

•	State Street Corporation

UBS and Lazard reviewed, among other things, closing stock prices of the selected companies on December 1, 2006 as multiples of:

•	Estimated earnings per share, referred to as GAAP EPS, and estimated cash EPS (calculated as GAAP EPS plus annualized latest quarter intangible amortization expense per share), for calendar years 2006 and 2007; and

•	Book value per share and tangible book value per share as of September 30, 2006, as adjusted, in the case of Bank of New York and based on Bank of New York’s public filings, for the swap of Bank of New York’s retail operations for the corporate trust operations of JPMorgan Chase & Co.

UBS and Lazard then compared these multiples derived from the selected companies with corresponding multiples implied for Mellon and Bank of New York based on closing stock prices on December 1, 2006. Financial data of the selected companies were based on I/B/E/S estimates, public filings and other publicly available information. This analysis indicated the following implied average multiples for Mellon, Bank of

New York and the selected companies, as compared to corresponding multiples implied for Mellon and Bank of New York:

	Implied Average Multiples for
Closing Stock Price	Mellon, Bank of New York and the		Implied Multiples		Implied Multiples
as Multiples of:	Selected Companies		for Mellon		for Bank of New York

2006E GAAP EPS	17.9	x	18.8	x	15.8x
2006E Cash EPS	17.4	x	18.4	x	15.1x
2007E GAAP EPS	16.1	x	16.4	x	14.8x
2007E Cash EPS	15.7	x	16.1	x	14.2x
Book Value Per Share	3.00	x	3.67	x	2.30x
Tangible Book Value Per Share	5.16	x	7.65	x	5.46x

Contribution Analysis.  UBS and Lazard reviewed the relative contributions of Mellon and Bank of New York to the combined company’s:

•	Estimated GAAP net income and cash net income for calendar years 2006 and 2007;

•	Book value and tangible book value as of September 30, 2006; and

•	Market capitalization as of December 1, 2006 and average market capitalization during the 60-day, one-year and three-year periods ended December 1, 2006.

UBS and Lazard then calculated the implied aggregate equity ownership percentages of Mellon’s shareholders and Bank of New York’s shareholders in the combined company based on the relative contributions of Mellon and Bank of New York. As more fully reflected in the following table, this analysis indicated an aggregate equity ownership reference range of Mellon’s shareholders in the combined company implied from the relative contributions of Mellon and Bank of New York of 27.9% to 38.2%, as compared to the aggregate pro forma equity ownership of Mellon’s shareholders in the combined company immediately upon completion of the transaction based on the Mellon exchange ratio of 36.7%. This analysis also indicated an aggregate equity ownership reference range of Bank of New York’s shareholders in the combined company implied from the relative contributions of Mellon and Bank of New York of 61.8% to 72.1%, as compared to the aggregate pro forma equity ownership of Bank of New York’s shareholders in the combined company immediately upon completion of the transaction based on the Bank of New York exchange ratio of 63.3%:

	Percentage Contribution		Aggregate Pro Forma Equity Ownership
	Mellon	Bank of New York	Mellon	Bank of New York

Net Income:
2006E GAAP	34.1%	65.9%	36.7%	63.3%
2006E Cash	33.6%	66.4%
2007E GAAP	35.7%	64.3%
2007E Cash	35.2%	64.8%
Balance Sheet:
Common Equity	27.9%	72.1%
Tangible Common Equity	30.6%	69.4%
Market Capitalization:
On December 1, 2006	38.2%	61.8%
60-Day Average	38.0%	62.0%
One-Year Average	36.8%	63.2%
Three-Year Average	35.6%	64.4%

Discounted Cash Flow Analysis.  UBS and Lazard compared the per share equity reference range implied for Mellon based on the excess equity that Mellon could generate on a standalone basis over calendar years 2007 through 2011 relative to the per share equity reference range implied for the combined company based on the excess equity that Mellon and Bank of New York could generate on a combined basis during those calendar years after giving effect to potential cost savings and restructuring charges anticipated by the managements of Mellon and Bank of New York to result from the transaction.

Mellon.  In calculating the estimated present value of the excess equity that Mellon could generate over calendar years 2007 through 2011 on a standalone basis, UBS and Lazard calculated a range of terminal values by applying forward price to earnings, referred to as P/E, terminal value multiples of 15.0x to 17.0x to Mellon’s calendar year 2012 estimated cash earnings. The excess equity and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%.

Bank of New York.  In calculating the estimated present value of the excess equity that Bank of New York could generate over calendar years 2007 through 2011 on a standalone basis, UBS and Lazard calculated a range of terminal values by applying forward P/E terminal value multiples of 14.0x to 16.0x to Bank of New York’s calendar year 2012 estimated cash earnings. The excess equity and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. This analysis resulted in an implied per share equity reference range for Bank of New York on a standalone basis of $38.47 to $46.63.

Combined Company.  In calculating the estimated present value of the excess equity that Mellon and Bank of New York could generate over calendar years 2007 through 2011 on a combined basis after giving effect to potential cost savings and restructuring charges, UBS and Lazard calculated a range of terminal values by applying forward P/E terminal value multiples of 15.0x to 16.0x to Mellon’s and Bank of New York’s combined calendar year 2012 estimated cash earnings. The excess equity and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%.

This analysis resulted in the following implied per share equity reference range for Mellon on a standalone basis, as compared to the implied per share equity reference range for the combined company:

Implied per Share Equity	Implied per Share Equity
Reference Range for Mellon	Reference Range for the Combined Company

$41.86 - $50.35	$45.27 - $52.09

Accretion/Dilution Analysis.  UBS and Lazard reviewed the potential pro forma effect of the transaction on Mellon’s and Bank of New York’s estimated GAAP EPS and cash EPS on a combined basis over calendar years 2007 through 2009 relative to, among other things, Mellon’s estimated GAAP EPS and cash EPS on a standalone basis during those calendar years, after giving effect to potential cost savings but excluding restructuring and other one-time nonrecurring charges anticipated by the managements of Mellon and Bank of New York to result from the transaction. For purposes of this analysis, UBS and Lazard also assumed, at the direction of Mellon’s management, that excess capital of the combined company would be utilized for share repurchases. Based on the exchange ratios provided for in the transaction and an assumed transaction closing date of July 1, 2007, this analysis indicated that the transaction could be accretive relative to Mellon’s estimated GAAP EPS and cash EPS on a standalone basis over calendar years 2007 through 2009. UBS and Lazard also noted that the transaction could result in an increase relative to Mellon’s tangible book value per share and dividend per share on a standalone basis. Actual results may vary from projected results and the variations may be material.

Other Factors.  UBS and Lazard also reviewed selected financial and other transaction terms of the transaction and corresponding terms of the following five selected merger of equals transactions in the financial services industry:

Announcement Date	Larger Company	Smaller Company

• May 25, 2006	• Regions Financial Corporation	• AmSouth Bancorporation
• January 23, 2004	• Regions Financial Corporation	• Union Planters Corporation
• January 14, 2004	• J.P. Morgan Chase & Co.	• Bank One Corporation
• April 15, 2001	• First Union Corporation	• Wachovia Corporation
• October 4, 2000	• Firstar Corporation	• U.S. Bancorp

UBS and Lazard reviewed:

•	The implied standalone ownership percentage of each company in the combined company based on the market capitalization of each company one trading-day prior to the announcement of the transaction;

•	The pro forma ownership percentage of each company in the combined company immediately upon completion of the transaction; and

•	Various corporate governance matters, including the pro forma representation in the combined company’s board of directors, the name and headquarters of the combined company and the appointment of the combined company’s chairman of the board of directors, the chairman designate, if any, the chief executive officer and the chief executive officer designate, if any.

The financial and other transaction terms were based on, in the case of the transaction, the merger agreement and, in the case of the selected transactions, publicly available information. UBS and Lazard did not utilize the selected transactions or related information for purposes of their financial analysis given, among other things, the differences between the business composition of the companies involved in the selected transactions and that of Mellon and Bank of New York.

Miscellaneous.  Under the terms of separate letter agreements, Mellon has agreed to pay UBS and Lazard for their financial advisory services in connection with the transaction, separate fees equal to 0.15 percent and 0.10 percent, respectively, of the total consideration payable in connection with the transaction, portions of which were payable in connection with their respective opinions and significant portions of which are contingent on the completion of the transaction. UBS’ aggregate fee is currently estimated to be approximately $28.5 million and Lazard’s aggregate fee is currently estimated to be approximately $19.0 million. In addition, Mellon has agreed to reimburse UBS and Lazard for their reasonable expenses, including reasonable fees, disbursements and other charges of legal counsel, and to indemnify each of UBS and Lazard and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

UBS and its affiliates in the past have provided and currently are providing services to Mellon and Bank of New York unrelated to the proposed transaction, for which UBS and its affiliates have received and expect to receive compensation. During the past two years, UBS Securities LLC, the entity that issued the opinion to the board of directors of Mellon, has received aggregate fees from Mellon and its affiliates for services unrelated to the transaction of approximately $26 million; affiliates of UBS Securities LLC may also have received fees for services from Mellon during this period that are not material. Mellon, Bank of New York and/or certain of their respective affiliates also provide UBS and its affiliates with services in the ordinary course of business, for which UBS and its affiliates pay fees. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Mellon and Bank of New York and, accordingly, may at any time hold a long or short position in such securities.

Lazard in the past has provided investment banking services to Mellon unrelated to the proposed transaction, for which Lazard has received and expects to receive customary compensation. During the past two years, Lazard and its affiliates have received aggregate fees from Mellon and its affiliates for services unrelated to the transaction of approximately $1.75 million. Mellon, Bank of New York and/or certain of their respective affiliates also provide Lazard and its affiliates with services in the ordinary course of business, for which Lazard and its affiliates pay fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard), may actively trade the securities of Mellon and/or the securities of Bank of New York for their own accounts or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Mellon selected UBS and Lazard as its financial advisors in connection with the transaction because they are internationally recognized investment banking firms with substantial experience in similar transactions and because of their familiarity with Mellon and its business. UBS and Lazard are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

PROPOSAL NO. 1

THE MERGER AGREEMENT

The following discussion summarizes the material provisions of the merger agreement which is attached as Annex A and is incorporated by reference into this document. The rights and obligations of Bank of New York, Mellon and Newco and their respective shareholders are governed by the express terms and conditions of the merger agreement which is attached as Annex A and which is incorporated by reference into this document, and not by this summary or any other information contained in this document. We urge you to read the merger agreement carefully and in its entirety.

Structure and Effective Time

Formation of Newco

In accordance with the terms of the merger agreement, Bank of New York and Mellon incorporated Newco under the laws of the State of Delaware on February 9, 2007. Each of Bank of New York and Mellon owns 50 percent of the issued and outstanding common stock of Newco. On February 22, 2007, Newco became a party to the merger agreement by executing a supplement to the merger agreement. On February 23, 2007, the two companies and Newco entered into an amended and restated merger agreement to change the order of the two mergers, to reflect the complete Certificate of Incorporation and By-Laws of Newco and to make other technical amendments. On March 30, 2007, the parties and Newco further amended and restated the merger agreement for the purpose of reducing the number of committees of the Newco Board of Directors, making technical amendments to the manner of establishing the charitable foundations created pursuant to the merger agreement and adding approval by the shareholders of Bank of New York and Mellon of Proposals No. 2 and 3 set forth in this joint proxy statement/prospectus to the condition requiring adoption of the merger agreement by the shareholders of Bank of New York and Mellon.

Prior to the completion of the transaction, Newco will conduct no business and incur no obligations other than those incident to its formation, its adoption of the merger agreement and the preparation of this joint proxy statement/prospectus.

Structure of the Transaction

The Mellon Merger.  As the first step of the transaction, Mellon will merge with and into Newco. We refer to this as the “Mellon merger”. In the Mellon merger, each share of Mellon common stock outstanding (except for certain shares cancelled as described below) will be converted into the right to receive one share of Newco common stock. All shares of Mellon common stock converted into shares of Newco common stock will automatically be cancelled and retired as of the effective time of the Mellon merger. In addition, any shares of Mellon common stock held by Mellon, other than certain trust account shares or shares held as a result of debts previously contracted, will be cancelled and retired and no consideration will be paid for them. As of the effective time of the Mellon merger, each share of Newco common stock held by Mellon immediately prior to the Mellon merger will be cancelled and retired, and no consideration will be paid for them.

The Bank of New York Merger.  As the second step of the transaction, which will occur immediately following the Mellon merger, Bank of New York will merge with and into Newco. We refer to this as the “Bank of New York merger”. In the Bank of New York merger, each share of Bank of New York common stock outstanding (except for certain shares cancelled as described below) will be converted into the right to receive 0.9434 shares of common stock of Newco. All shares of Bank of New York common stock converted into shares of Newco common stock will automatically be cancelled and retired as of the effective time of the Bank of New York merger. In addition, any shares of Bank of New York common stock held by Bank of New York, other than certain trust account shares or shares held as a result of debts previously contracted, will be cancelled and retired and no consideration will be paid for them. As of the effective time of the Bank of New York merger, each share of Newco common stock held by Bank of New York immediately prior to the Bank of New York merger will be cancelled and retired, and no consideration will be paid for them.

Newco.  Following both mergers, Newco will continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Bank of New York and Mellon will terminate.

The parties may, if mutually agreed, and subject to certain limitations, change the structure of the transaction, including the order in which Bank of New York and Mellon are merged with and into Newco.

Effect on Subsidiaries

The completion of the transaction will not affect the separate existence of Bank of New York’s and Mellon’s subsidiaries, including their banking subsidiaries. The parties do not currently intend to merge their banking subsidiaries at the time of completion of the transaction.

Closing; Effective Time

The closing of the transaction will take place after all closing conditions have been satisfied or waived. The Mellon merger will become effective when the parties file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Department of State of the Commonwealth of Pennsylvania, unless they agree to a later time for the completion of the Mellon merger and specify that time in the certificate and articles of merger. The Bank of New York merger will become effective when the parties file certificates of merger with the Secretary of State of the State of Delaware and the Department of State of the State of New York, unless they agree to a later time for the completion of the Bank of New York merger and specify that time in the certificates of merger.

Bank of New York and Mellon currently expect to complete the transaction in the third quarter of 2007, subject, among other things, to receipt of required shareholder and regulatory approvals.

Treatment of Stock Options and Other Equity Awards

Each stock option or other right to acquire common stock granted under a Bank of New York equity compensation plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Bank of New York merger will be converted automatically into, and will become, a stock option or right to purchase Newco common stock, and will continue to be governed by the terms of the Bank of New York equity compensation plans. The Bank of New York equity compensation plans will be assumed by Newco. In each case, (1) the number of shares of Bank of New York common stock subject to the Newco option or right will be equal to the product of the number of shares of Bank of New York common stock subject to the Bank of New York option or right and the Bank of New York exchange ratio, rounded to the nearest whole share, and (2) the exercise price per share of Newco common stock subject to the Newco option or right will be equal to the exercise price per share of Bank of New York common stock under the Bank of New York option or right divided by the Bank of New York exchange ratio, rounded to the nearest whole cent. The duration and other terms of each such Newco option or right will be substantially the same as the prior Bank of New York option or right. In any event, options or rights that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by law.

Each stock option or other right to acquire common stock granted under a Mellon equity compensation plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Mellon merger will be converted automatically into, and will become, a stock option or right to purchase Newco common stock and will continue to be governed by the terms of the Mellon stock plans and related award agreements. The Mellon equity compensation plans will be assumed by Newco. In each case, the number of shares of Newco common stock subject to the Newco option or right will be equal to the number of shares of Mellon common stock subject to the Mellon option or right, and the exercise price per share of Newco common stock subject to the Newco option or right will be equal to the exercise price per share of Mellon common stock under the Mellon option or right. The duration and other terms of each such Newco option or right will be substantially the same as the prior Mellon option or right. In any event, options or rights that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by law.

As soon as practicable following the completion of the transaction, Newco has agreed to file a registration statement with the SEC to register the shares of Newco common stock issuable upon the exercise of the Bank of New York and Mellon stock options and other rights it assumed in the transaction.

Conditions to Completion of the Transaction

Our respective obligations to complete the transaction are subject to the fulfillment or waiver of conditions set forth in the merger agreement, including:

•	the adoption of the plan of merger by the holders of two thirds of the common stock of Bank of New York and the holders of a majority of the votes cast by Mellon shareholders entitled to vote and approval of the two proposals related to Newco’s certificate of incorporation by the holders of a majority of the votes cast by each of Bank of New York and Mellon shareholders entitled to vote.

•	the Newco common stock that is to be issued in the transaction must be approved for listing on the New York Stock Exchange (including shares to be issued following the exercise of Bank of New York and Mellon stock options and rights assumed by Newco) and the registration statement filed with the SEC with this joint proxy statement/prospectus must be effective;

•	the required regulatory approvals must be obtained without any conditions that could have a material adverse effect on the combined company and any waiting periods required by law must expire;

•	there must be no government action or other legal restraint or prohibition preventing completion of the transaction;

•	Bank of New York must receive an opinion of Sullivan & Cromwell LLP and Mellon must receive an opinion of Simpson Thacher & Bartlett LLP, each dated as of the date of the closing, that, on the basis of facts, representations and assumptions set forth in each of these opinions, the transaction will be treated as a tax-free reorganization under federal tax laws, Bank of New York and Mellon will be parties to the reorganization, and no gain or loss will be recognized by Bank of New York or Mellon shareholders who receive shares of Newco stock in exchange for all of their Bank of New York or Mellon common stock, except with respect to any cash received by Bank of New York shareholders instead of fractional shares of Newco; and

•	the representations and warranties made by the other company in the merger agreement must be true and correct, except as would not or would not reasonably be expected to have a material adverse effect, as defined in the merger agreement, and the other company must have performed in all material respects all obligations required to be performed by it under the merger agreement.

No assurance can be provided whether, or when, all of the conditions to the transaction will be satisfied or waived. As discussed below, if the transaction is not completed on or before December 31, 2007, either company may terminate the merger agreement, unless the failure to complete the transaction by that date is due to the failure of the company seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.

Conduct of Business Prior to Completion of the Transaction

With limited exceptions, we have agreed that, until the completion of the transaction, without the prior written consent of the other party, each of our companies and our subsidiaries will not:

•	amend its constitutive documents or other similar governing instruments (except as provided by the merger agreement);

•	enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to those among its wholly owned subsidiaries), or a letter of intent or agreement in principle with respect thereto;

•	adjust, split, combine or reclassify any capital stock or authorize the issuance of any securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	make, declare or pay any dividends or other distributions on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock other than the regular quarterly dividends, certain permitted repurchases and other limited exceptions;

•	issue any additional shares of capital stock or voting debt or grant any stock options, restricted shares or other equity-based awards, other than as permitted by the merger agreement;

•	make any change in any instrument or contract governing the terms of any of its securities;

•	make any material investment in or acquisition of any other person or entity, other than in the ordinary course of business consistent with past practice and certain other exceptions;

•	(1) enter into any new line of business, (2) change any of its or its subsidiaries’ material banking and operating policies, except as required by applicable law, or (3) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	sell, transfer, mortgage, encumber or otherwise dispose of any part of its business or any of its properties or assets to any person, or cancel, release or assign any indebtedness of any person to any person or any claims against any person to any person, except in the ordinary course of business consistent with past practice, to a wholly owned subsidiary or pursuant to current contracts;

•	(1) incur any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person or (3) make any loan or advance to any person, in all cases other than in the ordinary course of business consistent with past practice;

•	restructure or make any material change to its investment securities portfolio, its derivatives portfolio or its interest rate exposure, or the manner in which the portfolio is classified or reported, in any material respect, other than in consultation with the other party and Newco;

•	terminate, waive or knowingly fail to use reasonable best efforts to enforce any material provision of any material contract, other than normal renewals of contracts without materially adverse changes, additions or deletions of terms and other than in the ordinary course of business;

•	other than as required under current compensation and benefit plans or applicable law in the ordinary course of business or subject to certain other exceptions, (1) increase the compensation or benefits of any of its officers, employees or directors, (2) pay any pension or retirement allowance not required by any existing benefit plan or contract, (3) become a party to, amend or commit itself to any compensation or benefit plan or contract or employment agreement, other than with respect to employees who are not directors or executive officers and then only in the ordinary course of business consistent with past practice, or (4) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or stock-based awards;

•	settle any material litigation;

•	change its financial accounting methods, other than as required by GAAP, regulatory accounting guidelines or law;

•	file or amend any material tax return other than in the ordinary course of business, settle or compromise any material tax liability, make, change or revoke any material tax election except to the extent consistent with past practice or as required by law or change any material method of tax accounting, except as required by applicable law;

•	knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the transaction not being satisfied on a timely basis except as may be required by applicable law;

•	take any action that would reasonably be expected to prevent either of the mergers from qualifying as a reorganization for federal income tax purposes;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

•	agree to take any of the preceding actions.

Representations and Warranties

Both our companies have made reciprocal representations and warranties relating to our respective businesses, including representations and warranties relating to:

•	corporate organization, qualification to do business, standing and power, and subsidiaries,

•	requisite corporate authority to enter into the merger agreement and stock option agreements and to complete the contemplated transactions,

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the transaction,

•	required regulatory consents necessary in connection with the transaction,

•	capitalization,

•	securities law filings, financial statements and liabilities,

•	absence of certain changes,

•	tax matters,

•	absence of any actions reasonably likely to prevent either of the mergers from qualifying as a tax-free reorganization or reasonably likely to materially impede or materially delay the receipt of any required regulatory approval,

•	environmental matters,

•	compliance with permits, laws and orders,

•	labor relations,

•	employee compensation and benefits matters,

•	material contracts,

•	litigation,

•	reports to governmental authorities,

•	intellectual property,

•	properties,

•	state takeover laws,

•	brokers and finders,

•	opinions from financial advisors,

•	insurance,

•	investment adviser subsidiaries, funds and clients, and

•	corporate trust agreements.

With the exception of (1) specified representations relating to capitalization, which must be true and correct in all material respects, and (2) representations relating to the conduct of the business and the absence of certain changes or events in respect of the period after September 30, 2006, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty made by either party, has had or is reasonably likely to have a material adverse effect on the company making the representation or on Newco.

The term “material adverse effect”, as used with respect to Mellon, Bank of New York or Newco, means an individual or aggregate effect that (1) is materially adverse to the business, properties, financial condition or results of operations of either Bank of New York or Mellon and their respective subsidiaries or Newco (including, from and after completion of the transaction, its subsidiaries) taken as a whole, or (2) materially impairs the ability of Bank of New York, Mellon or Newco to complete the transaction on a timely basis. For these purposes, changes in laws, regulations, GAAP and regulatory accounting requirements, and economic conditions and trends that generally affect the financial services industries in which Bank of New York and Mellon operate would not be deemed a material adverse effect. Changes in political or social conditions, terrorist attacks, the effects of actions permitted or required by the merger agreement or the announcement of the transactions contemplated by the merger agreement would not constitute a material adverse effect. Further, a change in the trading prices of a party’s common stock, by itself, would not constitute a material adverse effect.

The representations and warranties in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that Bank of New York and Mellon file with the SEC. For more information regarding these documents incorporated by reference, see the section entitled “Where You Can Find More Information” on page 138.

Reasonable Best Efforts to Obtain Required Shareholder Vote

Each of Bank of New York and Mellon has agreed to call a meeting of its shareholders as soon as reasonably practicable for the purpose of obtaining the required vote of its shareholders. In addition, each company has agreed to use its reasonable best efforts to obtain from its shareholders the required shareholder vote in favor of adoption of the plan of merger.

If either party fails to obtain the vote required for the adoption of the plan of merger by its shareholders, we have agreed in good faith to use our reasonable best efforts to negotiate a restructuring of the transaction and/or to resubmit the transaction to the shareholders of Bank of New York and Mellon. The obligation does not require either party to alter or change any material terms of the merger agreement, including the amount or kind of the transaction consideration, in a manner adverse to such party or its shareholders.

No Solicitation of Alternative Proposals

Each of Bank of New York and Mellon has agreed that it will not, and will cause its subsidiaries and its subsidiaries’ officers, directors, representatives and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to; or engage in any negotiations concerning; or provide any confidential or nonpublic information or data to or have any discussions with any person relating to; or approve or recommend (or propose to do so); or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to an acquisition proposal.

Under the merger agreement, however, if either of our companies receives an unsolicited bona fide written acquisition proposal, the recipient of that proposal may, prior to but not after that company’s shareholder meeting, furnish nonpublic information and participate in negotiations or discussions to the extent that its board of directors concludes, in good faith, (1) that the acquisition proposal constitutes or is reasonably likely to constitute a superior proposal and (2) after receiving the advice of its outside counsel and after consultation with its financial advisors, that the failure to do so would violate its fiduciary duties under applicable law. Before furnishing such nonpublic information or participating in such negotiations or discussions, the recipient of the acquisition proposal must enter into a confidentiality agreement with the third party on terms no less favorable than those of the confidentiality agreement we signed in connection with negotiating the merger agreement.

Each company has agreed to advise the other company within one day following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, including describing the substance of the acquisition proposal (including the identity of the proposing party and the material terms), and to keep the other party apprised on a current basis of any related developments, discussions and negotiations.

For purposes of the merger agreement, an acquisition proposal means, other than transactions contemplated by the merger agreement, any offer, proposal or any third-party indication of interest relating to:

•	any acquisition or purchase, direct or indirect, of 20 percent or more of the consolidated assets of a party and its subsidiaries (including stock of its subsidiaries) or 20 percent or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20 percent of the consolidated assets of the party;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party (or the shareholders of such third party) beneficially owning 20 percent or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20 percent of the consolidated assets of the party; or

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20 percent of the consolidated assets of the party.

For purposes of the merger agreement, a superior proposal means an acquisition proposal which the board of directors of a party concludes in good faith, after consultation with such party’s outside legal counsel and financial advisors, taking into account all aspects of the proposal and the person making the proposal:

•	is demonstrably more favorable to the shareholders of such party from a financial point of view than the transaction; and

•	is fully financed, has no more than an immaterial risk of not receiving all required governmental approvals on a timely basis and is otherwise reasonably capable of being completed on the terms proposed, provided, that, for purposes of the definition of superior proposal, the term acquisition proposal has the meaning stated above, except that each reference to “20 percent or more” is deemed to be a reference to “a majority” and shall only be deemed to refer to a transaction involving Bank of New York or Mellon, as the case may be, and not any of their respective subsidiaries.

Other Covenants and Agreements

Our two companies have agreed to use reasonable best efforts to take or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit the transaction to be completed as promptly as practicable and to cooperate fully with and furnish information to that end.

Our companies have also agreed to cooperate and use reasonable best efforts to prepare and file as promptly as practicable all necessary documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to complete the transaction, including all necessary filings as soon as practicable.

The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, public announcements, filing required regulatory applications and obtaining required regulatory consents, access to information, and the notification of certain matters that would reasonably be likely to result in a material adverse effect or cause a material breach of any of the representations, warranties, covenants or agreements contained in the merger agreement.

Dividends

Bank of New York and Mellon have agreed that, until the transaction is completed, each will pay only regular quarterly dividends or distributions at a rate not to exceed $0.22 per share per quarter, with usual record and payment dates for such dividends in accordance with past practice. The companies have also agreed to coordinate the declaration of dividends so that holders of Bank of New York common stock or Mellon common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Bank of New York common stock or Mellon common stock.

Bank of New York and Mellon currently expect that Newco will pay quarterly cash dividends at the initial rate of $0.235 per share of Newco common stock, subject to the discretion of Newco’s Board of Directors.

The payment of dividends by Bank of New York, Mellon or Newco on their common stock in the future is subject to the determination of their respective boards of directors and depends on cash requirements, their respective financial condition and earnings, legal and regulatory considerations and other factors.

Employee Benefit Plans

The merger agreement provides that after the completion of the transaction, Newco, at its election, may, with respect to our employees who become Newco employees following the completion of the transaction, either:

•	provide employee benefits under Newco compensation and benefit plans on terms and conditions that are the same for similarly situated continuing employees of Bank of New York and Mellon, and/or

•	maintain for the benefit of those continuing employees the compensation and benefit plans maintained by Bank of New York or Mellon, as applicable, immediately prior to the completion of the transaction, subject to Newco’s right to amend any such plan to comply with law or as necessary and appropriate for other business reasons.

As soon as practicable after the completion of the transaction, Newco will review, evaluate and analyze the Bank of New York and Mellon compensation and benefit plans with a view towards developing appropriate and effective compensation and benefit plans for the benefit of employees of Newco on a going forward basis that does not discriminate between employees who were covered by the benefit plans of Bank of New York and employees who were covered by the benefit plans of Mellon. Newco will recognize, for purposes of eligibility, participation, vesting and benefit accrual (but not for benefit accrual with respect to any plan in which such credit would result in a duplication of benefits), all service with (or credited by) Bank of New York and Mellon, as applicable, as service with Newco. Waiting period, pre-existing condition and insurability limitations will be waived (except to the extent those limitations were applicable under each party’s respective plans) and deductibles, co-insurance or out-of-pocket expenses incurred under each party’s respective plans will be credited. Newco will cause each Bank of New York and Mellon medical and pension plan to remain in effect after the completion of the transaction until Bank of New York and Mellon employees who become Newco employees are eligible to participate in corresponding medical and pension plans of Newco. Effective as of the completion of the transaction, Newco will assume all compensation and benefit plans maintained by Bank of New York or Mellon, as applicable, that require express assumption by any successor to the Bank of New York or Mellon, as applicable.

Termination of the Merger Agreement

The merger agreement may be terminated, and the transaction abandoned, at any time before the transaction is completed if both of our boards of directors authorize us to do so. In addition, the merger agreement may be terminated, and the transaction abandoned, by either company’s board of directors if:

•	there is a breach of the other company’s representations, warranties or covenants that would result in the failure of the related closing conditions and that remains uncured for more than 30 days following notice;

•	any required regulatory approval is denied or any governmental order has been issued permanently restraining, enjoining or otherwise prohibiting the transaction, and the denial or order is final and nonappealable;

•	the transaction has not been completed by December 31, 2007, unless the failure to complete the transaction by such time is caused by a breach of the merger agreement by the terminating company;

•	(1) the board of directors of the other company fails to recommend that its shareholders vote in favor of adopting the plan of merger contained in the merger agreement, withdraws, modifies or qualifies its recommendation in a manner adverse to the terminating party or takes any other action or makes any other statement in connection with the shareholders’ meeting inconsistent with such recommendation (or resolves to take any of the foregoing actions), (2) the other company fails materially to comply with its obligation to call a meeting of its shareholders and to use its reasonable best efforts to cause its shareholders to adopt the plan of merger or (3) the other company materially breaches its no solicitation obligations described above;

•	the terminating party determines in good faith by a majority vote of its board of directors that the other company has substantially engaged in bad faith in breach of its obligation to restructure the transaction and/or to re-submit the transaction, after either company’s shareholders have failed to vote to adopt the plan of merger; or

•	the other company recommends that its shareholders tender their shares with respect to or otherwise fails to recommend that its shareholders reject a third-party tender offer or exchange offer for 20 percent or more of the outstanding shares of the other company’s common stock.

Effect of Termination.  If the merger agreement is terminated and abandoned, it will become void and there will be no liability on the part of Newco, Bank of New York or Mellon or their respective subsidiaries, directors or officers, except that:

•	designated provisions of the merger agreement will survive the termination, including provisions relating to the payment of fees and expenses and non-survival of the representations and warranties, other than the representation of the parties with respect to brokers and finders;

•	termination will not relieve a breaching party from liability for any uncured willful and material breach of the merger agreement;

•	Bank of New York and Mellon, and their respective representatives, will keep confidential and will not use any information obtained from the other party for any purpose unrelated to the completion of the transaction. Bank of New York and Mellon will also promptly return or destroy all documents, copies of documents and work papers containing confidential information and data regarding the other party; and

•	the stock option agreements will remain in effect in accordance with their terms.

Corporate Governance

The merger agreement includes the bylaws of Newco that will become effective upon completion of the transaction. These bylaws will effect the corporate governance arrangements described below. Following completion of the transaction, the affirmative vote of at least 75 percent of the entire Board of Directors of Newco will be required to amend, repeal or modify the bylaw provisions providing for these governance arrangements, or to adopt any bylaw provision or other resolution inconsistent with these arrangements.

•	Composition of the Board of Directors. Upon completion of the transaction, the Newco Board of Directors will initially be composed as follows: ten directors designated by Bank of New York, including Thomas A. Renyi, the current Chairman and Chief Executive Officer of Bank of New York, Gerald L. Hassell, the current President of Bank of New York, and eight independent directors; and eight directors designated by Mellon, including Robert P. Kelly, the current Chairman, Chief Executive Officer and President of Mellon, Steven G. Elliott, the current Senior Vice Chairman of Mellon, and six independent directors. Eighteen months after completion of the transaction or on the date on which Mr. Kelly succeeds Mr. Renyi as Executive Chairman, the membership of the Board of Directors will be reduced to 16 directors, composed as follows: nine continuing directors designated by Bank of New York, including the President of Newco and eight independent directors; and seven continuing directors designated by Mellon, including the Chief Executive Officer of Newco and six independent directors. The Board of Directors will have a Lead Director, who will be chosen by the directors designated by the Bank of New York for the first 18 months following completion of the transaction, by the continuing directors designated by Mellon for the following 18 months, and by the entire Board of Directors thereafter.

•	Replacement of Vacant Directorships and Nominations of Directors. Until the third anniversary of the completion of the transaction, if there is a vacancy created by the cessation of service of a Bank of New York designee, a committee comprised of the Bank of New York designees will nominate a nominee to fill the vacant position, and if there is a vacancy created by the cessation of service of a Mellon designee, a committee comprised of the remaining Mellon designees will nominate a nominee to fill the vacant position. During this time, the Bank of New York designees will have the exclusive right to nominate, on behalf of the Board of Directors, directors for election at each annual meeting to fill a seat previously held by a Bank of New York designee. Likewise, the Mellon designees will have the exclusive right to nominate, on behalf of the Board of Directors, directors for election at each annual meeting to fill a seat previously held by a Mellon designee.

•	Committees of the Board of Directors. Until the third anniversary of the completion of the transaction, the following committees will be composed of at least five members, will include a majority (by one) of former Bank of New York directors and will be chaired by a former Bank of New York director: the Audit Committee, the Corporate Governance and Nominating Committee, the Executive Committee and the Risk Committee. Also until the third anniversary of the completion of the transaction, the following committees will be composed of at least five members, will include a majority (by one) of former Mellon directors and will be chaired by a former Mellon director: the Corporate Responsibility Committee and the Human Resources Committee. In addition, until the third anniversary of the completion of the transaction or the date on which the Board of Directors decides to terminate the Integration Committee, which in no event will be earlier than the date on which Mr. Kelly succeeds Mr. Renyi as Chairman (as discussed below), the total membership of the Integration Committee will include an equal number of former Bank of New York directors and former Mellon directors and will be chaired by a former Mellon director.

•	Senior Management of Newco. Mr. Renyi will serve as Executive Chairman of Newco following the completion of the transaction. Mr. Kelly will serve as Chief Executive Officer of Newco following the completion of the transaction. Mr. Hassell will serve as President of Newco following the completion of the transaction. Beginning 18 months after the completion of the transaction, or earlier should Mr. Renyi cease to serve as Executive Chairman, Mr. Kelly will succeed Mr. Renyi as Chairman of Newco. The Chairman (and the Executive Chairman, for so long as Mr. Renyi continues in that position) will preside at all meetings of the Board of Directors and shareholders. Until the third anniversary of the completion of the transaction, the removal of or failure to reelect any of Messrs. Renyi, Kelly or Hassell to their respective offices, any failure to appoint or elect Mr. Kelly to succeed Mr. Renyi as Chairman and any modification or amendment to any employment or similar agreement with any of Messrs. Renyi, Kelly or Hassell in effect at the time the transaction is completed would require the affirmative vote of not less than 75 percent of the full Board of Directors.

Expenses and Fees

In general, each party will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, Bank of New York and Mellon will each pay one half of the costs incurred in connection with the preparation (including printing, mailing and filing) of this document and one half of the filing fees in connection with any filing under the Hart-Scott-Rodino Act.

Possible Alternative Merger Structure

The merger agreement provides that we may mutually agree to change the method or structure of the transaction, including the order in which the companies are merged with and into Newco. However, no change may be made that:

•	changes the number of shares of Newco common stock into which shares of either Bank of New York or Mellon common stock will be converted in the transaction;

•	adversely affects the tax treatment of Bank of New York or Mellon or their respective shareholders pursuant to the merger agreement; or

•	materially impedes or delays the timely completion of the transaction.

Amendments; Waivers

The merger agreement may be amended or modified, in accordance with applicable law, by the written agreement of the parties, except that any amendment that would require the approval of either Bank of New York’s or Mellon’s shareholders will not be made unless such required approval is first obtained. The provisions of the merger agreement may be waived by the person benefited by those provisions, except as would be prohibited under applicable law.

The boards of directors of Bank of New York and Mellon unanimously recommend that you vote “FOR” adoption of the plan of merger.

PROPOSAL NO. 2:
SUPERMAJORITY VOTING PROVISION IN NEWCO’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

In order to provide additional certainty for the governance provisions that were extensively negotiated as part of the transaction, Newco’s certificate of incorporation will provide that for the first 36 months following completion of the transaction, Newco shareholders may modify, amend or repeal Article Five of the Newco bylaws, or adopt any resolution inconsistent with Article Five, only upon the affirmative vote of the holders of at least 75 percent of the voting power represented by the outstanding voting shares of Newco. Article Five of Newco’s bylaws sets forth provisions regarding the identity of Newco’s Chairman, Chief Executive Officer and President, the composition of the Board of Directors and Board committees, the brand names of Newco’s product lines and procedures for amendment, modification or repeal of Article Five by the Board of Directors. These provisions are summarized under “The Transaction — Senior Management and Board of Directors of Newco Following the Transaction” on page 48 and “Comparison of Shareholders’ Rights — Amendment of Certificate/Articles of Incorporation and Bylaws — Newco” on page 108.

Bank of New York’s bylaws currently may be amended either through the affirmative vote of a majority of the outstanding shares of common stock or through a resolution adopted by a majority of the board of directors; provided, however, that any resolution adopted by the board to amend the bylaws is subject to amendment or repeal by a majority shareholder vote.

Mellon’s bylaws currently may be amended either through a resolution adopted by the board of directors or through the affirmative vote of a majority of the votes cast at a shareholders’ meeting; provided, however, that provisions related to director elections, nominations, vacancies or removal, or to the voting requirements for amending such provisions, may be amended only by (i) the affirmative vote of a majority of the board followed by the affirmative vote of a majority of the votes cast by holders of Mellon common stock or (ii) the affirmative vote of at least 75 percent of the outstanding shares of Mellon common stock. At its April 17 shareholders’ meeting, Mellon’s shareholders will vote on a proposal to amend its bylaws to eliminate the 75 percent voting requirement.

The boards of directors of Bank of New York and Mellon believe that there are important contractual, governance and business reasons for retaining the limited supermajority voting provisions in Newco’s certificate of incorporation. The supermajority vote helps protect the governance arrangements that were agreed to between Bank of New York and Mellon and incorporated into the plan of merger contained in the merger agreement, as discussed elsewhere in this joint proxy statement/prospectus. In approving the plan of merger, the boards of directors of each company determined that such governance arrangements were in the best interests of the shareholders of both Bank of New York and Mellon and would provide Newco with both stability and leadership during the transition period following completion of the transaction. The supermajority provisions help to protect key aspects of Newco’s corporate governance in the initial period following completion of the transaction.

These supermajority voting requirements in Newco’s certificate of incorporation do not preclude changes to Article Five. Rather, they help to ensure that certain fundamental changes during the first 36 months following completion of the transaction are made only with a broad consensus of shareholders or the Board of Directors, as the case may be, rather than by a simple majority.

The provisions to which this proposal relates are summarized under “Comparison of Shareholders’ Rights — Amendment of Certificate/Articles of Incorporation and Bylaws” on page 107. See also clause (b) of Article Sixth of Newco’s form of amended and restated certificate of incorporation, which is Exhibit 2-A to the merger agreement attached to this joint proxy statement/prospectus as Annex A.

The boards of directors of Bank of New York and Mellon unanimously recommend that you vote “FOR” the proposal to approve the 75 percent voting requirement in Newco’s amended and restated certificate of incorporation. Although the parties may mutually agree to waive the approval of Proposal No. 2 as a condition to completion of the transaction, the boards of directors of Bank of New York and Mellon believe that this proposal is in the best interests of the shareholders of both Bank of New York and Mellon.

PROPOSAL NO. 3:
PROVISION IN NEWCO’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROVIDING FOR 3,600,000,000 SHARES OF CAPITAL STOCK
AUTHORIZED FOR ISSUANCE

Bank of New York and Mellon are proposing that their respective shareholders approve a provision in Newco’s certificate of incorporation that the number of authorized shares of Newco capital stock shall be 3,600,000,000, of which 3,500,000,000 shares are to be common stock and 100,000,000 shares are to be preferred stock. Both the common and preferred stock will have a par value of $0.01 per share.

This authorized share capital represents an increase relative to the combined authorized share capital of Bank of New York and Mellon, which totals 3,260,000,000 total shares. This combined authorized share capital includes 3,200,000,000 shares of common stock (2,400,000,000 shares of Bank of New York common stock, and 800,000,000 shares of Mellon common stock) and 60,000,000 shares of preferred stock (10,000,000 shares of Bank of New York preferred stock, and 50,000,000 shares of Mellon preferred stock). On the record dates for their special meetings, Bank of New York and Mellon had outstanding 758,371,196 shares and 416,434,618 shares, respectively, of common stock. Newco expects to issue an aggregate of approximately 1.18 billion shares of common stock to holders of Bank of New York and Mellon common stock pursuant to the transaction.

The boards of directors of Bank of New York and Mellon believe that authorizing this share capitalization is essential both to enable Newco to complete the transaction and to provide it with sufficient flexibility to meet business needs and to take advantage of opportunities as they arise. The proposed capital stock authorization would make shares available for stock splits and stock dividends, stock issuances for other corporate purposes, such as acquisitions of businesses or assets, issuance pursuant to employee benefit plans and sales of stock or convertible securities to raise capital. Aside from the transaction and the other matters discussed elsewhere in this joint proxy statement/prospectus, Newco currently has no specific plans, arrangements or understandings with respect to the issuance of these shares.

If this proposal is approved, the Board of Directors of Newco will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any future actions. No further action or authorization by Newco’s shareholders will be necessary before issuance of the additional shares of common stock authorized under Newco’s certificate of incorporation, except as may be required by applicable law or regulatory agencies or by the rules of the New York Stock Exchange or of any stock exchange on which the Newco common stock may then be listed.

The boards of directors of Bank of New York and Mellon unanimously recommend that you vote “FOR” the proposal to approve the provision in Newco’s amended and restated certificate of incorporation that the number of authorized shares of Newco common stock shall be 3,600,000,000, including 3,500,000,000 shares of common stock and 100,000,000 shares of preferred stock. Because completion of the transaction is conditioned upon approval of this proposal, a vote against this proposal is effectively a vote against the transaction.

PROPOSAL NO. 4:
POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING
OF EACH OF BANK OF NEW YORK AND MELLON

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement and each of the proposals related to Newco’s certificate of incorporation at the time of one or both of the Bank of New York and Mellon’s special meetings, these proposals could not be approved unless such meeting was adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Bank of New York or Mellon at the time of their respective special meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the Bank of New York special meeting or Mellon special meeting, as the case be, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals related to the transaction.

The board of directors of Bank of New York unanimously recommends that Bank of New York shareholders vote “FOR” the proposal to approve the adjournment or postponement of the Bank of New York special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals related to the transaction.

The board of directors of Mellon unanimously recommends that Mellon shareholders vote “FOR” the proposal to approve the adjournment or postponement of the Mellon special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals related to the transaction.

THE STOCK OPTION AGREEMENTS

The following discussion summarizes the material provisions of the stock option agreements under which Mellon has granted an option to Bank of New York to purchase shares of Mellon common stock in specified circumstances, and Bank of New York has granted an option to Mellon to purchase shares of Bank of New York common stock in specified circumstances. The rights and obligations of Bank of New York and Mellon are governed by the express terms and conditions of the stock option agreements, which are attached as Annexes B and C, respectively, and each of which is incorporated by reference into this document, and not by this summary or any other information contained in this document. We urge you to read the stock option agreements carefully and in their entirety, as they are the legal documents governing the stock options.

The Stock Options

When we entered into the merger agreement, we also entered into reciprocal stock option agreements. Under the terms of the stock option granted by Mellon to Bank of New York, Bank of New York may purchase up to 82,641,656 shares of Mellon common stock at an exercise price equal to the lesser of $40.05 per share or the closing sale price of the common stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the exercise date. Under the terms of the stock option granted by Bank of New York to Mellon, Mellon may purchase up to 149,621,546 shares of Bank of New York common stock at an exercise price equal to the lesser of $35.48 per share or the closing sale price of the common stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the exercise date. In no case, however, can the number of shares issuable upon exercise of each option respectively exceed 19.9 percent of Bank of New York and Mellon common stock outstanding without giving effect to any shares issued under the option. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreements, the number of the relevant shares of common stock subject to the option will be adjusted so that such number equals 19.9 percent of the number of relevant shares of common stock then issued and outstanding without giving effect to any shares of common stock subject to or issued under the option.

The stock option agreements may have the effect of making an acquisition or other business combination of Bank of New York or Mellon by a third party more costly because of the need in any transaction to acquire any shares of common stock issued under the stock option agreements or because of any cash payments made under the stock option agreements. The stock option agreements may, therefore, discourage third parties from proposing an alternative transaction to the transaction.

To the knowledge of Bank of New York and Mellon, no event giving rise to the right to exercise either stock option has occurred as of the date of this document.

The terms of the stock option agreements are identical in most respects and are summarized below.

Exercise; Expiration

Each grantee of the option may exercise its respective option in whole or in part if both an initial triggering event and a subsequent triggering event occur prior to the occurrence of an exercise termination event, as these terms are defined below. The purchase of any shares of Bank of New York common stock or Mellon common stock under the options is subject to compliance with applicable law, which may require regulatory approval.

The term “initial triggering event”, in each stock option agreement, generally means the following:

•	the option issuer or any of its subsidiaries, without the grantee’s prior written consent, enters into an agreement to engage in an acquisition transaction (as defined below) with a third party, or an option issuer’s board of directors recommends that its shareholders approve or accept any acquisition transaction with any person other than the grantee;

•	the option issuer or any of its subsidiaries, without the grantee’s prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an acquisition transaction with any person other than the grantee or a grantee subsidiary, or an option issuer’s board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in a manner adverse to the grantee, its recommendation that its shareholders approve the transactions contemplated by the merger agreement;

•	any third party acquires beneficial ownership or the right to acquire beneficial ownership of 10 percent or more of the outstanding shares of the option issuer’s common stock;

•	any person, other than the option grantee, publicly makes a bona fide proposal to the option issuer or its shareholders to engage in an acquisition transaction;

•	any person, other than the option grantee, files with the SEC a registration statement or tender offer materials with respect to an exchange or tender offer that would constitute an acquisition transaction with respect to the option issuer, or a preliminary proxy statement with respect to a potential vote by the option issuer’s shareholders to approve the issuance of shares to be offered in such an exchange offer;

•	after the receipt by the option issuer or its shareholders of any bona fide inquiry or proposal from a third party to engage in an acquisition transaction, such option issuer breaches any covenant or obligation contained in the merger agreement, the breach entitles the grantee to terminate the merger agreement and the breach has not been cured prior to the date of written notice of the option grantee’s intention to exercise the option; or

•	any third person, without the written consent of the option grantee, files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction with respect to the option issuer.

As used in each stock option agreement, the term “acquisition transaction” means:

•	a merger, consolidation or share exchange, or any similar transaction, involving the option issuer or any of its significant subsidiaries;

•	a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the option issuer or any of its significant subsidiaries;

•	a purchase or other acquisition of securities representing 10 percent or more of the voting power of the option issuer; or

•	any substantially similar transaction, except that any substantially similar transaction involving only the option issuer and one or more of its wholly owned subsidiaries or involving only any two or more of these wholly owned subsidiaries will not be deemed to be an acquisition transaction, provided that it is not entered into in violation of the merger agreement.

Each stock option agreement generally defines the term “subsequent triggering event” to mean any of the following events or transactions:

•	the acquisition by a third party of beneficial ownership of 20 percent or more of the outstanding shares of the option issuer’s common stock; or

•	the option issuer enters into an agreement to engage in an acquisition transaction with a third party, or its board of directors recommends that its shareholders approve or accept any acquisition transaction or proposed acquisition transaction other than the transaction contemplated by the merger agreement. For this purpose, the percentage referred to in the definition of acquisition transaction is 20 percent instead of 10 percent.

Each stock option agreement defines the term “exercise termination event” to mean any of the following:

•	completion of the transaction;

•	termination of the merger agreement prior to the occurrence of an initial triggering event, other than a termination of the merger agreement described in clauses (1) and (2) in the next bullet;

•	the passage of 18 months after termination of the merger agreement if termination occurred after the occurrence of an initial triggering event or is a termination of the merger agreement resulting from:

(1) the failure of the option issuer’s board of directors to recommend that its shareholders vote in favor of adopting the plan of merger contained in the merger agreement or its withdrawal or modification of its recommendation in a manner adverse to the other party, the failure of the option issuer substantially to comply with its obligation to call a meeting of its shareholders and to cause its shareholders to adopt the plan of merger, a breach by the option issuer of its no-solicitation covenant, the option issuer’s negotiation with a third party regarding an acquisition proposal which negotiations do not cease within 20 business days, or the recommendation by the option issuer’s board of directors of an acquisition proposal other than the merger agreement, or

(2) the option issuer’s breach of the merger agreement, which breach would, if it were occurring on the date of the completion of the transaction, result in the failure of the related condition to the other party’s obligation to complete the transaction, and which cannot be or has not been cured within 30 days.

If an option becomes exercisable, it may be exercised, in whole or in part, within 180 days following the subsequent triggering event. The option grantee’s right to exercise its option and certain other rights under the stock option agreements are subject to an extension to the extent necessary in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods, to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Exchange Act, and when there exists an order that prohibits or delays exercise of such right.

Rights Under the Stock Option Agreements

In the event of a repurchase event (as defined below), and prior to an exercise termination event subject to extension as described above, following a request of the option grantee, the option issuer may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreements, exceeds the exercise price. At the request of the owner of option shares within 90 days of the occurrence of a repurchase event, the option issuer may be required to repurchase such number of the option shares from the owner as designated by the owner at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated. The term “repurchase event” is defined to mean:

•	the completion of an acquisition transaction involving the option issuer, except that for this purpose the reference to 10 percent in the definition of acquisition transaction is deemed to be 50 percent; or

•	the acquisition by any person of beneficial ownership of 50 percent or more of the then-outstanding shares of common stock of the option issuer.

Each stock option agreement also provides that the option grantee may, at any time during which the option issuer would be required to repurchase the option or any option shares upon proper request or notice, subject to extension as described above, surrender the option and any shares issued under the option held by the grantee to the option issuer for a cash payment equal to $725 million, in the case of the option granted by Mellon to Bank of New York, or $1.15 billion, in the case of the option granted by Bank of New York to Mellon, in each case adjusted for the aggregate purchase price previously paid by such option grantee with respect to any option shares and gains on sales of stock purchased under the option. The option grantee may not, however, exercise its surrender right if the option issuer repurchases the option, or a portion of the option, in accordance with the option issuer’s repurchase obligations described above.

If, prior to an exercise termination event under a stock option agreement, the option issuer enters into certain mergers, consolidations or other transactions, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its assets to any person other than the option grantee or one of the option grantee’s subsidiaries, the option will be converted into, or be exchanged for, a substitute option, at the option grantee’s election, of:

•	the continuing or surviving corporation of a consolidation or merger with the option issuer,

•	the option issuer in a merger in which it is the continuing or surviving person,

•	the transferee of all or substantially all of the assets of the option issuer, or

•	any person that controls any of these entities, as the case may be.

The substitute option will have the same terms as the original option (including a repurchase right, but based on the closing price of the common stock of the substitute issuer), except that it will be immediately exercisable without the occurrence of an additional triggering event. If, however, because of legal reasons, the terms of the substitute option cannot be the same as those of the original option, the terms of the substitute option will be as similar as possible and at least as advantageous to the grantee as the original option. Also, the number of shares exercisable under the substitute option is capped at 19.9 percent of the shares of common stock outstanding prior to exercise. In the event this cap would be exceeded, the issuer of the substitute option will pay the option grantee the difference between the value of a capped and non-capped option.

Each stock option agreement provides that the total profit, as defined in that stock option agreement, realized by the option grantee as a result of a stock option agreement may in no event exceed a specified amount. This maximum amount is $825 million, in the case of the option granted by Mellon to Bank of New York, and $1.3 billion, in the case of the option granted by Bank of New York to Mellon.

DESCRIPTION OF NEWCO CAPITAL STOCK

The following discussion summarizes the material features and rights of Newco capital stock following completion of the transaction. We urge you to read the applicable provisions of Delaware law and Newco’s form of amended and restated certificate of incorporation and form of bylaws, which are Exhibits 2-A and 2-B to the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Common Stock

Newco will be authorized to issue 3.5 billion shares of common stock having a par value of $0.01 per share. Each share of Newco common stock has the same relative rights as, and is identical in all respects to, each other share of Newco common stock.

As of April 12, 2007, there were two shares of common stock of Newco outstanding, with one share held by each of Bank of New York and Mellon, no shares of common stock of Newco held in treasury and no shares of common stock of Newco reserved for issuance pursuant to employee benefit plans. As of December 31, 2006, after giving effect to the transaction on a pro forma basis, approximately 1.13 billion shares of Newco common stock would have been outstanding.

Dividends.  Subject to certain bank regulatory restrictions, Newco can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. Funds for Newco dividends generally will be provided through dividends and distributions from its subsidiaries. The payment of dividends or distributions by Newco’s subsidiaries is subject to limitations which are imposed by applicable law. Following the completion of the transaction, the holders of Newco common stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Newco out of funds legally available for this purpose. The holders of Newco preferred stock, if any, may have a priority over the holders of Newco common stock with respect to dividends.

Voting Rights.  Subject to the rights of any holders of any class of preferred stock outstanding, holders of Newco common stock will be entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and Newco stockholders do not have the right to cumulate their votes in the election of directors. In connection with the election of directors, Newco intends to create a corporate governance policy to provide that any nominee for director who fails to receive more “for” votes than “withhold” votes in an uncontested election be required to submit his or her resignation to the Corporate Governance and Nominating Committee, which will recommend to the Board of Directors whether to accept the tendered resignation or reject it. The terms of the policy are expected to be consistent with those contained in Bank of New York’s current policy.

Liquidation.  In the event of liquidation, dissolution or winding up of Newco, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Newco available for distribution. The holders of Newco preferred stock, if any, may have a priority over the holders of Newco common stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of Newco common stock are not entitled to preemptive rights with respect to any shares which may be issued.

Preferred Stock

The certificate of incorporation of Newco will authorize the issuance of 100 million shares of preferred stock having a par value of $0.01 per share. There are no shares of Newco preferred stock outstanding. Newco’s certificate of incorporation will authorize Newco’s Board of Directors to provide, without further stockholder action, for the issuance of one or more series of preferred stock. The Newco Board of Directors will have the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional and/or other special rights, and the qualifications, limitations and restrictions thereof.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Bank of New York shareholders are governed by the New York Business Corporation Law, or NYBCL, and Bank of New York’s certificate of incorporation and bylaws. The rights of Mellon’s shareholders are governed by the Pennsylvania Business Corporation Law, or PBCL, and Mellon’s articles of incorporation and bylaws. After the transaction, your rights as stockholders of Newco will be governed by the Delaware General Corporation Law, or DGCL, and by Newco’s amended and restated certificate of incorporation and bylaws.

The following discussion summarizes the material differences between the rights of Bank of New York and Mellon shareholders. We have also summarized the material rights of Newco stockholders after completion of the transaction. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the governing instruments of Bank of New York and Mellon. We urge you to read the governing instruments of each company and the provisions of the NYBCL, the PBCL and the DGCL, which are relevant to a full understanding of the governing instruments, carefully and in their entirety.

Authorized Capital Stock

Bank of New York

The authorized capital stock of Bank of New York consists of 2.4 billion shares of common stock, par value $7.50 per share, five million shares of preferred stock, without par value, and five million shares of Class A preferred stock, par value $2.00 per share. At April 12, 2007, 758,371,196 shares of Bank of New York common stock were issued and outstanding, and 296,131,392 shares of Bank of New York common stock were held in treasury. No shares of Bank of New York preferred stock or Class A preferred stock were issued and outstanding on April 12, 2007.

Mellon

The authorized capital stock of Mellon consists of 800 million shares of common stock, par value $0.50 per share, and 50 million shares of preferred stock, par value $1.00 per share. At April 12, 2007, 416,434,618 shares of Mellon common stock were issued and outstanding, and 172,227,302 shares of Mellon common stock were held in treasury. No shares of Mellon preferred stock were issued and outstanding on April 12, 2007.

Newco

The authorized capital stock of Newco will consist of 3.5 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share.

At April 12, 2007, two shares of Newco common stock were issued and outstanding. After giving effect to the transaction, based on shares of Bank of New York and Mellon outstanding as of April 12 2007, approximately 1.13 billion shares of Newco common stock would have been outstanding. No shares of Newco preferred stock are issued and outstanding.

Number of Directors

Bank of New York

Bank of New York’s bylaws provide that the number of directors may be fixed from time to time by the affirmative vote of a majority of the total number of directors then in office, provided that the number of directors is not less than nine directors.

Mellon

Mellon’s bylaws provide that the number of directors may be fixed from time to time by the affirmative vote of a majority of the total number of directors then in office.

Newco

Newco’s bylaws will provide that for the first 18 months following completion of the transaction, or such shorter period ending when Mr. Renyi ceases to serve as Executive Chairman, the number of directors will be 18 (of whom ten will be designated by Bank of New York and eight will be designated by Mellon), and thereafter until the 36-month anniversary of the completion of the transaction, the number of directors will be 16 (of whom nine will be continuing Bank of New York designees or their successors and seven will be continuing Mellon designees or their successors). Thereafter, Newco’s bylaws will provide that the number of directors may be fixed from time to time by the affirmative vote of a majority of the total number of directors then in office.

Classes of Directors and Cumulative Voting

Bank of New York

Bank of New York has only one class of directors.

Shareholders are entitled to one vote for each share of Bank of New York common stock, and directors are elected by a plurality of all of the outstanding stock entitled to vote in director elections under Bank of New York’s bylaws. Under Bank of New York’s Corporate Governance Guidelines, any nominee for director who fails to receive more “for” votes than “withhold” votes in an uncontested election is required to submit his or her resignation to the Nominating and Governance Committee, which will recommend to the board of directors whether to accept the tendered resignation or reject it. Shareholders are not entitled to cumulative voting rights in the election of directors.

Mellon

Mellon’s bylaws currently provide that the board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class currently serve three-year terms of office. At its annual meeting to be held on April 17, 2007, Mellon’s shareholders will vote on a proposal to amend its bylaws to phase out the classified board structure beginning with Mellon’s 2007 annual shareholders’ meeting, so that beginning with the 2009 annual meeting all directors will be elected for one-year terms.

Shareholders are entitled to one vote for each share of Mellon common stock, and directors are elected by a plurality of the votes cast in director elections. Under Mellon’s articles of incorporation, shareholders are not entitled to cumulative voting rights in the election of directors.

Newco

Newco will have only one class of directors.

Stockholders are entitled to one vote for each share of Newco common stock, and directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in director elections under Newco’s bylaws. In connection with the election of directors, Newco intends to create a corporate governance policy to provide that any nominee for director who fails to receive more “for” votes than “withhold” votes in an uncontested election be required to submit his or her resignation to the Corporate Governance and Nominating Committee, which will recommend to the Board of Directors whether to accept the tendered resignation or reject it. The terms of the policy are expected to be consistent with those contained in Bank of New York’s current policy. Stockholders will not be entitled to cumulative voting rights in the election of directors.

Filling Vacancies on the Board of Directors

Bank of New York

Bank of New York’s bylaws provide that vacancies on its board of directors occurring for any reason may be filled by an affirmative vote of a majority of the remaining directors. If the number of directors remaining in office constitutes fewer than a quorum, the vacancy may be filled by a vote of the majority of those directors then in office. The term of any director elected to fill a vacancy occurring between annual meetings will last until the next annual meeting and until such director’s successor has been elected and qualified.

Mellon

Mellon’s bylaws provide that vacancies on its board of directors may be filled only by an affirmative vote of a majority of the remaining directors, provided that a vacancy resulting from removal of a director from office pursuant to a shareholder vote may also be filled by a vote of a majority of the votes cast by shareholders present at the same meeting at which the removal vote occurs. If the number of directors remaining in office constitutes fewer than a quorum, the vacancy may be filled by a vote of the majority of those directors then in office. The term of any director elected to fill a vacancy occurring between annual meetings will last until the next annual meeting at which the term of the class to which such director has been elected will expire.

Newco

Newco’s bylaws will provide that until the third anniversary of completion of the transaction, vacancies on Newco’s Board of Directors:

•	created by the cessation of service of a Bank of New York designee (or successor to such designee) may be filled only by a nominee selected by a committee comprised of the Bank of New York designees, and

•	created by the cessation of service of a Mellon designee (or successor to such designee) may be filled only by a nominee selected by a committee comprised of the Mellon designees.

Newco’s bylaws will provide that, after the third anniversary of the completion of the transaction, vacancies on its Board of Directors occurring for any reason may be filled by an affirmative vote of a majority of the remaining directors, whether or not the number of remaining directors constitutes a quorum, provided that a vacancy resulting from removal of a director from office pursuant to a stockholder vote may be filled by a stockholder vote at the same meeting at which the removal vote occurs. The term of any director elected to fill a vacancy occurring between annual meetings will last until the next annual meeting.

Removal of Directors

Bank of New York

Bank of New York’s bylaws provide that any director or the entire board of directors may be removed for cause by the affirmative vote of the holders of a majority of the outstanding common stock or by any action of the board of directors.

Mellon

Mellon’s bylaws provide that directors may be removed for cause by the board of directors or by a majority of shareholder votes cast. Under the PBCL, subject to a contrary provision in the articles, shareholders of a Pennsylvania corporation with a classified board may not remove directors without cause. At its annual meeting to be held on April 17, 2007, Mellon’s shareholders will vote on a proposal to amend its bylaws to phase out Mellon’s classified board structure beginning with Mellon’s 2007 annual shareholders’ meeting, so that beginning with the 2009 annual meeting all directors would be elected for one-year terms. Mellon’s shareholders will also vote on a proposal to amend its bylaws so that when the phase out of the classified board structure has been completed, Mellon’s shareholders would be able to remove directors without cause by a majority of votes cast, rather than a vote of 75 percent of the outstanding shares, as the bylaws would otherwise require.

Newco

Newco’s bylaws will provide that any director may be removed for any reason, with or without cause, by the affirmative vote of a majority of the votes cast by Newco stockholders entitled to vote.

For a discussion of the procedures for filling vacancies on Newco’s board of directors during the first 36 months following completion of the transaction, and the 75 percent shareholder vote required to amend such procedures, see “The Transaction — Senior Management and Board of Directors of Newco Following the Transaction — Composition of the Board of Directors” on page 48 and “Comparison of Shareholders’ Rights — Amendment of Certificate/Articles of Incorporation and Bylaws — Newco” on page 108.

Special Meetings of the Board

Bank of New York

Special meetings of Bank of New York’s board of directors may be called at any time by the chairman of the board of directors or, in his or her absence, by the president, and must be called by the chairman, the president or the secretary upon the written request of any two directors.

Mellon

Special meetings of Mellon’s board of directors may be called at any time by the chief executive officer, the chairman of the board of directors or the president, and must be called by any such individual or the secretary upon the written request of any three directors.

Newco

Newco’s bylaws will provide that special meetings of Newco’s Board of Directors may be called at any time by the chief executive officer, the chairman of the Board of Directors or the president, and must be called by any such individual or the secretary upon the written request of any three directors.

Shareholder Protection Rights Plans

Bank of New York

Bank of New York does not have a shareholder protection rights plan.

Mellon

Mellon does not have a shareholder protection rights plan.

Newco

Newco will not have a shareholder protection rights plan.

Special Meetings of Shareholders

Bank of New York

Bank of New York’s bylaws provide that special meetings of shareholders may be called at any time by the board of directors or by the chairman of the board of directors or, in his absence, the president. In addition, under the NYBCL, if, for a period of one month after the date fixed by or under the bylaws for the annual meeting of shareholders, or for a period of 13 months after the last annual meeting if no such date has been fixed, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors is to call a special meeting for the election of directors. If the board of directors has not called such a meeting within two weeks of the expiration of such period or the failure to elect a sufficient number of directors otherwise continues for two months after the expiration of such period, holders of 10 percent of the outstanding common stock may give a written demand for a special meeting to be held 60 to 90 days after the date of the written demand.

Mellon

Mellon’s bylaws provide that special meetings of shareholders may be called at any time by the board of directors, the chief executive officer, the chairman of the board of directors or the president. Under the PBCL, the shareholders may not call a special meeting of the shareholders.

Newco

Newco’s bylaws will provide that special meetings of stockholders may be called at any time by the Board of Directors, the chief executive officer or the chairman of the board of directors. Stockholders will not have the right to call a special meeting or to require that the Board of Directors call such a meeting.

Actions by Shareholders Without a Meeting

Bank of New York

Under the NYBCL, any action required or permitted to be taken at a shareholders’ meeting may also be taken by a unanimous written consent of the holders of the common stock, provided that all consents must be given within 60 days of the first consent.

Mellon

Under the PBCL, any action required or permitted to be taken at a shareholders’ meeting may also be taken by a unanimous written consent of the holders of the common stock. Action by less than unanimous written consent is not permitted.

Newco

Newco’s certificate of incorporation will provide that any action required or permitted to be taken at a stockholders meeting may also be taken by a unanimous written consent of the holders of the common stock.

Amendment of Certificate/Articles of Incorporation and Bylaws

Bank of New York

Under the NYBCL, amendments to Bank of New York’s certificate of incorporation may be approved only by a board of directors vote followed by the affirmative vote of a majority of all outstanding shares of common stock.

Bank of New York’s bylaws may be amended either by the affirmative vote of a majority of the outstanding shares of common stock or by a resolution adopted by a majority of the entire board of directors, although any bylaw adopted by the board of directors is subject to amendment or repeal by a majority shareholder vote. If any bylaw regulating an impending election of directors is adopted, amended or repealed by the board of directors, the notice of the next meeting of shareholders must include the bylaw and a concise statement of the changes made.

Mellon

Under the PBCL, amendments to Mellon’s articles of incorporation must be proposed by a resolution of the board of directors. Shareholders are not entitled to propose amendments to Mellon’s articles of incorporation. Except for certain types of amendments for which shareholder approval is not required, an amendment must be approved by a majority of the shareholder votes cast at a shareholders’ meeting.

Mellon’s bylaws may be amended either through a resolution of the board of directors or upon the vote of a majority of the votes cast at a shareholder meeting. Mellon’s bylaws, however, require the affirmative vote of either a majority of the board of directors followed by a majority of the votes cast by holders of common stock or, absent such action of a majority of the board of directors, at least 75 percent of the outstanding shares of Mellon common stock in order to amend or repeal the provisions related to director elections, nominations, vacancies or removal, or to amend such voting requirements. At its annual meeting to be held on April 17, 2007, Mellon’s shareholders will vote on a proposal to amend its bylaws to eliminate the 75 percent voting requirement.

Newco

Under the DGCL, amendments to Newco’s certificate of incorporation must be proposed by a resolution of the Board of Directors and adopted by the affirmative vote of a majority of all outstanding shares of common stock.

In general, Newco’s bylaws may be amended either through a resolution of the Board of Directors or upon the vote of a majority of the votes cast at a stockholders’ meeting. For 36 months following the completion of the transaction, however, (1) an affirmative vote of at least 75 percent of the entire Board of Directors is required to amend, repeal or modify, or adopt a bylaw or other resolution inconsistent with, the provisions described above under “The Transaction — Senior Management and Board of Directors of Newco Following the Transaction” on page 48, as well as provisions relating to annual meetings of stockholders, regular meetings of the Board of Directors and the appointment of committees of the Board of Directors and (2) an affirmative vote of at least 75 percent of the voting power represented by all outstanding shares of capital stock of Newco is required for the stockholders to amend, repeal, or modify, or adopt a bylaw or other resolution inconsistent with, the provisions described above under “The Transaction — Senior Management and Board of Directors of Newco Following the Transaction” on page 48, as well as provisions relating to the appointment of committees of the Board of Directors and brand names for Newco’s product lines. In addition, for five years following the completion of the transaction, the unanimous affirmative vote of the entire Board of Directors is required to amend, repeal or modify provisions of Newco’s bylaws relating to changes in the name of Newco or of certain of Newco’s product line brand names.

Anti-Takeover Provisions

Bank of New York

Under the NYBCL, Bank of New York is prohibited from engaging in any business combination with an interested shareholder or any entity if the transaction is caused by the interested shareholder within five years after the person or entity first becomes an interested shareholder, unless:

•	the business combination transaction or the transaction that caused the person to become an interested shareholder was approved by the Bank of New York’s board of directors prior to the transaction;

•	after the person becomes an interested shareholder, the business combination is approved by the holders of a majority of the Bank of New York’s outstanding voting stock, excluding shares held by the interested shareholder; or

•	the aggregate consideration paid by the interested shareholder meets certain minimum per share requirements, is in cash or the same form that the interested shareholder has used to acquire the largest number of shares acquired in the past, and the interested shareholder does not become the beneficial owner of additional shares of common stock between the date on which the interested shareholder became an interested shareholder and the consummation of the business combination transaction.

The NYBCL defines the term “business combination” to include transactions such as mergers, sales and leases of assets, issuances of securities, reclassifications of securities and similar transactions. The NYBCL defines the term “interested shareholder” generally as any person or entity who, together with certain affiliates, beneficially owns 20 percent or more of the corporation’s voting stock.

A corporation can expressly elect not to be governed by the NYBCL’s business combination provisions in its certificate of incorporation or bylaws, but Bank of New York has not done so.

Mellon

Mellon is subject to certain provisions of the PBCL relating to business combinations and control transactions.

Business Combinations:  Mellon is prohibited from engaging in any business combination with an interested shareholder at any time, unless:

•	the business combination transaction or the transaction that caused the person to become an interested shareholder was approved by Mellon’s board of directors prior to the time the person became an interested shareholder;

•	the business combination is approved by the holders of all of the outstanding common shares;

•	the business combination is approved by the holders of a majority of the outstanding voting stock, excluding shares held by the interested shareholder, at a shareholders’ meeting called for such purpose no earlier than five years after the interested shareholder’s share acquisition date; or

•	all of the following conditions are met: (1) the aggregate consideration paid by the interested shareholder meets certain minimum per share requirements, is in cash or the same form as the interested shareholder has used to acquire the largest number of shares acquired in the past and is distributed promptly; (2) the interested shareholder has not become the beneficial owner of additional shares of common stock between the date the interested shareholder became an interested shareholder and the business combination; and (3) the business combination (A) is approved by the holders of a majority of the outstanding voting stock, excluding shares held by the interested shareholder, at a meeting called for this purpose no earlier than three months after the interested shareholder became (and if at the time of the meeting the interested shareholder remains) the beneficial owner of at least 80 percent of the outstanding voting stock, or (B) is approved by a majority of votes cast by shareholders at a meeting called for this purpose no earlier than five years after the interested shareholder became an interested shareholder.

A “business combination” would include transactions such as mergers, sales and leases of assets, issuances of securities, reclassifications of securities and similar transactions. An “interested shareholder” generally is any person who, together with certain affiliates, beneficially owns 20 percent or more of Mellon’s voting stock.

Control Transactions:  If any person or group acquires at least 20 percent of the voting stock of Mellon (with certain exceptions for continuous ownership, shares acquired through stock splits or stock dividends, underwriting shares, shares held solely of record on behalf of a beneficial owner, and shares acquired in transactions exempt from the registration requirements of the Securities Act), each other holder of the voting stock of Mellon is entitled to an appraisal procedure under which the controlling shareholder is required to pay each other holder the fair value of his shares. “Fair value” is determined taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation. The minimum fair value is the highest price per share paid by the controlling person or group within the 90-day period ending on and including the date of the control transaction.

A corporation can expressly elect not to be governed by the PBCL’s business combination and control transaction provisions by amending its articles of incorporation with board of directors and shareholder approval, but Mellon has not done so.

The PBCL also includes control share acquisition provisions, together with disgorgement and severance compensation provisions, which provide for the recovery by a corporation of profits from the sale of the corporation’s shares and severance payment to terminated employees, in the event of certain control share acquisitions (acquisitions of a corporation’s stock by an interested shareholder). Mellon has opted out of these provisions.

Newco

Under the DGCL, Newco is prohibited from engaging in any business combination with an interested stockholder or any entity if the transaction is caused by the interested stockholder within three years after the person or entity first becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the Board of Directors of Newco prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85 percent of the outstanding voting stock of Newco not including (1) shares held by persons who are both officers and directors of Newco and (2) shares held by specified employee benefit plans;

•	after the person becomes an interested stockholder, the business combination is approved by the Board of Directors and holders of at least 66 2/3 percent of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after Newco had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the Board of Directors, as specified in the DGCL.

The DGCL defines the term “business combination” to include transactions such as mergers, sales and leases of assets, issuances of securities and similar transactions. The DGCL defines the term “interested stockholder” generally as any person or entity who, together with certain affiliates and associates, beneficially owns 15 percent or more of the corporation’s outstanding voting stock.

A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but Newco has not done so.

Shareholder Nominations of Director Candidates

Bank of New York

Bank of New York’s bylaws set forth the procedures by which a shareholder may properly bring nominations of members of the board of directors before a meeting of shareholders. The shareholder must give advance written notice to the secretary of Bank of New York not fewer than 90 days or more than 120 days before the anniversary date of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the shareholder will be timely if it is received by the 15th day (or the 10th day in the case of a special meeting at which directors are to be elected) following the earlier of the day on which public disclosure of the annual meeting date was made or the day on which notice of the meeting was mailed to the shareholders. The notice must also provide certain information set forth in Bank of New York’s bylaws. Pursuant to Rule 14a-8 under the Exchange Act, the board of directors is not required to nominate in the annual proxy statement any person so proposed. Compliance with this procedure would permit a shareholder to nominate the individual(s) at the shareholders’ meeting, and any shareholder may vote in person or by proxy for any individual that shareholder desires.

Mellon

Mellon’s bylaws set forth the procedures by which a shareholder may properly bring nominations of members of the board of directors before a meeting of shareholders. The shareholder must give advance written notice to the secretary of Mellon not later than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. The notice must also provide certain information set forth in Mellon’s bylaws. Pursuant to Rule 14a-8 under the Exchange Act, the board of directors is not required to nominate in the annual proxy statement any person so proposed. Compliance with this procedure would permit a shareholder to nominate the individual(s) at the shareholders’ meeting, and any shareholder may vote in person or by proxy for any individual that shareholder desires.

Newco

Newco’s bylaws will set forth the procedures by which a stockholder may properly bring nominations of members of the Board of Directors before a meeting of stockholders. The stockholder must give advance written notice to the secretary of Newco:

•	in the case of an annual meeting, not fewer than 90 days or more than 120 days before the anniversary date of the previous year’s proxy statement; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder will be timely if it is received (1) on or before the later of 120 calendar days before the date of the annual meeting at which the election is to take place or 30 calendar days following the first public announcement by Newco of the annual meeting date and (2) not later than 15 days prior to the scheduled mailing date of Newco’s proxy materials for that annual meeting; or

•	in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the meeting date was mailed and the day on which public announcement of the meeting date was made.

The notice must also provide certain information set forth in Newco’s bylaws. Pursuant to Rule 14a-8 under the Exchange Act, the Board of Directors is not required to nominate in the annual proxy statement any person so proposed. Compliance with this procedure would permit a stockholder to nominate the individual(s) at the stockholders meeting, and any stockholder may vote in person or by proxy for any individual that stockholder desires.

Shareholder Proposals

Bank of New York

Bank of New York’s procedures for shareholder proposals are generally the same as its procedures for shareholder nominations. The advance notice of the shareholder’s proposal must set forth the text of the proposal, a brief written statement of the reasons why the shareholder supports the proposal and certain information regarding the proposing shareholder, including the name and address of the shareholder, the class and number of shares of Bank of New York’s capital stock beneficially owned by each such shareholder and details on any financial assistance, funding or other consideration, if any, received by the shareholder in connection with the proposal.

Mellon

Mellon’s bylaws set forth the procedures by which a shareholder may make a proposal to be considered at an annual meeting of shareholders. The shareholder must give advance written notice of the proposal to the secretary of Mellon not less than 90 days before the anniversary date of the previous year’s proxy statement in connection with Mellon’s annual meeting or, if none, its annual meeting; provided, however, that in the event that the date of the annual meeting has been changed by more than 30 days from the date of the most recent previous annual meeting, notice by the shareholder will be timely if it is received (1) on or before the later of 120 days before the date of the meeting at which the nomination is to be presented or 30 days following the first public announcement by Mellon of the date of the meeting and (2) not later than 15 days prior to the scheduled mailing date of Mellon’s proxy materials for such meeting. The advance notice of the shareholder’s proposal must set forth the text of the proposal and certain information regarding the proposing shareholder, including the name and address of the shareholder, a representation that the shareholder owns shares of common stock entitled to vote at the meeting and intends to appear at the meeting in person or by proxy in order to make the proposal, the reasons for conducting such business at the meeting, the name and address of any beneficial owner on whose behalf the proposal is made and any material interest in such business of such shareholder or any such beneficial owner.

Newco

Newco’s procedures for stockholder proposals are generally the same as its procedures for stockholder nominations in connection with an annual meeting. The advance notice of the stockholder’s proposal must set forth a description of the business that the stockholder intends to bring before the meeting, including the text of the proposal, the reasons for conducting such business at the meeting and certain information regarding the proposing stockholder, including the name and address of the stockholder, the class and number of shares of Newco’s capital stock beneficially owned by each such stockholder and any material interest of the stockholder in the business proposed at the meeting.

Notice of Shareholders’ Meetings

Bank of New York

Bank of New York’s bylaws require written notice of shareholders’ meetings stating the place, day, hour and purpose of the meeting and, unless the notice is given with respect to the annual meeting, the person or persons calling the meeting. If action is proposed which would, if taken, entitle shareholders who comply with applicable legal requirements to receive payment for their shares, the notice must include a statement to that effect. The notice must be delivered to shareholders not fewer than ten nor more than 50 days before the date of the meeting.

Mellon

Mellon’s bylaws and the PBCL require written notice of shareholders’ meetings stating the place, day and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted. The notice must be given to shareholders at least ten days prior to the date of any meeting at which a “fundamental change” (as defined in the PBCL) is to be considered or five days prior to the date of any other meeting.

Newco

Newco’s bylaws and the DGCL require written notice of meetings of stockholders stating the place, date, and hour and, in the case of a special meeting, the purpose of the meeting. The notice must be given to stockholders entitled to vote at that meeting not fewer than ten nor more than 60 days before the date of the meeting.

Limitations on Director Liability

Bank of New York

Under Section 719 of the NYBCL, directors who vote for or concur in certain corporate actions will be jointly and severally liable to Bank of New York for the benefit of its creditors or shareholders, to the extent of any injury suffered by such persons as a result of such actions. The actions that will trigger such joint and several liability are (1) the declaration of a dividend or distribution in a manner contrary to the requirements of the NYBCL, (2) the purchase of any shares of Bank of New York capital stock in a manner contrary to the requirements of the NYBCL, (3) the distribution of corporate assets to the shareholders after dissolution of the corporation without paying or adequately providing for all known liabilities, subject to the requirement that creditors give notice of such liabilities in accordance with statutory procedures, and (4) the making of any loan to a director in a manner contrary to the requirements of the NYBCL. A director who is present at a meeting at which any of the above actions is taken is presumed to have concurred in the action unless such director registers his dissent at the meeting or delivers written notice of his dissent to the secretary of Bank of New York at the meeting or promptly thereafter. A successful claim against a director under Section 719 of the NYBCL is entitled to be subrogated to the rights of Bank of New York against any person who received improper payments and, in the case of improper purchase of shares of Bank of New York capital stock, to have the corporation rescind such purchase.

A director will not be liable under Section 719 if such director has discharged his or her duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position under similar circumstances and (3) in a manner the director reasonably believes to be in the best interests of Bank of New York.

Mellon

Mellon’s articles of incorporation and bylaws provide that, to the fullest extent permitted by the PBCL, a Mellon director will not be personally liable for monetary damages on account of any action taken, or failure to take action, as a director.

Section 1713 of the PBCL provides that a director will not be personally liable for monetary damages for action taken as a director unless the director has breached or failed to perform his or her duties under the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The limitation on liability does not apply to criminal responsibility or the liability of any director for the payment of any taxes.

Newco

Newco’s certificate of incorporation will provide that, to the fullest extent permitted by the DGCL, a Newco director will not be personally liable for money damages for breach of fiduciary duty as a director.

Section 102 of the DGCL provides that a corporation can limit the personal liability of a director for breach of fiduciary duty as a director, but may not limit or eliminate liability for (1) any breach of the director’s duty of loyalty, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) breaches under Section 174 of the DGCL or (4) any transaction from which the director derived an improper personal benefit.

Indemnification

Bank of New York

Bank of New York’s bylaws provide that Bank of New York will indemnify its officers and directors, and any other person who served at the request of Bank of New York, to the fullest extent permitted by the NYBCL, provided that indemnification will not be made if a judgment or other final adjudication establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled; and provided further that no such indemnification will be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless Bank of New York has given its prior consent to such settlement or other disposition. Under the NYBCL, other than in actions brought by or on behalf of Bank of New York, such indemnification would apply in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, where the indemnitee has served in any capacity at the request of Bank of New York, if the proposed indemnitee acted in good faith for a purpose that such person reasonably believed to be not opposed to the best interests of Bank of New York and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or on behalf of Bank of New York that are settled or in which the proposed indemnitee is found liable to Bank of New York, indemnification is not permitted except in the case of a judicial finding that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Mellon

Mellon’s articles of incorporation provide that, except as prohibited by law, every director and officer of Mellon shall be entitled as of right to be indemnified by the corporation against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, and whether brought by or in the right of Mellon or otherwise, in which such person may be involved (subject to certain limitations in the case of actions by such person against the corporation) by reason of such person being or having been a director or officer of Mellon or having served at the request of Mellon as a director, officer, employee, fiduciary or other representative of another entity. The articles also give to indemnitees the right to have their expenses in defending such actions paid in advance by Mellon, subject to any obligation imposed by law or otherwise to reimburse Mellon in certain events. Mellon has entered into an indemnity agreement with each director and certain of its officers which provides a contractual right to indemnification against such expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses and contains additional provisions regarding determination of entitlement, defense of claims, rights of contribution and other matters.

Under the PBCL indemnification is not permitted in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Newco

Newco’s certificate of incorporation will provide that Newco will indemnify its officers and directors, and any other person who served at the request of Newco, to the fullest extent permitted by law, against all expenses, judgments, fines and settlement amounts incurred. Newco will indemnify any of the above persons in connection with a proceeding commenced or brought by that person only if the commencement or bringing of the proceeding was authorized by the Board of Directors. Newco will, to the fullest extent permitted by the DGCL, pay the expenses (including attorneys’ fees) of any person described above in defending a proceeding (other than a proceeding commenced or brought by the person without the specific authorization of the Board of Directors), provided that, to the extent required by the DGCL, advancement of expenses will only be made if such person provides an undertaking to repay all amounts advanced if it is determined that he is not entitled to indemnification.

Under the DGCL, other than in actions brought by or on behalf of Newco, indemnification would apply in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, where the indemnitee has served in any capacity at the request of Newco, if the proposed indemnitee acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of Newco and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or on behalf of Newco that are settled or in which the proposed indemnitee is found liable to Newco, indemnification is not permitted except in the case of a judicial finding that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

With respect to advancement of expenses, the DGCL provides that Newco may advance expenses upon the receipt of an undertaking as described above, on such terms and conditions as it deems appropriate.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Bank of New York common stock and Mellon common stock are listed on the New York Stock Exchange and trade under the symbols “BK” and “MEL”, respectively. The following table sets forth the high and low reported closing sales prices per share of Bank of New York and Mellon common stock on the New York Stock Exchange, and the quarterly cash dividends declared per share for the periods indicated.

Bank of New York shareholders and Mellon shareholders are advised to obtain current market quotations for Bank of New York and Mellon common stock. The market prices of Bank of New York and Mellon common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the transaction. No assurances can be given concerning the market prices of Bank of New York or Mellon common stock before the effective date of the registration statement, or the market price of Newco common stock after the completion of the transaction.

	Bank of New York Common Stock			Mellon Common Stock
	High	Low	Dividend	High	Low	Dividend

2004
First Quarter	$34.71	$30.58	$0.19	$33.93	$30.35	$0.16
Second Quarter	33.01	28.69	0.20	32.61	27.67	0.18
Third Quarter	30.26	27.55	0.20	29.43	27.00	0.18
Fourth Quarter	33.92	29.65	0.20	31.34	26.54	0.18
2005
First Quarter	$33.31	$28.74	$0.20	$30.74	$28.02	$0.18
Second Quarter	29.58	27.25	0.20	28.75	26.47	0.20
Third Quarter	31.25	28.69	0.21	33.14	28.68	0.20
Fourth Quarter	32.96	28.83	0.21	34.82	30.68	0.20
2006
First Quarter	$36.04	$31.30	$0.21	$37.00	$34.37	$0.20
Second Quarter	36.83	31.16	0.21	38.79	33.95	0.22
Third Quarter	35.67	31.46	0.22	39.35	33.04	0.22
Fourth Quarter	39.93	33.58	0.22	42.78	37.89	0.22
2007
First Quarter	$43.31	$38.11	$0.22	$46.14	$40.68	$0.22
Second Quarter (through April 13, 2007)	40.97	40.41	—	43.55	42.91	—

Bank of New York and Mellon may repurchase shares of their common stock prior to the completion of the transaction in accordance with applicable law and the terms of the merger agreement.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
BANK OF NEW YORK AND MELLON

The following Unaudited Pro Forma Combined Consolidated Balance Sheet combines the respective historical Consolidated Balance Sheets of Bank of New York and Mellon giving effect to the transaction as if it had been completed on December 31, 2006. The pro forma balance sheet assumes that the proposed transaction is accounted for as a purchase of Mellon by Bank of New York and, accordingly, includes adjustments to record assets and liabilities of Mellon at their estimated fair values, which are subject to further adjustment as additional information becomes available and additional analyses are performed. The related pro forma adjustments are described in the accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

The following Unaudited Pro Forma Combined Consolidated Statement of Income for the year ended December 31, 2006 combines the respective historical Consolidated Statements of Income of Bank of New York and Mellon giving effect to the proposed transaction as if it had become effective at January 1, 2006 as an acquisition by Bank of New York of Mellon using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

We anticipate that the proposed transaction will provide Newco with financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and transaction-related costs and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Newco would have been had the proposed transaction been completed during these periods.

The unaudited pro forma combined consolidated financial information and notes included in this joint proxy statement/prospectus are presented for illustrative purposes only. They include various estimates, which are subject to material change, and may not necessarily be indicative of the financial position or results of operations that would have occurred if the proposed transaction had been consummated as of the applicable date or which may be attained in the future. This pro forma financial information and notes should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of Bank of New York and Mellon that are incorporated by reference into this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” on page 138.

BANK OF NEW YORK AND MELLON

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
December 31, 2006

	The Bank of		Pro Forma
	New York	Mellon	Adjustments		Pro Forma
(In millions)	(Note 8)	(Note 10)	(Note 5)		Combined

ASSETS
Cash and due from banks	$2,840	$2,854	$(5	)(P)	$5,689
Interest-bearing deposits with banks	13,172	2,409	—		15,581
Federal funds sold and securities purchased under resale agreements	5,114	1,133	—		6,247
Securities:
Available for sale	19,377	18,573	(11	)(P)	37,939
Held-to-maturity	1,729	94	1	(B)	1,824

Total securities	21,106	18,667	(10)		39,763
Trading assets	5,544	1,116	(5	)(P)	6,655
Loans	37,793	5,989	(286	)(C)	43,496
Reserve for loan losses	(287)	(56)	13	(C)	(330)

Net loans	37,506	5,933	(273)		43,166
Premises and equipment	1,050	560	(2	)(D)	1,608
Accrued interest receivable	422	98	—		520
Goodwill	5,172	2,464	(2,464	)(A)	16,893
			11,721	(E)
Intangible assets	1,453	383	(383	)(A)	6,076
			4,623	(E)
Other assets	9,973	4,927	663	(F)	15,671
			(6	)(P)
			114	(G)
Assets of discontinued operations	18	934	—		952

Total assets	$103,370	$41,478	$13,973		$158,821

LIABILITIES
Noninterest-bearing deposits in domestic offices	$19,554	$8,288	$(5	)(P)	$27,837
Interest-bearing deposits in domestic offices	10,041	13,758	(2	)(H)	23,797
Interest-bearing deposits in foreign offices	32,551	5,285	—		37,836

Total deposits	62,146	27,331	(7)		89,470
Federal funds purchased and securities sold under repurchase agreements	790	1,140	—		1,930
Trading liabilities	2,507	461	(5	)(P)	2,963
Payables to customers and broker-dealers	7,266	—	—		7,266
Other funds borrowed	1,625	90	—		1,715
Accrued taxes and other expenses	5,129	1,937	1,546	(L)	8,612
Other liabilities	3,477	758	(92	)(J)	4,431
			9	(K)
			285	(M)
			(6	)(P)
Long-term debt	8,773	5,053	106	(I)	13,921
			(11	)(P)
Liabilities of discontinued operations	64	32	—		96

Total liabilities	$91,777	$36,802	$1,825		$130,404

SHAREHOLDERS’ EQUITY (NOTE 4)
Common stock	7,903	294	(8,186)		11
Additional capital	2,142	1,983	15,157		19,282
Retained earnings	9,444	7,369	(7,369)		9,444
Accumulated other comprehensive income, net of tax	(317)	(146)	146		(317)
Treasury stock	(7,576)	(4,824)	12,400		—
Loan to ESOP	(3)	—	—		(3)

Total shareholders’ equity	11,593	4,676	12,148		28,417

Total liabilities and shareholders’ equity	$103,370	$41,478	$13,973		$158,821

See accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information.

BANK OF NEW YORK AND MELLON

UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
For the Year Ended December 31, 2006

	The Bank of		Pro Forma
	New York	Mellon	Adjustments		Pro Forma
(In millions)	(Note 9)	(Note 11)	(Note 5)		Combined

Interest Income
Loans	$1,449	$397	$24	(C)	$1,870
Margin loans	330	—	—		330
Securities
Taxable	1,101	859	—		1,960
Exempt from federal income taxes	29	35	—		64

Total securities income	1,130	894	—		2,024
Deposits in banks	538	105	—		643
Federal funds sold and securities purchased under resale agreements	130	40	—		170
Trading assets	163	9	—		172

Total interest income	3,740	1,445	24		5,209

Interest Expense
Deposits	1,434	641	2	(H)	2,077
Federal funds purchased and securities sold under repurchase agreements	104	79	—		183
Other borrowed funds	100	17	—		117
Customer payables	167	—	—		167
Long-term debt	436	297	(21	)(I)	712
Funding of discontinued operations	—	(49)	—		(49)

Total interest expense	2,241	985	(19)		3,207

Net interest income	1,499	460	43		2,002
Provision for credit losses	(20)	2	—		(18)

Net interest income after provision for credit losses	1,519	458	43		2,020

Noninterest Income
Securities servicing fees
Asset servicing	1,401	945	(17	)(T)	2,329
Issuer services	895	196	—		1,091
Clearing services	1,244	9	(33	)(T)	1,220

Total securities servicing fees	3,540	1,150	(50)		4,640
Global payment services	209	271	—		480
Asset and wealth management fees	545	2,065	—		2,610
Performance fees	35	358	—		393
Distribution and servicing	6	415	—		421
Financing-related fees	250	45	—		295
Foreign exchange and other trading activities	425	271	—		696
Securities gains	2	3	—		5
Asset/investment income	150	84	—		234
Other	177	193	—		370

Total noninterest income	5,339	4,855	(50)		10,144

Noninterest Expense
Staff	2,640	2,147	5	(O)	4,736
			(56	) (K)
Net occupancy	279	236	13	(G)	528
Furniture and equipment	190	106	—		296
Clearing	199	—	—		199
Sub-custodian expenses	134	55	—		189
Software	220	77	—		297
Business development	108	114	—		222
Communications	97	33	—		130
Professional, legal and other purchased services	381	462	(3	)(T)	840
Distribution and servicing	17	503	(47	)(T)	473
Amortization of intangible assets	76	44	(44	)(S)	407
			331	(E)
Merger and integration costs	106	11	(11	)(R)	106
Other	241	279	—		520

Total noninterest expense	4,688	4,067	188		8,943

Income
Income from continuing operations before income taxes	2,170	1,246	(195)		3,221
Provision for income taxes	694	314	(64	)(U)	944

Income from continuing operations	$1,476	$932	$(131)		$2,277

Earnings per Share
Basic	$1.95	$2.28			$2.03
Diluted	$1.93	$2.25			$2.00
Average Shares Outstanding (in thousands)
Basic	755,849	408,954			1,122,022	(Q)
Diluted	765,708	413,950			1,136,319	(Q)

See accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION
Year Ended December 31, 2006
(Unaudited)

NOTE 1:	PURCHASE BUSINESS COMBINATION

The transaction will be accounted for as an acquisition of Mellon by Bank of New York using the purchase method of accounting and, accordingly, the assets and liabilities of Mellon will be recorded at their respective fair values on the date the transaction is completed. The transaction will be effected by the issuance of Newco common stock, $0.01 par value, to Bank of New York shareholders and Mellon shareholders. Each share of Bank of New York common stock will be exchanged for 0.9434 shares of Newco common stock, and each share of Mellon common stock will be exchanged for one share of Newco common stock. The shares of Newco common stock issued to effect the transaction will be recorded at $39.86 per share. This amount was determined by averaging the closing price of Bank of New York common stock for the two trading days before the announcement of the transaction and the two trading days after the announcement of the transaction (which includes the day of the announcement), and dividing by the Bank of New York exchange ratio.

If a Bank of New York shareholder would otherwise be entitled to a fractional share of Newco common stock, cash will be issued instead of such fractional share of Newco common stock; the pro forma financial statements do not present an estimate of such cash, which is not expected to be material and will be funded by cash on hand.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Mellon at their respective fair values. Bank of New York and Mellon are in the process of reviewing their accounting and reporting policies and, as a result of this review, it may be necessary to further reclassify the company’s financial statements to conform to those classifications that are determined by the combined company to be most appropriate (see Notes 8 through 11). While some reclassifications of prior periods have been included in the unaudited pro forma combined consolidated financial information included in this joint proxy statement/prospectus, further reclassifications may be necessary upon the completion of this review. Material intercompany transactions have been eliminated from the unaudited pro forma combined consolidated financial information. The pro forma adjustments included in this joint proxy statement/prospectus are subject to updates as additional information becomes available and as additional analyses are performed.

We expect to realize increased revenue and reduced operating expenses following the transaction which are not reflected in this pro forma financial information. No assurance can be given with respect to any level of such increased revenue and reduced operating expenses.

The final allocation of the purchase price will be determined after the transaction is completed and after thorough analyses to determine the fair values of Mellon’s tangible and identifiable intangible assets and liabilities as of the date the transaction is completed. Any change in the fair value of the net assets of Mellon will change the amount of the purchase price allocable to goodwill. Additionally, changes to Mellon’s equity, including dividends and net income from January 1, 2007 through the date the transaction is completed, will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The goodwill recorded in connection with the transaction is not subject to amortization and none is deductible for tax purposes. The customer relationships and customer contract-based and core deposit intangibles will be amortized over their estimated economic lives based on the pattern of usage or consumption, if determinable. Any additional intangibles that are identified in connection with the transaction will be amortized in accordance with the provisions of SFAS No. 142, such that any with an indefinite life will not be subject to amortization, and any with a finite economic life will be amortized over the estimated useful life.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Bank of New York and Mellon are in the process of determining the appropriate methodology to allocate the goodwill, customer relationships, deposit base and other indefinite-lived intangibles to reportable segments and expect to finalize the analysis after the completion of the transaction.

NOTE 2:	PRO FORMA FINANCIAL INFORMATION

The pro forma financial information for the transaction is included as of and for the year ended December 31, 2006. The pro forma adjustments in the pro forma financial statements reflect the right of each Mellon shareholder to receive one share of Newco common stock for each share of Mellon held by such holder of record, based on the number of shares of Mellon that were outstanding on December 31, 2006. The unaudited pro forma financial information presented in the pro forma financial statements is not necessarily indicative of the results of operations in future periods or the future financial position of Newco.

The pro forma balance sheet adjustments reflect the issuance of 1.128 billion shares of Newco common stock with an aggregate par value of $11 million; an increase in paid-in capital of $15.2 billion as shown in Note 4; goodwill of $11.7 billion as shown in Note 3; and customer relationships and customer contract-based, core deposit and other indefinite-lived intangibles of $2.2 billion, $0.2 billion and $2.2 billion, respectively. Also included in the pro forma balance sheet adjustments is an increase in other liabilities, which includes estimated exit costs of $240 million, transaction costs of $45 million, other purchase accounting accruals and an increase of $1.5 billion in deferred income taxes.

When the transaction is completed, Bank of New York options will be exchanged for stock options in Newco and the option price per share will be adjusted for the 0.9434 exchange ratio.

Mellon options will be exchanged for stock options in Newco and the option price per share will not be adjusted as the exchange ratio is one Mellon share for one Newco share. All unvested Mellon options will be accelerated upon approval of the transaction, except for those for which waivers to acceleration were elected. Vested stock options issued by Newco in exchange for options held by employees and directors of Mellon are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options of $306 million.

The fair value of Newco options that will be issued in exchange for Mellon options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 22 percent, a dividend yield of 2.36 percent, an expected life of 50-75 percent of the remaining contractual terms and a risk-free interest rate for U.S. government bonds having a remaining life equal to the respective options’ expected lives.

The estimated exit cost liabilities assumed in the transaction consist principally of personnel-related costs, which include involuntary termination benefits for Mellon employees to be severed in connection with the transaction, relocation costs for continuing Mellon employees and costs to cancel contracts of Mellon that will provide no future benefit to Newco. The estimated $240 million of exit cost liabilities include only those costs associated with Mellon. Bank of New York estimated transaction costs of $45 million are included in goodwill.

During 2006, Bank of New York and Mellon acquired businesses or portions of businesses which are included herein only from the date of completion. Additional information, including selected pro forma information, related to acquisitions of Bank of New York may be found in Note 3, Acquisitions and Dispositions, to its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

NOTE 3:	PURCHASE PRICE AND GOODWILL

The computation of the purchase price, the allocation of the purchase price to the net assets of Mellon based on fair values estimated at December 31, 2006, the estimated intangibles and the resulting amount of goodwill follows:

	December 31, 2006
(Dollar amounts in millions,
except per share amounts)

Purchase price of Mellon
Mellon net common shares outstanding	415,236,725
Exchange ratio	1.00
Newco shares	415,236,725
Average price per share (Note 1)	$39.86

Purchase price of Mellon shares		$16,551
Estimated fair value of outstanding Mellon stock options		306	(N)

Total purchase price		$16,857

Net Mellon assets acquired
Mellon shareholders’ equity		$4,676
Mellon goodwill and intangibles		(2,847	)(A)
Unrecognized compensation on unvested stock options and restricted stock		33	(O)
Estimated adjustments to reflect assets at fair value
Held-to-maturity securities		1	(B)
Loans and leases, net		(273	)(C)
Premises and equipment		(2	)(D)
Identified intangibles		4,623	(E)
Other assets		777	(F)(G)
Estimated adjustments to reflect liabilities at fair value
Deposits		2	(H)
Long-term debt		(106	)(I)
Other liabilities		83	(J)(K)
Deferred taxes
Related to increased intangibles carrying value	(1,611)
Related to stock options	(26)
Related to all other adjustments	91

Total deferred tax adjustments		(1,546	)(L)
Estimated exit and transaction costs		(285	)(M)

Total net assets acquired and adjustment to fair value		5,136

Goodwill		$11,721

See Note 5 for footnote explanations.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

NOTE 4:	PRO FORMA CONSOLIDATED SHAREHOLDERS’ EQUITY

The pro forma adjustments related to shareholders’ equity on the pro forma combined consolidated balance sheet at December 31, 2006, are presented below.

	December 31, 2006

(Dollar amounts in millions)
Common stock
Mellon common shares	415,236,725
Exchange ratio	1.00
Newco shares	415,236,725

Par value of Newco at $0.01		$4
Less: Mellon common stock		(294)

Adjustment		(290)

Bank of New York common shares (including shares loaned to ESOP)	755,962,757
Exchange ratio	0.9434
Newco shares	713,175,265

Par value of Newco at $0.01		7
Less: Bank of New York common stock		(7,903)

Adjustment		(7,896)

Total pro forma adjustment		$(8,186)

Additional capital
Common stock — Mellon		$290
Common stock — Bank of New York		7,896
Mellon treasury stock retirement		(4,824)
Bank of New York treasury stock retirement		(7,576)
Mellon accumulated other comprehensive income		(146)
Mellon retained earnings		7,369
Purchase price — Mellon common stock (Note 3)		16,551
Estimated fair value of vested Mellon stock options (Note 3)		306
Unearned compensation on unvested Mellon restricted stock and stock options		(33)
Mellon shareholders’ equity		(4,676)

Total pro forma adjustment		$15,157

Retained earnings pro forma adjustment — Mellon		$(7,369)

Accumulated other comprehensive income pro forma adjustment — Mellon		$(146)

Treasury stock pro forma adjustment
Mellon		$4,824
Bank of New York		7,576

Total pro forma adjustment		$12,400

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

NOTE 5:	PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENTS

(A) Adjustment to write off historical Mellon goodwill and intangibles from prior acquisitions.

(B) Adjustment to fair value Mellon’s held-to-maturity investment securities. The adjustment will be recognized over the respective remaining terms of the securities, which have a weighted average life of 3.7 years. The impact of the adjustment to pro forma interest income would have been less than $1 million for the year ended December 31, 2006.

(C) Adjustment to fair value Mellon’s loan and lease portfolios. The adjustment to loans will be recognized over the respective remaining terms of the loans, which have a weighted average life of 3.4 years. The adjustment to lease finance assets in accordance with FASB Interpretation No. 21 (Accounting for Leases in a Business Combination) adjusts the lease finance assets carrying value to the present value of aftertax cash flows using current yields, as well as reverses the deferred tax liability that had previously been recorded on these lease finance assets by Mellon. The adjustment to lease finance assets will be recognized over the respective remaining terms of the leases, which have a weighted average remaining life of 7.2 years. The estimated impact of the adjustment of loans and leases, assuming the transaction had been completed on January 1, 2006, would be an increase in interest income of $24 million, $22 million, $20 million, $22 million and $21 million for the years 2006 through 2010, respectively. Based on current information regarding Mellon’s loan portfolio, there are no material estimated differences between the contractual cash flows and the cash flows expected to be collected attributable to credit quality; accordingly no such adjustment was applied. The pro forma adjustment reduces the reserve for losses on lease finance assets by $13 million to reflect the base credit reserve that would be recorded on the adjusted carrying value of the lease finance assets.

(D) Adjustment to fair value Mellon premises and equipment. The impact of the adjustment to pro forma net occupancy expense and furniture and equipment expense would have been less than $1 million for the year ended December 31, 2006.

(E) Adjustment to record goodwill and identifiable intangible assets resulting from the transaction based on estimated fair values as summarized in Note 3. The adjustments reflected in this joint proxy statement/prospectus are based on current assumptions, valuations and estimated lives, which are subject to change. Material changes to these estimates are possible when the analysis is completed. For purposes of the pro forma adjustments shown here, management has estimated $4.6 billion of identifiable intangibles. The pro forma amortization expense of the estimated customer relationship and customer contract-based and core deposit intangible assets with estimable lives are estimated based on a pattern consistent with the assets’ identifiable cash flows, and the amortization expense of non-compete agreements is estimated using a straight-line method. The initial estimates of the fair values, amortization expense and lives are as follows:

		2006	Estimated
	Estimated	Pro Forma	Useful Lives
	Fair	Amortization	or
(in millions)	Value	Expense	Contract Terms

Amortizing intangibles:
Asset management customer relationships	$1,670	$220	10 years
Customer contracts in asset servicing, processing and shareholder services businesses	528	62	23 years
Core deposits	185	46	10 years
Non-compete agreements	20	3	7 years
Indefinite-lived intangibles:
Mutual funds advisory contracts	1,196	n/a	n/a
Trade names	1,024	n/a	n/a

Total	$4,623	$331

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(F) Adjustment of $663 million to fair value Mellon’s 50-percent investments in three strategic joint ventures, recorded in Other assets and accounted for under the equity method of accounting.

(G) Adjustment of $114 million to record in Other assets the favorable impact of operating leases compared to current market rates for the remainder of the lease terms. The estimated impact of the adjustment to current market rates, assuming the transaction had been completed on January 1, 2006, would be an increase in net occupancy expense of approximately $13 million for each of the years from 2006-2010.

(H) Adjustment to fair value Mellon’s term deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the weighted average estimated remaining term of the related deposit liabilities of 0.3 years. This adjustment increases pro forma interest expense by $2 million for the year ended December 31, 2006.

(I) Adjustment to fair value Mellon’s notes, debentures and junior subordinated debentures, all of which are included as Long-term debt in the Combined Consolidated Balance Sheet. The adjustment will be recognized over the respective remaining lives of the instruments, which have a weighted average life of 10.2 years. The estimated impact of the $106 million pro forma adjustment of long-term debt, assuming the transaction had been completed on January 1, 2006, would be decreases in interest expense of $21 million, $14 million, $13 million, $9 million and $7 million for the years 2006 through 2010, respectively. These were estimated using a straight-line basis over the respective remaining maturities of the long-term debt instruments.

(J) Adjustment to reverse $92 million of accrued liabilities related to Mellon’s operating leases with either free rent periods or “step-up” annual lease payments that were recorded under SFAS No. 13 (Accounting for Leases). Under SFAS No. 13, the expense related to operating leases with lease payments increasing subsequent to the date of the completion of the transaction will be recorded on a straight-line basis over the respective leases’ remaining terms. The accrual increased $23 million from January 1, 2006 to December 31, 2006; accordingly, no pro forma adjustment to reduce rental expense is presumed to have occurred for the year ended December 31, 2006.

(K) Adjustment to increase the fair value of Mellon’s pension liability by $9 million for the effect of a pre-existing change of control provision for certain employees in Mellon’s pension plan. The $56 million decrease to pro forma staff expense for the year ended December 31, 2006 includes (1) a decrease of $58 million for the amortization of prior service cost and recognized net actuarial loss on pensions and amortization of transition obligation on postretirement benefits other than pensions recognized by Mellon in 2006 and (2) a pro forma increase of $2 million for the service and interest components of expense that would have been recorded in 2006 for the effect of the pre-existing change of control provision for certain employees. The decrease to staff expense in 2007 related to amortization of prior service cost, recognized net actuarial loss and transition obligation on a pro forma basis would be $46 million, reflecting the decline in the unrecognized balances of these items at December 31, 2006. Additional analyses and actuarial valuations will be performed by the combined company’s actuaries after the transaction, and these estimates may be subject to material change. The adjustments reflected herein do not reflect any effects from restructuring the combined company workforce.

(L) Adjustment to record the tax effects of the pro forma adjustments in the Balance Sheet, except the adjustment to lease finance assets (as described in Note C above), using a combined federal, state and foreign tax rate of 38 percent.

(M) Adjustment to record as liabilities the estimated exit costs related to Mellon and transaction costs incurred by Bank of New York, both of which are included in the estimated $1.3 billion of merger and integration costs, discussed further in Note 6. The estimated exit costs will include severance (including the effect of change in control provisions in Mellon’s displacement program) and relocation costs of continuing Mellon employees, costs to cancel contracts of Mellon that will provide no future benefit to Newco, and other costs. Also included in the pro forma adjustment is $45 million for Bank of New York’s investment banking, attorney and independent accountant fees, and other transaction-related costs.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(N) Adjustment to record the fair value of Mellon’s employees’ stock options and directors’ stock options and deferred share units. The fair value of Mellon’s options to be exchanged for Newco options was estimated using a Black-Scholes pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 22 percent, a dividend yield of 2.36 percent, an expected life of 50 to 75 percent of the remaining contractual terms and a risk-free interest rate for U.S. government bonds having a remaining life equal to the respective options’ expected lives.

(O) Adjustment to increase staff expense by $5 million resulting from the revaluation of Mellon’s unvested awards, primarily for those individuals who elected to waive acceleration of vesting. The original valuations of these awards were determined by Mellon at the original grant dates. Upon completion of the transaction, these awards will be revalued using current market assumptions. The unrecognized compensation expense for these stock-based awards was $33 million at December 31, 2006. Annual compensation expense related to these awards is expected to be greater than historic compensation expense due to the increase in the value of the awards upon remeasurement. Total compensation expense for these awards for the year ended December 31, 2006 was $12 million. For unvested stock options, the average remaining vesting period is 1.6 years and the average remaining contractual life is 7.3 years. For unvested restricted stock awards, the average remaining vesting period is 1.8 years. Pursuant to FAS 123(R), unvested awards are not considered a component of purchase price and are solely recognized in compensation expense in future periods.

(P) Adjustment to eliminate intercompany assets and liabilities. These include: (i) $11 million of Mellon junior subordinated debentures, included in long-term debt, which were included in securities available for sale by Bank of New York, (ii) $5 million of Mellon trading asset receivable recorded as a trading liability by Bank of New York, (iii) $5 million of Mellon cash and due from banks and held in deposits by Bank of New York, and (iv) $6 million of miscellaneous receivables/payables in other assets and other liabilities. The amount of interest earned on the junior subordinated debentures for the period held in 2006 as an investment was less than $1 million, and the revenue and expense related to the other items described above was de minimis.

(Q) Weighted average shares of Newco were calculated using the historical weighted average shares outstanding for the year ended December 31, 2006 of Bank of New York shares adjusted using the exchange ratio of 0.9434 and Mellon shares using the 1:1 exchange ratio. Earnings per share data have been computed based on the combined historical income from continuing operations of Bank of New York and Mellon and the impact of pro forma purchase accounting adjustments.

(R) Adjustment to eliminate merger and integration expenses recorded by Mellon in the fourth quarter of 2006 related to the transaction.

(S) Adjustment to reverse amortization expense of intangible assets recorded in Mellon’s historical financial statements.

(T) Adjustment to eliminate intercompany revenue and expenses for Clearing services and Asset servicing paid by Mellon to Bank of New York.

(U) The adjustment included in the pro forma tax provision related to lease finance assets includes the taxes that would be recorded for these assets based on the new carrying value as described in Note C above, rather than the 38% statutory provision for combined federal, state and foreign taxes used for all other pro forma adjustments.

NOTE 6:	MERGER AND INTEGRATION EXPENSE

In connection with the transaction, Bank of New York and Mellon have begun to develop their preliminary plans for post-merger integration of their operations. Over the next several months, the specific details of these plans will be refined. Bank of New York and Mellon are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

determine where we may take advantage of redundancies or where it will be beneficial or necessary to convert to one system.

Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture or equipment. To the extent these decisions relate to Mellon employees, assets or contracts, the costs associated with such decisions as permitted will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such costs will be identified and recorded within one year of completion of the transaction and all such actions required to effect these decisions would be taken within one year after finalization of these plans. The Unaudited Pro Forma Combined Consolidated Balance Sheet includes a preliminary estimate of such liabilities of $240 million. See Notes 2, 3 and 5 for additional disclosures.

To the extent these decisions relate to Bank of New York employees, assets or contracts, these exit and disposal costs would be recorded in accordance with FASB Statement Nos. 146 and 112 in the results of operations of Newco in the period incurred.

Newco also expects to incur transaction-related expenses in the process of combining the operations of the two companies. These transaction-related expenses may include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others. It is expected that the exit and disposal costs along with the transaction-related costs will be incurred over a three-year period after completion of the transaction. These expenses are not included in the Unaudited Pro Forma Combined Consolidated Income Statement because these costs will be recorded in the combined results of operations as they are incurred after completion of the transaction and are not indicative of what the historical results of Newco would have been had Bank of New York and Mellon actually been combined during the periods presented.

Preliminarily, we estimate that the total of Mellon’s exit costs, Bank of New York’s transaction and restructuring costs and Newco’s integration costs will be approximately $1.3 billion.

NOTE 7:	DIVIDENDS

Following the completion of the transaction, it is anticipated that Newco will initially pay a quarterly cash dividend of $0.235 per share. Prior to the completion of the transaction, Bank of New York intends to maintain its $0.22 per share regular quarterly dividend. Prior to the completion of the transaction, Mellon intends to maintain regular quarterly dividends at a rate not to exceed $0.22 per share.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

NOTE 8:	RECLASSIFICATIONS TO BANK OF NEW YORK DECEMBER 31, 2006 BALANCE SHEET

				As Shown for
	As Reported in	Bank of		Bank of New York
	Bank of	New York		in Combined
	New York	Reporting		Consolidated
(dollar amounts in millions)	Form 10-K	Reclassifications		Balance Sheet

Assets
Cash and due from banks	$2,840	$—		$2,840
Interest-bearing deposits with banks	13,172	—		13,172
Federal funds sold and securities purchased under resale agreements	5,114	—		5,114
Securities:
Held-to-maturity	1,729	—		1,729
Available for sale	19,377	—		19,377

Total securities	21,106	—		21,106
Trading assets	5,544	—		5,544
Loans	37,793	—		37,793
Reserve for loan losses	(287)	—		(287)

Net loans	37,506	—		37,506
Premises and equipment	1,050	—		1,050
Due from customers on acceptances	213	(213	)(a)	—
Accrued interest receivable	422	—		422
Goodwill	5,172	—		5,172
Intangible assets	1,453	—		1,453
Other assets	9,760	213	(a)	9,973
Assets of discontinued operations	18	—		18

Total assets	$103,370	$—		$103,370

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

				As Shown for
	As Reported in	Bank of		Bank of New York
	Bank of	New York		in Combined
	New York	Reporting		Consolidated
(dollar amounts in millions)	Form 10-K	Reclassifications		Balance Sheet

Liabilities
Noninterest-bearing deposits in domestic offices	$19,554	$—		$19,554
Interest-bearing deposits in domestic offices	10,041	—		10,041
Interest-bearing deposits in foreign offices	32,551	—		32,551

Total deposits	62,146	—		62,146
Federal funds purchased and securities sold under repurchase agreements	790	—		790
Trading liabilities	2,507	—		2,507
Payables to customers and broker-dealers	7,266	—		7,266
Other funds borrowed	1,625	—		1,625
Acceptances outstanding	215	(215	)(b)	—
Accrued taxes and other expenses	5,129	—		5,129
Accrued interest payable	200	(200	)(b)	—
Other liabilities	3,062	415	(b)	3,477
Long-term debt	8,773	—		8,773
Liabilities of discontinued operations	64	—		64

Total liabilities	91,777	—		91,777

Shareholders’ equity
Common stock	7,903	—		7,903
Additional capital	2,142	—		2,142
Retained earnings	9,444	—		9,444
Accumulated other comprehensive income, net of tax	(317)	—		(317)
Treasury stock	(7,576)	—		(7,576)
Loan to ESOP	(3)	—		(3)

Total shareholders’ equity	11,593	—		11,593

Total liabilities and shareholders’ equity	$103,370	$—		$103,370

Reclassification adjustments to conform Bank of New York categories with Newco Balance Sheet presentation:

(a)	To reclassify Due from customers on acceptances to Other assets.

(b)	To reclassify Acceptances outstanding and Accrued interest payable to Other liabilities.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

NOTE 9:	RECLASSIFICATIONS TO BANK OF NEW YORK INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2006

				As Shown for
	As Reported	Bank of		Bank of New York
	in Bank of	New York’s		in Combined
	New York’s	Reporting		Consolidated Income
(dollar amounts in millions)	Form 10-K	Reclassifications		Statement

Interest Income
Loans	$1,449	$—		$1,449
Margin loans	330	—		330
Securities
Taxable	1,101	—		1,101
Exempt from federal income taxes	29	—		29

Total securities income	1,130	—		1,130
Deposits in banks	538	—		538
Federal funds sold and securities purchased under resale agreements	130	—		130
Trading assets	163	—		163

Total interest income	3,740	—		3,740

Interest Expense
Deposits	1,434	—		1,434
Federal funds purchased and securities sold under repurchase agreements	104	—		104
Other borrowed funds	100	—		100
Customer payables	167	—		167
Long-term debt	436	—		436
Funding of discontinued operations	—	—		—

Total interest expense	2,241	—		2,241

Net interest income	1,499	—		1,499
Provision for credit losses	(20)	—		(20)

Net interest income after provision for credit losses	1,519	—		1,519

Noninterest income
Securities servicing fees
Investor services/Asset servicing	1,138	263	(c)(h)	1,401
Issuer services	895	—		895
Broker-dealer services	259	(259	)(h)	—
Execution and clearing services	1,245	(1	) (c)	1,244

Total securities servicing fees	3,537	3		3,540
Global payment services	252	(43	)(a)	209
Asset and wealth management services	569	(24	)(b)(d)	545
Performance fees	—	35	(b)	35
Distribution and servicing	—	6	(b)	6
Finance-related fees	207	43	(a)	250
Foreign exchange and other trading activities	425	—		425
Securities gains	88	(86	)(f)	2
Net economic value payments	23	(23	)(e)	—
Asset/investment income	—	150	(c)(f)	150
Other	221	(44	)(c)(e)	177

Total noninterest income	5,322	17		5,339

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

				As Shown for
	As Reported	Bank of		Bank of New York
	in Bank of	New York’s		in Combined
	New York’s	Reporting		Consolidated Income
(dollar amounts in millions)	Form 10-K	Reclassifications		Statement

Noninterest expense
Staff	2,640	—		2,640
Net occupancy	279	—		279
Furniture and equipment	190	—		190
Clearing	183	16	(g)	199
Sub-custodian expenses	134	—		134
Software	220	—		220
Business development	—	108	(g)	108
Communications	97	—		97
Professional, legal and other purchased services	—	381	(g)	381
Distribution and servicing	—	17	(d)	17
Amortization of intangible assets	76	—		76
Merger and integration costs	106	—		106
Other	746	(505	)(g)	241

Total noninterest expense	4,671	17		4,688

Income
Income from continuing operations before income taxes	2,170	—		2,170
Provision for income taxes	694	—		694

Income from continuing operations	$1,476	$—		$1,476

Reclassification adjustments to conform Bank of New York categories with the Newco Income Statement presentation:

(a) To reclassify letter of credit and acceptance income to Finance-related fees.

(b)	To reclassify Performance fees and Distribution and servicing income from Asset and wealth management services.

(c)	To reclassify from Other income both equity in earnings of companies in which Bank of New York has an investment in 50 percent or less of the equity ($3 million) dedicated to Asset servicing and Clearing services and also income earned on company-owned life insurance ($64 million) to Asset/investment income.

(d)	To reclassify asset management finders fees to Distribution and servicing expense.

(e)	To reclassify Net economic value payments to Other income.

(f)	To reclassify gains (losses) on private equity investments to Asset/investment income.

(g)	To reclassify Business development, Professional, legal and other purchased services, and charges for book-entry services from Other expense.

(h)	To reclassify Broker-dealer services to Asset servicing.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

NOTE 10:	RECLASSIFICATIONS TO MELLON DECEMBER 31, 2006 BALANCE SHEET

				As Shown for
				Mellon in
	As Reported	Mellon’s		Combined
	in Mellon’s	Reporting		Consolidated
(dollar amounts in millions)	Form 10-K	Reclassifications		Balance Sheet

Assets
Cash and due from banks	$2,854	$—		$2,854
Interest-bearing deposits with banks	2,320	89	(a)	2,409
Federal funds sold and securities purchased under resale agreements	1,133	—		1,133
Other money market investments	89	(89	)(a)	—
Trading account securities	471	645	(b)	1,116
Securities available for sale	18,573	—		18,573
Investment securities	144	(50	)(c)	94
Loans	5,989	—		5,989
Reserve for loan losses	(56)	—		(56)

Net loans	5,933	—		5,933
Premises and equipment	712	(152	)(d)	560
Accrued interest receivable	—	98	(e)	98
Goodwill	2,464	—		2,464
Intangible assets	383	—		383
Other assets	5,468	(541	)(b)(c)(d)(e)	4,927
Assets of discontinued operations	934	—		934

Total assets	$41,478	$—		$41,478

Liabilities
Noninterest-bearing deposits in domestic offices	$8,288	$—		$8,288
Interest-bearing deposits in domestic offices	13,758	—		13,758
Interest-bearing deposits in foreign offices	5,285	—		5,285

Total deposits	27,331	—		27,331
Federal funds purchased and securities sold under repurchase agreements	1,140	—		1,140
Trading liabilities	—	461	(f)(j)	461
Payables to customers and broker-dealers	—	—		—
Other funds borrowed	91	(1	)(j)	90
Reserve for unfunded commitments	84	(84	)(g)	—
Other liabilities	3,071	(2,313	)(f)(g)(h)	758
Accrued taxes and other expenses	—	1,937	(h)	1,937
Long-term debt	3,641	1,412	(i)	5,053
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	1,412	(1,412	)(i)	—
Liabilities of discontinued operations	32	—		32

Total liabilities	36,802	—		36,802

Shareholders’ Equity
Common stock	294	—		294
Additional paid-in capital	1,983	—		1,983
Retained earnings	7,369	—		7,369
Accumulated other comprehensive income, net of tax	(146)	—		(146)
Treasury stock	(4,824)	—		(4,824)

Total shareholders’ equity	4,676	—		4,676

Total liabilities and shareholders’ equity	$41,478	$—		$41,478

Reclassification adjustments to conform Mellon categories with the Newco Balance Sheet presentation:

(a)	To reclassify Other money markets investments to Interest-bearing deposits with banks.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(b)	To reclassify receivables due from counterparties with master netting arrangements (“FIN 39 assets”) previously included in Other assets to Trading account securities.

(c)	To reclassify Federal Reserve stock from Investment securities to Other assets.

(d)	To reclassify capitalized computer software from Premises and equipment to Other assets.

(e)	To reclassify Accrued interest receivable previously included in Other assets.

(f)	To reclassify payables due to counterparties on derivatives with master netting arrangements (“FIN 39 liabilities”) previously included in Other liabilities to Trading liabilities.

(g)	To reclassify Reserve for unfunded commitments as Other Liabilities.

(h)	To reclassify Accrued taxes and other expenses previously included in Other liabilities.

(i)	To reclassify Junior subordinated deferrable interest debentures to Long-term debt.

(j)	To reclassify securities sold short previously included in Other funds borrowed to Trading Liabilities.

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

NOTE 11:	RECLASSIFICATIONS TO MELLON INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2006

				As Shown for Mellon
	As Reported	Mellon’s		in Combined
	in Mellon’s	Reporting		Consolidated Income
(dollar amounts in millions)	Form 10-K	Reclassifications		Statement

Interest Income
Loans	$397	$—		$397
Margin loans	—	—		—
Securities
Taxable	862	(3	)(a)	859
Exempt from federal income taxes	35	—		35

Total securities income	897	(3)		894
Deposits in banks	100	5	(b)	105
Federal funds sold and securities purchased under resale agreements	40	—		40
Trading assets	9	—		9
Other money market securities	5	(5	)(b)	—

Total interest income	1,448	(3)		1,445

Interest Expense
Deposits	641	—		641
Federal funds purchased and securities sold under repurchase agreements	79	—		79
Other borrowed funds	17	—		17
Customer payables	—	—		—
Long-term debt	297	—		297
Funding of discontinued operations	(49)	—		(49)

Total interest expense	985	—		985

Net interest income	463	(3)		460
Provision for credit losses	2	—		2

Net interest income after provision for credit losses	461	(3)		458

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

				As Shown for Mellon
	As Reported	Mellon’s		in Combined
	in Mellon’s	Reporting		Consolidated Income
(dollar amounts in millions)	Form 10-K	Reclassifications		Statement

Noninterest income
Securities servicing fees
Asset servicing	—	945	(c)	945
Issuer services	—	196	(d)	196
Clearing services	—	9	(e)	9

Total securities servicing fees	—	1,150		1,150
Global payment services	—	271	(f)	271
Asset and wealth management fees	—	2,065	(g)	2,065
Performance fees	—	358	(h)	358
Investment management	2,432	(2,432	)(e)(g)(h)	—
Distribution and servicing	415	—		415
Financing-related fees	—	45	(i)(j)(k)	45
Institutional trust and custody	945	(945	)(c)	—
Payment solutions & investor services	482	(482	)(d)(f)(i)	—
Foreign exchange and other trading activities	239	32	(l)	271
Securities gains	3	—		3
Asset/investment income	—	84	(k)	84
Financing-related/equity investment	114	(114	)(j)(k)	—
Other	222	(29	)(a)(l)	193

Total noninterest income	4,852	3		4,855

Noninterest expense
Staff	2,147	—		2,147
Net occupancy	236	—		236
Furniture and equipment	179	(73	)(m)	106
Clearing	—	—		—
Sub-custodian expenses	—	55	(n)	55
Software	—	77	(m)(o)(s)	77
Business development	114	—		114
Communications	85	(52	)(p)(q)	33
Professional, legal and other purchased services	516	(54	)(n)(o)(q)(r)	462
Distribution and servicing	503	—		503
Amortization of intangible assets	44	—		44
Merger and integration costs	—	11	(r)	11
Other	243	36	(p)(s)	279

Total noninterest expense	4,067	—		4,067

NOTES TO BANK OF NEW YORK AND MELLON UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

			As Shown for Mellon
	As Reported	Mellon’s	in Combined
	in Mellon’s	Reporting	Consolidated Income
(dollar amounts in millions)	Form 10-K	Reclassifications	Statement

Income
Income from continuing operations before income taxes	1,246	—	1,246
Provision for income taxes	314	—	314

Income from continuing operations	$932	$—	$932

Reclassification adjustments to conform Mellon categories with the Newco Income Statement presentation:

(a)	To reclassify income on Federal Reserve stock from Interest income on securities to Other noninterest income.

(b)	To reclassify Interest income on Other money market investments to Interest income on Deposits with banks.

(c)	To reclassify Asset servicing fees from Institutional trust and custody fees.

(d)	To reclassify Issuer services fees from Payment solutions and investor services fees.

(e)	To reclassify clearing services fees from transition management business from Investment management fees to Clearing services fees.

(f)	To reclassify Global payment services fees from Payment solutions & investor services fees.

(g)	To reclassify the Investment management fees, other than those reclassified in adjustments (e) and (h), to Asset and Wealth Management fees.

(h)	To reclassify Performance fees from Investment management fees.

(i)	To reclassify certain Payment solutions and investor services fees to Financing-related fees.

(j)	To reclassify fees earned on letters of credit, acceptances and loan commitments and net gains on loan sales to Financing-related fees from Financing-related/equity investment fees.

(k)	To reclassify equity investment income, gain/loss on lease residuals and income earned on company-owned life insurance from Financing-related/equity investment income to Asset/investment income.

(l)	To reclassify earnings on seed capital investments and other trading-related income from Other noninterest income to Foreign exchange and other trading activities income.

(m)	To reclassify depreciation expense on software and software rental expense from Furniture and equipment expense to Software expense.

(n)	To reclassify Sub-custodian expenses from Professional, legal and other purchased services.

(o)	To reclassify software maintenance and license expense from Professional, legal and other purchased services to Software expense.

(p)	To reclassify postage expense from Communications expense to Other expense.

(q)	To reclassify delivery expense from Communications expense to Professional, legal and other purchased services.

(r)	To reclassify Merger and integration costs from Professional, legal and other purchased services.

(s)	To reclassify software leasing expense from Other expense to Software expense.

VALIDITY OF COMMON STOCK

The validity of the Newco common stock to be issued in connection with the transaction has been passed upon for Newco by Sullivan & Cromwell LLP, 125 Broad Street, New York, NY, 10004.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited Bank of New York’s consolidated financial statements included in Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of Bank of New York’s internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference into this joint proxy statement/prospectus and elsewhere in the registration statement. The report with respect to the December 31, 2006 consolidated financial statements refers to a change in Bank of New York’s method of accounting for employer defined pension and other postretirement plans in accordance with Statement of Financial Accounting Standards No. 158. Bank of New York’s financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

KPMG LLP, an independent registered public accounting firm, has audited Mellon’s consolidated financial statements included in Mellon’s Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of Mellon’s internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference into this joint proxy statement/prospectus and elsewhere in the registration statement. The report with respect to the December 31, 2006 consolidated financial statements refers to a change in Mellon’s method of accounting for employer defined pension and other postretirement plans in accordance with Statement of Financial Accounting Standards No. 158. Mellon’s financial statements and management’s assessment are incorporated by reference in reliance on KPMG LLP’s reports, given on their authority as experts in accounting and auditing.

The audit committees of Bank of New York and Mellon will recommend to Newco’s audit committee that Newco’s audit committee appoint KPMG LLP as Newco’s independent public accountants effective upon completion of the transaction.

SHAREHOLDER PROPOSALS

Newco

If the transaction is completed, Bank of New York and Mellon shareholders will become stockholders of Newco. Stockholder proposals intended to be included in Newco’s proxy statement and voted on at Newco’s regularly scheduled 2008 annual meeting of stockholders must be received at Newco’s offices at One Wall Street, New York, New York 10286, Attention: Corporate Secretary, on or before November 20, 2007. Applicable SEC rules and regulations govern the submission of shareholder proposals and Newco’s consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Newco’s bylaws, in order for any business not included in the proxy statement for the 2008 annual meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to Newco’s Corporate Secretary. To be timely, the notice must not be received any earlier than November 11, 2007 (120 days prior to March 10, 2008), nor any later than December 11, 2007 (90 days prior to March 10, 2008). The notice must contain the information required by our bylaws. The foregoing bylaw provisions do not affect a shareholder’s ability to request inclusion of a proposal in Newco’s proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our bylaws is available upon request to: The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

Bank of New York

If the transaction occurs, there will be no Bank of New York annual meeting of shareholders for 2008. In that case, shareholder proposals must be submitted to Newco’s Corporate Secretary in accordance with the procedures described above. In case the transaction is not completed, according to Bank of New York’s bylaws, Bank of New York will provide notice of the annual meeting not less than 10 nor more than 50 days before the date of the meeting. In order to be considered for inclusion in the proxy statement and proxy for Bank of New York’s 2008 annual meeting of shareholders, if it is held at all, shareholder proposals would need to be received by the Secretary of Bank of New York no later than November 20, 2007. Applicable SEC rules and regulations govern the submission of shareholder proposals and Bank of New York’s consideration of them, both for inclusion in next year’s proxy statement and for bringing such business before the meeting.

Mellon

If the transaction occurs, there will be no Mellon annual meeting of shareholders for 2008. In that case, shareholder proposals must be submitted to Newco’s Corporate Secretary in accordance with the procedures described above. In case the transaction is not completed, according to Mellon’s bylaws, the annual meeting of shareholders will be held on April 15, 2008. In order to be considered for inclusion in the proxy statement and proxy for Mellon’s 2008 annual meeting of shareholders, if it is held at all, shareholder proposals would need to be received by the Secretary of Mellon no later than November 15, 2007. Applicable SEC rules and regulations govern the submission of shareholder proposals and Mellon’s consideration of them, both for inclusion in next year’s proxy statement and for bringing such business before the meeting.

WHERE YOU CAN FIND MORE INFORMATION

Newco has filed a registration statement with the SEC under the Securities Act that registers the distribution to Bank of New York and Mellon shareholders of the shares of common stock of Newco to be issued in the transaction. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Bank of New York, Mellon and Newco and the common stock of these companies. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this joint proxy statement/prospectus.

In addition, Bank of New York and Mellon file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like Bank of New York and Mellon, who file electronically with the SEC. The address of the website is www.sec.gov. The reports and other information filed by Bank of New York and Mellon with the SEC are also available at Bank of New York’s and Mellon’s websites. The address of Bank of New York’s website is www.bankofny.com. The address of Mellon’s website is www.mellon.com. Except for the documents specifically incorporated by reference into this joint proxy statement/prospectus, information contained on Bank of New York’s or Mellon’s website or that can be accessed through their respective websites is not incorporated by reference into this joint proxy statement/prospectus.

The SEC allows Newco to “incorporate by reference” information into this document. This means that Newco can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this document is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Bank of New York and Mellon previously filed with the SEC. They contain important information about these companies and their financial condition.

Bank of New York Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	January 16, 2007, January 18, 2007, February 28, 2007, April 5, 2007

The description of Bank of New York common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Mellon Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	January 3, 2007 (2), January 17, 2007, January 23, 2007, January 30, 2007, February 26, 2007, February 28, 2007, April 5, 2007, April 9, 2007

The description of Mellon common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, Newco also incorporates by reference into this document additional documents that either Bank of New York or Mellon may file with the SEC between the date of this document and the date of the Bank of New York special meeting or Mellon special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We have not authorized anyone to give any information or make any representation about the transaction, Bank of New York, Mellon or Newco that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER
BETWEEN
MELLON FINANCIAL CORPORATION,
THE BANK OF NEW YORK COMPANY, INC.
AND
THE BANK OF NEW YORK MELLON CORPORATION
DATED
DECEMBER 3, 2006,
AS AMENDED AND RESTATED AS OF
FEBRUARY 23, 2007,
AS FURTHER AMENDED AND RESTATED AS OF
MARCH 30, 2007

LIST OF EXHIBITS

Exhibit	Description
1-A	Form of Mellon Stock Option Agreement
1-B	Form of BNY Stock Option Agreement
2-A	Amended and Restated Certificate of Incorporation of Newco (Section 1.7)
2-B	By-laws of Newco (Section 1.7)
3-A	Form of Mellon Affiliate Letter (Section 5.16)
3-B	Form of BNY Affiliate Letter (Section 5.16)
4	Newco Officers (Section 5.19(c))

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated December 3, 2006, as amended and restated as of February 23, 2007, as further amended and restated as of March 30, 2007 (this “Agreement”), is between MELLON FINANCIAL CORPORATION, a Pennsylvania corporation (“Mellon”), THE BANK OF NEW YORK COMPANY, INC., a New York corporation (“BNY”), and THE BANK OF NEW YORK MELLON CORPORATION, a Delaware corporation (“Newco”).

RECITALS

A. Original Agreement and First Amended and Restated Agreement.  Mellon and BNY have entered into an Agreement and Plan of Merger dated as of December 3, 2006 (the “Original Agreement”). On February 22, 2007, Newco became a party to the Original Agreement through the execution and delivery of a Supplement to Agreement and Plan of Merger between Newco, Mellon and BNY. On February 23, 2007, Mellon, BNY and Newco amended and restated the Original Agreement in its entirety. In accordance with Section 8.5 thereof, Mellon, BNY and Newco wish to further amend the Original Agreement (as amended and restated) and to restate the Original Agreement (as previously amended and restated) in its entirety.

B. Approvals.  The Boards of Directors of Mellon and BNY have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of Mellon and BNY, respectively, and their respective shareholders.

C. The Merger.  This Agreement provides for a strategic business combination through the merger of Mellon with and into a newly-formed Subsidiary of BNY and Mellon to be named “The Bank of New York Mellon Corporation” and organized under Delaware law with Newco as the surviving corporation, followed immediately thereafter by the merger of BNY with and into Newco with Newco as the surviving corporation.

D. Intention of the Parties.  It is the intention of the Parties that (i) the First Step Merger shall qualify for all tax purposes as a reincorporation of Mellon in Delaware and for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(1)(F) of the Internal Revenue Code, (ii) the Second Step Merger shall qualify for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (iii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

E. Reciprocal Stock Options.  Concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to BNY’s willingness to enter into this Agreement and the BNY Stock Option Agreement referred to below, BNY and Mellon are entering into a Stock Option Agreement, dated as of the date hereof, in the form of Exhibit 1-A (the “Mellon Stock Option Agreement”) pursuant to which Mellon is granting to BNY an option to purchase shares of Mellon Common Stock and (ii) as a condition and inducement to Mellon’s willingness to enter into this Agreement and the Mellon Stock Option Agreement referred to below, BNY and Mellon are entering into a Stock Option Agreement, dated as of the date hereof, in the form of Exhibit 1-B (the “BNY Stock Option Agreement”) pursuant to which BNY is granting to Mellon an option to purchase shares of BNY Common Stock.

F. Defined Terms.  Certain capitalized terms used in this Agreement are defined in Section 8.1 of this Agreement. All references in this Agreement to the “transactions contemplated hereby” shall include the execution, delivery and performance of the Stock Option Agreements.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

Terms of First Step Merger

1.1.  First Step Merger.  Subject to the terms and conditions of this Agreement, at the First Effective Time, Mellon shall be merged with and into Newco in accordance with the provisions of the PBCL and the DGCL (the “First Step Merger”). Newco shall be the surviving corporation in the First Step Merger and shall be governed by the laws of the State of Delaware. Upon consummation of the First Step Merger, the separate corporate existence of Mellon shall cease.

1.2.  First Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Parties will cause articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department of State”) as provided in Section 1927 of the PBCL and a certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as provided in Section 252 of the DGCL to effect the First Step Merger. The First Step Merger shall take effect when such articles and certificate of merger are filed, or at such other time as may be agreed by the Parties and specified therein (the “First Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall cause the First Effective Time to occur on the second business day following the date on which satisfaction or waiver of the last of the conditions set forth in Article 6 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such other date mutually agreed upon in writing by the Parties.

1.3.  Conversion of Mellon Common Stock.  At the First Effective Time, in each case subject to Sections 1.3(c) and 1.5, by virtue of the First Step Merger and without any action on the part of the Parties, Newco or the holder of any of the following securities:

(a) Each share of Mellon Common Stock that is Outstanding immediately prior to the First Effective Time (other than shares of Mellon Common Stock held by Mellon (in each case other than (i) shares held in trust, managed, custodial, nominee or similar accounts and shares held by mutual funds or other pooled investment vehicles for which Mellon or any of its Subsidiaries acts as investment advisor or in a similar capacity (collectively, “Trust Account Shares”) or (ii) shares held as a result of debts previously contracted)) shall be converted into the right to receive the number of shares of Newco Common Stock equal to the Mellon Exchange Ratio.

(b) All shares of Mellon Common Stock converted pursuant to this Section 1.3 shall no longer be Outstanding and shall automatically be cancelled and retired and shall cease to exist as of the First Effective Time, and each certificate previously representing any such shares of Mellon Common Stock (the “Old Mellon Certificates”) shall cease to have any rights except it shall thereafter represent the right to receive with respect to each underlying share of Mellon Common Stock (i) a certificate representing the number of whole shares of Newco Common Stock into which the shares of Mellon Common Stock represented by such Old Mellon Certificate have been converted pursuant to this Section 1.3, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1(a).

(c) If, following the date of this Agreement and prior to the First Effective Time, the Outstanding shares of BNY Common Stock or Mellon Common Stock shall have, except as provided herein, been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Mellon Exchange Ratio.

1.4.  Cancellation of Newco Common Stock.  At and after the First Effective Time, each share of Newco Common Stock held by Mellon immediately prior to the First Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common Stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.

1.5.  Cancellation of Shares Held by Mellon.  Each of the shares of Mellon Common Stock held by Mellon (in each case other than Trust Account Shares or shares held as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the First Effective Time and no consideration shall be issued in exchange therefor.

1.6.  Mellon Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of Mellon Common Stock (a “Mellon Stock Option”) granted under an equity compensation plan of Mellon (a “Mellon Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the First Effective Time shall cease, at the First Effective Time, to represent a right to acquire shares of Mellon Common Stock and shall be converted at the First

Effective Time, without any action on the part of any holder of any Mellon Stock Option, into an option to purchase shares of Newco Common Stock (a “Newco Stock Option”) on the same terms and conditions, including any reload feature (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Mellon Stock Plan, or in the related award document by reason of the transactions contemplated hereby) as were applicable under such Mellon Stock Option prior to the First Effective Time. The number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the number of shares of Mellon Common Stock subject to each such Mellon Stock Option multiplied by the Mellon Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock, and such Newco Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Mellon Stock Option divided by the Mellon Exchange Ratio; provided that, in the case of any Mellon Stock Option to which Section 421 of the Internal Revenue Code applies as of the First Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Internal Revenue Code, the exercise price, the number of shares of Newco Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code; and provided further, that in any event, the conversion of each Mellon Stock Option shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.

(b) At the First Effective Time, each Right consisting of, based on or relating to shares of Mellon Common Stock granted under a Mellon Stock Plan, other than Mellon Stock Options (each, a “Mellon Stock-Based Award”), whether vested or unvested, contingent or accrued, which is outstanding immediately prior to the First Effective Time shall cease, at the First Effective Time, to represent a Right with respect to shares of Mellon Common Stock and shall be converted without any action on the part of any holder of a Right, at the First Effective Time, into a Right consisting of, based on or relating to shares of Newco Common Stock (a “Newco Stock-Based Award”), on the same terms and conditions as were applicable under the Mellon Stock-Based Awards, including any reload feature (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Mellon Stock Plan or in the related award document by reason of the transactions contemplated hereby), as were applicable under such Mellon Stock-Based Award prior to the First Effective Time; provided that in any event, the conversion of each Mellon Stock-Based Award shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code. The number of shares of Newco Common Stock subject to each such Newco Stock-Based Award shall be equal to the number of shares of Mellon Common Stock subject to the Mellon Stock-Based Award multiplied by the Mellon Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock and, if applicable, such Newco Stock-Based Award shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in the Mellon Stock-Based Award divided by the Mellon Exchange Ratio. Any dividend equivalents credited to the account of each holder of a Mellon Stock-Based Award as of the First Effective Time shall remain credited to such holder’s account immediately following the First Effective Time, subject to adjustment in accordance with the foregoing.

(c) As soon as practicable after the First Effective Time, Newco shall deliver to the holders of Mellon Stock Options and Mellon Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant Mellon Stock Plans and award documents and stating that such Mellon Stock Options and Mellon Stock-Based Awards have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.6 after giving effect to the Merger and the terms of the relevant Mellon Stock Plans).

(d) Following the First Effective Time, Newco may maintain the Mellon Stock Plans for purposes of granting future awards to individuals who were employees or directors of Mellon at the First Effective Time. If so, the provisions of the Mellon Stock Plans, including the respective terms of such plans, will be unchanged, except that all Rights issued by Newco pursuant to the Mellon Stock Plans following the First Effective Time shall be Rights in respect of Newco Common Stock, and the number of shares of Newco Common Stock available for future issuance pursuant to each Mellon Stock Plan following the First Effective Time (the “Available Mellon Stock Plan Shares”) shall be equal to the number of shares of Mellon Common

Stock so available immediately prior to the First Effective Time, multiplied by the Mellon Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock.

(e) Prior to the First Effective Time, Mellon shall take all necessary action for the adjustment of Mellon Stock Options and Mellon Stock-Based Awards under this Section 1.6. Newco shall reserve for future issuance in respect thereof a number of shares of Newco Common Stock at least equal to the number of shares of Newco Common Stock that will be subject to Newco Stock Options and Newco Stock-Based Awards as a result of the actions contemplated by this Section 1.6, plus the number of Available Mellon Stock Plan Shares in the event that Newco maintains the Mellon Stock Plans as contemplated by this Section 1.6. As soon as practicable following the Effective Time, Newco shall file a registration statement on Form S-8 or S-3, as the case dictates (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms), with respect to the shares of Newco Common Stock subject to such Newco Stock Options and Newco Stock-Based Awards (and the Available Mellon Stock Plan Shares, as the case dictates) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Stock Options and Newco Stock-Based Awards remain outstanding.

(f) Mellon shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date no further shares of Mellon Common Stock will be purchased under the Mellon Direct Stock Purchase and Dividend Reinvestment Plan (the “Mellon DRIP”); provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the First Effective Time and subject to the consummation of the Merger, Mellon shall terminate the Mellon DRIP. Mellon shall take such action as is necessary to cause suspension of the Mellon Employee Stock Purchase Plan (the “Mellon ESPP”) for the purchase period during which the Closing Date is scheduled to occur.

1.7.  Organization of Newco.  Prior to the Effective Time, Newco will be duly organized by BNY and Mellon under Delaware Law as a direct subsidiary of BNY and Mellon. The Organizational Documents of Newco in effect at the First Effective Time shall be as set forth in Exhibits 2-A and 2-B, until thereafter amended in accordance with applicable Law and Newco’s Organizational Documents. Prior to the Effective Time, the Board of Directors of Newco shall consist of one BNY officer designated by BNY and one Mellon officer designated by Mellon, and at and following the Effective Time, the Board of Directors of Newco shall be constituted as provided in Section 5.19 below. At or prior to the Effective Time, the Parties will take such actions as may be required to ensure that: (i) Newco has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business; (ii) Newco is duly qualified or licensed to do business and (to the extent applicable) in good standing in the States and territories of the United States and foreign jurisdictions where the character of its assets or the nature of the conduct of its business requires it to be so qualified or licensed; and (iii) Newco will have engaged in no business and incurred no liabilities or obligations other than as necessary to consummate the Merger. The authorized capital stock of Newco shall be as agreed by the Parties, of which, as of the First Effective Time, two shares of Newco Common Stock will be Outstanding, one of which shares will be held by BNY and one of which shares will be held by Mellon. The authorized capital stock of Newco immediately following consummation of the First Step Merger (and prior to the Effective Time) will be as set forth in the form of Newco Certificate of Incorporation. No change in such capitalization will occur prior to the Effective Time except as provided in or contemplated by this Agreement. At the Effective Time, no capital stock of Newco (and no Rights to acquire any such capital stock) will be Outstanding, except as contemplated by this Agreement. The shares of Newco Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights. The Parties agree to cause Newco to comply with all of Newco’s agreements, covenants and obligations under this Agreement and to promptly effect the Newco Shareholder Approval.

ARTICLE 2

Terms of Second Step Merger

2.1.  Second Step Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, BNY shall be merged with and into Newco in accordance with the provisions of the NYBCL and the DGCL (the “Second Step Merger” and, together with the First Step Merger, the “Merger”). Newco shall be the surviving corporation in the Second Step Merger and shall continue to be governed by the Laws of the State of Delaware. Upon consummation of the Second Step Merger, the separate corporate existence of BNY shall cease.

2.2.  Time and Place of Closing.  The closings of the First Step Merger and the Second Step Merger (the “Closing”) shall take place sequentially (with the Second Step Merger occurring immediately after the First Step Merger), on the same day when the First Effective Time and the Effective Time (as defined in Section 2.3) are to occur (the “Closing Date”), unless another time is agreed to in writing by the Parties. The Parties shall coordinate filing to ensure the timing of the foregoing. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the Parties.

2.3.  Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Parties will cause a certificate of merger to be filed with the Department of State of the State of New York (the “New York Department of State”) as provided in Section 907 of the NYBCL and a certificate of merger to be filed with the Delaware Secretary of State as provided in Section 252 of the DGCL to effect the Second Step Merger. The Second Step Merger shall take effect when such certificates of merger are filed, or at such other time as may be agreed by the Parties and specified therein (the “Effective Time”).

2.4.  Conversion of BNY Common Stock.  At the Effective Time, in each case subject to Section 2.5, by virtue of the Second Step Merger and without any action on the part of the Parties, Newco or the holder of any of the following securities:

(a) Each share of BNY Common Stock that is Outstanding immediately prior to the Effective Time (other than shares of BNY Common Stock held by either BNY or Newco (in each case other than Trust Account Shares or shares held as a result of debts previously contracted)) shall be converted into the right to receive the number of shares of Newco Common Stock equal to the BNY Exchange Ratio.

(b) All shares of BNY Common Stock converted pursuant to this Section 2.4 shall no longer be Outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of BNY Common Stock (the “Old BNY Certificates” and together with the Old Mellon Certificates, the “Old Certificates”) shall cease to have any rights except it shall thereafter represent the right to receive with respect to each underlying share of BNY Common Stock (i) a certificate representing the number of whole shares of Newco Common Stock into which the shares of BNY Common Stock represented by such Old BNY Certificate have been converted pursuant to this Section 2.4, (ii) in accordance with Section 2.4(c), cash in lieu of fractional shares of Newco Common Stock represented by such Old BNY Certificate which have been converted pursuant to this Section 2.4, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1(a).

(c) Notwithstanding any other provision of this Agreement, each holder of shares of BNY Common Stock exchanged pursuant to the Second Step Merger who would otherwise have been entitled to receive a fraction of a share of Newco Common Stock (after taking into account all Old BNY Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to the product obtained by multiplying (i) such fractional part of a share of Newco Common Stock by (ii) the closing sale price of Mellon Common Stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the Closing Date as reported by The Wall Street Journal or if not reported therein, in another authoritative source.

(d) If, following the date of this Agreement and prior to the Effective Time, the Outstanding shares of BNY Common Stock or Mellon Common Stock shall have, except as provided for herein, been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the BNY Exchange Ratio.

2.5.  Effects on Common Stock.

(a) At and after the Effective Time, each share of Newco Common Stock Outstanding immediately prior to the Closing Date shall remain an Outstanding share of common stock of the Surviving Corporation and shall not be affected by the Second Step Merger; provided that any shares of Newco Common Stock held by BNY (other than any Trust Account Shares or shares held as a result of debts previously contracted) prior to the Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common Stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.

(b) Each of the shares of BNY Common Stock held by either BNY or Newco (in each case other than Trust Account Shares or shares held as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor.

2.6.  BNY Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of BNY Common Stock (a “BNY Stock Option”) granted under an equity compensation plan of BNY (a “BNY Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of BNY Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any BNY Stock Option, into a Newco Stock Option on the same terms and conditions as were applicable under such BNY Stock Option prior to the Effective Time. The number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the number of shares of BNY Common Stock subject to each such BNY Stock Option multiplied by the BNY Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock, and such BNY Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such BNY Stock Option divided by the BNY Exchange Ratio; provided that, in the case of any BNY Stock Option to which Section 421 of the Internal Revenue Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Internal Revenue Code, the exercise price, the number of shares of Newco Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code; and provided, further, that in any event, the conversion of each BNY Stock Option shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.

(b) At the Effective Time, each Right consisting of, based on or relating to shares of BNY Common Stock granted under a BNY Stock Plan, other than BNY Stock Options (each, a “BNY Stock-Based Award”), whether vested or unvested, contingent or accrued, which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a Right with respect to shares of BNY Common Stock and shall be converted without any action on the part of any holder of a Right, at the Effective Time, into a Newco Stock-Based Award, on the same terms and conditions as were applicable under the BNY Stock-Based Awards prior to the Effective Time. The number of shares of Newco Common Stock subject to each such Newco Stock-Based Award shall be equal to the number of shares of BNY Common Stock subject to the BNY Stock-Based Award multiplied by the BNY Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock and, if applicable, such Newco Stock-Based Award shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in the BNY Stock Based Award divided by the BNY Exchange Ratio; provided that in any event, the conversion of each BNY Stock-Based Award shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code. Any dividend equivalents credited to the account of each holder of a BNY Stock-Based

Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of BNY Stock Options and BNY Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant BNY Stock Plans and award documents and stating that such BNY Stock Options and BNY Stock-Based Awards have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger and the terms of the relevant BNY Stock Plans).

(d) Following the Effective Time, Newco may maintain the BNY Stock Plans for purposes of granting future awards to individuals who were employees or directors of BNY at the Effective Time. If so, the provisions of the BNY Stock Plans, including the respective terms of such plans, will be unchanged, except that all Rights issued by Newco pursuant to the BNY Stock Plans following the Effective Time shall be Rights in respect of Newco Common Stock, and the number of shares of Newco Common Stock available for future issuance pursuant to each BNY Stock Plan following the Effective Time (the “Available BNY Stock Plan Shares”) shall be equal to the number of shares of BNY Common Stock so available immediately prior to the Effective Time, multiplied by the BNY Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock.

(e) Prior to the Effective Time, BNY shall take all necessary action and make all necessary arrangements for the adjustment of BNY Stock Options and BNY Stock-Based Awards under this Section 2.6. Newco shall reserve for future issuance a number of shares of Newco Common Stock at least equal to the number of shares of Newco Common Stock that will be subject to Newco Stock Options and Newco Stock-Based Awards as a result of the actions contemplated by this Section 2.6, plus the number of Available BNY Stock Plan Shares in the event that Newco maintains the BNY Stock Plans as contemplated by this Section 2.6. As soon as practicable following the Effective Time, Newco shall file a registration statement on Form S-8 or S-3, as the case dictates (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms), with respect to the shares of Newco Common Stock subject to such Newco Stock Options and Newco Stock-Based Awards (and the Available BNY Stock Plan Shares, as the case dictates) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Stock Options and Newco Stock-Based Awards remain outstanding.

(f) BNY shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date no further shares of BNY Common Stock will be purchased under the BNY Dividend Reinvestment and Direct Stock Purchase and Sale Plan (the “BNY DRIP”); provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, BNY shall terminate the BNY DRIP. BNY shall take such action as is necessary to cause suspension of the BNY Employee Stock Purchase Plan (the “BNY ESPP”) for the purchase period during which the Closing Date is scheduled to occur.

ARTICLE 3

Exchange of Shares

3.1.  Exchange Procedures.

(a) At or prior to the First Effective Time, Newco shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with Article 1 and Article 2 and this Article 3, certificates or evidence of shares in book entry form representing Newco Common Stock (collectively, “New Certificates”) (together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Newco Common Stock (without any interest thereon), the “Exchange Fund”) to be paid pursuant to Article 1 and Article 2 and this Article 3 in exchange for Outstanding shares of Mellon Common Stock and BNY Common Stock.

(b) As promptly as practicable after the Effective Time, Newco shall send or cause to be sent to each former holder of record of shares of Mellon Common Stock and BNY Common Stock immediately prior to the First Effective Time or the Effective Time, as applicable (each, a “Holder”), transmittal materials for use in exchanging such Holder’s Old Certificates for the consideration set forth in Article 1 and Article 2 (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing such shares of Mellon Common Stock and BNY Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Mellon and BNY may reasonably specify). Newco shall cause the New Certificates for shares of Newco Common Stock into which shares of a Holder’s Mellon Common Stock or BNY Common Stock, as the case may be, are converted at the First Effective Time or the Effective Time, if applicable, or dividends or distributions which such Person shall be entitled to receive and any fractional share interests (in the case of BNY Holders only), to be delivered to such Person upon delivery to the Exchange Agent of Old Certificates representing such shares of Mellon Common Stock or BNY Common Stock, as the case may be, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Article 1 and Article 2 and this Article 3 upon such delivery. If any New Certificate is to be issued or any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered Holder of the Old Certificate surrendered, or shall establish to the satisfaction of Newco and the Exchange Agent that any such Taxes have been paid or are not applicable. Any Person whom the Parties reasonably believe to be an “affiliate” of Mellon or BNY for purposes of Rule 145 of the 1933 Act shall not be entitled to receive any New Certificate or payment pursuant to Article 1 or Article 2 or this Article 3 until such Person shall have duly executed and delivered an appropriate agreement as described in Section 5.16.

(c) Notwithstanding the foregoing, none of the Exchange Agent, Newco, any of the Parties or any of their respective Subsidiaries shall be liable to any former Holder of Mellon Common Stock or BNY Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Newco or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Newco or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Newco or the Exchange Agent shall, in exchange for the shares of Mellon Common Stock or BNY Common Stock represented by such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the shares of Mellon Common Stock or BNY Common Stock, as the case may be, formerly represented by such Old Certificate pursuant to this Agreement.

(e) Any portion of the Exchange Fund that remains unclaimed by the Holders of Mellon and BNY for six months after the Effective Time shall be returned to Newco (together with any dividends or earnings in respect thereof). Any Holders of Mellon or BNY who have not theretofore complied with this Article 3 shall thereafter be entitled to look only to Newco, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Mellon Common Stock or BNY Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f) Newco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of shares of BNY Common Stock or shares of Mellon Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Newco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the shares of BNY Common Stock or shares of Mellon Common Stock in respect of which such deduction and withholding was made by Newco or the Exchange Agent.

3.2.  Rights of Holders.  At the First Effective Time, in the case of Mellon, and the Effective Time, in the case of BNY, the stock transfer books of such Party shall be closed and no transfer by any Holder shall thereafter be made or recognized. At the First Effective Time or Effective Time, as the case may be, Old Certificates presented to Mellon or BNY for transfer shall be cancelled and exchanged for the consideration provided for in Sections 1.3 and 2.4, as the case may be. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Old Certificate (other than shares to be cancelled pursuant to Sections 1.5 or 2.5(b)) shall from and after the First Effective Time or the Effective Time, as the case may be, represent for all purposes only the right to receive the consideration provided in Sections 1.3 and 2.4, as the case may be, and any dividends or any other distributions with a record date prior to the First Effective Time or Effective Time, as the case may be, which have been declared or made by Mellon in respect of such shares of Mellon Common Stock or BNY in respect of BNY Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former holders of record of shares of Mellon Common Stock (a “Mellon Holder”) shall be entitled to vote after the First Effective Time at any meeting of Newco shareholders the number of whole shares of Newco Common Stock into which their respective shares of Mellon Common Stock are converted, regardless of whether such Mellon Holders have exchanged their certificates representing Mellon Common Stock for New Certificates representing Newco Common Stock in accordance with the provisions of this Agreement, but beginning 30 days after the First Effective Time no such Mellon Holder shall be entitled to vote on any matter until such Mellon Holder surrenders such Old Certificate for exchange as provided in Section 3.1. To the extent permitted by Law, former holders of record of shares of BNY Common Stock (a “BNY Holder”) shall be entitled to vote after the Effective Time at any meeting of Newco shareholders the number of whole shares of Newco Common Stock into which their respective shares of BNY Common Stock are converted, regardless of whether such BNY Holders have exchanged their certificates representing BNY Common Stock for New Certificates representing Newco Common Stock in accordance with the provisions of this Agreement, but beginning 30 days after the Effective Time no such BNY Holder shall be entitled to vote on any matter until such BNY Holder surrenders such Old Certificate for exchange as provided in Section 3.1. Whenever a dividend or other distribution is declared by Newco on Newco Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Newco Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Newco Common Stock as of any time subsequent to the Effective Time shall be delivered to the Holder of an Old Certificate until such Holder surrenders such Old Certificate for exchange as provided in Section 3.1. However, upon surrender of the Old Certificate, both the New Certificate, together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such New Certificate.

ARTICLE 4
Representations and Warranties

4.1.  Disclosure Letters.  Prior to the execution and delivery of this Agreement, each Party has delivered to the other Party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such Party’s representations or warranties contained in Section 4.3 or to one or more of its covenants contained in Article 5; provided, that (i) no such item is required to be set forth in a Party’s Disclosure Letter as an exception to any representation or warranty of such Party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.2, and (ii) the mere inclusion of an item in a Party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party. Any disclosures made with respect to a subsection of Section 4.3 shall be deemed to qualify (a) any subsections of Section 4.3 specifically referenced or cross-referenced and (b) other subsections of Section 4.3 to the extent it is reasonably apparent

(notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (i) applies to such other subsections and (ii) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

4.2.  Standards.

(a) No representation or warranty of any Party hereto or Newco contained in Section 4.3 (other than the representations and warranties in (i) Sections 4.3(c)(i) and (ii), which shall be true and correct in all material respects with respect to it, and (ii) Section 4.3(e) which shall be true and correct in all respects with respect to it) shall be deemed untrue or incorrect, and no Party hereto or Newco shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 4.3, has had or is reasonably likely to have a Material Adverse Effect on such Party or Newco.

(b) The term “Material Adverse Effect,” as used with respect to a Party or Newco, means an effect which (i) is materially adverse to the business, properties, financial condition or results of operations of such Party and its Subsidiaries, or Newco (including, from and after the Effective Time, its Subsidiaries), taken as a whole, or (ii) materially impairs the ability of such Party or Newco to consummate the Merger and the transactions contemplated hereby on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred with respect to such Party or Newco, there shall be excluded (with respect to each of clause (A), (B) and (C), to the extent that the effect of a change on it is not materially different than the effect on comparable banking organizations) any effect to the extent attributable to or resulting from (A) any changes in Laws, regulations or interpretations of Laws or regulations generally affecting the financial services industries in which the Parties operate, (B) any change in GAAP or regulatory accounting requirements generally affecting the financial services industries in which the Parties operate, (C) events, conditions or trends in economic, business or financial conditions generally affecting the financial services industries in which the Parties operate, including changes in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets, (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the effects of the actions expressly required by this Agreement or that are taken with the prior written consent of the other Party and Newco in connection with the transactions contemplated hereby, and (F) the announcement of this Agreement and the transactions contemplated hereby; and provided, further, that in no event shall a change in the trading prices of a Party’s common stock, by itself, constitute a Material Adverse Effect.

4.3.  Representations and Warranties of the Parties.  Subject to and giving effect to Sections 4.1 and 4.2 and except as set forth in the relevant Disclosure Letter, BNY hereby represents and warrants to Mellon, and Mellon hereby represents and warrants to BNY, that:

(a) Organization, Standing, and Power; Subsidiaries.   It, and each of its Subsidiaries, is duly organized, validly existing, and (to the extent applicable) in good standing under the Laws of the jurisdiction in which it is organized. It, and each of its Subsidiaries, has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It, and each of its Subsidiaries, is duly qualified or licensed to do business and (to the extent applicable) in good standing in the States and territories of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. It has made available to the other Party a complete and correct copy of its Organizational Documents, each as amended to the date hereof and as in full force and effect as of the date hereof. A true and complete list of its direct and indirect Subsidiaries that would constitute Significant Subsidiaries of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof is set forth in Section 4.3(a) of its Disclosure Letter.

(b) Authority; No Breach of Agreement.

(i) It has, and Newco will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby, including the Merger, by it, have been duly and validly authorized by all necessary corporate action (including valid authorization and unanimous adoption of this Agreement by its duly constituted Board of Directors), subject only to the receipt of (A) in the case of Mellon, the adoption of the plan of merger contained in this Agreement by the holders of a majority of the votes cast by all holders of shares of Mellon Common Stock and the approval of the related proposals concerning Newco’s certificate of incorporation contained in the Registration Statement and the Joint Proxy Statement/Prospectus by the holders of a majority of the votes cast by all holders of shares of Mellon Common Stock (the “Mellon Shareholder Approval”), (B) in the case of BNY, the adoption of the plan of merger contained in this Agreement by the holders of two-thirds of the Outstanding shares of BNY Common Stock and the approval of the related proposals concerning Newco’s certificate of incorporation contained in the Registration Statement and the Joint Proxy Statement/Prospectus by the holders of a majority of the votes cast by all holders of shares of BNY Common Stock (the “BNY Shareholder Approval”) and (C) in the case of Newco, the authorization, execution and delivery of this Agreement by the Board of Directors of Newco and the adoption of this Agreement by Mellon and BNY, as the sole shareholders of Newco (the “Newco Shareholder Approval”). Subject to the Mellon Shareholder Approval in the case of Mellon, the BNY Shareholder Approval in the case of BNY, and the Newco Shareholder Approval in the case of Newco and assuming due authorization, execution, and delivery of this Agreement and the Stock Option Agreements by the other Party and this Agreement by Newco, each of this Agreement and the Stock Option Agreements represent a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Neither the execution and delivery of this Agreement or the Stock Option Agreements by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof, will (A) conflict with or result in a breach or violation of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation or acceleration of any Lien (with or without the giving of notice, the lapse of time or both) on any material asset of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries, or any change in its rights or obligations under any Contract, or (C) subject to receipt of the Regulatory Consents and the expiration of any waiting period required by Law, violate any Law, Order or governmental license applicable to it or its Subsidiaries or any of their respective material assets.

(iii) Other than (A) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such Consents as may be required in connection therewith, (B) the filing of the articles of merger with the Pennsylvania Department of State and the certificate of merger with the Delaware Secretary of State with respect to the First Step Merger and the filing of the certificate of merger with the New York Department of State and the certificate of merger with the Delaware Secretary of State with respect to the Second Step Merger, (C) the filing of applications and notices with the Board of Governors of the Federal Reserve System under the BHC Act and the Federal Reserve Act and approval of same, (D) such applications, filings and Consents as may be required under the banking laws of any state, and approval thereof, (E) Consents, filings or exemptions required under

Securities Laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the Commodity Futures Trading Commission thereunder and of any applicable industry self-regulatory organization and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which it or any of its Subsidiaries is licensed or regulated, (F) notices or filings under the HSR Act, (G) such filings and Consents as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity (the “Foreign Antitrust Approvals”), (H) such other filings, Consents and exemptions as may be required under foreign banking and similar laws in connection with the transactions contemplated hereby, (I) such filings, notifications and Consents as are required under the Small Business Investment Act of 1958 and the rules and regulations of the Small Business Administration thereunder, and (J) Consent of the Commissioner of Insurance of the State of Delaware or other state insurance regulators (clauses (C) through (J) collectively, the “Regulatory Consents”), no notice to, application or filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the Stock Option Agreements and the consummation by it of the Merger and the other transactions contemplated hereby.

(c) Common Stock.

(i) In the case of Mellon only, the authorized capital stock of Mellon consists of 800,000,000 shares of Mellon Common Stock and 50,000,000 shares of Mellon Preferred Stock, of which, as of November 30, 2006, (A) 415,284,706 shares of Mellon Common Stock were Outstanding, and (B) no shares of Mellon Preferred Stock were Outstanding. As of the date of this Agreement, no more than 32,000,000 shares of Mellon Common Stock were subject to Mellon Stock Options granted under Mellon Stock Plans. As of the date of this Agreement, there were no more than 302,000 shares of Mellon Common Stock subject to outstanding Rights under the Mellon Stock Plans. Except for (1) Permitted Issuances, (2) as set forth above in this Section 4.3(c)(i), or (3) as set forth in Section 4.3(c)(i) of Mellon’s Disclosure Letter, there are no shares of Mellon Capital Stock or other equity securities of Mellon outstanding and no outstanding Rights relating to the Mellon Capital Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Mellon or any Subsidiary of Mellon. All of the Outstanding shares of Mellon Capital Stock are duly and validly authorized, Outstanding and are fully paid and nonassessable. None of the Outstanding shares of Mellon Capital Stock has been issued in violation of any preemptive or similar rights of the current or past shareholders of Mellon. As of the date of this Agreement, Mellon has no contractual obligation to redeem, repurchase, or otherwise acquire, or to register with the SEC, any shares of Mellon Common Stock or any capital stock of its Subsidiaries.

(ii) In the case of BNY only, the authorized capital stock of BNY consists of 2,400,000,000 shares of BNY Common Stock, 5,000,000 shares of Preferred Stock, and 5,000,000 shares of Class A Preferred Stock, of which, as of November 30, 2006, (A) 751,867,066 shares of BNY Common Stock were Outstanding, (B) 3,000 shares of Class A Preferred Stock were Outstanding, and (C) no shares of BNY Preferred Stock were Outstanding. As of the date of this Agreement, no more than 70,000,000 shares of BNY Common Stock were subject to BNY Stock Options granted under the BNY Stock Plans. As of the date of this Agreement, there were no more than 9,000,000 shares of BNY Common Stock subject to outstanding Rights under the BNY Stock Plans. Except for (1) Permitted Issuances, (2) as set forth above in this Section 4.3(c)(ii), or (3) as set forth in Section 4.3(c)(ii) of BNY’s Disclosure Letter, there are no shares of BNY Capital Stock or other equity securities of BNY outstanding and no outstanding Rights relating to the BNY Capital Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of BNY or any Subsidiary of BNY. All of the Outstanding shares of BNY Capital Stock are duly and validly authorized and Outstanding and are fully paid and nonassessable. None of the Outstanding shares of BNY Capital Stock has been issued in violation of any preemptive or similar rights of the current or past shareholders of BNY. As of the date of this Agreement, BNY has no contractual obligation to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of BNY Capital Stock or any capital stock of its Subsidiaries.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its shareholders may Vote (“Voting Debt”) are issued or outstanding.

(iv) All the outstanding shares of capital stock of each of its Subsidiaries owned by it or a Subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state or foreign Law) nonassessable, and are owned by it or a Subsidiary of it free and clear of all Liens or Rights.

(d) SEC Filings; Financial Statements; Undisclosed Liabilities.

(i) Each Party has filed all SEC Documents required to be filed by it with the SEC since December 31, 2002 (collectively, the “SEC Reports”). Its SEC Reports, including the Financial Statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Laws, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of filing of such amended or superseding SEC Report), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of its Financial Statements contained in its SEC Reports (including any SEC Reports filed after the date of this Agreement) fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited Financial Statements.

(iii) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SEC Reports filed with the SEC prior to the date hereof, it and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. It (A) has designed disclosure controls and procedures to ensure that material information relating to it, including its consolidated Subsidiaries, is made known to its management by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. It has made available to the other Party a summary of any such disclosure made by management to its auditors and audit committee since January 1, 2004.

(iv) Except for (A) those liabilities that are fully reflected or reserved for in its consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as filed prior to the date of this Agreement and (B) liabilities incurred since September 30, 2006 in the ordinary course of business, such Party and its Subsidiaries do not have, and since September 30, 2006, such Party and its Subsidiaries have not incurred (except as permitted by Section 5.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).

(e) Absence of Certain Changes or Events.  Since September 30, 2006, except as disclosed in its SEC Reports filed prior to the date of this Agreement, (i) it and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses, (ii) there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it and (iii) it and its Subsidiaries have not taken action that, if it had been taken after the date of this Agreement, would have required the prior written Consent of the other Party under Section 5.1.

(f) Tax Matters.  All Tax Returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. Except as disclosed in its SEC Reports filed prior to the date of this Agreement, all Taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income in accordance with GAAP. Neither it nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has any obligation to any Person (other than it or one of its Subsidiaries) with respect to Taxes. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied.

(g) Certain Actions.  Neither it nor any of its Subsidiaries or any Affiliates thereof has taken or agreed to take any action, and it has no knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or materially delay receipt of any Regulatory Consents. To its knowledge, as of the date hereof, there exists no fact, circumstance, or reason that would cause any Regulatory Consents not to be received in a timely manner.

(h) Environmental Matters.  Except as described in the Disclosure Letter: (i) no Hazardous Material is contained in or has been used at or released from its Facilities other than in compliance with, and as would not reasonably be expected to result in liability under, any Environmental Laws; (ii) all Hazardous Materials used by it or stored on its Properties have been disposed of in accordance with, and as would not reasonably be expected to result in liability under, any Environmental Laws; (iii) neither it nor any of its Subsidiaries is potentially liable as a responsible party under any Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), or comparable state statute, arising out of events occurring prior to the Effective Time; (iv) there have not been in the past, and are not now, any Hazardous Materials that have been released on or under or are migrating to or from its Facilities or any of its Properties; (v) there have not been in the past, and are not now, any underground tanks or physical structures or vessels holding Hazardous Materials at, on or under any of its Properties including treatment or storage tanks, sumps, lagoons, basins, or water, gas or oil wells; (vi) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on any of its Properties or Facilities or any equipment on any of its Properties containing PCBs at levels in excess of levels permitted by Law; (vii) it and its Subsidiaries and Affiliates are not subject to any consent orders, decrees, notices of violation, injunctions, directives or orders from any Governmental Authority or any indemnity or other agreement with any third party relating to obligations, costs or liabilities arising under any Environmental Law; (viii) its Facilities and its and its Subsidiaries’ activities and operations have at all times complied with all Environmental Laws; (ix) it and its Subsidiaries have received no notice of any noncompliance with, or liability under, any Environmental Laws regarding its Facilities or any of its Properties or its past or present operations; and (x) no claims, notices, administrative actions, information requests or suits are pending or, to its knowledge, threatened relating to any actual or potential violation, liability or obligation by it or any of its Subsidiaries with respect to any Environmental Laws.

(i) Compliance with Permits, Laws and Orders.

(i) It and each of its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any Permit applicable to its business or employees conducting its business.

(ii) Neither it nor any of its Subsidiaries is in Default under any Laws or Orders applicable to it, its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and other applicable federal, state and foreign anti-money laundering and sanctions Laws. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.

(iii) Since January 1, 2003, neither it nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that it or any of its Subsidiaries is in Default under any Permits, Laws or Orders, (B) threatening to revoke any Permits, (C) requiring it or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, written agreement, consent decree, directive, commitment or memorandum of understanding, or (y) to adopt any policy, procedure or resolution of its Board of Directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure, or (D) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit Insurance Corporation deposit insurance, and neither it nor any of its Subsidiaries has received any notice from a Governmental Authority that it is considering issuing or requiring any of the foregoing.

(iv) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of it or any of its Subsidiaries and (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since January 1, 2003.

(v) There is no Order, circumstance or condition relevant or applicable to it that would prevent, or is reasonably likely to prevent, Newco from satisfying the criteria for “financial holding company” status under the BHC Act or which would otherwise reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Newco after the Effective Time.

(vi) It and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law. None of it, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

(j) Labor Relations.  Neither it nor any of its Subsidiaries is the subject of any Litigation asserting that it or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is it or any of its

Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. It and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the employment of its employees, including applicable Laws relating to equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, data privacy, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing and, to its knowledge, neither it nor its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(k) Employee Compensation and Benefit Plans.

(i) It has disclosed in Section 4.3(k) of its Disclosure Letter, and has delivered or made available, to the extent requested, to the other Party prior to the date of this Agreement correct and complete copies of, all of its Compensation and Benefit Plans, other than Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of its employees working outside of the United States. Neither it nor any of its Subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) nor have they ever had an obligation to contribute to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was, within six years preceding the date of this Agreement, ever maintained by it or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 4.3(k) of its Disclosure Letter.

(ii) It has delivered or made available to the other Party, to the extent requested, prior to the date of this Agreement correct and complete copies of the following documents: (A) all trust agreements or other funding arrangements for its Compensation and Benefit Plans (including insurance Contracts), and all amendments thereto (all such trust agreements and other funding arrangements are disclosed in Section 4.3(k) of its Disclosure Letter), (B) with respect to any such Compensation and Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the PBGC or any equivalent foreign taxing or regulatory authority after December 31, 1996, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Compensation and Benefit Plans with respect to the most recent plan year, and (D) the most recent summary plan descriptions and any material modifications thereto.

(iii) All of its Compensation and Benefit Plans are in substantial compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws and have been administered in accordance with their terms. Except as disclosed in Section 4.3(k) of its Disclosure Letter, each of its ERISA Plans which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and, to its knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in Section 4.3(k) of its Disclosure Letter, each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code or its foreign equivalent and it is not aware of any circumstance which will or could reasonably result in revocation of such exemption. To its knowledge, each Compensation and Benefit Plan providing deferred compensation or benefits subject to Section 409A of the Internal Revenue Code, including applicable transitional guidance, has been substantially operated in good faith compliance with the applicable requirements of Section 409A of the Internal Revenue Code since January 1, 2005. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Internal Revenue Code which provides benefits under a Compensation and Benefit Plan has (i) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Internal Revenue Code and (ii) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Internal Revenue Code, and it is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Internal Revenue Code. Each Compensation and Benefit Plan subject to regulation by any foreign tax or regulatory authority complies with such applicable foreign Law. There is no pending or, to its knowledge, threatened Litigation relating to any of its ERISA Plans.

(iv) Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(v) Except as disclosed in Section 4.3(k) of its Disclosure Letter, each of its Pension Plans had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “current liability,” as that term is defined in Section 302(d)(7) of ERISA. To its knowledge, since the date of the most recent actuarial valuation, no event has occurred which would adversely change any such funded status. None of its Pension Plans nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by it or any of its Subsidiaries, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (an “ERISA Affiliate”) has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any of its Pension Plans or any single-employer plan of any of its ERISA Affiliates have been timely made and there is no lien, nor is there expected to be a lien, under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Internal Revenue Code.

(vi) With respect to any Compensation and Benefit Plan maintained in the United Kingdom or that is otherwise subject to the Laws thereof, to its knowledge, (A) no liability, which has not been settled in full, has been imposed on it or any Subsidiary under Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995; (B) all death in service benefits payable in accordance with the provisions of each such plan are fully insured (apart from money purchase benefits as defined in Section 181 of the Pension Schemes Act 1993) and it is aware of no reason why such cover may be forfeited; and (C) no employee or former employee has transferred to it or to a Subsidiary as part of a transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied.

(vii) With respect to any Compensation and Benefit Plan maintained in Canada or that is otherwise subject to the Laws thereof, to its knowledge, (A) no event has occurred respecting any Compensation and Benefit Plan which is a “registered pension plan” as defined under the Income Tax Act (Canada) which would entitle any Person to cause the wind-up or termination, in whole or in part, of such Compensation and Benefit Plan; (B) there has been no withdrawal, and no application to any Governmental Authority for approval of such a withdrawal, of assets from such Compensation and Benefit Plan, and any application of surplus assets in such Compensation and Benefit Plan to offset required employer contributions thereto has been permitted by applicable Law and the terms of such Compensation and Benefit Plan and its associated funding agreement; and (C) with respect to any “registered pension plan”, no transfers of assets, which required the approval of any Governmental Authority from or to such Compensation and Benefit Plan to or from another benefit plan or arrangement have occurred and there are no pending or anticipated applications to transfer assets to or from any such Compensation and Benefit Plan.

(viii) No Liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any of its ERISA Affiliates that has not been satisfied in full (other than Liability for PBGC premiums, which have been paid when due).

(ix) Except as disclosed in Section 4.3(k) of its Disclosure Letter, neither it nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Compensation and Benefit Plans other than with respect to benefit coverage mandated by applicable Law. To its knowledge, it or its Subsidiaries may amend or terminate any plan not so disclosed at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination or as imposed by applicable Law.

(x) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. In the case of Mellon only, except as disclosed in Section 4.3(k) of its Disclosure Letter, none of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of its or its Subsidiaries’ employees within a specified time of the Effective Time or the consummation of the transactions contemplated hereby (A) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director or any employee of it or any of its Subsidiaries from it or any of its Subsidiaries under any of its Compensation and Benefit Plans or otherwise, other than by operation of Law, (B) increase any benefits otherwise payable under any of its Compensation and Benefit Plans, (C) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (D) limit or restrict the right of it to merge, amend or terminate any of the Compensation and Benefit Plans or any related trust or (E) result in payments under any Compensation and Benefit Plans which would not be deductible under Section 280G of the Internal Revenue Code.

(xi) In the case of BNY only, the transactions contemplated under this Agreement will not constitute a “change in control” as that term is defined under any of its Compensation and Benefits Plans.

(l) Material Contracts.

(i) Except for Contracts reflected as exhibits to its SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, neither it nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, and trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice), (B) any Contract containing covenants that limit the ability of it or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) or which requires referrals of business or requires it or any of its Affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (C) any Contract with respect to the employment of any directors or executive officers, or with any consultants that are natural Persons involving the payment of $10,000,000 or more per annum, (D) any Contract that could reasonably be expected to prohibit, delay or materially impair the consummation of any of the transactions contemplated by this Agreement, (E) any Contract that involves expenditures or receipts by it or any of its Subsidiaries in excess of $25,000,000 per year not entered into in the ordinary course of business consistent with past practice, (F) any Contract with any Governmental Authority (other than routine or customary

Contracts with any self-regulatory body) or (G) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement. With respect to each of its Contracts that are (A) reflected as an exhibit to any SEC Report, (B) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports, or (C) that is disclosed in its Disclosure Letter: (w) each such Contract is in full force and effect; (x) neither it nor any of its Subsidiaries is in Default thereunder; (y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to its knowledge, in Default thereunder in any material respect.

(ii) All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable against it or its Subsidiaries and, to its knowledge, the applicable counterparties thereto, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither it nor any of its Subsidiaries, nor to its knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. Its Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP (including but not limited to Financial Accounting Statement 133) and, since September 30, 2006, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on it.

(m) Legal Proceedings.  There is no Litigation pending or, to its knowledge, threatened against it or any of its Subsidiaries, or against any asset, interest, or right of any of them nor are there any Orders of any Governmental Authority or arbitrators outstanding against it or any of its Subsidiaries, taking into account the likelihood of the outcome, the damages or the other relief sought and other relevant factors, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on it.

(n) Reports.  Since January 1, 2003, or the date of organization if later, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, and it and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(o) Intellectual Property.

(i) It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property (including the Technology Systems) that is used by it and its Subsidiaries in their respective businesses as currently conducted. Neither it nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any Person or (B) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.

(ii) It and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third Person since January 1, 2003. There is no claim asserted, or to its knowledge threatened, against it and its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(iii) No third Person has infringed, misappropriated or otherwise violated it or its Subsidiaries’ Intellectual Property rights since January 1, 2003. There are no claims asserted or threatened by it or its Subsidiaries, or decided by them to be asserted or threatened, that (A) a third Person infringed or otherwise violated any of their Intellectual Property rights; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(iv) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them.

(p) Properties.  It or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in its latest audited balance sheet included in the Financial Statements as being owned by it or one of its Subsidiaries or acquired after the date thereof which are material to its business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms or been legally terminated by it or one of its Subsidiaries since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to its knowledge, the lessor.

(q) State Takeover Laws.  It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of any jurisdiction, including but not limited to (i) in the case of Mellon, Sections 2538 through 2588 inclusive of the PBCL, and (ii) in the case of BNY, Section 912 of the NYBCL (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(r) Brokers and Finders.  Except for UBS Securities LLC and Lazard Frères & Co. LLC as to Mellon and Goldman Sachs & Co. as to BNY (in each case pursuant to engagement letters which have been set forth as an exhibit to their respective Disclosure Letter), neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(s) Opinion of Financial Advisors.  Prior to the execution of this Agreement, the Board of Directors of Mellon has received separate opinions of UBS Securities LLC and Lazard Frères & Co. LLC and the Board of Directors of BNY has received an opinion of Goldman Sachs & Co., each to the effect that as of the date thereof and based upon and subject to the matters set forth therein, (i) in the case of Goldman Sachs & Co., the BNY Exchange Ratio is fair, from a financial point of view, to the holders of BNY Common Stock, and (ii) in the case of UBS Securities LLC and Lazard Frères & Co. LLC, the Mellon Exchange Ratio is fair, from a financial point of view, to the holders of Mellon Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(t) Insurance.  It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

(u) Investment Adviser Subsidiaries; Funds; Clients.  (i) It and certain of its Subsidiaries (the “Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). For purposes of this Agreement, “Advisory Contract” means each contract for such services provided by an Advisory Entity; “Advisory Client” means each party to an Advisory Contract other than the applicable Advisory Entity; “Fund Client” means each Advisory Client that is registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and “Sponsored” means, when used with reference to any Fund Client, any such Fund Client, a majority of the officers of which are employees of it or any of its Subsidiaries, or of which it or any of its Subsidiaries or Affiliates holds itself out as the sponsor.

(ii) Each Sponsored Fund Client and, to its knowledge, each other Fund Client and each Advisory Entity (A) has since January 1, 2003 (or such later date as it became a Sponsored Fund Client, Fund Client or Advisory Entity), operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Authority applicable to it or its business and (B) has all Permits required for the operation of its business or ownership of its properties and assets as presently conducted. There is no Litigation pending or, to its knowledge, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permits. Each Sponsored Fund Client has been operated in compliance with its objectives and restrictions.

(iii) Each Advisory Entity has been since January 1, 2003 (or such later date as it became an Advisory Entity) and is in compliance with each Advisory Contract to which it is a party.

(iv) The accounts of each Advisory Client subject to ERISA have been managed since January 1, 2003 (or such later date as it became an Advisory Client) by its applicable Subsidiary in compliance with the applicable requirements of ERISA.

(v) As of the date hereof, neither it nor any of its Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and no such Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(v) Corporate Trust Agreements.  (i) It and its Subsidiaries required to so act have at all times acted as the fiduciary (to its knowledge, validly appointed) or agent (to its knowledge, validly appointed) under all indenture, trust, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody, and all other fiduciary and agency Contracts under which such Party or its Subsidiaries have been so appointed and are active as of the Closing Date, but excluding any accounts (and agreements for such accounts) that, on or prior to the Closing Date, have been fully called or matured and for which all cash has been distributed or escheated and the corporate trust agreement for such account has been terminated regardless of whether it or any of its Subsidiaries continues to have any obligations with respect thereto (collectively, “Corporate Trust Agreements”).

(ii) To its knowledge, each of it and its Subsidiaries has performed all obligations (including any record keeping obligations) required to be performed by it under the Corporate Trust Agreements and is not in default thereunder.

(iii) Each of it and its Subsidiaries has to the extent required by applicable Law or by the applicable Corporate Trust Agreement, taken all action to maintain, for the benefit of the holders or other beneficiaries or obligees under the applicable Corporate Trust Agreement, all interests in collateral granted or pledged to secure obligations thereunder, and the foregoing is accurately reflected in the applicable books and records of the Corporate Trust Business.

(iv) Each of it and its Subsidiaries have (A) fulfilled all of their respective escheat obligations; and (B) not waived, amended or modified any provision of any Corporate Trust Agreement except in accordance with the provisions of such Corporate Trust Agreement and as shown in the records maintained by it and its Subsidiaries.

ARTICLE 5

Covenants and Additional Agreements

5.1.  Conduct of Business Prior to Effective Time.  During the period from the date of this Agreement through the Effective Time, except as set forth in its Disclosure Letter, except as expressly contemplated or permitted by this Agreement and except as Consented to in writing by the other Party (which Consent shall not be unreasonably withheld or delayed), each of the Parties shall, and shall cause each of their respective Subsidiaries and Newco to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Party to obtain any Required Consents, to perform its covenants and agreements under this Agreement, or to consummate the transactions contemplated hereby on a timely basis.

5.2.  Forbearances.  During the period from the date of this Agreement through the Effective Time, except as set forth in its Disclosure Letter and except as expressly contemplated or permitted by this Agreement or as otherwise provided in this Section 5.2, neither Party shall, and neither Party shall permit any of its Subsidiaries or Newco to, without the prior written Consent of the other Party (which Consent shall not be unreasonably withheld or delayed):

(a) amend its Organizational Documents (except as provided herein), or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely among its wholly owned Subsidiaries), or a letter of intent or agreement in principle with respect thereto;

(b) except for Permitted Issuances and Permitted Repurchases and except as provided in Section 5.3, (i) adjust, split, combine or reclassify any capital stock or authorize the issuance of any securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock, (iii) grant or issue any Rights, (iv) issue any additional shares of capital stock or any Voting Debt, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than in the ordinary course of business consistent with past practice or pursuant to Contracts in force at the date of or permitted by this Agreement and other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person other than its wholly owned Subsidiaries as of the date of this Agreement;

(d) enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable Law or any regulations or policies imposed on it by any Governmental Authority, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any part of its business or any of its properties or assets to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person to any Person other than a wholly owned Subsidiary or any claims against any Person to any Person other than a Subsidiary, except in the ordinary course of business consistent with past practice or pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 5.2(e) of its Disclosure Letter;

(f) other than in the ordinary course of business consistent with past practice: incur any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person; or make any loan or advance to any Person;

(g) other than in consultation with the other Party and Newco, restructure or make any material change to its investment securities portfolio, its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in any material respect;

(h) other than in the ordinary course of business, terminate, waive or knowingly fail to use reasonable best efforts to enforce, any material provision of any material Contract other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms;

(i) other than as required by Compensation and Benefit Plans and Contracts as in effect at the date of this Agreement or applicable Law, (i) increase in any manner the compensation or benefits of any of its officers, employees or directors (for avoidance of doubt, all references to “directors” in this Section 5.2(i) refer to members of its Board of Directors) other than (x) in the ordinary course of business consistent with past practice or (y) the payment of incentive compensation based upon the performance of such employee and, if applicable, such employee’s business, (ii) pay any pension or retirement allowance not required by any existing Compensation and Benefit Plan or Contract to any such officers, employees or directors other than in the ordinary course of business consistent with past practice, (iii) become a party to, amend or commit itself to any Compensation and Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any officer, employee or director other than with respect to employees who are not directors or executive officers and then only in the ordinary course of business consistent with past practice, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to BNY Stock Plans in the case of BNY, and Rights pursuant to Mellon Stock Plans in the case of Mellon;

(j) settle any Litigation, except for any Litigation involving solely money damages in an amount that is not material to such Party and its Subsidiaries, taken as a whole, and that does not involve or create an adverse precedent for Litigation that is reasonably likely to be material to it and its Subsidiaries taken as a whole;

(k) implement or adopt any change in its financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable Law;

(l) file or amend any material Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; make, change or revoke any material Tax election except to the extent consistent with past practice or as required by Law; or change any material method of Tax accounting, except as required by applicable Law;

(m) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis except as may be required by applicable Law; provided, that nothing in this Section 5.2(m) shall preclude any Party from exercising its respective rights under Section 5.13;

(n) take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

(o) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(p) agree to take any of the actions prohibited to it by this Section 5.2.

5.3.  Dividends.

(a) Each Party agrees that, from and after the date of this Agreement until the Effective Time, (i) Mellon may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly dividends on Outstanding shares of Mellon Common Stock at a rate not to exceed $0.22 per share per quarter, with usual record and payment dates for such dividends in accordance with past practice, (ii) BNY may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on Outstanding shares of BNY Series A Preferred Stock in accordance with the terms of its Organizational Documents and applicable Law, (iii) BNY may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly dividends on Outstanding shares of BNY Common Stock at a rate not to exceed $0.22 per share per quarter, with usual record and payment dates for such dividends in accordance with past practice, and (iv) its direct and indirect Subsidiaries may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on their capital stock in cash, stock or other property to the Parties or their wholly owned Subsidiaries and to the holders of any trust preferred securities issued by Subsidiaries of the Parties.

(b) After the date of this Agreement, each Party shall coordinate with the other with respect to the declaration of any dividends in respect of BNY Common Stock and Mellon Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Mellon Common Stock and BNY Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Mellon Common Stock or BNY Common Stock, as the case may be.

5.4.  Redemption of BNY Series A Preferred Stock.  As promptly as practicable, and in any event within 20 days of the date of this Agreement, BNY shall take all action necessary to effect the redemption (subject to the rights of the holders of shares of BNY Series A Preferred Stock to convert such shares into shares of BNY Common Stock) of all Outstanding shares of BNY Series A Preferred Stock in accordance with the terms of the BNY Amended and Restated Charter and the applicable provisions of the NYBCL so that such redemption shall occur no later than 50 days after the date of this Agreement.

5.5.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will, and will cause Newco to, use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby on a timely basis, to cause to be satisfied the conditions in Article 6, and to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party and Newco to that end; provided that nothing contained herein shall preclude any Party or Newco from exercising its rights under this Agreement.

(b) Each of the Parties agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Newco, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Mellon’s and BNY’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

(c) Each of the Parties agrees to use, and to cause Newco to use, its reasonable best efforts to cause the Merger, and to take no action which would reasonably be expected to cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(d) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

5.6.  Shareholders’ Approvals.

(a) BNY shall call a meeting of its shareholders (the “BNY Shareholders’ Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the BNY Shareholder Approval and such other matters as the Board of Directors of BNY may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of BNY shall use its reasonable best efforts to obtain the BNY Shareholder Approval, and nothing contained in this Agreement shall be deemed to relieve BNY of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof.

(b) Mellon shall call a meeting of its shareholders (the “Mellon Shareholders’ Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Mellon Shareholder Approval and such other matters as the Board of Directors of Mellon may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Mellon shall use its reasonable best efforts to obtain the Mellon Shareholder Approval, and nothing in this Agreement shall be deemed to relieve Mellon of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof.

(c) BNY and Mellon shall use their reasonable best efforts to hold the BNY Shareholders’ Meeting and the Mellon Shareholders’ Meeting on the same day.

5.7.  Registration Statement; Joint Proxy Statement/Prospectus.

(a) Each Party agrees to, and agrees to cause Newco to, cooperate with the other Party and Newco, and their Representatives, in the preparation and filing of the Registration Statement and the Joint Proxy Statement/Prospectus. Neither the Joint Proxy Statement/Prospectus nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed, by Newco, BNY or Mellon without the approval of the other Party (which approval shall not be unreasonably withheld or delayed) and its counsel. The Parties shall each cause Newco to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof and to keep the Registration Statement effective as long as necessary to consummate the Merger and the transactions contemplated thereby. The Parties agree to, and to cause Newco to, use all reasonable efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to, and agrees to cause Newco to, furnish all information concerning them and the holders of their capital stock as may be reasonably requested in connection with any such action. Newco will advise the Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement.

(b) Each Party agrees, as to itself, its Subsidiaries and Newco, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the times of the meetings of BNY shareholders and Mellon shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus or the Registration Statement.

5.8.  Listing of Newco Common Stock.  The Parties shall use their reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Merger to be approved for listing on the NYSE under the current ticker symbol for BNY, subject to official notice of issuance, as promptly as practicable, and in any event before the First Effective Time.

5.9.  Applications and Consents; Governmental Filings.

(a) The Parties shall, and shall cause Newco to, cooperate and use their reasonable best efforts in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby as promptly as practicable.

(b) Without limiting the foregoing, the Parties shall, and shall cause Newco to, cooperate with each other and use their reasonable best efforts to prepare as promptly as practicable all documentation and to effect all filings with respect to, and to obtain, all Regulatory Consents.

(c) Each Party will, and will cause Newco to, promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party and Newco from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will, and will cause Newco to, consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will, and will cause Newco to, keep the other Party and Newco apprised of the status of material matters relating to completion of the transactions contemplated hereby, and will use reasonable efforts to include representatives of the other Party in any meetings or discussions with Governmental Authorities. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other Party or Newco, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to, and to cause Newco to, act reasonably and as promptly as practicable. All documents that the Parties or their respective Subsidiaries and Newco are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

5.10.  Notification of Certain Matters.  Each Party will, and will cause Newco to, give prompt notice to the other Party and Newco (and subsequently keep the other Party and Newco informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Sections 6.2(b) or 6.3(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Party or Newco failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(a), 6.2(b), 6.3(a) or 6.3(b), to be satisfied or give rise to such termination right.

5.11.  Investigation and Confidentiality.

(a) Each Party shall, and shall cause Newco to, permit the other Party and Newco to make or cause to be made such investigation of the business and Properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party and Newco reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither Party nor any of their respective Subsidiaries nor Newco shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Law, Order, or Contract and the Parties will, and will cause Newco to, use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party or Newco shall be deemed to modify, waive or otherwise affect the representations, warranties, covenants and agreements of the other Party or Newco.

(b) Each Party shall, and shall cause Newco to, and shall cause its and Newco’s Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party and Newco concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by and in accordance with the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party and Newco shall promptly return or certify the destruction of all documents and copies and extracts thereof, and all work papers containing confidential information received from the other Party and Newco.

(c) Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.12.  Press Releases; Public Announcements.  Prior to the Effective Time, the Parties shall, and shall cause Newco to, consult with each other before issuing any press release or public statement or making any other public disclosure (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure) materially related to this Agreement and the transactions contemplated hereby and will not issue any such press release or public statement or make any other public disclosure without the prior written consent of the other party, which will not be unreasonably withheld or delayed; provided, that nothing in this Section 5.12 shall be deemed to prohibit any Party or Newco from making any disclosure necessary in order to satisfy such Party or Newco’s disclosure obligations imposed by Law or the NYSE or any other self-regulatory organization. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.7, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed.

5.13.  Acquisition Proposals.

(a) Each Party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, Representatives and Affiliates not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, (iii) provide any nonpublic information or data to, or have or participate in any discussions with, any Person relating to, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to, an Acquisition Proposal; provided that, in the event either Party receives an unsolicited bona fide written Acquisition Proposal and such Party’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, such Party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, prior to (but not after) the BNY Shareholders’ Meeting or the Mellon Shareholders’ Meeting, as applicable, furnish or cause to be furnished nonpublic information or data to, and participate in negotiations or discussions with, the Person making such Acquisition Proposal to the extent that the Board of Directors of such Party concludes in good faith (after receiving the advice of its outside counsel and consultation with its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further that, prior to providing any nonpublic information or data permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Each Party will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than the other Party with respect to any Acquisition Proposal. Each Party will promptly (and in all events within 24 hours)

advise the other Party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal and the material terms thereof), will keep the other Party apprised on a current basis of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal as it may be amended, revised or supplemented from time to time, and of the execution and delivery of any confidentiality agreement between such Party and the Person making such Acquisition Proposal) and will provide to the other Party on a current basis all material and information delivered or made available to the Person making such Acquisition Proposal to the extent such material and information was not previously furnished or made available to such other Party. Without limiting the foregoing, each Party shall notify the other Party, orally and in writing, within 24 hours if it enters into discussions or negotiations with another Person concerning an Acquisition Proposal or provides non-public information or data to any Person in accordance with this Section 5.13. Each of the Parties shall, and shall cause Newco to, use its reasonable best efforts to enforce (and not waive or amend any provision of) any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal in accordance with the terms thereof.

(b) Nothing contained in this Agreement shall prevent a Party (or Newco) or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(c) Nothing in this Section 5.13 shall (x) permit either Party to terminate this Agreement or (y) affect any other obligation of the Parties under this Agreement, including the obligation to submit this Agreement to a vote of their respective shareholders. Neither Party shall submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

5.14.  Takeover Laws; No Rights Triggered.  No Party will or will cause or permit Newco to, take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of its Board of Directors will, and will cause Newco to, grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 5.6)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15.  Exemption from Liability Under Section 16(b).  BNY and Mellon agree that, in order to most effectively compensate and retain Mellon Insiders and BNY Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Mellon Insiders and BNY Insiders not be subject to a risk of liability under Section 16(b) of the 1934 Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Mellon Common Stock, Mellon Stock Options and Mellon Stock-Based Awards or BNY Common Stock, BNY Stock Options and BNY Stock-Based Awards into Newco Common Stock, Newco Stock Options or Newco Stock-Based Awards, as the case may be, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.15. Assuming Mellon and BNY deliver to Newco in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Mellon and BNY subject to the reporting requirements of Section 16(a) of the 1934 Act (respectively, the “Mellon Insiders” and the “BNY Insiders”), the number of shares of Mellon Common Stock or BNY Common Stock held or to be held by each such Mellon Insider or BNY Insider expected to be exchanged for Newco Common Stock in the Merger, and the number and description of Mellon Stock Options and Mellon Stock-Based Awards or BNY Stock Options and BNY Stock-Based Awards held by each such Mellon Insider or BNY Insider and expected to be converted into Newco Stock Options or Newco Stock-Based Awards, the Board of Directors of Newco, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing in substance that the receipt by the Mellon Insiders and BNY Insiders of Newco Common Stock in exchange for shares of Mellon Common Stock and BNY Common Stock, and of Newco Stock Options upon conversion of Mellon Stock Options or BNY Stock Options, or Newco Stock-Based Awards upon conversion of Mellon Stock-Based Awards or BNY Stock-Based Awards, in each case pursuant to the transactions contemplated by this Agreement, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from Liability pursuant to Section 16(b) of the 1934 Act to the fullest extent permitted by applicable Law.

5.16.  Agreement of Affiliates.  Mellon and BNY have disclosed in Section 5.16 of their Disclosure Letters each Person whom they reasonably believe may be deemed an “affiliate” of Mellon or BNY, respectively, for purposes of Rule 145 under the 1933 Act. Mellon and BNY shall use their reasonable efforts to cause each such Person to deliver to Newco, not later than the date of mailing of the Joint Proxy Statement/Prospectus, a written agreement in substantially the form of Exhibit 3-A and 3-B, respectively.

5.17.  Employee Matters.

(a) Following the Effective Time, Newco at its election shall either (i) provide generally to officers and employees of Mellon and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“Mellon Continuing Employees”), employee benefits under Compensation and Benefit Plans maintained by Newco, on terms and conditions which are the same as for similarly situated officers and employees of BNY and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“BNY Continuing Employees”), and/or (ii) maintain for the benefit of the Mellon Continuing Employees, the Compensation and Benefit Plans maintained by Mellon immediately prior to the First Effective Time (“Mellon Plans”); provided that Newco may amend any Mellon Plan to comply with any Law or as necessary and appropriate for other business reasons. Following the First Effective Time, Newco at its election shall either (x) provide generally to BNY Continuing Employees, employee benefits under Compensation and Benefit Plans maintained by Newco, on terms and conditions which are the same as for similarly situated Mellon Continuing Employees, and/or (y) maintain for the benefit of the BNY Continuing Employees, the Compensation and Benefits Plans maintained by BNY immediately prior to the Effective Time (“BNY Plans”); provided that Newco may amend any BNY Plan to comply with any Law or as necessary and appropriate for other business reasons. For purposes of this Section 5.17, Compensation and Benefit Plans maintained by BNY or Mellon are deemed to include Compensation and Benefit Plans maintained by their respective Subsidiaries. As soon as practicable following the Effective Time, Newco shall review, evaluate and analyze the Mellon Plans and the BNY Plans with a view towards developing appropriate and effective Compensation and Benefit Plans for the benefit of employees of Newco and its Subsidiaries on a going forward basis that does not discriminate between the Mellon Continuing Employees and the BNY Continuing Employees (together, the “Continuing Employees”). Newco will honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, the Continuing Employees, including, without limitation, any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

(b) For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual to the extent that such credit would result in a duplication of benefits) under Newco’s Compensation and Benefit Plans, service with or credited by Mellon or any of its Subsidiaries or any of their predecessors or BNY or any of its Subsidiaries or any of their predecessors shall be treated as service with Newco. To the extent permitted under applicable Law, Newco shall cause welfare Compensation and Benefit Plans maintained by Newco that cover the Continuing Employees and their dependents after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under welfare Compensation and Benefit Plans maintained by Mellon or BNY), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Mellon Continuing Employees or BNY Continuing Employees and their dependents under welfare Compensation and Benefit Plans maintained by Mellon or BNY, respectively, to be credited to such Continuing Employees under welfare Compensation and Benefit Plans maintained by Newco, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such Continuing Employees under welfare Compensation and Benefit Plans maintained by Newco.

(c) From the First Effective Time or the Effective Time, as the case may be, Newco shall cause each medical Compensation and Benefit Plan maintained by Mellon or BNY, respectively, to continue in effect for the benefit of the Mellon Continuing Employees or BNY Continuing Employees, respectively, and their dependents so long as such Continuing Employees and their dependents remain eligible to participate and until they shall become eligible to become participants in the corresponding medical Compensation and Benefit Plans maintained by Newco (and, with respect to any such plan or program, subject to complying with the eligibility requirements after taking into account the crediting of service and benefits accruals and other provisions set forth above and subject to the right of Newco to terminate such plan or program).

(d) From the First Effective Time or the Effective Time, as the case may be, until the expiration of the transitional period described in section 410(b)(6)(c) of the Internal Revenue Code, Newco shall cause each qualified and related non-qualified pension Compensation and Benefit Plan maintained by Mellon or BNY, respectively, to continue in effect for the benefit of the Mellon Continuing Employees or BNY Continuing Employees, respectively, so long as such Continuing Employees remain eligible to participate and until they shall become eligible to become participants in the corresponding qualified and related non-qualified pension Compensation and Benefit Plans maintained by Newco (and, with respect to any such plan or program, subject to complying with the eligibility requirements after taking into account the crediting of service and benefits accruals and other provisions set forth above and subject to the right of Newco to terminate such plan or program).

(e) Effective as of the Effective Time, Newco hereby assumes all Compensation and Benefit Plans maintained by Mellon or BNY, as applicable, that require express assumption by any successor to Mellon or BNY, as applicable.

(f) The Board of Directors of BNY will have the ability to create severance and other compensation and benefit arrangements for the BNY members of the Newco executive management that it determines in good faith are reasonable, appropriate and provide termination protection in connection with the Merger that is comparable, as of the Effective Time (taking into account the following sentence), to that of Mellon members. The Board of Directors of Mellon will have the ability to change severance and other compensation and benefit arrangements of the Mellon members of the Newco executive management in a manner that it determines in good faith is reasonable, appropriate and necessary to retain such Mellon members through and after the Effective Time, in light of any other changes to such arrangements that Mellon may implement as part of or in connection with the Parties’ efforts to create, as of the Effective Time, comparable and appropriate severance and other compensation and benefit arrangements for all members of the Newco executive management. The Parties agree to consult with one another with respect to the foregoing.

(g) The Parties agree that their Boards of Directors will work together in good faith to create appropriate retention bonus arrangements for the members of Newco executive management.

(h) Nothing in this Section 5.17 shall be interpreted as preventing Newco, from and after the Effective Time, from amending, modifying or terminating any BNY Plans, Mellon Plans, or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

(i) To the extent applicable, each of Mellon and BNY will satisfy any service of notice and other obligations under the Worker Adjustment and Retraining Act of 1988 or similar local Laws with respect to its officers and employees.

(j) Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in any current or former employee, including the Continuing Employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each Continuing Employee, the right to continued employment for any period of time following Closing.

(k) With respect to any Compensation and Benefits Plans of Mellon or BNY that are and will continue to be maintained or contributed to outside of the U.S. primarily for the benefit of Continuing Employees employed outside of the U.S., the principles set forth in Section 5.17(a) through (d) will apply to the extent the application of such principles does not violate applicable local Law and will be modified as and to the extent necessary to comply with applicable local Law.

5.18.  Indemnification.

(a) From and after the Effective Time or the First Effective Time, as the case may be, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time or the First Effective Time, as the case may be, a director or officer of Mellon or BNY or any of their Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Mellon, BNY, any of their Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time or the First Effective Time, as the case may be, Newco shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.

(b) Without limiting the indemnification and other rights provided in clause (a), all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Mellon, BNY and their Subsidiaries (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with Mellon, BNY or their Subsidiaries shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law, and shall be honored by Newco and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided that nothing contained in this Section 5.18(b) shall be deemed to preclude any liquidation, consolidation, or merger of any Mellon or BNY Subsidiaries, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger.

(c) Newco, from and after the Effective Time or the First Effective Time, as the case may be, will directly or indirectly cause the Persons who served as directors or officers of Mellon and BNY immediately prior to the Effective Time to be covered by Mellon’s or BNY’s, respectively, existing directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time or the First Effective Time, as the case may be, which were committed by such officers and directors in their capacity as such; provided, that (i) Newco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy, (ii) in no event shall Newco be required to expend more than 250% per year of coverage of the amount currently expended by Mellon and BNY per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, and (iii) if notwithstanding the use of reasonable best efforts to do so, Newco is unable to maintain or obtain the insurance called for by this Section 5.18(c), Newco shall obtain as much comparable insurance as available for the Maximum Amount. Such insurance coverage shall commence at the Effective Time or the First Effective Time, as the case may be, and will be provided for a period of no less than six years after the Effective Time or the First Effective Time, as the case may be.

(d) Any Indemnified Party wishing to claim indemnification under Section 5.18(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Newco thereof; provided that the failure so to notify shall not affect the obligations of Newco under Section 5.18(a) unless and to the extent that Newco is actually and materially prejudiced as a result of such failure.

(e) The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.19.  Corporate Governance.

(a) Prior to the Effective Time, Newco shall take all actions necessary to adopt the by-laws set forth in Exhibit 2-B and to effect the requirements referenced therein. The provisions of Article Five of such by-laws shall also be considered an agreement of the Parties in this Agreement mutatis mutandi.

(b) On or prior to the Effective Time, Newco’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 18. Of the members of the initial Board of Directors of Newco at the Effective Time, eight shall be current independent BNY directors designated by BNY plus the current Chief Executive Officer of BNY and the current President of BNY, and six shall be current independent Mellon directors designated by Mellon plus the current Chief Executive Officer of Mellon and the current Senior Vice Chairman of Mellon.

(c) On or prior to the Effective Time, the Newco Board of Directors shall take such actions as are necessary to cause the persons indicated in Exhibit 4 to be elected or appointed to the offices of Newco specified in such Exhibit as of the Effective Time.

(d) In accordance with, and to the extent provided in, the by-laws of Newco, (i) effective as of the Effective Time, Mr. Thomas Renyi shall become Executive Chairman of Newco, Mr. Robert Kelly shall become Chief Executive Officer of Newco and Mr. Gerald Hassell shall become President of Newco and (ii) Mr. Robert Kelly shall be the successor to Mr. Thomas Renyi as Executive Chairman of Newco and hold the position of Chairman, with such succession to become effective on the eighteen-month anniversary of the Closing Date or any such earlier date as of which Mr. Thomas Renyi ceases for any reason to serve in the position of Executive Chairman of Newco.

(e) The headquarters of Newco will be located in New York City, New York.

5.20.  Commitments to the Community.

(a) Following the Effective Time, Pittsburgh will serve as the headquarters for the cash management and stock transfer businesses of Newco. A Center of Excellence for Technology, Operations and Administration will be organized and based in Pittsburgh and will be a primary location at which administrative services such as human resources, accounting, facilities, technology and operations will be conducted.

(b) Promptly following the Effective Time, Newco will establish an advisory board for the Pittsburgh metropolitan area (the “Advisory Board”). Newco will invite all current Western Pennsylvania-domiciled Mellon external Board members, Steven G. Elliott and local heads of Newco businesses to become members of the Advisory Board, and shall cause all such individuals who accept such invitation to be elected or appointed as members of the Advisory Board. The role of the Advisory Board shall be to advise Newco with respect to Newco’s Western Pennsylvania community development and reinvestment, civic and charitable activities in the greater Pittsburgh area and to focus on jobs, monitor the integration status of Newco and foster revenue growth with corporate and wealth management clients throughout the Western Pennsylvania area. The Advisory Board shall exist for at least three years following the Effective Time, and the individuals who accept the invitation to join the Advisory Board, as described above, shall be entitled to serve as members of the Advisory Board throughout such three-year period (unless removed for cause). Members of the Advisory Board who are not employees of Newco or its Subsidiaries or members of the Board of Directors of Newco will receive a per annum retainer of $45,000 and meeting fees of $1,500 per meeting attended.

(c) Promptly following the Effective Time, Newco shall appoint one or more Senior Executives, designated by Mellon prior to the Closing, who shall be the heads of Newco’s Pittsburgh office and, in addition to their regular duties, shall be responsible for advising the CEO on Pennsylvania state and civic issues and representing Newco with major Pennsylvania business and civic organizations.

(d) On the Closing Date, Newco shall cause the Mellon Financial Corporation Foundation to file Articles of Amendment to become the newly named Mellon Charitable Foundation, dedicated to grant making in Western Pennsylvania. On the Closing Date, Newco shall contribute to the Mellon Charitable Foundation an amount in cash equal to $20 million, which with the approximately $60 million currently in the Mellon Financial Corporation Foundation will total approximately $80 million. While serving as such, the members of the Advisory Board shall serve, with others designated from time to time by Newco, as trustees of the Mellon Charitable Foundation. At and after the Effective Time, in addition to the activities of the Mellon Charitable Foundation, Newco shall maintain Mellon’s strong commitment to charitable giving in the greater Pittsburgh metropolitan area of not less than $1.2 million annually. On the Closing Date, The Bank of New York Foundation shall be renamed The Bank of New York Mellon Corporation Foundation and remain in effect and Newco shall contribute $40 million to this entity. Following the transfer of assets referred to above, The Bank of New York Mellon Corporation Foundation shall direct its charitable giving outside the greater Pittsburgh metropolitan area. It is agreed by the Parties that Mellon may effectuate the formation and funding of the Mellon Charitable Foundation and The Bank of New York Mellon Corporation Foundation set forth in this Section 5.20(d) by alternative steps if appropriate to comply with applicable Law or facilitate the intended purposes.

(e) It is the intent of the Parties that Newco shall use its reasonable best efforts, in light of and subject to business needs, market conditions and other relevant factors, to create jobs in the Western Pennsylvania area over the 3-5 year period following the Effective Time so that the Newco employment levels within such area and at the end of such period are equal to or greater than those of Mellon within such area at the Effective Time.

(f) It is the current expectation of the Parties that Newco will pay quarterly dividends from and after the Effective Time at the initial rate of $0.235 per share of Newco Common Stock, it being understood that the payment of dividends is subject to declaration by, and solely within the discretion of, the Board of Directors of Newco.

(g) The commitments set forth in this Section 5.20 will be reflected in the minutes of Newco following the Closing Date.

5.21.  Change of Method.  Mellon and BNY shall be empowered, upon their mutual agreement and without additional approval of their respective Boards of Directors, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Mellon and Newco, and/or of BNY and Newco (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the BNY Exchange Ratio or the Mellon Exchange Ratio, (ii) adversely affect the tax treatment of Mellon’s shareholders or BNY’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Mellon or BNY pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties and Newco in accordance with Section 8.5.

5.22.  Restructuring Efforts.  If either BNY or Mellon shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms of this Agreement, including the amount or kind of the merger consideration, in a manner adverse to such Party or its shareholders) and/or to resubmit the transaction to their respective shareholders for approval.

ARTICLE 6
Conditions Precedent to Obligations to Consummate

6.1.  Conditions to Obligations of Each Party.  The respective obligations of each Party and Newco to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 8.6:

(a) Shareholder Approvals.  Mellon shall have obtained the Mellon Shareholder Approval and BNY shall have obtained the BNY Shareholder Approval.

(b) Regulatory Approvals.  All Regulatory Consents required to consummate the Merger (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired and (ii) not be subject to any term or condition that would, after the Effective Time, have or be reasonably likely to have a Material Adverse Effect on Newco.

(c) No Orders or Restraints; Illegality.  No Order issued by any Governmental Authority of competent jurisdiction (whether temporary, preliminary, or permanent) preventing the consummation of the First Step Merger or the Second Step Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the First Step Merger or the Second Step Merger.

(d) Registration Statement.  The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and not withdrawn.

(e) Listing of Newco Common Stock.  The shares of Newco Common Stock to be issued to the holders of Mellon Common Stock and BNY Common Stock in connection with the Merger shall have been authorized for listing on the NYSE (and holders of BNY Stock Options and Stock-Based Awards and Mellon Stock Options and Stock-Based Awards), subject to official notice of issuance.

6.2.  Conditions to Obligations of Mellon.  The obligations of Mellon to consummate the First Step Merger are subject to the satisfaction of the following conditions, unless waived by Mellon pursuant to Section 8.6:

(a) Representations and Warranties.  The representations and warranties of BNY and Newco set forth in this Agreement, after giving effect to Sections 4.1 and 4.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Mellon shall have received certificates, dated the Closing Date, signed on behalf of BNY by the Chief Executive Officer and Chief Financial Officer of BNY and signed on behalf of Newco by a senior officer thereof to such effect.

(b) Performance of Agreements and Covenants.  BNY and Newco shall each have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Effective Time in all material respects and Mellon shall have received certificates, dated the Closing Date, signed on behalf of BNY by the Chief Executive Officer and Chief Financial Officer of BNY and signed on behalf of Newco by a senior officer thereof to such effect.

(c) Tax Opinion.  Mellon shall have received a written opinion from Simpson Thacher & Bartlett LLP in a form reasonably satisfactory to Mellon, dated the date of the Effective Time, substantially to the effect that, (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Mellon and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code in respect of the First Step Merger and each of BNY and Newco will be a party to the reorganization in respect of the Second Step Merger, and (iii) no gain or loss will be recognized by holders of Mellon Common Stock who exchange all of their Mellon Common Stock solely for Newco Common Stock pursuant to the First Step Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Mellon, BNY and Newco reasonably satisfactory in form and substance to such counsel.

(d) Second Step Merger.  All conditions to the consummation of the Section Step Merger, other than the condition in Section 6.3(d) shall have been satisfied or waived.

6.3.  Conditions to Obligations of BNY.  The obligations of BNY to consummate the Second Step Merger are subject to the satisfaction of the following conditions, unless waived by BNY pursuant to Section 8.6:

(a) Representations and Warranties.  The representations and warranties of Mellon and Newco set forth in this Agreement, after giving effect to Sections 4.1 and 4.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and BNY shall have received certificates, dated the Closing Date, signed on behalf of Mellon by the Chief Executive Officer and Chief Financial Officer of Mellon and signed on behalf of Newco by a senior officer thereof to such effect.

(b) Performance of Agreements and Covenants.  Mellon and Newco shall each have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Effective Time in all material respects and BNY shall have received certificates, dated the Closing Date, signed on behalf of Mellon by the Chief Executive Officer and Chief Financial Officer of Mellon and signed on behalf of Newco by a senior officer thereof to such effect.

(c) Tax Opinion.  BNY shall have received a written opinion from Sullivan & Cromwell LLP in a form reasonably satisfactory to BNY, dated the date of the Effective Time, substantially to the effect that, (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Mellon and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code in respect of the First Step Merger and each of BNY and Newco will be a party to the reorganization in respect of the Second Step Merger, and (iii) no gain or loss will be recognized by holders of BNY Common Stock who exchange all of their BNY Common Stock solely for Newco Common Stock pursuant to the Second Step Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Mellon, BNY and Newco reasonably satisfactory in form and substance to such counsel.

(d) Consummation of the First Step Merger.  The First Effective Time shall have occurred and the First Step Merger shall have been consummated.

ARTICLE 7

Termination

7.1.  Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the Mellon Shareholder Approval and BNY Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the First Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties:

(a) By mutual consent of both Parties; or

(b) By either Party, upon written notice to the other Party, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach, individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Section 6.2 or 6.3, as the case may be, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(c) By either Party, upon written notice to the other Party, in the event that any Required Consent has been denied by final nonappealable action of the relevant Governmental Authority; or any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action has become final and nonappealable; or

(d) By either Party, upon written notice to the other Party, in the event that the Merger has not been consummated by December 31, 2007 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Termination Date; or

(e) By either Party, upon written notice to the other Party, if the Board of Directors of the other Party shall have (i) failed to recommend adoption of this Agreement; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) such recommendation in any manner adverse to the terminating Party; or taken any other action or made any other statement in connection with the BNY Shareholders Meeting or Mellon Shareholders Meeting, as the case may be, inconsistent with such recommendation (any such action in this clause (i), a “Change in Recommendation”) (or resolved to take any such action), whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of (x) a failure to call in the case of BNY, the BNY Shareholders’ Meeting in accordance with Section 5.6(a) or, in the case of Mellon, the Mellon Shareholders’ Meeting in accordance with Section 5.6(b) or (y) a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Section 5.7(a) or (iii) materially breached its obligations under Section 5.6 or 5.13; or

(f) By either Party, if it determines in good faith by a majority vote of its Board of Directors that the other Party has substantially engaged in bad faith in breach of its obligations under Section 5.22 of this Agreement; or

(g) By either Party, if a tender offer or exchange offer for 20% or more of the outstanding shares of the other Party’s Common Stock is commenced (other than by the terminating Party), and the Board of Directors of the other Party recommends that its shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the 1934 Act.

7.2.  Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, and none of BNY, Mellon, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (a) the provisions of Sections 4.3(r) and 5.11(b), this Section 7.2 and Article 8 shall survive any such termination and abandonment, and (b) a termination of this Agreement shall not relieve the breaching Party from Liability for any uncured willful and material breach of a covenant or agreement of such Party contained in this Agreement.

ARTICLE 8

Miscellaneous

8.1.  Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 ACT” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 ACT” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ACQUISITION PROPOSAL” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a Party and its Subsidiaries (including Stock of its Subsidiaries) or 20% or more of any class of equity or voting securities of a Party or its

Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or the shareholders of such third party) beneficially owning 20% or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party.

“AFFILIATE” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“BHC ACT” shall mean the federal Bank Holding Company Act of 1956, as amended.

“BNY CAPITAL STOCK” shall mean BNY Common Stock, BNY Class A Preferred Stock and BNY Preferred Stock.

“BNY CLASS A PREFERRED STOCK” shall mean the $2.00 par value per share preferred stock of BNY.

“BNY COMMON STOCK” shall mean the $7.50 par value per share common stock of BNY.

“BNY EXCHANGE RATIO” shall mean 0.9434.

“BNY PREFERRED STOCK” shall mean the no par value per share preferred stock of BNY.

“BNY RESTATED CERTIFICATE OF INCORPORATION” shall mean the restated certificate of incorporation of BNY in effect as of the date of this Agreement and amended from time to time thereafter.

“COMPENSATION AND BENEFIT PLAN” shall mean any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, including any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party for the benefit of its and its Subsidiaries’ employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and, except for the purposes of the first sentence of Section 4.3(k)(i) and the provisions of Section 5.17 (other than Section 5.17(e)), any employment, severance, termination, consulting or retirement Contract with its or its Subsidiaries’ current or former employees.

“CONFIDENTIALITY AGREEMENT” shall mean that certain Confidentiality Agreement, dated November 1, 2006, by and between BNY and Mellon.

“CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“CONTRACT” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“CORPORATE TRUST BUSINESS” shall mean (i) providing (whether directly or under the name of another bank or trust company through a private label relationship) corporate trust and agency services for corporate, municipal, governmental agency and other issuers of debt and asset-backed, mortgage-backed, collateralized debt obligation, trust preferred, commercial paper issued by municipalities in the United States, project finance, Eurobonds, repacks, conduits, structured investment vehicles (SIV) and other securities under various indentures, agreements and resolutions, including providing investment execution, document custody, master servicing, common and specialized depositary, bond analytics, debt defeasance and other escrow services in conjunction with acting in a capacity otherwise included in the Corporate Trust Business, and other related services, all as provided in a Corporate Trust Capacity; and (ii) serving as loan agency, collateral agent and other specialty agencies arising in a Corporate Trust Capacity.

“CORPORATE TRUST CAPACITY” shall mean acting in a trustee, registrar, agency, custodial or other similar capacity under a Corporate Trust Agreement, and any rights or duties arising from, or the provision of any services in connection with, any such capacities.

“DEFAULT” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“ENVIRONMENTAL LAWS” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., and any other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA PLAN” shall mean any Compensation and Benefit Plan which is an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“EXCHANGE AGENT” shall mean an exchange agent mutually agreed upon by BNY and Mellon, which may be an Affiliate of either Party.

“EXHIBITS” 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FACILITIES” shall mean all buildings and improvements on the Property of any Person and any of its Subsidiaries.

“FINANCIAL STATEMENTS” shall mean the consolidated statements of condition or balance sheets (including related notes and schedules, if any) of a Party included in any SEC Report filed by a Party, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in any SEC Report filed by a Party.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

“GOVERNMENTAL AUTHORITY” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, black mold and any polychlorinated biphenyls).

“HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“INTELLECTUAL PROPERTY” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, Trade Secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“INTERNAL REVENUE CODE” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“JOINT PROXY STATEMENT/PROSPECTUS” shall mean the joint proxy statement and prospectus and other proxy solicitation materials of BNY and Mellon constituting a part of the Registration Statement.

“LAW” shall mean any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“LIEN” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable and (ii) in the case of depository institution Subsidiaries of a Party, pledges to secure deposits.

“LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, suit or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations by Regulatory Authorities.

“MELLON RESTATED ARTICLES OF INCORPORATION” shall mean the restated articles of incorporation of Mellon in effect as of the date of this Agreement and as amended from time to time thereafter.

“MELLON CAPITAL STOCK” shall mean the Mellon Common Stock and Mellon Preferred Stock.

“MELLON COMMON STOCK” shall mean the $0.50 par value per share common stock of Mellon.

“MELLON EXCHANGE RATIO” shall mean 1.0.

“MELLON PREFERRED STOCK” shall mean the $1.00 par value per share preferred stock of Mellon.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NEWCO COMMON STOCK” shall mean the common stock of Newco.

“NYBCL” shall mean the New York Business Corporation Law, as amended.

“NYSE” shall mean the New York Stock Exchange, Inc.

“ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“ORGANIZATIONAL DOCUMENTS” shall mean the articles of incorporation, certificate of incorporation, charter, by-laws or other similar governing instruments, in each case as amended as of the date specified, of any Person, including the Mellon Restated Charter and the BNY Restated Certificate of Incorporation.

“OUTSTANDING” shall mean, with respect to shares of capital stock of a Party or Newco, shares of such capital stock that are issued and outstanding at a particular time.

“PARTY” shall mean either BNY or Mellon, and “PARTIES” shall mean both BNY and Mellon.

“PBCL” shall mean the Pennsylvania Business Corporation Law, as amended.

“PENSION PLAN” shall mean any ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, order or permit from Governmental Authorities that are required for the operation of a Party’s respective businesses.

“PERMITTED ISSUANCES” shall mean (a) in the case of BNY, (i) issuances of BNY Common Stock upon exercise of Rights outstanding as of the date hereof issued under the BNY Stock Plans, (ii) issuances of new Rights pursuant to and in accordance with the BNY Stock Plans for up to 105% of the number by type (i.e., options, restricted stock) of Rights issued by BNY during the twelve months prior to the date hereof, provided that (A) such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of the timing, type, terms and amount of such issuances and (B) such Rights do not vest in connection with the transactions contemplated by this Agreement, (iii) issuances of BNY Common Stock in accordance with the BNY Stock Plans pursuant to Rights issued under (a)(ii) above, (iv) issuances of BNY Common Stock pursuant to the BNY DRIP and the BNY ESPP to the extent permitted hereunder, (v) issuances of BNY Common Stock upon conversion of BNY Series A Preferred Stock, and (vi) issuances set forth in Section 8.1(a) of the BNY Disclosure Letter; and (b) in the case of Mellon, (i) issuances of Mellon Common Stock upon exercise of Rights outstanding as of the date hereof issued under the Mellon Stock Plans, (ii) issuances of new Rights pursuant to and in accordance with the Mellon Stock Plans for up to 105% of the number by type (i.e., options, restricted stock) of Rights issued by Mellon during the twelve months prior to the date hereof, provided that (A) such issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of the timing, type, terms and amount of such issuances and (B) such Rights do not vest in connection with the transactions contemplated by this Agreement, (iii) issuances of Mellon Common Stock in accordance with the Mellon Stock Plans pursuant to Rights issued under (b)(ii) above, (iv) issuances of Mellon Common Stock pursuant to the Mellon DRIP and the Mellon ESPP in accordance with the terms and provisions of those plans as currently in effect, (v) issuances of Mellon Common Stock pursuant to earn-out or other similar provisions under Contracts set forth in Section 8.1(a) of the Mellon Disclosure Letter, (vi) issuances of Mellon Common Stock in the form of (A) Mellon matching contributions to the Mellon 401(k) Retirement Savings Plan (the amount of which contributions may be increased as set forth in Sections 4.3(k)(x) and 8.1(a) of the Mellon Disclosure Letter) and (B) elections of participants in such Retirement Savings Plan as to the investment of their balances thereunder, and (vii) issuances set forth in Sections 4.3(k)(x) and 8.1(a) of the Mellon Disclosure Letter.

“PERMITTED REPURCHASES” shall mean (a) repurchases of BNY Capital Stock or Mellon Capital Stock in accordance with any stock repurchase program announced prior to the date of this Agreement by a Party, or any extension or renewal of such program, provided that all such repurchases are made in compliance with the safe harbor contained in Rule 10b-18 under the 1934 Act, (b) repurchases or redemptions (including any cancellation upon conversion into Mellon Common Stock) of the issued and outstanding shares of BNY Series A Preferred Stock in accordance with Section 5.4 and (c) any repurchases set forth in Section 8.2(b) of the BNY Disclosure Letter or the Mellon Disclosure Letter, as the case may be.

“PERSON” shall mean a natural person or any legal, commercial, or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PROPERTY” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“REGISTRATION STATEMENT” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Newco under the 1933 Act with respect to the shares of Newco Common Stock to be issued to the shareholders of Mellon and BNY in connection with the transactions contemplated by this Agreement.

“REGULATORY AUTHORITIES” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service, the PBGC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, the NYSE, and the SEC (including, in each case, the staff thereof).

“REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“RIGHTS” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the BNY Stock Options, BNY Stock-Based Awards, Mellon Stock Options and Mellon Stock-Based Awards.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC DOCUMENTS” shall mean all forms, proxy statements, registration statements, offering circulars, information statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“SECURITIES LAWS” shall mean the 1933 Act, the 1934 Act, the Investment Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, each as amended, and state securities and “Blue Sky” Laws, including in each case the rules and regulations of any Governmental Authority promulgated thereunder.

“STOCK OPTION AGREEMENTS” shall mean the collective reference to the Mellon Stock Option Agreement and the BNY Stock Option Agreement.

“SUBSIDIARY” or “SUBSIDIARIES” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC; provided that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity; provided, that unless the context otherwise requires, Newco shall not be considered a Subsidiary of either Party.

“SUPERIOR PROPOSAL” shall mean a bona fide written Acquisition Proposal which the Board of Directors of a Party concludes in good faith, after consultation with such Party’s financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is demonstrably more favorable to the shareholders of such Party from a financial point of view than the transactions contemplated by this Agreement and (ii) is fully financed, has no more than an immaterial risk of not receiving all required governmental approvals on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 8.1(a), except that each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Mellon or BNY, as the case may be, and not any of their respective Subsidiaries.

“TAX” or “TAXES” shall mean all federal, state, local, and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any related interest and penalties, or additions thereto.

“TAX RETURN” shall mean any report, return, information return, or other information required to be supplied to a Taxing authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“TAXABLE PERIOD” shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

“TECHNOLOGY SYSTEMS” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by Person and its Subsidiaries.

“TRADE SECRETS” means all trade secrets and confidential information and know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Advisory Board	Section 5.20(b)
Advisory Client	Section 4.3(u)(i)
Advisory Contract	Section 4.3(u)(i)
Advisory Entities	Section 4.3(u)(i)
Agreement	Preamble
Available BNY Stock Plan Shares	Section 2.6(d)
Available Mellon Stock Plan Shares	Section 1.6(d)
BNY	Preamble
BNY Continuing Employees	Section 5.17(a)
BNY DRIP	Section 2.6(f)
BNY ESPP	Section 2.6(f)
BNY Holder	Section 3.2
BNY Insiders	Section 5.15
BNY Plans	Section 5.17(a)
BNY Shareholder Approval	Section 4.3(b)(i)
BNY Shareholders’ Meeting	Section 5.6(a)
BNY Stock Option	Section 2.6(a)
BNY Stock Option Agreement	Recitals
BNY Stock Plan	Section 2.6(a)
BNY Stock-Based Award	Section 2.6(b)
CERCLA	Section 4.3(h)
Change in Recommendation	Section 7.1(e)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Continuing Employees	Section 5.17(a)
Corporate Trust Agreements	Section 4.3(v)(i)
Covered Parties	Section 5.18(b)
Delaware Secretary of State	Section 1.2

Disclosure Letter	Section 4.1
Effective Time	Section 2.3
ERISA Affiliate	Section 4.3(k)(v)
Exchange Fund	Section 3.1(a)
First Effective Time	Section 1.2
First Step Merger	Section 1.1
Foreign Antitrust Approvals	Section 4.3(b)(iii)
Fund Client	Section 4.3(u)(i)
Holder	Section 3.1(b)
Indemnified Parties	Section 5.18(a)
Investment Advisers Act	Section 4.3(u)(v)
Investment Company Act	Section 4.3(u)(i)
Material Adverse Effect	Section 4.2(b)
Maximum Amount	Section 5.18(c)(ii)
Mellon	Preamble
Mellon Continuing Employees	Section 5.17(a)
Mellon DRIP	Section 1.6(f)
Mellon ESPP	Section 1.6(f)
Mellon Holder	Section 3.2
Mellon Insiders	Section 5.15
Mellon Plans	Section 5.17(a)
Mellon Shareholder Approval	Section 4.3(b)(i)
Mellon Shareholders’ Meeting	Section 5.6(b)
Mellon Stock Option	Section 1.6(a)
Mellon Stock Option Agreement	Recitals
Mellon Stock Plan	Section 1.6(a)
Mellon Stock-Based Award	Section 1.6(b)
Merger	Section 2.1
New Certificates	Section 3.1(a)
Newco	Preamble
Newco Stock Option	Section 1.6(a)
Newco Stock-Based Award	Section 1.6(b)
Newco Shareholder Approval	Section 4.3(b)(i)
New York Department of State	Section 2.3
Old Certificates	Section 2.4(b)
Old BNY Certificates	Section 2.4(b)
Old Mellon Certificates	Section 1.3(b)
Original Agreement	Recitals
PCBs	Section 4.3(h)
Pennsylvania Department of State	Section 1.2
Regulatory Consents	Section 4.3(b)(iii)
Required Consents	Section 6.1(b)
Second Step Merger	Section 2.1
SEC Reports	Section 4.3(d)(i)
Sponsored	Section 4.3(u)(i)

Takeover Laws	Section 4.3(q)
Termination Date	Section 7.1(d)
Trust Account Shares	Section 1.3(a)
Voting Debt	Section 4.3(c)(iii)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to December 3, 2006.

8.2.  Non-Survival of Representations and Covenants.   Except for Article 1, Article 2 and Article 3, Sections 5.5(c), 5.11(b), 5.17, 5.18, 5.19 and 5.20, and this Article 8, the respective representations, warranties, obligations, covenants, and agreements of the Parties and Newco shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

8.3.  Expenses.   Except as otherwise provided in this Section 8.3, each of the Parties and Newco shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that the Parties shall each bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement/Prospectus, one half of the printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus and one half of the filing fees in connection with any filing under the HSR Act.

8.4  Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Disclosure Letters and Exhibits) constitutes the entire agreement between the Parties and Newco with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or Newco or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as provided in Sections 5.18 and 5.19.

8.5.  Amendments.  Before the Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties and Newco, by action taken or authorized by their respective Boards of Directors, whether before or after the Mellon Shareholder Approval or BNY Shareholder Approval has been obtained, except to the extent that any such amendment would violate applicable Law or would require the approval of the shareholders of Mellon or shareholders of BNY, unless such required approval is obtained.

8.6.  Waivers.

(a) Prior to or at the Effective Time, either Party or Newco shall have the right to waive any Default in the performance of any term of this Agreement by the other Party or Newco, to waive or extend the time for the compliance or fulfillment by the other Party or Newco of any and all of such other Party’s or Newco’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party or Newco shall be effective unless in writing signed by a duly authorized officer of such Party or Newco.

(b) The failure of any Party or Newco at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party or Newco at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

8.7.  Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party or Newco (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

8.8.  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Mellon:	Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258 Fax Number: (412) 234-1684 Attention: Corporate Secretary

Copy to Counsel:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Fax Number: (212) 455-2502 Attention: Lee Meyerson, Esq. Maripat Alpuche, Esq. and

Reed Smith LLP 435 Sixth Avenue Pittsburgh, PA 15219 Fax Number: (412) 288-3063 Attention: Thomas Todd, Esq. Frederick C. Leech, Esq.

BNY:	The Bank of New York Company, Inc. One Wall Street New York, New York 10286 Fax Number: (212) 635-8460 Attention: General Counsel

Copy to Counsel:	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 Fax Number: (212) 558-3588 Attention: H. Rodgin Cohen, Esq. Mitchell S. Eitel, Esq.

Newco:	The Bank of New York Mellon Corporation One Wall Street New York, New York 10286 Fax Number: (212) 635-8460 Attention: General Counsel

Copy to Counsel:	The Bank of New York Mellon Corporation One Mellon Center Pittsburgh, PA 15258 Fax Number: (412) 234-1684 Attention: Corporate Secretary

8.9.  Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the Law of the State of New York.

8.10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and which counterparts may be delivered by facsimile.

8.11.  Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.12.  Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party or Newco, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties and Newco acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties and Newco. Nothing contained herein shall require any Party or person to take any action of any type in violation of applicable Law.

8.13.  Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or Newco. Upon such determination, the Parties and Newco shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties and Newco. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.14.  Waiver of Jury Trial.  Each Party and Newco acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party and Newco hereby irrevocably and unconditionally waives any right such Party and Newco may have to a trial by jury in respect of any Litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party and Newco certifies and acknowledges that (a) no representative, agent or attorney of the other Party or Newco has represented, expressly or otherwise, that such other Party or Newco would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party and Newco understands and has considered the implications of this waiver, (c) each Party and Newco makes this waiver voluntarily, and (d) each Party and Newco has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.14.

8.15.  Submission to Jurisdiction.  Each Party and Newco hereto irrevocably submits to the jurisdiction of (i) the Court of Chancery of the State of Delaware, County of New Castle, and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party and Newco hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Court of Chancery of the State of Delaware, County of New Castle. Each Party and Newco hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Court of Chancery of the State of Delaware, County of New Castle, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party and Newco hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The Parties and Newco hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.16.  Specific Performance.  The Parties and Newco agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties and Newco shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.15 above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.17.  Effectiveness of Amendment and Restatement.  This Agreement amends and restates the Original Agreement in its entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of December 3, 2006 unless expressly stated otherwise. This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the parties hereto.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered on its behalf by its duly authorized officers as of the day and year first above written.

THE BANK OF NEW YORK COMPANY, INC.

By:	/s/ Thomas A. Renyi Name: Thomas A. Renyi Title: Chairman and Chief Executive Officer

MELLON FINANCIAL CORPORATION

By:	/s/ Robert P. Kelly Name: Robert P. Kelly Title: Chairman, President and Chief Executive Officer

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Robert P. Kelly Name: Robert P. Kelly Title: Chief Executive Officer

Exhibit 1-A

Included as Annex B to the joint proxy statement/prospectus contained in this registration statement.

1-A-1

Exhibit 1-B

Included as Annex C to the joint proxy statement/prospectus contained in this registration statement.

1-B-1

EXHIBIT 2-A

THE BANK OF NEW YORK MELLON CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The undersigned does hereby certify as follows:

1. The name of the Corporation is The Bank of New York Mellon Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 9, 2007.

2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST:  The name of the Corporation is The Bank of New York Mellon Corporation.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is 3,600,000,000 of which 3,500,000,000 shares shall be Common Stock, par value $0.01 per share, and 100,000,000 shares shall be Preferred Stock, par value $0.01 per share. Shares of Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Corporation (or any committee thereof) may fix by resolution or resolutions, prior to the issuance of any shares of such series, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, applicable to the shares of such series.

FIFTH:  (a) Unless otherwise provided in any Certificate of Designations relating to any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of capital stock representing a majority of the voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote, notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b) Except as required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

SIXTH:  (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.

(b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 3, 2006, by and between Mellon Financial Corporation and The Bank of New York Company, Inc., as the same may be amended from time to time) and ending on the thirty-six month anniversary of the Effective Time, the affirmative vote of the holders of at least 75% in voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class, shall

2-A-1

be required in order for the stockholders to modify, amend or repeal Article Five of the by-laws of the Corporation or to adopt any by-law provision or other resolution inconsistent with Article Five.

SEVENTH:  Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH:  (a) RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced or brought by such Covered Person only if the commencement or bringing of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation. Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time denominates any of such persons as entitled to the benefits of this Article Eighth. The indemnification provided in this paragraph (a) shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Covered Person in connection with such Proceeding in accordance with paragraph (c) of this Article Eighth.

(b) INSURANCE, CONTRACTS AND FUNDING. The Corporation may purchase and maintain insurance to protect itself and any Covered Person against any liability or expense asserted or incurred by such Covered Person in connection with any Proceeding, whether or not the Corporation would have the power to indemnify such Covered Person against such liability or expense by law or under the provisions of this Article Eighth. The Corporation may enter into contracts with any Director or officer or, as authorized by the Board of Directors, any other employee or agent of the Corporation in furtherance of the provisions of this Article Eighth and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article Eighth.

(c) ADVANCEMENT OF EXPENSES. The Corporation shall to the fullest extent permitted by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding (other than any Proceeding (or part thereof) commenced or brought by a Covered Person without the specific authorization of the Board of Directors of the Corporation) in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified by the Corporation under this Article Eighth or otherwise.

(d) CLAIMS. If a written claim under paragraph (a) or paragraph (c) of this Article Eighth is not paid in full by the Corporation within thirty days after such claim has been received by the Corporation, the Covered Person may at any time thereafter initiate a Proceeding against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Covered Person shall also be entitled to be paid the expense of prosecuting such Proceeding. It shall be a defense to any Proceeding to recover a claim under paragraph (a) of this Article Eighth that the Covered Person is not entitled to indemnification under applicable law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the Covered Person is not entitled to indemnification under applicable

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law, shall be a defense to such Proceeding or create a presumption that the Covered Person is not entitled to indemnification under applicable law. The only defense to any such Proceeding to receive payment of expenses in advance under paragraph (c) of this Article Eighth shall be failure to make an undertaking to repay all amounts advanced if such an undertaking is required by law or by provision in this Certificate of Incorporation, agreement or otherwise.

(e) NONEXCLUSIVITY; NATURE AND EXTENT OF RIGHTS. The right of indemnification and advancement of expenses provided in this Article Eighth shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may otherwise be entitled, under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The provisions of this Article Eighth (i) shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article Eighth, (ii) shall continue as to each person who has ceased to have the status pursuant to which he or she was entitled or was denominated as entitled to indemnification hereunder, and (iii) shall be applicable to Proceedings commenced or continuing after the adoption of this Article Eighth, whether arising from acts or omissions occurring before or after such adoption.

(f) AMENDMENT OR REPEAL. Any repeal or modification of the provisions of this Article Eighth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g) OTHER INDEMNIFICATION. This Article Eighth shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

NINTH:  A director of the Corporation shall not be liable to the Corporation or its stockholders or creditors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH:  Any action required or permitted to be taken by the holders of the Common Stock of the Corporation may be taken without a meeting, without prior notice and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all outstanding shares of Common Stock of the Corporation.

ELEVENTH:  The Corporation reserves the right to alter, change or repeal any provision contained in this Certificate of Incorporation to the extent now or hereafter permitted or prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

The undersigned hereby acknowledges that the foregoing certificate is the undersigned’s act and deed on this the           day of          , 2007.

Name:

Title:

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Exhibit 2-B

THE BANK OF NEW YORK MELLON CORPORATION

BY-LAWS

ARTICLE ONE

Meetings of Stockholders

Section 1.  Annual Meetings.  The annual meeting of the stockholders of the Corporation for the election of Directors and the transaction of all other business that may properly come before the meeting shall be held on such date as the Board of Directors shall determine and specify in the notice of such meeting. The annual meeting shall be held at such time and place, and upon such notice, as the Board of Directors shall determine, in the city of New York, New York, or such other city as the Board of Directors shall determine, except that, at least once every three years, the meeting shall be held in Pittsburgh, Pennsylvania.

Section 2.  Special Meetings.  Special meetings of the stockholders may be called for any purpose by the Board of Directors, the Chief Executive Officer or the Chairman, and any such special meeting shall be held at the place, day and time and upon such notice as the Board of Directors or such person shall determine.

Section 3.  Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in any manner permitted by law which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 4.  Organization.  Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 11(a) of this Article One with respect to an annual meeting of stockholders and Section 11(b) of this Article One with respect to a special meeting of stockholders. The officer presiding at the meeting shall have the power and the duty to determine whether any business proposed to be brought before a meeting was proposed in accordance with the procedures set forth in these By-Laws and, if any business is not in compliance with such procedures, to declare that such defective proposal shall be disregarded. The officer presiding at the meeting shall have authority on his or her own motion to adjourn the meeting from time to time without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, whether or not constituting a quorum, and without notice other than announcement at the meeting. The Board of Directors may, to the extent not prohibited by law, adopt such rules and regulations for the conduct of the meetings of stockholders as it deems appropriate. Except to the extent inconsistent with the rules and regulations adopted by the Board of Directors, the officer presiding at the meeting of stockholders shall have the right and authority to prescribe rules, regulations and procedures and to do all acts as, in the judgment of such officer, are appropriate for the proper conduct of the meeting.

Section 5.  Voting.  Unless otherwise provided in the certificate of incorporation (including any certificate of designations with respect to any series of preferred stock), each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power on the matter in question. Stockholders may vote at any meeting in person or may authorize another person or persons to act for such stockholder by proxy in any manner permitted by law. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

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Section 6.  Record Dates.

(a) Record Date for Meetings of Stockholders.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the day immediately preceding the day on which notice is given, or, if notice is waived, the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) Record Date for Consents of Stockholders in Lieu of Meetings.  In order that the Corporation may determine the stockholders entitled to consent to any corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date on which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which such proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the day on which the Board of Directors adopts the resolution taking such prior action.

(c) Record Date for Dividends, Distributions and Other Rights in Respect of Stock.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no record date has been fixed by the Board of Directors, the record date for determining stockholders for any such purpose shall be the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.  Quorum; Stockholder Action.  The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum for the transaction of business at any meeting of stockholders. Without limiting the power and authority of the officer presiding at a meeting, pursuant to Section 4 of this Article One, to adjourn such meeting without a vote of stockholders, in the absence of a quorum of the holders of all outstanding shares of stock entitled to vote on a matter, the holders of such shares so present or represented may, by majority vote, adjourn such meeting from time to time until a quorum shall be so present or represented, without notice other than announcement at the meeting. When a quorum is once present, it shall not be broken by the subsequent withdrawal of any stockholder from the meeting. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. Unless otherwise provided by law or the Certificate of Incorporation, any action of the stockholders to be taken at a

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meeting of stockholders (other than election of Directors to the extent set forth in Section 8 of this Article One) may be taken by a majority of the votes cast with respect to the matter at any duly convened stockholders’ meeting.

Section 8.  Required Vote for Directors.  In order to be elected as a director by the stockholders, a person must, except as otherwise provided by law, receive a plurality of the votes cast by the holders of shares entitled to vote thereon at a meeting of the stockholders for the election of directors at which a quorum shall be present.

Section 9.  List of Stockholders.  The Secretary or other officer of the Corporation who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to examination by any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, either (at the election of the Corporation) (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is included in the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders shall also be open to examination by any stockholder at the meeting (and for the duration thereof) as required by applicable law. Except as otherwise provided by law, the identity of stockholders entitled to examine the list of stockholders required by this Section 9, to vote in person or by proxy at any meeting of stockholders or to execute written consents to corporate action without a meeting shall be conclusively determined by reference to the stock ledger.

Section 10.  Inspector of Elections.  The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 11.  Notice of Business to Be Presented at Stockholder Meetings.

(a) Annual Meetings of Stockholders.  The proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made (x) pursuant to the Corporation’s notice of meeting, (y) by or at the direction of the Board of Directors or (z) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 11, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 11. For business to be properly brought before an annual meeting by a stockholder pursuant to clause (z) of the preceding sentence, such business must be a proper matter for stockholder action and the stockholder must have given timely notice in compliance with the following requirements in writing to the Secretary of the Corporation:

(i) To be timely, a stockholder’s notice given pursuant to this Section 11 must be received at the principal executive offices of the Corporation, addressed to the Secretary, not less than 90

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calendar days or more than 120 calendar days before the anniversary date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting; provided that the first such anniversary date occurring after the effective date of these By-Laws shall be deemed to be March 10, 2008. Notwithstanding the preceding sentence, if the date of the annual meeting at which such business is to be presented has been changed by more than 30 calendar days from the date of the most recent previous annual meeting, a stockholder’s notice shall be considered timely if so received by the Corporation (A) on or before the later of (1) 120 calendar days before the date of the annual meeting at which such business is to be presented or (2) 30 calendar days following the first public announcement by the Corporation of the date of such annual meeting and (B) not later than 15 calendar days prior to the scheduled mailing date of the Corporation’s proxy materials for such annual meeting. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

(ii) A stockholder’s notice given pursuant to this Section 11 shall set forth (A) the name and address of the stockholder who intends to make the proposal and the classes and numbers of shares of the Corporation’s stock beneficially owned by such stockholder, (B) a representation that the stockholder is and will at the time of the annual meeting be a holder of record of stock of the Corporation entitled to vote at such meeting on the proposal(s) specified in the notice and intends to appear in person or by proxy at the meeting to present such proposal(s), (C) a description of the business the stockholder intends to bring before the meeting, including the text of any proposal or proposals to be presented for action by the stockholders, (D) the name and address of any beneficial owner(s) of the Corporation’s stock on whose behalf such business is to be presented and the class and number of shares beneficially owned by each such beneficial owner and (E) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any such beneficial owner.

(b) Special Meetings of Stockholders.  The matters to be considered and brought before any special meeting of stockholders shall be limited to only such matters as shall be brought properly before such meeting pursuant to the Corporation’s notice of such special meeting.

(c) General.  (i) For purposes of this Section, (A) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (B) “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act or any successor rule.

(ii) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section

11. Nothing in this Section 11 shall be deemed to affect any rights of a stockholder to request inclusion of a proposal in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or any successor rule, or to present for action at an annual meeting any proposal so included.

ARTICLE TWO

Directors

Section 1.  Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as expressly limited by law, all corporate powers of the Corporation shall be vested in and may be exercised by the Board of Directors.

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Section 2.  Number.  Except as otherwise provided in Article Five, the Board of Directors shall consist of such number of Directors as shall be fixed from time to time by a majority vote of the entire Board of Directors.

Section 3.  Election; Term of Office.  Each Director hereafter elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until his or her death or until he or she shall resign or shall have been removed or disqualified.

Section 4.  Nomination.  Nominations for the election of Directors may be made by the Board of Directors, a committee thereof or any officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority. Upon proper notice given to the Corporation, nominations may also be made by any stockholder entitled to vote in the election of Directors. Written notice of a stockholder’s intent to make a nomination or nominations for Director must be given to the Corporation either by United States mail or personal delivery to the Secretary of the Corporation (i) in the case of an annual meeting, not less than 90 calendar days or more than 120 calendar days before the anniversary date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting; provided that the first such anniversary date occurring after the effective date of these By-Laws shall be deemed to be March 10, 2008 and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed and the day on which public announcement of the date of the meeting was made. Notwithstanding clause (i) of the preceding sentence, if the date of the annual meeting at which Directors are to be elected has been changed by more than 30 calendar days from the date of the most recent previous annual meeting, a stockholder’s notice of intent to make a nomination or nominations for Director shall be considered timely if so received by the Corporation (A) on or before the later of (x) 120 calendar days before the date of the annual meeting at which such business is to be presented or (y) 30 calendar days following the first public announcement by the Corporation of the date of such annual meeting and (B) not later than 15 calendar days prior to the scheduled mailing date of the Corporation’s proxy materials for such annual meeting. The notice must include: (1) the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is and will at the time of the annual meeting be a holder of record of Common Stock entitled to vote at such annual meeting and that the stockholder intends to appear in person or by proxy at the annual meeting to make the nomination or nominations set forth in the notice, (2) the name and address of the person or persons to be nominated for election as Director and such other information regarding the proposed nominee or nominees as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission, (3) a description of all arrangements or undertakings between the stockholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (4) a consent signed by each of the proposed nominees agreeing to serve as a Director if so elected. The Board of Directors will be under no obligation to recommend a proposed nominee, even though the notice as set forth above has been given.

Section 5.  Vacancies.  Subject to the provisions of Article Five, any vacancy on the Board of Directors resulting from death, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of Directors which occurs between annual meetings of the stockholders at which Directors are elected, shall be filled only by a majority vote of the remaining Directors then in office, whether or not a quorum, except that those vacancies resulting from removal from office by a vote of the stockholders may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The Directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Section 6.  Removal.  Any Director may be removed from office by a vote of the stockholders at any time without assigning any cause.

Section 7.  Exceptions for Preference Directors.  The provisions of Sections 4 through 6 of this Article Two shall not apply to any Director of the Corporation who may be elected under specified

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circumstances by holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation.

Section 8.  Organizational Meeting.  A meeting of the Board of Directors for the purpose of organizing the new Board, appointing the officers of the Corporation for the ensuing year and transacting other business shall be held without notice immediately following the annual election of Directors or as soon thereafter as is practicable at such time and place as the Secretary may designate.

Section 9.  Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine in its Board Policies adopted at its Organization Meeting each year or which are otherwise furnished to the Directors at such Organization Meeting, and if so determined or furnished, notice of such meetings need not be given, provided that at least 25 percent of such regular meetings (but if the number of such meetings is less than eight, no more than two per year) shall be held in Pittsburgh, Pennsylvania.

Section 10.  Special Meetings.  The Chief Executive Officer, the Chairman or the President may call a special meeting of the Board of Directors at any time. Any such officer or the Secretary shall call a special meeting of the Board upon the written request of any three members of the Board. A special meeting shall be held at such time and place as may be designated by the person or persons calling the meeting. The person or persons calling the meeting shall cause such notice of the meeting and of its purpose to be given as hereinafter provided in this Section 10, but, except as otherwise expressly provided by law or by these By-Laws, the purposes thereof need not be stated in such notice. Except as otherwise provided by law, notice of the special meeting stating the place, date and hour of the meeting shall be given to each Director either (i) by mail or courier not less than 48 hours before the date of the meeting or (ii) by telephone, telegram or facsimile or electronic transmission, not less than 24 hours before the time of the meeting or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances (provided that notice of any meeting need not be given to any director who shall either submit, before or after such meeting, a waiver of notice or attend the meeting without protesting, at the beginning thereof, the lack of notice).

Section 11.  Quorum; Board Action.  A majority of the entire Board of Directors (as defined in Article Five) shall constitute a quorum for the transaction of business at any meeting. Unless otherwise provided by law, by these By-Laws or in the Certificate of Incorporation of the Corporation, any action of the Board may be taken upon the affirmative vote of a majority of the Directors present at a duly convened meeting or upon the unanimous written consent of all Directors. In case at any meeting of the Board of Directors a quorum shall not be present, a majority of the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

Section 12.  Participation other than by Attendance.  To the full extent permitted by law, any Director may participate in any regular or special meeting of the Board of Directors or of any committee of the Board of Directors of which he or she is a member by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting are able to hear each other.

Section 13.  Action by Directors Without a Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing (which writing may include by electronic mail), and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee, as the case may be.

Section 14.  Compensation.  Each Director who does not receive a salary from the Corporation or any affiliate thereof shall be entitled to such compensation as the Board shall determine for his or her service upon the Board of Directors and any of its committees, for his or her attendance at meetings of the Board and any of its committees and for his or her expenses incident thereto. Directors shall also be entitled to such compensation as the Board shall determine for services rendered to the Corporation in any capacity other than as Directors.

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Section 15.  Resignation.  Any Director may resign by submitting his or her resignation to the Chief Executive Officer, the Chairman, the President or the Secretary of the Corporation. Such resignation shall become effective upon its submission or at any later time specified therein.

ARTICLE THREE

Committees of the Board of Directors

Section 1.  Appointment; Powers.  The Board of Directors may appoint one or more standing or temporary committees consisting of two or more Directors. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member; provided, that during the Specified Period (as defined in Article Five), a Continuing BNY Director (as defined in Article Five) shall be appointed as an alternate for a member of the committee who is a Continuing BNY Director and a Continuing Mellon Director (as defined in Article Five) shall be appointed as an alternate for a member of the committee who is a Continuing Mellon Director. The Board of Directors may invest such committees with such powers and authority, subject to such conditions, as it may see fit, but no such committee shall have the power or authority with respect to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing these By-Laws.

Section 2.  Executive Committee.  Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members an Executive Committee which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and may exercise all the authority of the Board of Directors during the intervals between the meetings thereof. All acts done and powers conferred by the Executive Committee shall be deemed to be, and may be certified as being, done by or conferred under authority of the Board of Directors.

Section 3.  Audit and Examining Committee.  Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members, none of whom shall be an officer of the Corporation, an Audit and Examining Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Audit and Examining Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Audit and Examining Committee.

Section 4.  Corporate Governance and Nominating Committee.  Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members, none of whom shall be an officer of the Corporation, a Corporate Governance and Nominating Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Corporate Governance and Nominating Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Corporate Governance and Nominating Committee.

Section 5.  Human Resources and Compensation Committee.  Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members, none of whom shall be an officer of the Corporation, a Human Resources and Compensation Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Human Resources and Compensation Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Human Resources and Compensation Committee.

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Section 6.  Risk Committee.  Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members, a Risk Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Risk Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Risk Committee.

Section 7.  Corporate Responsibility Committee.  Subject to the provisions of Article Five, the Board of Directors shall appoint from among its members, a Corporate Responsibility Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Corporate Responsibility Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Corporate Responsibility Committee.

Section 8.  Integration Committee.  Subject to the provisions of Article Five, until the Integration Date (as defined in Article Five), the Board of Directors shall appoint from among its members an Integration Committee, which, so far as may be permitted by law and except as specifically limited by the Board of Directors pursuant to Section 1 of this Article Three, shall have all the powers and responsibilities and shall perform the functions specified in the Charter of the Integration Committee, as approved by the Board of Directors, and in any supplemental statement that the Board of Directors may adopt with regards to the functions of the Integration Committee.

Section 9.  Term; Vacancies.  Subject to the provisions of Article Five: (a) all committee members appointed by the Board of Directors shall serve at the pleasure of the Board of Directors; and (b) the Board of Directors may fill any committee vacancy.

Section 10.  Organization.  All committees shall determine their own organization, procedures and times and places of meeting, unless otherwise directed by the Board of Directors and except as otherwise provided in these By-Laws. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article Two of these By-Laws.

ARTICLE FOUR

Officers

Section 1.  Chief Executive Officer.  Subject to the provisions of Article Five, the Board of Directors shall appoint a Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall report directly to the Board of Directors and shall be responsible for the general management of the affairs of the Corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chief Executive Officer shall have general executive powers concerning all the operations and business of the Corporation and shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board of Directors or as may be provided by law, and he or she may delegate to any other officer such executive and other powers and duties as he or she deems advisable.

Section 2.  Chairman.  Subject to the provisions of Article Five, the Board of Directors shall appoint one of its members to be Chairman. During the period beginning at the Effective Time and ending on the Succession Date (as such terms are defined in Article Five), the Chairman shall be designated “Executive Chairman”, shall be an officer of the Corporation, and the Chief Compliance Officer of the Corporation and the Chief Auditor (for administrative purposes only) shall report to the Executive Chairman. In addition, until the Succession Date, the Executive Chairman shall be in charge of the integration of the Corporation following

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the Merger (as defined in Article Five) and shall report to the Integration Committee with respect to such responsibilities. The Chairman shall preside at all meetings of the stockholders and of the Board of Directors and shall have and exercise such further powers as may be conferred upon, or assigned to, him or her by the Board of Directors or as may be provided by law. In the event of the absence or temporary disability of the Chairman, the Chief Executive Officer shall preside at the applicable meetings of the stockholders and/or the Board of Directors during which such absence or disability exists and, in the event of the absence or temporary disability of the Chairman and the Chief Executive Officer, any other officer of the Corporation or Director designated by the Board of Directors (provided that if such absence or temporary disability occurs during the Specified Period, only by an affirmative vote of at least 75 percent of the entire Board of Directors) shall preside at the applicable meetings of the stockholders and/or Board of Directors during which such absence or disability exists.

Section 3.  President.  Subject to the provisions of Article Five, the Board of Directors shall appoint a President. The President shall have and exercise such powers and duties as may be conferred upon, or assigned to, him or her by the Board of Directors or the Chief Executive Officer or as may be provided by law.

Section 4.  Senior Officers.  The Board of Directors may appoint, or the Chief Executive Officer may appoint, subject to confirmation by the Board of Directors, one or more senior officers of the Corporation, any of whom may be designated as Vice Chairmen or as executive, senior, group or administrative vice presidents or given any other descriptive titles, as the Board of Directors or the Human Resources and Compensation Committee of the Board of Directors shall specify from time to time. Each senior officer shall have and exercise such powers and duties as may be conferred upon, or assigned to, him or her by the Board of Directors or the Chief Executive Officer.

Section 5.  Secretary; Assistant Secretaries.  The Board of Directors shall appoint a Secretary. The Secretary shall act as secretary of all meetings of the stockholders, of the Board of Directors and of the Executive Committee, and he or she shall keep minutes of all such meetings. The Secretary shall give such notice of the meetings as is required by law or these By-Laws. The Secretary shall be the custodian of the minute book, stock record and transfer books and all other general corporate records. The Secretary shall be the custodian of the corporate seal and shall have the power to affix and attest the same, and he or she may delegate such power to one or more officers, employees or agents of the Corporation. The Secretary shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board of Directors or the Chief Executive Officer or as may be provided by law. The Board of Directors or the Chief Executive Officer may appoint one or more Assistant Secretaries who shall assist the Secretary in the performance of his or her duties. At the direction of the Secretary or in the event of his or her absence or disability, an Assistant Secretary shall perform the duties of the Secretary. Each Assistant Secretary shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board of Directors, the Chief Executive Officer or the Secretary.

Section 6.  Treasurer; Assistant Treasurers.  The Board of Directors shall appoint a Treasurer. The Treasurer shall have and exercise such powers and duties as may be conferred upon, or assigned to, him or her by the Board of Directors or the Chief Executive Officer. The Board of Directors or the Chief Executive Officer may appoint one or more Assistant Treasurers who shall assist the Treasurer in the performance of his or her duties. At the direction of the Treasurer or in the event of his or her absence or disability, an Assistant Treasurer shall perform the duties of the Treasurer. Each Assistant Treasurer shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board of Directors, the Chief Executive Officer or the Treasurer.

Section 7.  Chief Auditor.  Subject to any requirement of law or the rules of any exchange on which shares of Common Stock of the Corporation are listed, the Board of Directors shall appoint a Chief Auditor who shall be the chief auditing officer of the Corporation. He or she shall report to the Audit and Examining Committee and shall continuously examine the affairs of the Corporation under the general supervision and direction of the Board of Directors. He or she shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Auditing and Examining Committee or the Board of

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Directors. The Board of Directors may also appoint other officers who shall perform such auditing duties as may be assigned to them by the Board of Directors or the Chief Auditor of the Corporation.

Section 8.  Other Officers.  The Board of Directors, the Chief Executive Officer or the delegate of either of them may appoint or hire such additional officers of the Corporation, who may be designated as vice presidents, assistant vice presidents, officers, assistant officers, or given any other descriptive titles, and may hire such additional employees, as it or he or she may deem necessary or desirable to transact the business of the Corporation, and may establish the conditions of employment of any of the persons mentioned above and may fix their compensation and dismiss them. Such persons may have such descriptive titles as may be appropriate, and they shall, respectively, have and exercise such powers and duties as pertain to their several offices or as may be conferred upon, or assigned to, them by the appropriate appointing authority and as are not inconsistent with any provisions of these By-Laws.

Section 9.  Tenure of Office.  Subject to the provisions of Article Five, the Chief Executive Officer, the Chairman and the President shall each hold office for the year for which the Board of Directors was elected and until the appointment and qualification of his or her successor or until his or her earlier death, resignation, disqualification or removal. All other officers and employees shall hold office at the pleasure of the appropriate appointing authority. Subject to the provisions of Article Five, in particular subsection 2(b) of Article Five, the Board of Directors may remove any officer with or without cause at any time.

Section 10.  Compensation.  Subject to the provisions of Article Five, the Board of Directors shall fix the compensation of those officers appointed pursuant to Sections 1, 2, 3 and 7 of this Article Four and of any other officers of the Corporation or any officers of any subsidiary of the Corporation that the Board of Directors shall deem appropriate, and it may award additional compensation to any officer or employee of the Corporation or any officer of any subsidiary for any year or years based upon the performance of that person during any such period, the success of the operations of the Corporation or any subsidiary thereof during any such period or any other reason that the Board of Directors shall deem appropriate. Unless the Board of Directors shall otherwise direct, the Chief Executive Officer or his or her delegate shall fix the compensation of all other officers or employees of the Corporation or any subsidiary thereof.

ARTICLE FIVE

Certain Governance Matters

Section 1.  Definitions.  The following definitions shall apply to this Article Five and otherwise as applicable in these By-Laws:

(a) “BNY” means The Bank of New York Company, Inc., a New York corporation.

(b) “Continuing BNY Directors” shall mean the Directors as of the Effective Time who were nominated to be Directors by the Board of Directors of BNY prior to the Effective Time and additional Directors who take office after the Effective Time who are nominated by the Continuing BNY Directors Committee pursuant to Section 3(a) of this Article Five.

(c) “Continuing BNY Directors Committee” shall mean the committee established by Section 3(b) of this Article Five.

(d) “Continuing Mellon Directors” shall mean the Directors as of the Effective Time who were nominated to be Directors by the Board of Directors of Mellon prior to the Effective Time and additional Directors who take office after the Effective Time who are nominated by a majority of the Continuing Mellon Directors Committee pursuant to Section 3(a) of this Article Five.

(e) “Continuing Mellon Directors Committee” shall mean the committee established by Section 3(c) of this Article Five.

(f) “Effective Time” has the meaning specified in the Merger Agreement.

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(g) “entire Board of Directors” means the total number of Directors which the Corporation would have if there were no vacancies.

(h) “Mellon” means Mellon Financial Corporation, a Pennsylvania corporation.

(i) “Merger” has the meaning specified in the Merger Agreement.

(j) “Merger Agreement” means the Agreement and Plan of Merger, dated as of December 3, 2006, by and between Mellon and BNY (as the same may be amended from time to time).

(k) “Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six-month anniversary of the Effective Time.

(l) “Succession Date” has the meaning specified in Section 2(a) of this Article Five.

Section 2.  Chairman Succession; CEO and President.  (a) Effective as of the Effective Time, Mr. Thomas Renyi shall become and serve as Executive Chairman of the Board of Directors, Mr. Robert Kelly shall become and serve as Chief Executive Officer of the Corporation and Mr. Gerald Hassell shall become and serve as President of the Corporation. Mr. Robert Kelly shall be the successor to Mr. Thomas Renyi as Chairman of the Board of Directors, with such succession to become effective on the eighteen-month anniversary of the Effective Time or any such earlier date as of which Mr. Thomas Renyi ceases for any reason to serve in the position of Executive Chairman of the Board of Directors (the date of succession, the “Succession Date”).

(b) During the Specified Period, any removal of, or failure to reelect (if such person is willing to serve), any of the individuals serving in the capacities set forth in subsection 2(a) above, any failure to appoint or elect Mr. Robert Kelly as Chairman of the Board of Directors on the Succession Date, any amendment or modification to or termination of any employment or similar agreement with any of Messrs. Thomas Renyi, Robert Kelly or Gerald Hassell in effect as of the Effective Time, or any modification to any of their respective duties, authority or reporting relationships as set forth in Article Four, shall require the affirmative vote of at least 75 percent of the entire Board of Directors. In the event that during the Specified Period any of the individuals set forth in subsection 2(a) above shall be unable (whether by reason of death, permanent disability, retirement or otherwise) or unwilling to continue in such office, other than as expressly set forth in subsection 2(a) with respect to the succession of Mr. Robert Kelly as Chairman of the Board of Directors on the Succession Date, the vacancy created thereby shall be filled only by the affirmative vote of at least 75 percent of the entire Board of Directors.

Section 3.  Composition of the Board of Directors.  (a) During the period beginning on the Effective Time and ending on the Succession Date, the Board of Directors shall be comprised of 18 Directors, of which 10 shall be Continuing BNY Directors and eight shall be Continuing Mellon Directors. Beginning on the Succession Date and during the remainder of the Specified Period, the Board of Directors shall be comprised of 16 Directors, of which nine shall be Continuing BNY Directors (one of whom shall be the President of the Corporation, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation) and seven shall be continuing Mellon Directors (one of whom shall be the Chief Executive Officer of the Corporation, if he or she is then a member of the Board of Directors, and the remainder of whom shall consist of Directors who are not officers of the Corporation). During the Specified Period, all vacancies on the Board of Directors created by the cessation of service of a Continuing BNY Director shall be filled by a nominee selected by the Continuing BNY Directors Committee and all vacancies on the Board of Directors created by the cessation of service of a Continuing Mellon Director shall be filled by a nominee selected by the Continuing Mellon Directors Committee. During the Specified Period, the Continuing BNY Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing BNY Director. During the Specified Period, the Continuing Mellon Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Mellon Director.

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(b) The Board of Directors shall constitute a Continuing BNY Directors Committee, which shall be comprised of all the Continuing BNY Directors. The Continuing BNY Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Continuing BNY Director and (ii) to nominate Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing BNY Director. At the end of the Specified Period, the Continuing BNY Directors Committee shall be automatically disbanded.

(c) The Board of Directors shall constitute a Continuing Mellon Directors Committee, which shall be comprised of all the Continuing Mellon Directors. The Continuing Mellon Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Continuing Mellon Director and (ii) to nominate Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Continuing Mellon Director. At the end of the Specified Period, the Continuing Mellon Directors Committee shall be automatically disbanded.

Section 4.  Lead Director.  During the period beginning at the Effective Time and ending on the eighteen-month anniversary of the Effective Time, the lead Director of the Corporation shall be a Continuing BNY Director selected by the Continuing BNY Directors Committee. During the period beginning on the eighteen-month anniversary of the Effective Time and ending on the thirty-six month anniversary of the Effective Time, the lead Director of the Corporation shall be a Continuing Mellon Director selected by the Continuing Mellon Directors Committee. Thereafter, the lead Director shall be a Director selected by a majority of the entire Board of Directors. The Lead Director shall have such duties and responsibilities as may be set forth in the Corporation’s Board policies from time to time.

Section 5.  Composition of Committees.  During the Specified Period, each of the Human Resources and Compensation Committee and Corporate Responsibility Committee shall be comprised of at least five members with a number of Continuing Mellon Directors that is greater by one than the number of Continuing BNY Directors on the Committee and a Continuing Mellon Director shall be the chair of each such Committee. During the Specified Period, each of the Executive Committee, Audit and Examining Committee, Corporate Governance and Nominating Committee and Risk Committee shall be comprised of at least five members with a number of Continuing BNY Directors that is greater by one than the number of Continuing Mellon Directors on the Committee and a Continuing BNY Director shall be the chair of each such Committee. Until the end of the Specified Period or the date on which the Board of Directors determines to terminate the Integration Committee (which shall not be earlier than the Succession Date) (such termination date, the “Integration Date”), the Integration Committee shall be comprised of two Continuing Mellon Directors and two Continuing BNY Directors and a Continuing Mellon Director shall be the chair of such Committee. At the end of such period, the Integration Committee shall be disbanded.

Section 6.  Corporate Name; Brand Names.  (a) During the period beginning at the Effective Time and ending on the fifth anniversary of the Effective Time, the Board of Directors shall not recommend for adoption by the stockholders of the Corporation, or otherwise approve or effect, any change to the name of the Corporation or any of the brand names specified in paragraph (b) of this Section 6 without the unanimous affirmative vote of the entire Board of Directors.

(b) Brand Names. The Corporation’s product lines shall use the following brand names:

(i) the Asset Management product line shall use the brand name “BNY Mellon Asset Management”;

(ii) the Private Wealth Management product line shall use the brand name “BNY Mellon Wealth Management”;

(iii) the Custody product line shall use the brand name “BNY Mellon Asset Servicing”;

(iv) the Stock Transfer product line shall use the brand name “BNY Mellon Stock Transfer”;

(v) the Payments and Cash Management product lines shall use the brand name “BNY Mellon” within the United States and the brand name “Bank of New York Mellon” outside of the United States;

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(vi) the Client Management product line shall use both the brand names “BNY Mellon” and “Bank of New York Mellon”; and

(vii) all other lines of business of the Corporation shall use the brand name “Bank of New York Mellon” under Bank of New York Mellon Securities Services.

Section 7.  Amendments.  During the Specified Period, the provisions of this Article Five (other than Section 6) and Section 1 of Article One, Section 9 of Article Two and Section 1 of Article Three may be modified, amended or repealed, and any By-Law provision or other resolution inconsistent with this Article Five (other than Section 6) or Section 1 of Article One, Section 9 of Article Two or Section 1 of Article Three may be adopted, or any such modification, amendment, repeal or inconsistent By-Law provisions or other resolutions recommended for adoption by the stockholders of the Corporation, only by an affirmative vote of at least 75 percent of the entire Board of Directors. Prior to the fifth anniversary of the Effective Time, the provisions of Section 6 of this Article Five may be modified, amended or repealed, and any By-Law provision or other resolution inconsistent with Section 6 may be adopted, or any such modification, amendment, repeal or inconsistent By-Law provisions or other resolutions recommended for adoption by the stockholders of the Corporation, only by the unanimous affirmative vote of the entire Board of Directors. In the event of any inconsistency between any other provision of these By-Laws and any provision of this Article Five, the provisions of this Article Five shall control.

ARTICLE SIX

Stock, Stock Certificates and Holders of Record

Section 1.  Stock Certificates.  Shares of stock of the Corporation shall be represented by certificates or, to the extent provided in Sections 5 and 6 of this Article Six or as otherwise required by law, shall be uncertificated. Stock certificates shall be in such form as the Board of Directors may from time to time prescribe in accordance with law and the requirements of any exchange upon which such shares are listed. Such certificates shall be signed by the Executive Chairman or the Chief Executive Officer, countersigned by the Secretary, the Treasurer or any other officer so authorized by the Board of Directors and sealed with the seal of the Corporation, and such signatures and seal may be facsimile or otherwise as permitted by law. In case any officer, registrar or transfer agent who has signed, or whose facsimile signature has been placed upon, any stock certificate shall have ceased to be such officer, registrar or transfer agent, as the case may be, before the certificate is issued, as a result of death, resignation or otherwise, the certificate may be issued by the Corporation with the same effect as if the officer, registrar or transfer agent, as the case may be, had not ceased to be such at the date of the certificate’s issue.

Section 2.  Transfer of Stock.  Except as otherwise provided by law, transfers of shares of stock of the Corporation shall be made only upon the books of the Corporation only by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer agent duly appointed, and upon surrender of the certificate or certificates for such shares properly endorsed, if such shares are represented by a certificate, and payment of all taxes thereon.

Section 3.  Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or shares.

Section 4.  Holders of Record.  The Corporation shall be entitled to treat any person in whose name shares of stock of the Corporation stand on its books as the holder and owner in fact thereof for all purposes.

Section 5.  Uncertificated Securities.  All or part of the shares of common stock of the Corporation may be uncertificated shares to the extent determined by the Board of Directors (or by any officer or other person as the Board of Directors may designate) from time to time; however, in no event shall shares of common stock represented by a certificate be deemed uncertificated until the certificate is surrendered to the Corporation.

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Section 6.  Determinations as to Issuance, Transfer and Registration.  The Board of Directors (or any officer or other person as the Board of Directors may designate) from time to time may make such rules, policies and procedures as it, he or she may deem appropriate concerning the issue, transfer and registration of shares of stock of the Corporation, whether certificated or uncertificated.

ARTICLE SEVEN

Signing Authority and Corporate Transactions

Section 1.  Signing Authority.  The Chief Executive Officer, the Chairman, the President, any senior officer or any Vice President of the Corporation shall have full power and authority, in the name and on behalf of the Corporation, under seal of the Corporation or otherwise, to execute, acknowledge and deliver any and all agreements, instruments or other documents relating to property or rights of all kinds held or owned by the Corporation or to the operation of the Corporation, all as may be incidental to the operation of the Corporation and subject to such limitations as the Board of Directors or the Chief Executive Officer may impose. Any such agreement, instrument or document may also be executed, acknowledged and delivered in the name and on behalf of the Corporation, under seal of the Corporation or otherwise, by such other officers, employees or agents of the Corporation as the Board of Directors, the Chief Executive Officer or the delegate of either of them may from time to time authorize. In each such case, the authority so conferred shall be subject to such limitations as the Board of Directors, the Chief Executive Officer or the delegate may impose. Any officer, employee or agent authorized hereunder to execute, acknowledge and deliver any such agreement, instrument or document is also authorized to cause the Secretary, any Assistant Secretary or any other authorized person to affix the seal of the Corporation thereto and to attest it.

Section 2.  Voting and Acting with Respect to Stock and Other Securities Owned by the Corporation.  The Chief Executive Officer, the Chairman, the President, any senior officer or any Vice President shall have the power and authority to vote and act with respect to all stock and other securities in any other corporation owned by this Corporation, subject to such limitations as the Board of Directors or the Chief Executive Officer may impose. Such power and authority may be conferred upon any other officer, employee or agent by the Board, the Chief Executive Officer or the delegate of either of them, and such authority may be general or may be limited to specific instances. Any person so authorized shall have the power to appoint an attorney or attorneys, with general power of substitution, as proxies for the Corporation with full power to vote and act on behalf of the Corporation with respect to such stock and other securities.

ARTICLE EIGHT

General Provisions

Section 1.  Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 2.  Records.  The Certificate of Incorporation, By-Laws and the proceedings of all meetings of the stockholders, the Board of Directors, the Executive Committee, and any other committee of the Board of Directors shall be recorded in appropriate minute books provided for this purpose or in any other information storage device (whether in paper or electronic form), provided that the records so kept can be converted into clearly legible form within a reasonable period of time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same. The minutes of each meeting shall be signed by the Secretary or other person acting as secretary of the meeting.

Section 3.  Seal.  The Board of Directors may from time to time prescribe the form of a suitable corporate seal.

Section 4.  Number.  Any reference in these By-Laws to the singular includes the plural and vice versa unless the context indicates otherwise.

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ARTICLE NINE

By-Laws

Section 1.  Amendments.  Except as otherwise provided in Article Five of these By-Laws or in Article SIXTH, Section (b) of the Certificate of Incorporation, these By-Laws may be amended, altered and repealed, and new By-Laws may be adopted, either by action of the stockholders or (except as otherwise provided by law or these By-Laws) by action of the Board of Directors.

Section 2.  Inspection.  A copy of the By-Laws, with all amendments thereto, shall at all times be kept in a convenient place at the principal office of the Corporation and shall be open for inspection to all stockholders during normal business hours.

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Exhibit 3-A

The Bank of New York Mellon Corporation
[Address]
[Address]

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Mellon Financial Corporation, a Pennsylvania corporation (“Mellon”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated December 3, 2006 (the “Merger Agreement”), by and between Mellon and The Bank of New York Company, Inc., a New York corporation (“BNY”), each of Mellon and BNY shall be merged with and into a new company, The Bank of New York Mellon Corporation (“Newco”) (the “Merger”), and each share of common stock, par value $0.50 per share, of Mellon (“Mellon Common Stock”) shall be converted into the right to receive one share of common stock, par value $[•] per share, of Newco (“Newco Common Stock”). I further understand that I may receive Newco Common Stock as a result of the exercise of Mellon Stock Options or other similar Rights. All capitalized terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I hereby represent, warrant and covenant to Newco that in the event I receive any Newco Common Stock as a result of the Merger:

1. The Newco Common Stock to be received by me as a result of the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any Mellon Stock Option, Right or other interest (all such shares and securities being referred to herein as “Restricted Securities”) will be taken for my own account, and not for others, directly or indirectly, in whole or in part, and I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Act.

2. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Restricted Securities to the extent I believed necessary with my counsel or counsel for Mellon.

3. I have been advised that the issuance of Newco Common Stock to me pursuant to the Merger will be registered with the SEC under the Act. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Mellon I may be deemed to have been an affiliate of Mellon and the distribution by me of Restricted Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Restricted Securities issued to me as a result of the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel in form and substance reasonably acceptable to Newco, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that Newco is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

5. I also understand that stop transfer instructions will be given to Newco’s transfer agent with respect to Restricted Securities and that there will be placed on the certificates for Restricted Securities issued to me, or securities issued in substitution therefor, a legend stating in substance:

“The shares represented by this certificate (a) were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies and (b) may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under such Act, (2) in conformity

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with the volume and other limitations of Rule 145 under such Act, or (3) in accordance with a legal opinion in form and substance reasonably acceptable to The Bank of New York Mellon Corporation that such sale or transfer is otherwise exempt from the registration requirements of such Act.”

6. I understand and agree that, unless the transfer by me of my Restricted Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Newco reserves the right, in its sole discretion, to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

7. I understand and agree that the legends set forth in paragraphs (5) and (6) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Newco’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply (A) upon my request, if one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Newco; (B) upon my request, if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Effective Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Newco; or (C) I have delivered to Newco (i) a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Newco, or other evidence reasonably satisfactory to Newco to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) evidence or representations reasonably satisfactory to Newco that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 or pursuant to an effective registration under the Act.

8. By executing this letter, without limiting or abrogating the agreements that I have made as set forth above, I am not admitting that I am an “affiliate” of Mellon as described in the first paragraph of this letter or waiving any rights I may have to object to any claim that I am such an “affiliate” on or after the date of this letter.

9. I understand and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest (the “Affiliated Persons”). I will cause the Affiliated Persons to comply with the terms of this Letter Agreement as if a party hereto.

10. This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

11. This Letter Agreement shall be governed by the Laws of the State of New York.

Very truly yours,

Name:

3-A-2

Exhibit 3-B

The Bank of New York Mellon Corporation
[Address]
[Address]

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of The Bank of New York Company, Inc., a New York corporation (“BNY”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated December 3, 2006 (the “Merger Agreement”), by and between BNY and Mellon Financial Corporation, a Pennsylvania corporation (“Mellon”), each of BNY and Mellon shall be merged with and into a new company, The Bank of New York Mellon Corporation (“Newco”) (the “Merger”), and each share of common stock, par value $7.50 per share, of BNY (“BNY Common Stock”) shall be converted into the right to receive 0.9434 shares of common stock, par value $[•] per share, of Newco (“Newco Common Stock”). I further understand that I may receive Newco Common Stock as a result of the exercise of BNY Stock Options or other similar Rights. All capitalized terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I hereby represent, warrant and covenant to Newco that in the event I receive any Newco Common Stock as a result of the Merger:

1. The Newco Common Stock to be received by me as a result of the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any BNY Stock Option, Right or other interest (all such shares and securities being referred to herein as “Restricted Securities”) will be taken for my own account, and not for others, directly or indirectly, in whole or in part, and I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Act.

2. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Restricted Securities to the extent I believed necessary with my counsel or counsel for BNY.

3. I have been advised that the issuance of Newco Common Stock to me pursuant to the Merger will be registered with the SEC under the Act. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of BNY I may be deemed to have been an affiliate of BNY and the distribution by me of Restricted Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Restricted Securities issued to me as a result of the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel in form and substance reasonably acceptable to Newco, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that Newco is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

5. I also understand that stop transfer instructions will be given to Newco’s transfer agent with respect to Restricted Securities and that there will be placed on the certificates for Restricted Securities issued to me, or securities issued in substitution therefor, a legend stating in substance:

“The shares represented by this certificate (a) were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies and (b) may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under such Act, (2) in conformity

3-B-1

with the volume and other limitations of Rule 145 under such Act, or (3) in accordance with a legal opinion in form and substance reasonably acceptable to The Bank of New York Mellon Corporation that such sale or transfer is otherwise exempt from the registration requirements of such Act.”

6. I understand and agree that, unless the transfer by me of my Restricted Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Newco reserves the right, in its sole discretion, to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

7. I understand and agree that the legends set forth in paragraphs (5) and (6) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Newco’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply (A) upon my request, if one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Newco; (B) upon my request, if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Effective Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Newco; or (C) I have delivered to Newco (i) a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Newco, or other evidence reasonably satisfactory to Newco to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) evidence or representations reasonably satisfactory to Newco that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 or pursuant to an effective registration under the Act.

8. By executing this letter, without limiting or abrogating the agreements that I have made as set forth above, I am not admitting that I am an “affiliate” of BNY as described in the first paragraph of this letter or waiving any rights I may have to object to any claim that I am such an “affiliate” on or after the date of this letter.

9. I understand and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest (the “Affiliated Persons”). I will cause the Affiliated Persons to comply with the terms of this Letter Agreement as if a party hereto.

10. This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

11. This Letter Agreement shall be governed by the Laws of the State of New York.

Very truly yours,

Name:

3-B-2

Exhibit 4

Thomas Renyi, Executive Chairman* Steven Elliott, Co-Head, Integration* Donald Monks, Co-Head, Integration* Lisa Peters, Human Resources* Mark Musi, Compliance Jim Vallone, Audit**
Robert Kelly, CEO*

Gerald Hassell, President*

Bruce Van Saun, CFO*

Ronald O’Hanley, CEO, Asset
  Management*

Jonathan Little, Asset
  Management/Distribution*

David Lamere, CEO, Wealth
  Management*

Todd Gibbons, Risk*

Carl Krasik, General Counsel*

Gerald Hassell, President*

Donald Monks, CAO, Head of
  Operations and Technology*

Kurt Woetzel, Chief Information
  Officer*

Brian Rogan, Issuer,
  Treasury and Clearing Services*

Karen Peetz, Corporate Trust*

Timothy Keaney, Co-Head, Asset
  Servicing*

James Palermo, Co-Head, Asset
  Servicing*

Torry Berntsen, Client Management*
  Richard Brueckner, CEO,
  Pershing*

*	Member of Executive Committee

**	Direct reporting line to Audit Committee of the Board.

Thomas Renyi to retire as Chairman and from the Board of Directors 18 months following the close, at which time Robert Kelly will succeed him as Chairman of the Board. Steven Elliott to resign from the Board in conjunction with Thomas Renyi’s retirement.

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ANNEX B

STOCK OPTION AGREEMENT
BETWEEN
MELLON FINANCIAL CORPORATION
AND
THE BANK OF NEW YORK COMPANY, INC.
DATED DECEMBER 3, 2006

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN
RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS
UNDER THE SECURITIES ACT OF 1933

STOCK OPTION AGREEMENT, dated December 3, 2006, (this ‘‘Agreement”), between Mellon Financial Corporation, a Pennsylvania corporation (“Issuer”), and The Bank of New York Company, Inc., a New York corporation (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), providing for the mergers of Grantee and Issuer into a newly-formed holding company to be named The Bank of New York Mellon Corporation (“Newco”), which agreement has been executed and delivered by the parties hereto simultaneously with this Agreement;

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

WHEREAS, as a condition to Issuer’s grant of the Option and as consideration therefor, Grantee is entering into the Merger Agreement and simultaneously the Grantee is issuing the Issuer an option (the “Reciprocal Option”) pursuant to a Stock Option Agreement in the form attached to the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. Grant of Option.  (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 82,641,656 fully paid and nonassessable shares of Issuer’s Common Stock, par value $0.50 per share (“Common Stock”), at a price of the lesser (i) $40.05 per share and (ii) the closing sale price of the Common Stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the exercise date as reported by The Wall Street Journal or, if not reported therein, in another authoritative source (the “Option Price”; provided, however, that if the Option Price is being calculated for purposes of a repurchase pursuant to Section 7, the date referred to in clause (ii) shall be the trading day immediately preceding such repurchase date); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. If Issuer adopts a shareholder protection rights plan or similar agreement, Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under such agreement.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. Exercise.  (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 180 days following such Subsequent Triggering Event.

(b) Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 7.1(e) or pursuant to Section 7.1(b) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(b) is non-intentional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; and (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(e) or pursuant to Section 7.1(b) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(b) is non-intentional) of the Merger Agreement.

(c) The term “Holder” shall mean the holder or holders of the Option.

(d) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction involving the Issuer or any of its Subsidiaries with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or of any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and that involves only the Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction or have filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer;

(vi) After the receipt by Issuer or its shareholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as hereinafter defined); or

(vii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(e) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring on or after the date hereof:

(i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(f) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(g) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(h) At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that the failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(i) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(j) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law.

(k) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3. Covenants of Issuer.  Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) that it will promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; (iv) that it will promptly take all action provided herein to protect the rights of the Holder against dilution, and (v) that it will, in the event that it adopts a shareholder protection rights plan or similar agreement after the date hereof, cause such plan or agreement to provide that any exercise of Grantee’s rights hereunder shall not result in any triggering event under any such plan or agreement.

4. Exchange and Division of Option.  This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder, in which event, the “Maximum Profit” in each agreement resulting from such exchange shall be allocated among the several agreements in proportion to the number of Option Shares issuable pursuant thereto so that the “Maximum Profit” for all such agreements shall equal $825,000,000, and (ii) such other adjustments, if any, shall be made as are necessary to preserve the overall economic impact and intent of this Agreement (including Section 16 hereof). The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged, and the term “Grantee”, with respect to any such Stock Option Agreement and related Option, shall include the Holder of such Option resulting from such exchange. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5. Certain Adjustments.  In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or distributions on or in respect of the Common Stock that would cause an adjustment to the number of shares of Newco Common Stock that each share of BNY Common Stock shall represent the right to receive upon conversion under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6. Registration Rights.  Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer’s attorneys’ fees, printing costs and filing fees, except for the fees and disbursements of Grantee’s counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. Repurchase.  (a) In the event of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately after the Repurchase Event at a price (the ‘‘Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days after the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately after such request from the Owner such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares to the full extent requested by the Holder or Owner, as the case may be, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, to said full extent (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d) For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred upon the consummation of (i) a merger, consolidation, reorganization or other transaction involving Issuer or any of its Subsidiaries as a result of which the holders of the Issuer Common Stock prior to such transaction (by virtue of their ownership of such stock) cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction (or, if applicable, the ultimate parent thereof), (ii) any sale of more than 50% of the consolidated assets (including stock of its Subsidiaries) of Issuer and its Subsidiaries, taken as a whole, or (iii) any issuance or sale of, or tender or exchange offer for, voting securities of Issuer resulting in the ownership by any Person of more than 50% of the total voting power of Issuer (unless the stockholders of Issuer immediately prior to such transaction would own in the aggregate more than 50% of such acquiring Person).

8. Substitute Option.  (a) In the event that, prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b) The following terms have the meanings indicated:

(A) ‘‘Acquiring Corporation” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B) ‘‘Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(C) ‘‘Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(D) ‘‘Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(c) The Substitute Option shall have the same terms as the Option, provided that (1) the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8 and the repurchase rights relating thereto shall be as set forth in Section 9, (2) if a Subsequent Trigger Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Subsequent Triggering Event and (3) if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the ‘‘Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Acquiring Corporation.

(f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder without limitation or qualification whatsoever.

9. Repurchase of the Substitute Option and Substitute Shares.  (a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”) delivered prior to any Exercise Termination Event with respect to the Substitute Option, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the ‘‘Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the ‘‘Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term ‘‘Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the

Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or to the full extent requested by the Holder or Owner, as the case may be, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, to said full extent (and the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing.

10. Extensions of Periods Under Certain Circumstances.  The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7, 8, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an Order that prohibits or delays exercise of such right.

11. Representations and Warranties of the Issuer.  Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of

Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) The Board of Directors of Issuer has duly approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions Sections 2538 through 2588 inclusive of the Pennsylvania Business Corporation Law and, to the knowledge of Issuer, any similar Takeover Statutes.

12. Representations and Warranties of the Grantee.  Grantee hereby represents and warrants to Issuer that:

(a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13. Assignment.  Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee or its transferee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board. Upon any such assignment, the transferee shall be deemed to be the “Grantee” for purposes of the Option so transferred and any partial transfer shall be effected by an exchange of the Option in accordance with Section 4 hereof.

14. Filings, Etc.  Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA, and, to the extent applicable (in Grantee’s opinion) state banking authorities, for approval to acquire the shares issuable hereunder.

15. Surrender of Option and Option Shares.  (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by

Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The ‘‘Surrender Price” shall be equal to (i) $725,000,000 plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16. Maximum Profit.  (a) Notwithstanding any provision of this Agreement, in no event shall Grantee’s Total Profit (as defined in Section 16(c)) exceed $825,000,000 (the “Maximum Profit”), and, if the Total Profit would otherwise exceed such amount, Grantee, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing (which combination shall be at Grantee’s sole election), so that Grantee’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

(b) Notwithstanding any provision of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

(c) As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or any Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee’s aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 or upon the surrender of the Option and/or any Option Shares pursuant to Section 15 (net in the case of Option Shares or Substitute Option Shares of the Owner’s or Substitute Share Owner’s aggregate purchase price therefor), plus (3) all equivalent amounts with respect to the Substitute Option, minus (4) the amount of any cash previously paid or the fair market value of any Common Stock or Substitute Common Stock previously surrendered for cancellation, in each case pursuant to Section 16(a).

(d) As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 16(a). For purposes of this Section 16, the term Grantee will include all Holders and transactions by any affiliate transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

17. Remedies.  The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18. Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19. Notices.  All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

21. Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22. Expenses.  Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23. Entire Agreement; Third-Party Rights.  Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24. Capitalized Terms.  Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

MELLON FINANCIAL CORPORATION
(Issuer)

By:	/s/ Robert P. Kelly
Name:    Robert P. Kelly

Title:	Chairman, President and
Chief Executive Officer

THE BANK OF NEW YORK COMPANY, INC.
(Grantee)

By:	/s/ Thomas A. Renyi
Name:    Thomas A. Renyi

Title:	Chairman and Chief Executive Officer

ANNEX C

STOCK OPTION AGREEMENT
BETWEEN
THE BANK OF NEW YORK COMPANY, INC.
AND
MELLON FINANCIAL CORPORATION
DATED DECEMBER 3, 2006

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN
RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS
UNDER THE SECURITIES ACT OF 1933

STOCK OPTION AGREEMENT, dated December 3, 2006, (this ‘‘Agreement”), between The Bank of New York Company, Inc., a New York corporation (“Issuer”), and Mellon Financial Corporation, a Pennsylvania corporation (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), providing for the mergers of Grantee and Issuer into a newly-formed holding company to be named The Bank of New York Mellon Corporation (“Newco”), which agreement has been executed and delivered by the parties hereto simultaneously with this Agreement;

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

WHEREAS, as a condition to Issuer’s grant of the Option and as consideration therefor, Grantee is entering into the Merger Agreement and simultaneously the Grantee is issuing the Issuer an option (the “Reciprocal Option”) pursuant to a Stock Option Agreement in the form attached to the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. Grant of Option.  (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 149,621,546 fully paid and nonassessable shares of Issuer’s Common Stock, par value $7.50 per share (“Common Stock”), at a price of the lesser (i) $35.48 per share and (ii) the closing sale price of the Common Stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the exercise date as reported by The Wall Street Journal or, if not reported therein, in another authoritative source (the “Option Price”; provided, however, that if the Option Price is being calculated for purposes of a repurchase pursuant to Section 7, the date referred to in clause (ii) shall be the trading day immediately preceding such repurchase date); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. If Issuer adopts a shareholder protection rights plan or similar agreement, Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under such agreement.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. Exercise.  (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 180 days following such Subsequent Triggering Event.

(b) Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 7.1(e) or pursuant to Section 7.1(b) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(b) is non-intentional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; and (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(e) or pursuant to Section 7.1(b) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.1(b) is non-intentional) of the Merger Agreement.

(c) The term “Holder” shall mean the holder or holders of the Option.

(d) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction involving the Issuer or any of its Subsidiaries with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or of any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and that involves only the Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction or have filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer;

(vi) After the receipt by Issuer or its shareholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as hereinafter defined); or

(vii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(e) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring on or after the date hereof:

(i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(f) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(g) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(h) At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that the failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(i) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(j) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law.

(k) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3. Covenants of Issuer.  Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) that it will promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; (iv) that it will promptly take all action provided herein to protect the rights of the Holder against dilution, and (v) that it will, in the event that it adopts a shareholder protection rights plan or similar agreement after the date hereof, cause such plan or agreement to provide that any exercise of Grantee’s rights hereunder shall not result in any triggering event under any such plan or agreement.

4. Exchange and Division of Option.  This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder, in which event, the “Maximum Profit” in each agreement resulting from such exchange shall be allocated among the several agreements in proportion to the number of Option Shares issuable pursuant thereto so that the “Maximum Profit” for all such agreements shall equal $1,300,000,000, and (ii) such other adjustments, if any, shall be made as are necessary to preserve the overall economic impact and intent of this Agreement (including Section 16 hereof). The terms “Agreement” and ‘‘Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged, and the term “Grantee”, with respect to any such Stock Option Agreement and related Option, shall include the Holder of such Option resulting from such exchange. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5. Certain Adjustments.  In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or distributions on or in respect of the Common Stock that would cause an adjustment to the number of shares of Newco Common Stock that each share of Mellon Common Stock shall represent the right to receive upon conversion under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6. Registration Rights.  Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer’s attorneys’ fees, printing costs and filing fees, except for the fees and disbursements of Grantee’s counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. Repurchase.  (a) In the event of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately after the Repurchase Event at a price (the ‘‘Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days after the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately after such request from the Owner such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares to the full extent requested by the Holder or Owner, as the case may be, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, to said full extent (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d) For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred upon the consummation of (i) a merger, consolidation, reorganization or other transaction involving Issuer or any of its Subsidiaries as a result of which the holders of the Issuer Common Stock prior to such transaction (by virtue of their ownership of such stock) cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction (or, if applicable, the ultimate parent thereof), (ii) any sale of more than 50% of the consolidated assets (including stock of its Subsidiaries) of Issuer and its Subsidiaries, taken as a whole, or (iii) any issuance or sale of, or tender or exchange offer for, voting securities of Issuer resulting in the ownership by any Person of more than 50% of the total voting power of Issuer (unless the stockholders of Issuer immediately prior to such transaction would own in the aggregate more than 50% of such acquiring Person).

8. Substitute Option.  (a) In the event that, prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b) The following terms have the meanings indicated:

(A) ‘‘Acquiring Corporation” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B) ‘‘Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(C) ‘‘Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the

Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(D) ‘‘Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(c) The Substitute Option shall have the same terms as the Option, provided that (1) the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8 and the repurchase rights relating thereto shall be as set forth in Section 9, (2) if a Subsequent Trigger Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Subsequent Triggering Event and (3) if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Acquiring Corporation.

(f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder without limitation or qualification whatsoever.

9. Repurchase of the Substitute Option and Substitute Shares.  (a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”) delivered prior to any Exercise Termination Event with respect to the Substitute Option, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the ‘‘Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the ‘‘Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term ‘‘Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or to the full extent requested by the Holder or Owner, as the case may be, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, to said full extent (and the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing.

10. Extensions of Periods Under Certain Circumstances.  The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7, 8, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an Order that prohibits or delays exercise of such right.

11. Representations and Warranties of the Issuer.  Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) The Board of Directors of Issuer has duly approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions Section 912 of the New York Business Corporation Law and, to the knowledge of Issuer, any similar Takeover Statutes.

12. Representations and Warranties of the Grantee.  Grantee hereby represents and warrants to Issuer that:

(a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13. Assignment.  Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee or its transferee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board. Upon any such assignment, the transferee shall be deemed to be the “Grantee” for purposes of the Option so transferred and any partial transfer shall be effected by an exchange of the Option in accordance with Section 4 hereof.

14. Filings, Etc.  Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA, and, to the extent applicable (in Grantee’s opinion) state banking authorities, for approval to acquire the shares issuable hereunder.

15. Surrender of Option and Option Shares.  (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The ‘‘Surrender Price” shall be equal to (i) $1,150,000,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16. Maximum Profit.  (a) Notwithstanding any provision of this Agreement, in no event shall Grantee’s Total Profit (as defined in Section 16(c)) exceed $1,300,000,000 (the “Maximum Profit”), and, if the Total Profit would otherwise exceed such amount, Grantee, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing (which combination shall be at Grantee’s sole election), so that Grantee’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

(b) Notwithstanding any provision of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

(c) As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or any Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee’s aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 or upon the surrender of the Option and/or any Option Shares pursuant to Section 15 (net in the case of Option Shares or Substitute Option Shares of the Owner’s or Substitute Share Owner’s aggregate purchase price therefor), plus (3) all equivalent amounts with respect to the Substitute Option, minus (4) the amount of any cash previously paid or the fair market value of any Common Stock or Substitute Common Stock previously surrendered for cancellation, in each case pursuant to Section 16(a).

(d) As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 16(a). For purposes of this Section 16, the term Grantee will include all Holders and transactions by any affiliate transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

17. Remedies.  The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18. Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19. Notices.  All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

21. Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22. Expenses.  Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23. Entire Agreement; Third-Party Rights.  Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24. Capitalized Terms.  Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

THE BANK OF NEW YORK COMPANY, INC.
(Issuer)

By:	/s/ Thomas A. Renyi
Name:    Thomas A. Renyi

Title:	Chairman and Chief Executive Officer

MELLON FINANCIAL CORPORATION
(Grantee)

By:	/s/ Robert P. Kelly
Name:    Robert P. Kelly

Title:	Chairman, President and
Chief Executive Officer

ANNEX D
Goldman, Sachs & Co.  85 Broad Street  New York, New York 10004
Tel: 212-902-1000  Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 3, 2006

Board of Directors
The Bank of New York Company, Inc.
One Wall Street
New York, NY 10286

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $7.50 per share (the “Shares”), of The Bank of New York Company, Inc. (the “Company”) of the exchange ratio of 0.9434 shares of common stock of The Bank of New York Mellon Corporation (“Newco”) to be received for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated December 3, 2006 (the “Agreement”), between the Company and Mellon Financial Corporation (“Mellon”). Pursuant to the Agreement, Newco will be organized by the Company and Mellon, and each of the Company and Mellon will initially own one share of Newco’s common stock (the “Newco Common Stock”). Following Newco’s organization, the Company will merge with and into Newco, with Newco as the surviving corporation, and immediately thereafter Mellon will merge with and into Newco, with Newco as the surviving corporation. In connection therewith, (i) each Share will be converted into the right to receive 0.9434 shares of Newco Common Stock and (ii) each share of common stock, par value $0.50 per share (the “Mellon Common Stock”), of Mellon will be converted into the right to receive one share of Newco Common Stock.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as sole manager with respect to the public offering of the Company’s Floating Rate CDs due in 2009 (aggregate principal amount $400,000,000) in October 2004; as sole manager with respect to the public offering of the Company’s Extendible Notes due in 2015 (aggregate principal amount $600,000,000) in March 2005; as lead manager with respect to the public offering of the Company’s 4.95% 10 Year Subordinated Notes (aggregate principal amount $500,000,000) in March 2005; as sole manager with respect to the public offering of the Company’s Floating Rate CDs due in 2010 (aggregate principal amount $400,000,000) in April 2005; as co-manager with respect to the Company’s medium term note program (aggregate principal amount $1,000,000,000) in May 2005; as sole manager with respect to the public offering of the Company’s Floating Rate CDs due in 2007 (aggregate principal amount $600,000,000) in November 2005; as financial advisor in connection with the swap of the Company’s retail banking business in exchange for JPMorgan Chase’s corporate trust business announced in April 2006; and as joint book runner with respect to the public offering of the Company’s medium term note program (aggregate principal amount $500,000,000) in November 2006. We have provided certain investment banking services to Mellon from time to time, including having acted as co-manager with respect to the public offering of Mellon’s 3.25% 5 Year Senior Notes (aggregate principal amount $300,000,000) in March 2004 and as sole manager with respect to the public offering of Mellon’s 5.45% 10 Year Subordinated Notes (aggregate principal amount $250,000,000) in March 2006. We also may provide investment banking services to the Company, Mellon and Newco in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Mellon and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Mellon for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Mellon for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Mellon; certain other communications from the Company and Mellon to their respective stockholders; certain internal financial information for the Company and Mellon prepared by their respective managements; certain publicly available research analyst reports with respect to the future financial performance of the Company and Mellon, which we discussed with the senior managements of the Company and Mellon and which you instructed us to use for purposes of our opinion; and certain cost savings and operating synergies projected by the managements of the Company and Mellon to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Mellon regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies and Newco. In addition, we have reviewed the reported price and trading activity for the Shares and shares of Mellon Common Stock, compared certain financial and stock market information for the Company and Mellon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Mellon. We also have assumed that all governmental, regulatory or other consents and approvals that are required in connection with the Transaction will be obtained without any adverse effect on the Company or Mellon or on the expected benefits of the Transaction in any way meaningful to our analysis. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Mellon or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of Newco Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX E-1

[LETTERHEAD OF UBS SECURITIES LLC]

December 3, 2006

The Board of Directors
Mellon Financial Corporation
One Mellon Center
500 Grant Street
Pittsburgh, Pennsylvania 15258

Dear Members of the Board:

We understand that Mellon Financial Corporation, a Pennsylvania corporation (“Mellon”), is considering a transaction whereby The Bank of New York Company, Inc., a New York corporation (“BNY”), will merge with and into The Bank of New York Mellon Corporation, a Delaware corporation and newly-formed wholly owned subsidiary of Mellon and BNY (“Newco”), and Mellon will merge with and into Newco, with Newco as the surviving corporation (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 3, 2006 (the “Merger Agreement”), between Mellon and BNY, each outstanding share of the common stock, par value $7.50 per share, of BNY (“BNY Common Stock”) will be converted into the right to receive 0.9434 of a share of the common stock of Newco (“Newco Common Stock”), and each outstanding share of the common stock, par value $0.50 per share, of Mellon (“Mellon Common Stock”) will be converted into the right to receive 1.0 (the “Mellon Exchange Ratio”) share of Newco Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to holders of Mellon Common Stock of the Mellon Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Mellon in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS and its affiliates in the past have provided and currently are providing services to Mellon and BNY unrelated to the proposed Transaction, for which UBS and such affiliates have received and expect to receive compensation. Mellon, BNY and/or certain of their respective affiliates also provide UBS and its affiliates with services in the ordinary course of business, for which UBS and its affiliates pay fees. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Mellon and BNY and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Mellon or Mellon’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Mellon Exchange Ratio to the extent expressly specified herein, of the Merger Agreement or the form of the Transaction. We express no opinion as to what the value of Newco Common Stock will be when issued pursuant to the Transaction or the prices at which Mellon Common Stock, BNY Common Stock or Newco Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) Mellon and BNY will comply with all material terms of the Merger Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Mellon, BNY, Newco or the Transaction. We were not authorized to, and did not, solicit indications of interest in a business combination with Mellon from any party.

E-1-1

The Board of Directors
Mellon Financial Corporation
December 3, 2006

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Mellon and BNY that were reviewed and discussed with us by the managements of Mellon and BNY, including publicly available financial forecasts and estimates for calendar years 2006 and 2007 and publicly available long-term earnings growth rate estimates; (ii) reviewed and discussed with the managements of Mellon and BNY financial forecasts and estimates for Mellon and BNY for calendar years 2008 through 2012 that were extrapolated as directed by the managements of Mellon and BNY from the publicly available financial forecasts and estimates for calendar years 2006 and 2007, using publicly available long-term earnings growth rate estimates and other estimates and assumptions with respect to Mellon and BNY provided to or reviewed with us by the managements of Mellon and BNY; (iii) reviewed certain estimates of synergies prepared by the managements of Mellon and BNY that were provided to or reviewed with us by the managements of Mellon and BNY and not publicly available; (iv) considered certain potential pro forma effects of the Transaction on Mellon’s and BNY’s combined financial statements relative to Mellon’s financial statements on a standalone basis; (v) conducted discussions with members of the senior managements of Mellon and BNY concerning the businesses and financial prospects of Mellon and BNY; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) reviewed the publicly available financial and other terms of certain transactions in the financial services industry; (viii) reviewed current and historical market prices of Mellon Common Stock and BNY Common Stock; (ix) reviewed the Merger Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mellon or BNY, nor have we been furnished with any such evaluation or appraisal. In connection with our analyses, we were directed by the managements of Mellon and BNY to utilize the publicly available financial forecasts and estimates and the extrapolated financial forecasts and estimates relating to Mellon and BNY referred to above. With respect to the publicly available financial forecasts and estimates, extrapolated financial forecasts and estimates and pro forma effects referred to above, we were advised by the managements of Mellon and BNY and we have assumed, at your direction, that they are a reasonable basis on which to evaluate both the future performance of Mellon and BNY and such pro forma effects, and are appropriate for us to utilize in our analyses. With respect to the estimates of synergies prepared by the managements of Mellon and BNY referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Mellon and BNY as to such synergies. In addition, we have assumed, with your approval, that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We are not experts in the evaluation of loan or lease portfolios or allowances for losses with respect thereto, have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised and therefore have assumed that such allowances for Mellon and BNY are, and on a pro forma basis will be, in the aggregate adequate to cover such losses. We have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Mellon Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to holders of Mellon Common Stock.

E-1-2

The Board of Directors
Mellon Financial Corporation
December 3, 2006

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

E-1-3

ANNEX E-2

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

December 3, 2006

The Board of Directors
Mellon Financial Corporation
One Mellon Center
500 Grant Street
Pittsburgh, Pennsylvania 15258

Dear Members of the Board:

We understand that Mellon Financial Corporation, a Pennsylvania corporation (“Mellon”), and The Bank of New York Company, Inc., a New York corporation (“BNY”), is considering entering into an Agreement and Plan of Merger, dated as of December 3, 2006 (the “Agreement”), which provides, among other things, for the merger of BNY with and into The Bank of New York Mellon Corporation, a Delaware corporation and newly-formed wholly owned subsidiary of Mellon and BNY (“Newco”), and the merger of Mellon with and into Newco, with Newco as the surviving corporation (the “Transaction”). Pursuant to the Transaction, each outstanding share of the common stock, par value $7.50 per share, of BNY (“BNY Common Stock”), will be converted into the right to receive 0.9434 of a share of the common stock of Newco (“Newco Common Stock”), and each outstanding share of the common stock, par value $0.50 per share, of Mellon (“Mellon Common Stock”), will be converted into the right to receive 1.0 (the “Mellon Exchange Ratio”) share of Newco Common Stock, in each case other than shares held by Mellon, BNY or Newco, which shares will be cancelled (except for shares which are held in trust, managed, custodial, nominee or similar accounts, held by mutual funds or other pooled investment vehicles or in a similar capacity or held as a result of debts previously contracted). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Mellon Common Stock of the Mellon Exchange Ratio provided for pursuant to the Agreement.

In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the Agreement;

(ii) Analyzed certain publicly available historical business and financial information relating to Mellon and BNY, respectively;

(iii) Reviewed and discussed with the managements of Mellon and BNY (a) certain publicly available financial forecasts, estimates and other data relating to Mellon and BNY, respectively, including publicly available financial forecasts and estimates for calendar years 2006 and 2007 and publicly available long-term earnings growth rate estimates, and (b) financial forecasts and estimates for Mellon and BNY for calendar years 2008 through 2012 that were extrapolated as directed by the managements of Mellon and BNY from the publicly available financial forecasts and estimates for calendar years 2006 and 2007, using publicly available long-term earnings growth rate estimates and other estimates and assumptions with respect to Mellon and BNY provided to or reviewed with us by the managements of Mellon and BNY;

(iv) Reviewed the projected synergies and other strategic, financial and operational benefits, including the amount and timing thereof, anticipated by the managements of Mellon and BNY to be realized by Newco following the Transaction;

(v) Held discussions with members of the senior managements of Mellon and BNY with respect to the businesses and prospects of Mellon and BNY, respectively;

(vi) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the businesses of Mellon and BNY;

E-2-1

The Board of Directors
Mellon Financial Corporation
December 3, 2006

(vii) Reviewed the financial and other transaction terms of certain business combination transactions in the financial services industry (although we did not utilize such transactions or related information for purposes of our financial analysis given, among other things, the differences between the business composition of the companies involved in such transactions and that of Mellon and BNY);

(viii) Reviewed historical stock prices and trading volumes of Mellon Common Stock and BNY Common Stock;

(ix) Considered certain potential pro forma effects of the Transaction on Mellon’s and BNY’s combined financial statements relative to Mellon’s financial statements on a standalone basis; and

(x) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information. We have not conducted any independent valuation or appraisal of any individual credit files, assets or liabilities (including, without limitation, any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), contingent or otherwise, of Mellon or BNY, or concerning the solvency or fair value of Mellon or BNY, and we have not been furnished with any such valuation or appraisal. In connection with our analyses, we were directed by the managements of Mellon and BNY to utilize the publicly available and the extrapolated financial forecasts and estimates referred to above. With respect to such financial forecasts and estimates, we have assumed, at the direction of Mellon and BNY, that they are a reasonable basis upon which to evaluate the future financial performance of Mellon, BNY and the combined company, respectively, and are appropriate for us to utilize in our analyses. With respect to the projected synergies and other strategic, financial and operational benefits anticipated by the managements of Mellon and BNY to be realized by Newco following the Transaction, we have assumed, at the direction of Mellon and BNY, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Mellon and BNY as to such synergies and other benefits. In addition, we have assumed, with your consent, that such financial forecasts and estimates and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to such forecasts or projections or the assumptions on which they are based. In addition, we are not experts in the evaluation of loan or lease portfolios or the allowances for losses with respect thereto, and, accordingly, we have assumed, with your consent, that such allowances for losses for Mellon, BNY or any of their respective subsidiaries are, and on a pro forma basis will be, in the aggregate adequate to cover such losses.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which Mellon Common Stock or BNY Common Stock will trade at any time subsequent to the announcement of the Transaction or the prices at which Newco Common Stock will trade at any time subsequent to the consummation of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions by Mellon or BNY. We also have assumed that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Mellon, BNY, Newco or the Transaction. We further have assumed that the representations and warranties of Mellon and BNY contained in the Agreement are true and that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Mellon and BNY obtained such advice as each deemed necessary from qualified professionals.

E-2-2

The Board of Directors
Mellon Financial Corporation
December 3, 2006

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Mellon in connection with the Transaction and will receive a fee for our services, a portion of which was payable upon our engagement, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is payable upon the closing of the Transaction. We in the past have provided investment banking services to Mellon unrelated to the Transaction for which we have received and expect to receive customary compensation. Mellon, BNY and/or certain of their respective affiliates also provide Lazard and its affiliates with services in the ordinary course of business, for which Lazard and its affiliates pay fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard), may actively trade the securities of Mellon and/or the securities of BNY for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

In rendering our opinion, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Mellon, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any other transaction or business strategy in which Mellon might engage.

Our engagement and the opinion expressed herein are for the benefit of the board of directors of Mellon and our opinion is rendered to the board of directors of Mellon in connection with its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by Mellon to engage in the Transaction and is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Mellon Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to holders of Mellon Common Stock.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Gary Parr
Gary Parr
Deputy Chairman

E-2-3

IMPORTANT

Your vote is important.   Regardless of the number of shares of common stock that you own, please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card or voting form which accompanied this joint proxy statement/prospectus.

Instructions for “Street Name” Shareholders

If you own shares of common stock in the name of a broker, bank or other nominee, only it can vote your shares on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this joint proxy statement/prospectus.

Please vote by proxy, telephone or via the Internet at your earliest convenience.

If you have any questions or need assistance in voting your shares, please call:

If you are a Bank of New York shareholder:	If you are a Mellon shareholder:
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 (800) 578-5378 (toll-free) or (212) 269-5550 (call collect)	Mellon Investor Services LLC 480 Washington Boulevard Jersey City, New Jersey 07310 (877) 300-2900 (toll-free) or (201) 680-5285 (call collect)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Newco’s amended and restated certificate of incorporation will provide that each person who is made or threatened to be made party to a suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Newco, or is or was serving at the request of Newco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by Newco to the fullest extent permitted by the Delaware General Corporation Law, or DGCL, or by another applicable law. Newco’s amended and restated certificate of incorporation will also permit Newco to maintain insurance to protect itself and any director, officer, employee or agent against any liability or expenses asserted or incurred by such persons in connection with any such suit or proceeding. In addition, Newco’s certificate of incorporation provides, and its amended and restated certificate of incorporation will provide, that no director shall be personally liable to Newco or Newco’s stockholders for monetary damages arising out of a breach of fiduciary duty, except for:

•	any breach of the director’s duty of loyalty to Newco or Newco’s stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	breaches under Section 174 of the DGCL, or

•	any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that no such indemnification of directors, officers, employees or agents may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 21.	Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Amended and Restated Agreement and Plan of Merger, dated December 3, 2006, amended and restated as of February 23, 2007, and as further amended and restated as of March 30, 2007 by and between Mellon Financial Corporation, The Bank of New York Company, Inc. and The Bank of New York Mellon Corporation (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)
3	.1(a)	Certificate of Incorporation of The Bank of New York Mellon Corporation*

Exhibit
Number		Description

3	.1(b)	Amended and Restated Certificate of Incorporation of The Bank of New York Mellon Corporation (included as Exhibit 2-A to Annex A to the joint proxy statement/prospectus contained in this registration statement)
3.2		Bylaws of The Bank of New York Mellon Corporation (included as Exhibit 2-B to Annex A to the joint proxy statement/prospectus contained in this registration statement)
4.1		Form of Certificate of Common Stock of The Bank of New York Mellon Corporation*
5.1		Opinion of Sullivan & Cromwell LLP
8.1		Opinion of Sullivan & Cromwell LLP
8.2		Opinion of Simpson Thacher & Bartlett LLP
23.1		Consent of Ernst & Young LLP
23.2		Consent of KPMG LLP
23.3		Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)
23.4		Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 8.1 to this registration statement)
23.5		Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)
24.1		Power of Attorney*
99.1		Consent of Goldman, Sachs & Co.
99.2		Consent of UBS Securities LLC*
99.3		Consent of Lazard Frères & Co. LLC*
99.4		Form of Proxy Card of The Bank of New York Company, Inc.
99.5		Form of Proxy Cards of Mellon Financial Corporation
99.6		Consent of Thomas A. Renyi*
99.7		Consent of Gerald L. Hassell*

*	Previously filed

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Bank of New York Mellon Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 16, 2007.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ ROBERT P. KELLY
Robert P. Kelly
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert P. Kelly	Chief Executive Officer (Principal Executive Officer)	April 16, 2007

* Bruce Van Saun	Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2007

* Steven G. Elliott	Director	April 16, 2007

* Donald R. Monks	Director	April 16, 2007

* Carl Krasik, by signing his name hereto, does sign this document on behalf of the above-noted individuals, pursuant to power of attorney duly executed by such individuals which has been filed as an exhibit to this registration statement.

/s/  CARL KRASIK
Name: Carl Krasik
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Amended and Restated Agreement and Plan of Merger, dated December 3, 2006, amended and restated as of February 23, 2007, and as further amended and restated as of March 30, 2007 by and between Mellon Financial Corporation and The Bank of New York Company, Inc. and The Bank of New York Mellon Corporation (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)
3	.1(a)	Certificate of Incorporation of The Bank of New York Mellon Corporation*
3	.1(b)	Amended and Restated Certificate of Incorporation of The Bank of New York Mellon Corporation (included as Exhibit 2-A to Annex A to the joint proxy statement/prospectus contained in this registration statement)
3.2		Bylaws of The Bank of New York Mellon Corporation (included as Exhibit 2-B to Annex A to the joint proxy statement/prospectus contained in this registration statement)
4.1		Form of Certificate of Common Stock of The Bank of New York Mellon Corporation*
5.1		Opinion of Sullivan & Cromwell LLP
8.1		Opinion of Sullivan & Cromwell LLP
8.2		Opinion of Simpson Thacher & Bartlett LLP
23.1		Consent of Ernst & Young LLP
23.2		Consent of KPMG LLP
23.3		Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)
23.4		Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 8.1 to this registration statement)
23.5		Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)
24.1		Power of Attorney*
99.1		Consent of Goldman, Sachs & Co.
99.2		Consent of UBS Securities LLC*
99.3		Consent of Lazard Frères & Co. LLC*
99.4		Form of Proxy Card of The Bank of New York Company, Inc.
99.5		Form of Proxy Cards of Mellon Financial Corporation
99.6		Consent of Thomas A. Renyi*
99.7		Consent of Gerald L. Hassell*

*	Previously filed